Filed Pursuant to Rule 424(b)(4)
Registration No. 333-252617

P R O S P E C T U S

6,500,000 Shares

CuriosityStream Inc.

Common Stock

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We are offering 6,500,000 shares of our Common Stock, par value $0.0001 per share (“Common Stock”).

Our Common Stock trades on The Nasdaq Capital Market (the “NASDAQ”) under the symbol “CURI.” On February 3, 2021, the last reported sale price of our Common Stock was $15.80 per share.

We are a “controlled company” within the meaning of the NASDAQ rules.

At our request, the underwriters will allocate for sale, at the public offering price, up to $5.0 million of shares of our common stock in this offering to John Hendricks and his affiliates. We do not know if Mr. Hendricks will choose to purchase all or any portion of the allocated shares but the number of shares of our common stock available for sale to the general public will be reduced to the extent these persons purchase the allocated shares. Any shares of our common stock that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of our common stock offered by this prospectus.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 11 of this prospectus.

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	Per Share	Total
Public offering price	$13.50	$87,750,000
Underwriting discounts and commissions(1)	$0.91125	$5,923,125
Proceeds, before expenses, to us	$12.58875	$81,826,875

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(1)      See “Underwriting” beginning on page 117 for additional information regarding underwriting compensation.

The underwriters may also exercise their option to purchase up to an additional 975,000 shares of Common Stock from us at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of Common Stock will be ready for delivery on or about February 8, 2021.

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Bookrunner

BofA Securities

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Senior Co-Manager

Needham & Company

Co-Managers

D.A. Davidson & Co.	Roth Capital Partners	Barrington Research	The Benchmark Company

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The date of this prospectus is February 3, 2021

You should rely only on the information contained in this prospectus, any supplement to this prospectus or in any free writing prospectus, filed with the Securities and Exchange Commission. We have not authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the Securities and Exchange Commission. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

For investors outside the United States: we have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document filed with the Securities and Exchange Commission before the date of this prospectus, on the other hand, you should rely on the information in this prospectus.

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ABOUT THIS PROSPECTUS

A prospectus supplement or post-effective amendment may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement, post-effective amendment or any related free writing prospectus. See “Where You Can Find More Information.”

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

On October 14, 2020 (the “Closing Date”), CuriosityStream Inc., a Delaware corporation (formerly named Software Acquisition Group Inc.) (the “Company”), consummated the previously announced merger pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated August 10, 2020, by and among the Company, CS Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), CuriosityStream Operating Inc., a Delaware corporation (formerly named CuriosityStream Inc.) (“Legacy CuriosityStream”), and Hendricks Factual Media LLC, a Delaware limited liability company (“HFM”). The transactions contemplated by the Merger Agreement are referred to herein as the “Business Combination.”

Upon the consummation of the Business Combination, Merger Sub merged with and into Legacy CuriosityStream, with Legacy CuriosityStream surviving the merger in accordance with the Delaware General Corporation Law as a wholly-owned subsidiary of the Company (the “Merger” and, the completion of the Merger, the “Closing”). In connection with the Closing, the Company changed its name from “Software Acquisition Group Inc.” to “CuriosityStream Inc.” Unless the context otherwise requires, the “Company” refers to the registrant and its subsidiaries, including Legacy CuriosityStream, after the Closing, and “SAQN” refers to the registrant prior the Closing.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

This prospectus contains some of our trademarks, service marks and trade names, including, among others, CuriosityStream. Each one of these trademarks, service marks or trade names is either (1) our registered trademark, (2) a trademark for which we have a pending application, or (3) a trade name or service mark for which we claim common law rights. All other trademarks, trade names or service marks of any other company appearing in this prospectus belong to their respective owners. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are presented without the TM, SM and symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our respective rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

INDUSTRY AND MARKET DATA

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications and other published independent sources. Although we believe these third-party sources are reliable as of their respective dates, we have not independently verified the accuracy or completeness of this information. Some data is also based on our good faith estimates. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The Company makes certain forward-looking statements in this prospectus. All statements, other than statements of present or historical fact included in or incorporated by reference in this prospectus, regarding the Company’s future financial performance, as well as the Company’s strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. The Company cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of the Company, incident to its business.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Forward-looking statements contained in this prospectus include, but are not limited to, statements about the ability of the Company to:

•        attract and retain sponsors;

•        effectively market for online sponsorship;

•        anticipate trends in video consumption;

•        significantly increase its subscriber base and retain subscribers;

•        increase its subscriber hours

•        compete for subscribers and sponsorship spending with other content services;

•        meet future liquidity requirements and comply with restrictive covenants related to long-term indebtedness;

•        continue operating under existing laws and licensing regimes;

•        license content at favorable rates;

•        anticipate the uncertainties inherent in the development of new business lines and business strategies;

•        retain and hire necessary employees;

•        increase brand awareness;

•        expand its ecosystem with third-party and proprietary devices;

•        attract, train and retain effective officers, key employees or directors;

•        upgrade and maintain information technology systems;

•        acquire and protect intellectual property;

•        effectively respond to general economic and business conditions;

•        maintain the listing on the NASDAQ;

•        obtain additional capital, including use of the debt market;

•        enhance future operating and financial results;

•        meet international and education market expansion plans;

•        anticipate rapid technological changes;

•        comply with laws and regulations applicable to its business;

•        stay abreast of modified or new laws and regulations applying to its business, including copy-right and privacy regulation;

•        anticipate the impact of, and response to, new accounting standards;

•        respond to fluctuations in foreign currency exchange rates and political unrest and regulatory changes in international markets from various events;

•        negotiate content agreements;

•        anticipate the significance and timing of contractual obligations;

•        attain content despite continued consolidation of distribution customers and production studios;

•        effectively invest in content and marketing, including investments in original programming;

•        maintain key strategic relationships with partners and distributors;

•        anticipate member viewing patterns and other uncertainties associated with product and service development and market acceptance;

•        respond to uncertainties associated with product and service development and market acceptance;

•        anticipate the impact of new U.S. federal income tax laws, including the impact on deferred tax assets; and

•        successfully defend litigation.

As a result of a number of known and unknown risks and uncertainties, the Company’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•        the Company’s financial performance;

•        changes in the Company’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•        adverse effects that the novel coronavirus (COVID-19) may have on the Company and/or the economy in general;

•        changes in applicable laws or regulations;

•        the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors;

•        the availability of, and the Company’s ability to execute upon, any expansion plans and opportunities; and

•        other risks and uncertainties set forth in “Risk Factors.”

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CERTAIN DEFINED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us” or “our” refer to the Company and its subsidiaries unless the context requires otherwise.

In this prospectus, unless otherwise stated or unless the context otherwise requires:

“App Services” means mobile applications developed for iOS and Android operating systems;

“Board” means the board of directors of the Company.

“Bundled MVPD Business” means a broad scope of rights, including 24/7 “linear” channels, on-demand content library, mobile rights and pricing and packaging flexibility, in exchange for an annual fixed fee or fee per subscriber as part of a multi-year agreement;

“Bundled MVPD Partners” means affiliate relationships with MVPDs, broadband and wireless companies in the U.S. and international territories;

“Business Combination” means the acquisitions and transactions contemplated by the Merger Agreement;

“Bylaws” means the Amended and Restated Bylaws of CuriosityStream Inc.;

“Charter” means the Second Amended and Restated Certificate of Incorporation of CuriosityStream Inc.;

“Common Stock” means the Common Stock of the Company, par value $0.0001 per share;

“Code” means the Internal Revenue Code of 1986, as amended;

“CSR” means corporate and social responsibility;

“Legacy CuriosityStream” means CuriosityStream Operating Inc., a Delaware corporation (formerly named CuriosityStream Inc.);

“DGCL” means the General Corporation Law of the State of Delaware;

“Direct Service” or “Direct Business” means App Services together with O&O Service;

“Exchange Act” means the Securities Exchange Act of 1934, as amended;

“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect from time to time;

“IPO” means the Company’s initial public offering of Units consummated on November 22, 2019;

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended;

“LIBOR” means the London Interbank Offered Rate;

“Merger” means the merger of Legacy CuriosityStream with and into Merger Sub;

“Merger Sub” means CS Merger Sub, Inc., a Delaware corporation;

“NASDAQ” means The Nasdaq Capital Market;

“O&O Service” means our owned and operated website;

“Omnibus Incentive Plan” means our 2020 Omnibus Incentive Plan;

“Partner Direct Service” or “Partner Direct Business” means, collectively, MVPDs that include Comcast, Cox, Dish and NCTC and vMVPDs and digital distributors that include Amazon Prime Video Channels, Roku Channels, Sling TV and YouTube TV;

“PIPE” means the issuance and sale to the PIPE Investors, an aggregate of 2,500,000 shares of Common Stock for an aggregate purchase price of $25,000,000 pursuant to Subscription Agreements between the Company and the PIPE Investors;

“PIPE Warrants” means the 353,000 redeemable warrants issued to PIPE Investors in connection with our Business Combination;

“Private Placement Warrants” means the 3,676,000 redeemable warrants issued to Software Acquisition Holdings LLC in a private placement that closed concurrently with our IPO;

“Program Sales Business” means CuriosityStream’s program sales;

“Public Warrants” means the 7,475,000 redeemable warrants sold as part of the Units in the IPO;

“SAQN” means Software Acquisition Group Inc. prior to the consummation of the Business Combination;

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended;

“SEC” means the U.S. Securities and Exchange Commission;

“Securities Act” means the Securities Act of 1933, as amended;

“Sponsor” means the Company’s former sponsor, Software Acquisition Group LLC;

“Sponsorship & Advertising Business” means the Company developing integrated digital brand partnerships;

“SVoD” means subscription video on-demand;

“Transfer Agent” means Continental Stock Transfer & Trust Company;

“Trust Account” means the trust account established in connection with the IPO;

“Units” means the units of the Company, each consisting of one share of Common Stock and one-half of one Warrant of, with each such Public Warrant entitling the holder thereof to purchase one share of Common Stock at a price of $11.50 per share, subject to certain adjustments. On October 14, 2020, the Company’s Common Stock and warrants were listed on NASDAQ under the new trading symbols of “CURI” and “CURIW,” respectively, and all of the Company’s units separated into their component parts of (i) one share of Common Stock and (ii) one-half (1/2) of one warrant, and ceased trading on NASDAQ; and

“Warrants” means the Private Placement Warrants, the PIPE Warrants and Public Warrants.

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before investing in our securities, you should carefully read this entire prospectus, including the consolidated financial statements and the related notes included in this prospectus and the information set forth under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

Our Business

Created by John Hendricks, founder of the Discovery Channel and former Chairman of Discovery Communications, we are a media and entertainment company that offers premium video programming across the principal categories of factual entertainment, including science, history, society, nature, lifestyle and technology. Our mission is to provide premium factual entertainment that informs, enchants and inspires. We are seeking to meet demand for high-quality factual entertainment via SVoD platforms, as well as via bundled content licenses for SVoD and linear offerings, partner bulk sales, brand partnerships and content sales. We are well-positioned for growth as a digital-native video platform monetizing content across this broad revenue stack.

We are experiencing rapid organic growth, with year-over-year total revenue increasing approximately 93% in 2019 from 2018. In addition, our subscriber base has grown significantly, from approximately one million at the end of 2018 to approximately 13 million at September 30, 2020. Through the rapid expansion of our library of high-quality titles and by exploiting multiple channels to monetize our programming, we believe that we have achieved global leadership in factual content streaming, and are well positioned to capitalize on favorable ongoing industry trends to create value for our shareholders and other stakeholders.

Our award-winning content library features more than 3,100 nonfiction episodes, including more than 1,000 original, commissioned or co-produced documentaries, of short-form, mid-form and long-form duration with an estimated $1 billion original production value. Within the last 90 days, 100% of our library titles have been viewed by subscribers. Our films are produced, co-produced or commissioned by us, or licensed through one of our content partnerships, such as with the BBC in the U.K., NHK in Japan, ZED in France and Terra Mater in Austria. Our programs are hosted by and feature scientists, experts and celebrities such as Stephen Hawking, Sir David Attenborough and Sigourney Weaver. Our programs have already received three Emmy nominations, including an Emmy Award win for Stephen Hawking’s Favorite Places. Every title on our platform is available on-demand and, other than historical footage or classic documentaries, in high definition or 4K quality.

Our content is available directly through our O&O Service and mobile applications developed for iOS and Android operating systems (“App Services,” and, together with O&O Service, “Direct Service” or “Direct Business”). Our App Services enable access to CuriosityStream on almost every major consumer device, including streaming media players like Roku, Apple TV and Amazon Fire TV, all major smart TV brands (e.g., LG, Vizio, Samsung, Sony) and gaming consoles like Xbox. In addition, we have affiliate agreement relationships with, and our service is available directly from, MVPDs that include Comcast, Cox, Dish and NCTC and vMVPDs and digital distributors that include Amazon Prime Video Channels, Roku Channels, Sling TV and YouTube TV (collectively, “Partner Direct Service” or “Partner Direct Business”).

Our Direct Service is available in more than 175 countries to any household with a broadband connection for $2.99 per month or $19.99 per year for high definition resolution. We also provide a premium service in 4K resolution for $9.99 per month or $69.99 per year. Over 75% of Direct Service subscribers select annual subscription plans, which has reduced subscriber churn and facilitates our ability to learn and serve consumer preferences. Our blended churn rate is currently approximately 2.6%. The MVPD, vMVPD and digital distributor partners making up our Partner Direct Business pay us a revenue share or license fee for sales to individuals who subscribe to CuriosityStream via the partners’ respective platforms.

The technology associated with our Direct Business is designed to facilitate a consistent user experience across the different interface platforms and operating system applications. We provide value for both our users and ourselves through our analytics algorithm and data collection system. Leveraging our database of anonymized user preferences, ratings and behavior, we are constantly refining our content recommendation engine to suggest and serve content to our customers.

In addition to our Partner Direct Services and Businesses, we have affiliate relationships with MVPDs, broadband and wireless companies in the US and international territories (“Bundled MVPD Partners”) to whom we can offer a broad scope of rights, including 24/7 “linear” channels, our on-demand content library, mobile rights and pricing and packaging flexibility, in exchange for an annual fixed fee or fee per subscriber as part of a multi-year agreement (“Bundled MVPD Business”). The Bundled MVPD Business offers us the advantages of long-cycle and recurring revenue and the potential to access hundreds of millions of paying subscribers globally. As a young and digital-native company, we are not laden with some of the overhead costs nor over-dependent on lines of business that may hamper the growth of legacy media companies. We are consequently able to offer Bundled MVPD Partners more attractive rates than well-known conglomerates, meeting the Bundled MVPD Partners’ need to cut costs in their business without losing quantity or quality of factual content. We currently have 20 Bundled MVPD Partner agreements in 83 countries, with subtitling or dubbing in four languages in addition to English.

Between our Direct, Partner Direct and Bundled MVPD Businesses, as of September 30, 2020, we had approximately 13 million total paying subscribers.

Our Corporate & Association Partnership business to date has been comprised primarily of selling subscriptions in bulk to companies and organizations that in turn offer these subscriptions to their employees and members as an employment benefit or “gift of curiosity.” To date, over 30 companies have purchased annual subscriptions at bulk discounts for their employees. As a family-friendly and enriching service, we are well-positioned among media companies to continue to build our roster of customers in this model. We see an even bigger opportunity with corporations and associations, however, via multi-year integrated partnerships where we create and distribute content in support of these partners’ corporate and social responsibility (“CSR”) and membership initiatives.

An evolving area of opportunity is in Sponsorships & Advertising. We launched traditional spot advertising on one of our linear television networks in 2020 and expect to expand on this business in the future. These 30 and 60 second commercials are expected to deliver an increasing level of predictable and reliable revenue for the Company. An even greater opportunity exists in developing integrated digital brand partnerships (“Sponsorship & Advertising Business”). These sponsorship campaigns will offer blue chip brands the chance to be associated with CuriosityStream content in a variety of forms, including short and long form program integration, branded social media promotional videos, broadcast advertising spots, and digital display ads. We believe the impressions accumulated in these multi-faceted campaigns would roll up to verifiable metrics for the clients. We executed on two such sponsorships in 2020: one in the financial services sector as well as a brand in the health and fitness sector.

The fifth line of business in our revenue stack is program sales (“Program Sales Business”). We believe that the focus and priority of most entertainment media companies is on scripted content, so some of those companies need a reliable and efficient source for factual content. We have the opportunity to provide a turnkey, financially attractive “factual solution” to meet this business demand. We are able to sell to certain media companies a collection of our existing titles in a traditional program sales deal and are party to a multi-year, multi-million dollar program sales agreement with one such media company. We are also able to sell selected rights (such as in territories or on platforms that are lower priority for us) to content we create before we even begin production. This latter model reduces risk in our content development decisions and creates program sales revenue.

The most basic functional structure of our company thrives due to the collaboration of (1) our content team, which works with more than 150 production companies and distributors across the world to create and acquire programming, (2) our legal and finance teams, which structure and formalize agreements, (3) our creative services and content operations teams, which develop all of the marketing materials, metadata and other assets associated with a piece of content, and (4) our content operations and technology teams, which then deliver our content and services to all manner of devices and streaming platforms for our Direct, Partner Direct, Bundled MVPD and other businesses.

Our Competitive Strengths

We believe our business is driven by the following competitive strengths:

We have multiple revenue streams to support our future growth.    Each of CuriosityStream’s five distinct, complementary and growing lines of revenue monetizing content (Direct and Partner Direct, Bundled MVPD, Corporate and Association Partnerships, Sponsorship & Advertising, and Program Sales) has the potential to become a large business in and of itself. Their existence in a diversified revenue stack increases the benefits of each by de-risking investment in content and overhead, protects against periodic turns in any one area, and enables us to be nimble in exploiting unexpected opportunities through the reach of relationships and partnerships throughout media and around the world.

We are pioneers of fact-based entertainment in the high-growth SVoD market.    Digital TV Research predicts that global SVoD subscribers will reach approximately 1.2 billion by 2025, an increase of 529 million from the number of subscribers recorded as of the end of 2019. As a “digital native” business, where our initial focus was SVoD, legacy revenue streams are not a drag or barrier to avenues of growth. In addition, unlike Netflix, Amazon Prime and Hulu, which focus primarily on developing and acquiring fictional entertainment, we are well-positioned to be the most flexible provider of on-demand, premium factual entertainment in the SVoD space. Moreover, where most basic ad-supported cable networks have neglected the production of high-quality factual content in favor of reality television programs, we have a pipeline dedicated exclusively to fact-based entertainment. We believe our focus on quality and our ability to curate this type of content has produced a documentary library that is superior to and more accessible for consumers than that of potential competitors who are not exclusively focused on this category.

Our management team, with decades of individual and collective experience, has learned how to efficiently create and monetize factual content.    We were founded by industry pioneer, John Hendricks, the founder and former Chairman of Discovery Communications, who launched Discovery Channel in 1985 and expanded that company to more than 220 countries and 2.5 billion cumulative subscribers across channels, generating $5.5 billion in annual revenue by the time he stepped down in 2014. John selected Clint Stinchcomb, a media executive with more than 25 years’ experience launching networks and developing and monetizing content — including as the key executive who launched Discovery’s digital networks — to serve as CuriosityStream’s Chief Executive Officer. John and Clint have in turn built a seasoned team, including a Chief Financial Officer, Chief Operating Officer & General Counsel, Chief Product Officer, and Chief Revenue Officer, who reflect broad and deep experience across traditional as well as new generation media companies across all functional areas. We believe that our executives’ collective knowledge of the industry, key industry relationships, strategic vision and access to the best content creators and distributors, provides us with key competitive advantages.

The broad, universal appeal of factual content provides strategic advantages.    We believe the subject matter of factual content generally has a longer shelf-life than fictional genres. We believe factual content transcends geographical boundaries and can be understood and enjoyed across cultures and languages. In addition, from an operational perspective, as compared to scripted content, nonfiction programming generally has a lower production cost and lends itself more easily to localization techniques such as subtitling, dubbing and voiceover. Our content library covers all major categories of factual entertainment — science, history, technology, nature, society and lifestyle. Factual entertainment is also consumed by a broad age demographic and can be shared across generations. Our active O&O users are comprised of approximately 60% male viewers and 40% female viewers.

We have a potential distribution reach of hundreds of millions of households via 30+ distribution partners and are platform and delivery-method agnostic.    We are available worldwide through our SVoD O&O Service, App Services and distribution affiliates. Viewers can access our online platform directly on smart TVs and mobile devices. Additionally, we are available through traditional MVPDs such as Altice in the United States, Multichoice across Africa, and StarHub in Singapore, reaching viewers through both SVoD and linear distribution channels.

Our technology platform enables personalization and discovery.    We are developing a large and diversified data set which provides us with significant insight into content consumption and user behavior. This ever-evolving data set allows us to analyze, understand and track watching habits and trends in content viewership. From this data, we are able to make data-driven strategic decisions on content production and recommendations to viewers. Leveraging our database of anonymized user preferences, ratings and behavior, we have designed a content recommendation engine that suggests content using behavioral analytics and similar watch histories from other users. Similarly, we are also able to use viewer preferences and usage trends to inform content licensing and acquisition choices. We believe this technology will help drive user engagement and contribute to growth.

Our Growth Strategies

We believe we are strategically positioned to grow our revenues through expanding our subscriber base and broadening our business customer network by:

Continually enhancing and marketing our platform and refining our pricing strategy in order to attract and retain users and increase high-value users and thereby expand our subscriber base and increase average revenue per user.    We intend to increase growth of our O&O platform by continuously improving our user experience, increasing the depth and breadth of our content offering, and enhancing our streaming platform. We plan to continue to attract users and expand our subscriber base with a compelling streaming value proposition that allows users to access the largest collection of nonfiction programming through user-friendly search and discovery tools and a simple user interface, while continuously monitoring and optimizing subscriber acquisition costs. As of September 30, 2020, our customer acquisition cost was approximately $51 per subscriber. We also plan to add additional value to our premium tiers, add lifetime SKUs and raise annual standard plan rates to increase overall ARPU.

Developing more original landmark content.    We intend to create new content and partner with leading content production houses to continue to improve and broaden our library of factual entertainment content. We are poised to produce additional landmark original programming, following our Emmy award-winning commission Steven Hawking’s Favorite Places and our Emmy and BAFTA-nominated co-production of David Attenborough’s Light on Earth. For example, we premiered mid-form biographies featuring interviews by Leonardo DiCaprio in late 2020 and will premiere a sweeping natural history series from the renowned factual producer Terra Mater in 2021 and 2022. We leverage our growing database of viewership data to help determine engaging content topics and maximize production value in our content pipeline. We believe premium original and exclusive content garners critical acclaim and press, and attracts and retains subscribers.

Expanding bundled distribution, especially in international and wireless markets.    Global markets constitute a significant growth avenue for us. Currently, about 70% of our O&O subscribers are based in the United States. Our content has only begun to be localized (subtitling or dubbing in four languages for the parts of our library where rights are available) and there has been limited marketing outside the United States to date. We intend to continue to seek partnerships with strong platforms in international territories. For example, using our StarHub deal in Singapore as a model for other countries, especially in Asia, we are seeking bundling opportunities for license fees on a per subscriber basis. In addition, based on our experience with StarHub and Multichoice in Africa, we believe we are well-positioned to exploit opportunities where legacy linear channel providers face renewal, providing a lower cost, higher quality alternative to these distribution partners. We also plan to seek partnerships with device makers where they have market share or advantages in a given territory. Expansion into international markets is expected to be a critical driver of subscriber growth.

Launching Brand Partnerships Business.    The Sponsorships & Advertising Business constitutes another area of growth for us. We executed two brand partnerships in 2020. Building on this advertising business with more complex integrated brand campaigns will enable us to leverage our distribution and marketing channels to amplify our partners’ messages and increase their reach, which in turn will create a more valuable Sponsorship & Advertising Business for us.

Developing Program Sales Business.    CuriosityStream has already done one program sales deal in providing factual content for the launch of a major SVoD program service in the United States. This deal provided a template for our offering a “factual solution” to meet the needs of a business partner. We have also started executing on a line of business to sell selected rights to content we create in advance of production, thus reducing risk in our content development decisions while delivering revenue. We currently have approximately 15 projects — series and feature documentaries — in production for this channel.

Building Corporate and Association Business.    Our Corporate & Association business has been successful in selling subscriptions in bulk to companies, organizations, schools, universities and libraries. We are now poised to exploit a bigger opportunity with organizations, corporations and associations through multi-year multi-faceted partnerships where we create and distribute content in support of these partners’ CSR and membership initiatives.

Corporations and organizations often have existing content with no distribution channel and they often have need for new content to serve their mission. We can offer a turnkey solution or a menu of choices, such as content creation or co-production, access for a partner’s members to selected content via our platform, or even a customized co-branded streaming platform. Our mission and style of content is relatively well-suited among media companies to capitalize on the opportunity with corporations, organizations and associations.

Our Market Opportunity

The adoption of television and video streaming has disrupted the traditional linear television distribution industry, creating new options for consumers and new economic opportunities for content publishers and advertisers. Many consumers are shifting to SVoD platforms. According to Digital TV Research, SVoD subscriptions in the United States alone are predicted to climb to 317 million by 2025 from 203 million in 2019. Although traditional live television still represents the majority of hours viewed by consumers, the launch of vMVPD services by traditional television operators has increased cord-cutting by consumers. eMarketer predicts that by 2021, more than a fifth of U.S. households will cut the cord from traditional TV. By 2022, that number is expected to reach almost 25%. The number of traditional pay television subscribers continues to decline as consumers increasingly favor a streaming experience.

We believe these consumer and market trends are creating significant tailwinds for the digital content streaming market and actionable opportunities for a company with our diversified revenue model:

Favorable and shifting consumer behavior trends.    Today’s consumer values the ability to watch what they want, when they want, on the device of their choosing. There is demand for premium-quality content, as opposed to low-quality and low-cost content that we believe is often characteristic of ad-driven cable television today. Consumers desire both short-form (<15 minutes) and long-form (>15 minutes) content. Consumers increasingly prefer content without commercial interruption and have demonstrated a willingness to pay for this convenience, as evidenced by Amazon Prime Video, HBO Max, Disney+ and Netflix subscriptions. Cable and satellite distributors have traditionally offered consumers bundled pricing packages, but many now perceive these bundled packages as excessive following the growing availability of premium-quality content by SVoD services.

The reach of and demand for SVoD services are increasing through improved accessibility and strengthening networks worldwide.    With more than half the world’s population now connected to the internet and nearly one billion global smartphone users with streaming capabilities, the SVoD market is still young and poised for tremendous growth. In 2019, 4G for the first time accounted for more than 50% of mobile connections globally. This strengthening distribution network offers us the opportunity to tap into a broadening base of global streaming consumers through multi-year partnerships with network operators. The rollout of 5G could offer new mobile and interactive content experiences and thereby present increased opportunity for us.

SVoD customer growth is accelerating.    Leading streaming platforms and media conglomerates have increased their original content spend to help drive consumers to their services. According to analysis from Variety Intelligence Platform, media companies spent nearly $121 billion on original content in 2019, largely driven by SVoD providers such as Amazon, Netflix and Disney Plus. Meanwhile, there has been significant publicity of Emmy Awards and other accolades of SVoD providers. As noted by Fast Company citing Rich Greenfield, 86 percent of 2020 Emmy- nominated shows did not require a cable or satellite subscription to watch.

Fortune 500 Corporations have significant CSR initiatives and Professional and Trade Associations actively seek strategic partnerships to deliver on their mandates and grow their membership rolls.    According to Harvard Business Review (January 2018), Fortune Global 500 firms spend approximately $20 billion annually on CSR activities, up significantly from historical levels. These CSR initiatives produce social and economic benefits, as well as serve to attract and motivate employees. Our content can be supplemented, and our platform can be leveraged to serve these CSR objectives. Similarly, we believe that at least some of the nearly 63,000 trade and professional associations in the U.S. are likely to seek the expertise of a media company to help create and distribute content in the service of their missions and membership. We believe these factors will continue to drive demand for business to business relationships to produce, supplement and reach members with worthwhile content.

Companies will spend advertising and marketing dollars in content partnerships with platforms which can integrate and amplify their messaging.    According to branded content distribution platform Polar, the global spend on branded content in 2020 was expected to top $13 billion. With the rapid rise in consumer preference towards streaming content, brands are rapidly shifting their advertising budgets towards video platforms. According to eMarketer, more than $8 billion was predicted to be spent on connected TV platforms alone in 2020. This creates an opportunity to leverage impressions earned across these desirable platforms and aggregate them with other assets to create valuable integrated sponsorship and advertising partnerships with leading brands.

Recent Developments

Preliminary Unaudited Estimated Financial Results for the Year Ended December 31, 2020

Our financial results for the year ended December 31, 2020 are not yet complete and will not be available until after the completion of this offering. Accordingly, we are presenting certain preliminary unaudited estimated financial results as of December 31, 2020 and for the year then ended. The estimated preliminary unaudited financial information described below constitutes forward-looking statements. Our estimates of results are based solely on information available to us as of the date of this prospectus and are inherently uncertain and subject to change. While we believe that such information and estimates are based on reasonable assumptions and management’s reasonable judgment, our actual results may vary, and such variations may be material. Our actual results remain subject to the completion of management’s final review and our other closing procedures, as well as the completion of the audit of our consolidated financial statements for the fiscal year ended December 31, 2020. Factors that could cause the actual results to differ include (but are not limited to) the discovery of new information that affects accounting estimates and management’s judgments, or impacts valuation methodologies underlying these estimated results; the completion of our audit for the fiscal year ended December 31, 2020; and a variety of business, economic and competitive risks and uncertainties, many of which are not within our control, and we undertake no obligation to update this information, unless required by law. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” Accordingly, you should not place undue reliance on this estimated preliminary unaudited data.

For the year ended December 31, 2020, based on preliminary results, we estimate that our total revenue will be between $39.8 million and $39.2 million as compared to $18.0 million for the year ended December 31, 2019, or an approximately 119.4% increase (based on the midpoint of the range) compared to the year ended December 31, 2019. This increase is attributable to a 90% increase in our DTC, Partner Direct and Bundled Revenue complemented by increases in our Program Sales Business and Sponsorships & Advertising Business. We estimate our Adjusted OIBDA for the year ended December 31, 2020 will be between $(32.0) million and $(34.0) million as compared to $(43.2) million for the year ended December 31, 2019, or an approximately 23.6% improvement (based on the midpoint of the range) compared to the year ended December 31, 2019. We estimate our net income (loss) for the year ended December 31, 2020 will be between $(36.5) million and $(38.5) million as compared to $(42.5) million for the year ended December 31, 2019, or an approximately 11.8% improvement (based on the midpoint of the range) compared to the year ended December 31, 2019. Net income (loss) improved year over year driven by increased revenue, which was offset by increased investment in programming as well as accelerated content amortization related to our program sales contracts, consistent marketing costs and increased stock based compensation and other selling, general and administrative expense related to our Business Combination and our resulting public company status. We estimate our gross margin for the year ended December 31, 2020 will be between 62.4% and 60.4% as compared to 62.2% for the year ended December 31, 2019, or an approximately 0.8% decline (based on the midpoint of the range) compared to the year ended December 31, 2019.

The following tables provide detail on our preliminary estimated financial results for the year ended December 31, 2020 and reconcile Adjusted OIBDA to Operating Income (Loss), the most directly comparable GAAP metric:

	Year Ended December 31,
(in millions)	2019 (Actual)	2020 (Estimated)
		High	Low
Revenue	$18.0	$39.8	$39.2
Net Income (Loss)	(42.5)	(36.5)	(38.5)
Gross Margin	62%	62.4%	60.4%

Reconciliation of Operating Income (Loss) to Adjusted OIBDA

	Year Ended December 31,
(in millions)	2019 (Actual)	2020 (Estimated)
		High	Low
Operating Income (Loss) (GAAP)	$(44.5)	$(36.7)	$(39.0)
Employee share-based compensation	1.0	4.5	4.7
Depreciation and amortization (not content)	0.3	0.2	0.3
Adjusted OIBDA(1) (Non-GAAP)	$(43.2)	$(32.0)	$(34.0)

____________

(1)      Adjusted OIBDA is defined as operating income excluding: (i) employee share-based compensation, (ii) depreciation and amortization (not content), and (iii) certain other items impacting comparability, when applicable.

Adjusted OIBDA should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies. Management believes that this measure provides useful information to investors by offering an additional way of viewing our results that, when reconciled to the corresponding GAAP measure, helps our investors to understand the operating income of our business and compare our operating income to prior and future periods and to our peers.

The estimated preliminary unaudited financial information set forth above has been prepared by, and is the responsibility of, our management. Ernst & Young LLP has not audited, reviewed or performed any procedures with respect to such preliminary unaudited financial information. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. These estimates are not a comprehensive statement of our financial results as of and for the fiscal year ended December 31, 2020, and should not be viewed as a substitute for full financial statements prepared in accordance with GAAP. In addition, these preliminary unaudited estimates as of and for the fiscal year ended December 31, 2020 are not necessarily indicative of the results to be achieved in any future period.

The Business Combination

We were originally known as Software Acquisition Group Inc. (“SAQN”), a special purpose acquisition company, which completed its initial public offering in November 2019. On October 14, 2020, SAQN consummated the merger of its wholly owned subsidiary with and into CuriosityStream Inc. (“Legacy CuriosityStream”), pursuant to an Agreement and Plan of Merger dated as of August 10, 2020, among SAQN, Legacy CuriosityStream and certain other parties thereto. In connection with the closing of the Business Combination, SAQN changed its name to CuriosityStream Inc.

Summary Risk Factors

Investing in our Common Stock involves a high degree of risk. If risks described under the heading “Risk Factors” included in this prospectus occur, they may cause us not to realize the full benefits of our strengths or may cause us to be unable to successfully execute all or part of our strategy. Some of the most significant challenges and risks we face include the following:

•        If our efforts to attract and retain users are not successful, our business will be adversely affected.

•        We have a limited operating history and history of net losses, and we anticipate that we will experience net losses for the foreseeable future.

•        Our operating results are expected to be difficult to predict based on a number of factors that also will affect our long-term performance.

•        We may not be able to generate sufficient cash to service our obligations and any debt we incur.

•        Certain of our growth strategies are untested, unproven or not yet fully developed.

•        If we experience excessive rates of user churn, our revenues and business will be harmed.

•        If our efforts to build strong brand identity and improve user satisfaction and loyalty are not successful, we may not be able to attract or retain users, and our operating results will be affected adversely.

•        We may be unable to compete successfully against current and future competitors, and competitive pressures could harm our business and prospects.

•        If content providers or other rights holders refuse to license streaming content or other rights upon terms acceptable to us, our business could be adversely affected.

•        We could be subject to economic, political, regulatory and other risks arising from our international operations.

•        If we fail to maintain or, in newer markets establish, a positive reputation with consumers concerning our service, including the content we offer, we may not be able to attract or retain users, and our operating results may be adversely affected.

•        We rely upon a number of partners to make our service available on their platforms and devices.

•        If the technology we use in operating our business fails, is unavailable, or does not operate to expectations, our business and results of operation could be adversely impacted.

•        We have a substantial amount of obligations, including streaming content obligations, which, together with any debt we incur in the future, could adversely affect our financial position.

•        We may find it difficult to successfully compete without significant capital investment or loans beyond what is available to us in current and future capital raising efforts.

Corporate Information

We are a Delaware corporation and formerly, under the name “Software Acquisition Group Inc.,” had the business purpose to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On October 14, 2020, in connection with the consummation of the Business Combination, we changed our name to “CuriosityStream Inc.” Our principal executive offices are located at 8484 Georgia Ave., Suite 700, Silver Spring, Maryland 20910, and our telephone number is (301) 755-2050. Our corporate website address is www.investors.curiositystream.com. Information contained on or accessible through our website is not a part of this prospectus.

Our common stock is traded on the NASDAQ under the symbol “CURI.”

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the IPO, or (b) in which we have total annual gross revenue of at least $1.07 billion, (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period and (3) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission. References herein to emerging growth company will have the meaning associated with it in the JOBS Act.

THE OFFERING

Common Stock offered by us	6,500,000 shares (or 7,475,000 shares if the underwriters exercise their option to purchase additional shares in full).
Option to purchase additional shares of Common Stock

We have granted the underwriters an option to purchase up to an aggregate of 975,000 shares of Common Stock. This option is exercisable, in whole or in part, within 30 days after the date of this prospectus.

Shares outstanding prior to the offering	As of January 29, 2021, we had 40,306,479 shares of our Common Stock issued and outstanding.
Shares to be outstanding after the offering	46,806,479 shares of our Common Stock (or 47,781,479 shares if the underwriters exercise their option to purchase additional shares in full).(1)
Use of proceeds

We estimate that after deducting underwriting discounts and commissions and estimated offering expenses payable by us, we will receive approximately $81.1 million of net proceeds from this offering (or $93.4 million if the underwriters exercise their option to purchase additional shares).

We currently intend to use the net proceeds from the offering for investment in program content, marketing and general corporate purposes. We cannot specify with certainty all of the uses of the net proceeds that we will receive from this offering. Accordingly, we will have broad discretion in the application of these proceeds.

Controlled company exemption

We are considered a “controlled company” for the purposes of the NASDAQ listing standards as John Hendricks controls more than 50% of the voting power of our outstanding capital stock. See “Principal Stockholders.” As a “controlled company,” we are not subject to certain corporate governance requirements for us to have: (1) a majority of independent directors under the NASDAQ listing standards; (2) a nominating and corporate governance committee comprised solely of independent directors with a written charter addressing the committee’s purpose and responsibilities; (3) compensation of our executive officers determined by a majority of independent directors with a written charter addressing the committee’s purpose and responsibilities; and (4) director nominees selected, or recommended for the board of director’s selection, either by a majority of the independent directors or a nominating committee solely of independent directors. However, notwithstanding our “controlled company” status, we are currently in compliance with each of these corporate governance requirements.

____________

(1)      In this prospectus, unless otherwise indicated, the number of issued and outstanding shares of Common Stock is based on 40,306,479 shares outstanding as of January 29, 2021, and does not include (i) 7,654,749 shares of Common Stock reserved for issuance under the Omnibus Incentive Plan including the following outstanding awards: (A) 4,830,264 shares of Common Stock issuable upon the exercise of outstanding options to purchase shares of our Common Stock, outstanding as of January 29, 2021 and with a weighted average exercise price of $7.37 and (B) 599,135 shares of Common Stock issuable upon the vesting of outstanding restricted stock units, outstanding as of January 29, 2021, and (ii) 11,462,589 shares of Common Stock underlying our outstanding warrants.

Controlled company exemption

We are considered a “controlled company” for the purposes of the NASDAQ listing standards as John Hendricks controls more than 50% of the voting power of our outstanding capital stock. See “Principal Stockholders.” As a “controlled company,” we are not subject to certain corporate governance requirements for us to have: (1) a majority of independent directors under the NASDAQ listing standards; (2) a nominating and corporate governance committee comprised solely of independent directors with a written charter addressing the committee’s purpose and responsibilities; (3) compensation of our executive officers determined by a majority of independent directors with a written charter addressing the committee’s purpose and responsibilities; and (4) director nominees selected, or recommended for the board of director’s selection, either by a majority of the independent directors or a nominating committee solely of independent directors. However, notwithstanding our “controlled company” status, we are currently in compliance with each of these corporate governance requirements.

Lock-up agreements

We and our directors and officers have agreed that, without the prior written consent of BofA Securities, Inc., we and they will not, subject to certain exceptions, offer, sell or dispose of any shares of our share capital or securities convertible into or exchangeable or exercisable for any shares of our share capital during the 90-day period following the date of this prospectus. Certain of our directors have agreed to substantially similar lock-up provisions but for the 60-day period following the date of this prospectus.

Dividend policy

We have not paid any cash dividends to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board. See “Dividend Policy.”

Market for Common Stock	Our common stock is traded on the NASDAQ under the symbol “CURI.”
Risk factors

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our Common Stock.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully all of the risks described below, together with the other information contained in this prospectus, before making a decision to invest in our securities. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment.

Risks Relating to the Company’s Business and Industry

If our efforts to attract and retain users are not successful, our business will be adversely affected.

We have experienced significant user growth over the past several years. Our ability to continue to attract users will depend in part on our ability to effectively market our service, consistently provide our users with compelling content choices, as well as a quality experience for selecting and viewing factual entertainment. Furthermore, the relative service levels, content offerings, pricing and related features of competitors to our service may adversely impact our ability to attract and retain users. Competitors include other entertainment video providers, such as MVPDs, and SVoD services. If consumers do not perceive our service offering to be of value, including if we introduce new or adjust existing features, adjust pricing or service offerings or change the mix of content in a manner that is not favorably received by them, we may not be able to attract and retain users. In addition, we believe that many of our users rejoin our service or originate from word-of-mouth advertising from existing users. If our efforts to satisfy our existing users are not successful, we may not be able to attract users, and as a result, our ability to maintain and/or grow our business will be adversely affected. Users may cancel our service for many reasons, including a perception that they do not use the service sufficiently, the need to cut household expenses, selection of content is unsatisfactory, competitive services provide a better value or experience and customer service issues are not satisfactorily resolved. We must continually add new users both to replace cancelled users and to grow our business beyond our current user base. If we do not grow as expected, we may not be able to adjust our expenditures or increase our per user revenues commensurate with the lowered growth rate, such that our margins, liquidity and results of operation may be adversely impacted, and our ability to operate at a net-loss may be strained. If we are unable to successfully compete with current and new competitors in both retaining our existing users and attracting new users, our business will be adversely affected. Further, if excessive numbers of users cancel our service, we may be required to incur significantly higher marketing expenditures than we currently anticipate to replace these users with new users.

The recent novel coronavirus (COVID-19) pandemic and the global attempt to contain it may harm our industry, business, results of operations and ability to raise additional capital.

The global spread of the novel coronavirus (COVID-19) and the various attempts to contain it have created significant volatility, uncertainty and economic disruption. In response to government mandates, health care advisories and in otherwise responding to employee and vendor concerns, we have altered certain aspects of our operations. Our workforce has had to spend a significant amount of time working from home, which impacts their productivity. International and domestic travel has been severely curtailed, which required the cancellation of dozens of partner and potential partner meetings and the rescheduling to virtual and telephonic forums for other such meetings. Many content productions are paused, including productions of third parties who supply us with content. Other partners have similarly had their operations altered or temporarily suspended, including distribution partners and those partners that we use for our operations as well as development, production and post-production of content. To the extent the resulting economic disruption is severe, we could see some partners and vendors go out of business, resulting in reduced demand from distributors and consequent reduction in forecasted revenue, as well as supply constraints and increased costs or delays to our productions. Such production pauses may cause us temporarily to have less new content available on our service in subsequent quarters, which could negatively impact consumer demand for and member retention to our service and the number of paid memberships. Temporary production pauses or permanent shutdowns in production could result in content asset impairments or other charges and will change the timing and amount of cash outflows associated with production activity.

The full extent to which the COVID-19 pandemic and the various responses to it impacts our business, operations and financial results will depend on numerous evolving factors that we may not be able to accurately predict, including: the duration and scope of the pandemic; governmental, business and individuals’ actions that have been and continue to be taken in response to the pandemic; the availability and cost to access the capital markets; the effect on our customers and customer demand for and ability to pay for our services; increased competition with alternative media platforms and technologies; disruptions or restrictions on our employees’ ability to work and travel; interruptions or restrictions related to the provision of streaming services over the internet, including impacts on content delivery networks and streaming quality; and any stoppages, disruptions or increased costs associated with our development, production, post-production, marketing and distribution of original programming. During the COVID-19 crisis, we may not be able to provide the same level of customer service and product features that our members are used to which could negatively impact their perception of our service resulting in an increase in cancellations. Furthermore, given increased government expenditures associated with their COVID-19 response, we could see increased government obligations which could negatively impact our results of operations. If we need to access the capital markets, there can be no assurance that financing may be available on attractive terms, if at all. We will continue to actively monitor the issues raised by the COVID-19 pandemic and may take further actions that alter our business operations, including distribution, partnerships and content production, as may be required by federal, state, local or foreign authorities, or that we determine are in the best interests of our employees, customers, partners and stockholders. It is not clear what the potential effects any such alterations or modifications may have on our business, including the effects on our customers, suppliers or vendors, or on our financial results.

The COVID-19 pandemic has also led in part to an increase in our net paid subscribers relative to our quarterly forecast and historic trends. These results, as well as those of other metrics such as revenues, operating margins, net income and other financial and operating data, may not be indicative of results for future periods. Our increase in net paid subscribers may reflect the acceleration of growth that we would have seen in subsequent periods, and subscriber growth may slow or reverse, due to slower acquisition and/or higher cancellations, as government and other restrictions are relaxed. In addition to the potential direct impacts to our business, the global economy is likely to be significantly weakened as a result of the actions taken in response to COVID-19. To the extent that such a weakened global economy impacts consumers’ ability or willingness to pay for our service or vendors’ ability to provide services to us, especially those related to our distribution and content productions, we could see our business and results of operation negatively impacted.

To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section including, but not limited to, our ability to retain users, our ability to operate at a net loss, and our liquidity.

We have a limited operating history and history of net losses, and we anticipate that we will experience net losses for the foreseeable future.

You should consider our business and prospects in light of the risks, expenses and difficulties encountered by companies in their early stage of development. CuriosityStream LLC, Legacy CuriosityStream’s predecessor, was formed as a Delaware limited liability company in June 2008. Legacy CuriosityStream officially launched its subscription service to U.S. based customers in March 2015 and to international customers in September 2015. Accordingly, we have a limited operating history upon which to base an evaluation of our business and prospects.

We have experienced significant net losses since our inception and, given the significant operating and capital expenditures associated with our business plan, anticipate continuing net losses for the foreseeable future. If we do achieve profitability, we cannot be certain that we will be able to sustain or increase such profitability. We incurred a net loss of approximately $42.5 million for the year ended December 31, 2019. We have not generated positive cash flow from operations, we may not be able to operate at a net loss indefinitely, and we cannot be certain that we will be able to generate positive cash flow from operations in the future. To achieve and sustain profitability, we must accomplish numerous objectives, including broadening and stabilizing our sources of revenue and increasing the number of paying subscribers to our service. Accomplishing these objectives will require significant capital investments. We cannot assure you that we will be able to achieve these objectives.

Our operating results are expected to be difficult to predict based on a number of factors that also will affect our long-term performance.

We expect our operating results to fluctuate significantly in the future based on a variety of factors, many of which are outside our control and difficult to predict. As a result, period-to-period comparisons of our operating results may not be a good indicator of our future or long-term performance. The following factors may affect us from period-to-period and may affect our long-term performance:

•        our ability to maintain and develop new and existing revenue-generating relationships;

•        our ability to improve or maintain gross margins in our business;

•        the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure;

•        our ability to significantly increase our subscriber base and retain customers;

•        our ability to enforce our contracts and collect receivables from third parties;

•        our ability to develop, acquire and maintain an adequate breadth and depth of content via original productions, co-productions, commissions and/or licenses;

•        changes by our competitors to their product and service offerings;

•        increased competition with our competitors;

•        our ability to detect and comply with data collection and privacy regulation and customer questions related thereto in every jurisdiction in which we operate;

•        changes in promotional support or other aspects of our relationships with our partners through which we make our service available, including the multichannel video programming distributors (“MVPDs”) and/or virtual MVPDs (“vMVPDs”), through which we offer our content;

•        our ability to effectively manage the development of new business segments and markets, and determine appropriate contract and licensing terms;

•        our ability to maintain and develop new and existing marketing relationships;

•        our ability to maintain, upgrade and develop our website, our applications through which we offer our service on our customers’ devices and our internal computer systems;

•        fluctuations in the use of the internet for the purchase of consumer goods and services such as those offered by us;

•        technical difficulties, system downtime or internet disruptions;

•        our ability to attract new and qualified personnel in a timely and effective manner and retain existing personnel;

•        conflicts of interest involving our founder and principal stockholder, John Hendricks;

•        our ability to attract and retain sponsors and prove that our sponsorship offerings are effective enough to justify a pricing structure that is profitable for us;

•        our ability to develop our corporate and association business;

•        the success of our program sales to other media companies;

•        our ability to successfully manage the integration of operations and technology resulting from acquisitions;

•        governmental regulation and taxation policies; and

•        general economic conditions and economic conditions specific to the internet, online commerce and the media industry.

If we are not able to manage our growth, our business could be adversely affected.

We have expanded rapidly since we launched our subscription service in March 2015. We anticipate that further expansion of our operations will be required to achieve significant growth in our products, lines of business and user base and to take advantage of favorable market opportunities. Any future expansion will likely place significant demands on our managerial, operational, administrative and financial resources. If we are not able to respond effectively to new or increased demands that arise because of our growth, or, if in responding, our management is materially distracted from our current operations, our business may be adversely affected. In addition, if we do not have sufficient breadth and depth of content necessary to satisfy increased demand arising from growth in our user base, our user satisfaction may be adversely affected.

We are expanding our operations internationally, scaling our service to effectively and reliably handle anticipated growth in both users and features related to our service and ramping up our ability to produce original content. As our offerings evolve, we are managing and adjusting our business to address varied content offerings, consumer customs and practices, different technology infrastructure, different markets for factual video content, as well as differing legal and regulatory environments. As we scale our service, we are developing technology and utilizing third-party “cloud” computing services. As we ramp up our original content production, we are building out expertise in a number of disciplines, including creative, marketing, legal, finance, licensing and other resources related to the development and physical production of content. If we are not able to manage the growing complexity of our business, including improving, refining or revising our systems and operational practices related to our operations and original content, our business may be adversely affected.

Certain of our growth strategies are untested, unproven or not yet fully developed.

We intend to grow our revenues through expanding our subscriber base by, among other things, continuing to expand into international markets, expanding into the mobile video market, expanding into the corporate social responsibility market, expanding into the branded partnerships market, developing our Program Sales Business and growing our in-house production studio, Curiosity Studios. Our content is primarily in the English language with subtitling or dubbing in Spanish, Mandarin, Russian and Swedish in parts of our library and the world where demand exists and we have the language version rights. Our rights to the international distribution of portions of our co-produced or licensed content are subject to certain geographic and platform or media restrictions. However, we intend to seek partnerships with strong platforms in international territories, subject, in each case, to any then-existing geographic and media restrictions on the distribution of any of our content. We also plan to seek partnerships with device makers in international markets. There can be no assurance that these international partnerships will be successful or result in our meeting revenue targets.

We believe there is an opportunity for us to commission or create content for other program providers. However, there can be no assurance that these partners will, or will continue to, engage us for co-productions or commissioned content, or that we will earn the margins that we expect on such projects.

We believe there is an opportunity with corporations and associations via multi-year integrated partnerships where we create and distribute content in support of these partners’ CSR and membership initiatives. However, there can be no assurance that corporations and associations will enter into such partnerships with us.

If we expand into new markets or increase certain operations in connection with our growth strategies, we may be required to comply with new regulatory requirements that could cause us to incur additional expenses, increase our cost of doing business, impose additional burdens on us or otherwise negatively affect our business. In pursuing these growth strategies, we expect to incur significant operating and capital expenditures and, as a result, we expect to continue to experience net losses in the future. It is possible that we will not be able to grow our revenues through these strategies, or if growth is achieved, that it will be maintained for any significant period, or at all.

If we experience excessive rates of user churn, our revenues and business will be harmed.

In order to increase our revenues, we must minimize the rate of loss of existing users while adding new users to our DTC subscription service. Our experience during our operating history indicates that there are many variables that impact churn, including the type of plan selected, user engagement with the platform and length of a user’s subscription to date. As a result, in periods of rapid user growth, we believe that our average churn is likely to increase as the average length of subscription to date decreases. Similarly, in periods of slow user growth, we believe that our average churn is likely to decrease since our average user duration is longer. However, these estimates are subject to change based on a number of factors, including the percentage of users selecting monthly vs. annual plans, increased rates of subscription cancellations and decreased rates of user acquisition. We cannot assure you that these estimates will be indicative of future performance or that the risks related to these estimates will not materialize. Users may cancel their subscription to our service for many reasons, including a perception that they do not use the service sufficiently, or that they believe the service is a poor value or that customer service issues are not satisfactorily resolved. We must continually add new users both to replace users who cancel and to continue to grow our business beyond our current user base. If too many of our users cancel our service, or if we are unable to attract new users in numbers sufficient to grow our business, our operating results will be adversely affected. Further, if excessive numbers of users cancel our service, we may be required to incur significantly higher marketing expenditures than we currently anticipate in order to replace these users with new users.

If our efforts to build strong brand identity and improve user satisfaction and loyalty are not successful, we may not be able to attract or retain users, and our operating results will be affected adversely.

The CuriosityStream brand is only five years old, and we must continue to build strong brand identity. To succeed, we must continue to attract and retain a large number of new users. We may be required to incur significantly higher advertising and promotional expenditures than we currently anticipate to attract large numbers of new users. We believe that the importance of brand loyalty will increase with the continued proliferation of SVoD subscription services. If our branding efforts are not successful, our operating results and our ability to attract and retain users will be affected adversely.

We may be unable to compete successfully against current and future competitors, and competitive pressures could harm our business and prospects.

Our industry is intensely competitive, and we expect competition to increase in the future as current competitors improve their content offerings and as new participants enter the market. Competition may result in pricing pressures, reduced profit margins, loss of market share or greater difficulty in acquiring attractive content, any of which could substantially harm our business and results of operations. Many of the companies that are participating in the United States and global SVoD media sector have longer operating histories, larger and broader user bases, significantly greater financial, human, technical and other resources and greater name recognition than we do. These companies, which include Netflix, Amazon, Hulu, CBS, ABC, NBC, BBC, PBS, Fox Networks, Discovery Communications, Disney and others, provide a broader range of content, and could redirect and apply considerable resources to acquired and original factual content. With the rise of shelter-in-place policies and the COVID-19 pandemic, both established companies and new competitors are developing and creating their own original factual content. In addition, many titles in our content library are subject to non-exclusive licenses, and as a result, our competitors may be able to license many of our popular titles to expand their reach into factual entertainment. If this were to occur, users that already subscribe to these services for other types of content may determine that they do not need to also subscribe to our service. There may also be other competitors, including non-profit and educational organizations and other knowledge sharing focused institutions, that choose to focus on factual content that could directly compete with our SVoD offerings. Well-funded competitors may be better able to withstand economic downturns and periods of slow economic growth and the associated periods of reduced customer spending and increased pricing pressures. Some competitors are able to devote substantially more resources to website and systems development or to investments or partnerships. We may be unable to compete successfully against current and future competitors, and competitive pressures could harm our business and prospects.

If content providers or other rights holders refuse to license streaming content or other rights upon terms acceptable to us, our business could be adversely affected.

Our ability to provide our users with content they want to watch depends on content providers and other rights holders’ licensing rights to distribute such content and certain related elements thereof, such as the public performance of music contained within the content we distribute, upon terms acceptable to us. While the license periods and the terms and conditions of such licenses vary, a significant portion of our available content is subject to license for a given period. As of September 30, 2020, 64% of our titles were subject to licenses, 32% of which expire in 2021 and 33% of which expire in 2022. Of the titles that expire in 2021 and 2022, some may be renewed for a one- or two-year term at our unilateral option. If the content providers and other rights holders are not or are no longer willing or able to license us content upon terms acceptable to us, our ability to deliver particular items of content to our subscribers will be adversely affected and/or our costs could increase. Certain licenses for content provide for the content providers to withdraw content from our service relatively quickly, and such content providers could decide that we negatively impact their business or may make business decisions that in turn negatively impact us. For example, certain content providers, such as BBC, could decide that they want to compete more directly with us, enter a similar business or exclusively support our competitors, and in such event we may no longer have access to their content at all or only at higher rates. Because of these provisions as well as other actions we may take, content available through our service can be withdrawn on short notice. As competition increases, we may see the cost of programming increase. As we seek to differentiate our service, we are increasingly focused on securing certain exclusive rights when obtaining content, including original content. We are also focused on programming an overall mix of content that delights our users in a cost efficient manner. Within this context, we are selective about the titles we add and renew to our service. If we do not maintain a compelling mix of content, our user acquisition and retention may be adversely affected.

Music and certain authors’ performances contained within content we distribute may require us to obtain licenses for such distribution. In this regard, we engage in negotiations with collection management organizations (“CMOs”) that hold certain rights to music and/or other interests in connection with streaming content into various territories. If we are unable to reach mutually acceptable terms with these organizations, we could become involved in litigation and/or could be enjoined from distributing certain content, which could adversely impact our business. Additionally, pending and ongoing litigation, as well as negotiations between certain CMOs and other third parties in various territories, could adversely impact our negotiations with CMOs, or result in music publishers represented by certain CMOs unilaterally withdrawing rights, and thereby adversely impact our ability to reach licensing agreements reasonably acceptable to us. Failure to reach such licensing agreements could expose us to potential liability for copyright infringement or otherwise increase our costs.

The long-term and fixed cost nature of our content commitments may limit our operating flexibility and could adversely affect our liquidity and results of operations.

In connection with licensing content, we typically enter into multi-year commitments with content providers. We also enter into multi-year commitments for content that we produce, either directly or through third parties, including elements associated with these productions such as non-cancellable commitments under talent agreements. The payment terms of these agreements are not tied to usage or the size of our user base, but may be determined by costs of production or tied to such factors as titles licensed. Such commitments, to the extent estimable under accounting standards, are included under the heading the “CuriosityStream’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates” and Note 13 in the accompanying notes to our audited financial statements for the years ended December 31, 2019 and 2018 included herein. Given the multiple-year duration and largely fixed cost nature of content commitments, if user acquisition and retention do not meet our expectations, our margins may be adversely impacted. Payment terms for certain content commitments, such as content we directly produce, will typically require more up-front cash payments than other content licenses or arrangements whereby we do not cash flow the production of such content. To the extent user and/or revenue growth do not meet our expectations, our liquidity and results of operations could be adversely affected as a result of content commitments and accelerated payment requirements of certain agreements. In addition, the long-term and fixed cost nature of our content commitments may limit our flexibility in planning for, or reacting to changes in our business and the markets in which we operate. If we license and/or produce content that is not favorably received by consumers in a territory, or is unable to be shown in a territory, acquisition and retention may be adversely impacted and given the long-term and fixed cost nature of our content commitments, we may not be able to adjust our content offering quickly and our results of operation may be adversely impacted.

We face risks, such as unforeseen costs and potential liability, in connection with content we acquire, produce, license and/or distribute through our service.

As a producer and distributor of content, we face potential liability for negligence, copyright and trademark infringement, or other claims based on the nature and content of materials that we acquire, produce, license and/or distribute. We also may face potential liability for content used in promoting our service, including marketing materials. We are devoting more resources toward the development, production, marketing and distribution of original programming. We believe that original programming can help differentiate our service from other offerings, enhance our brand and otherwise attract and retain users. To the extent our original programming does not meet our expectations, in particular, in terms of costs, viewing and popularity, our business, including our brand and results of operations, may be adversely impacted. As we expand our original programming, we have become responsible for production costs and other expenses. We also take on risks associated with production, such as completion risk. To the extent we create and sell physical or digital merchandise relating to our original programming, and/or license such rights to third parties, we could become subject to product liability, intellectual property or other claims related to such products. We may decide to remove content from our service, not to place licensed or produced content on our service or discontinue or alter production of original content if we believe such content might not be well received by our users or could be damaging to our brand.

To the extent we do not accurately anticipate costs or mitigate risks, including for content that we obtain but ultimately does not appear on or is removed from our service, or if we become liable for content we acquire, produce, license and/or distribute, our business may suffer. Litigation to defend these claims could be costly and the expenses and damages arising from any liability or unforeseen production risks could harm our results of operations. We may not be indemnified against claims or costs of these types and we may not have insurance coverage for these types of claims.

We could be subject to economic, political, regulatory and other risks arising from our international operations.

Operating in international markets requires significant resources and management attention and will subject us to regulatory, economic and political risks that may be different from or incremental to those in the United States. In addition to the risks that we face in the United States, our international operations involve risks that could adversely affect our business, including:

•        new and different sources of competition;

•        different and more stringent user protection, data protection, privacy and other laws, including data localization requirements;

•        adverse tax consequences such as those related to changes in tax laws or tax rates or their interpretations, and the related application of judgment in determining our global provision for income taxes, deferred tax assets or liabilities or other tax liabilities given the ultimate tax determination is uncertain;

•        different or more onerous or costly rights society collection royalties and charges;

•        the need to adapt our content and user interfaces for specific cultural and language differences, including in-licensing a certain portion of our content assets before we have developed a full appreciation for its performance within a given territory;

•        difficulties in complying with territorial licenses;

•        difficulties and costs associated with staffing and managing foreign operations;

•        management distraction;

•        political or social unrest and economic instability;

•        compliance with U.S. laws such as the Foreign Corrupt Practices Act, export controls and economic sanctions, and local laws prohibiting corrupt payments to government officials;

•        difficulties in understanding and complying with local laws, regulations and customs in foreign jurisdictions;

•        regulatory requirements or government action against our service, whether in response to enforcement of actual or purported legal and regulatory requirements or otherwise, that results in disruption or non-availability of our service or particular content in the applicable jurisdiction;

•        foreign intellectual property laws, such as the EU copyright directive, or changes to such laws, which may be less favorable than U.S. law and, among other issues, may impact the economics of creating or distributing content, anti-piracy efforts, or our ability to protect or exploit intellectual property rights;

•        fluctuations in currency exchange rates, which we do not use foreign exchange contracts or derivatives to hedge against and which could impact revenues and expenses of our international operations and expose us to foreign currency exchange rate risk;

•        profit repatriation and other restrictions on the transfer of funds;

•        differing payment processing systems as well as consumer use and acceptance of electronic payment methods, such as payment cards;

•        censorship requirements that cause us to remove or edit content or make other accommodations that lead to consumer disappointment or dissatisfaction with our service;

•        low usage and/or penetration of internet-connected consumer electronic devices;

•        availability of reliable broadband connectivity and wide area networks in targeted areas for expansion;

•        integration and operational challenges as well as potential unknown liabilities in connection with companies we may acquire or control;

•        differing, and often more lenient, laws and consumer understanding/attitudes regarding the illegality of piracy;

•        negative impacts from trade disputes; and

•        implementation of regulations designed to stimulate the local production of film and TV series in order to promote and preserve local culture and economic activity, including local content quotas, investment obligations, and levies to support local film funds. For example, the European Union recently revised its Audio Visual Media Services Directive to require that European works comprise at least thirty (30) percent of media service providers’ catalogs, and to require prominence of those works.

Our failure to manage any of these risks successfully could harm our international operations and our overall business, and results of our operations.

We are potentially subject to taxation related risks in multiple jurisdictions, and changes in U.S. tax laws, in particular, could have a material adverse effect on our business, cash flow, results of operations or financial condition.

We are a U.S.-based company potentially subject to tax in multiple U.S. and non-U.S. tax jurisdictions. Significant judgment will be required in determining our global provision for income taxes, deferred tax assets or liabilities and in evaluating our tax positions on a worldwide basis. While we believe our tax positions are consistent with the tax laws in the jurisdictions in which we conduct our business, it is possible that these positions may be overturned by jurisdictional tax authorities, which may have a significant impact on our global provision for income taxes.

Tax laws are dynamic and subject to change as new laws are passed and new interpretations of the law are issued or applied. In particular, the United States recently enacted significant U.S. federal income tax reform, and certain provisions of this new U.S. federal income tax law may adversely affect us. This new U.S. federal income tax law requires complex computations that were not previously provided for under U.S. tax law. Furthermore, this new U.S. federal income tax law requires significant judgments to be made in interpretation of the law and significant estimates in the calculation of the provision for income taxes. Additional interpretive guidance may be issued by the U.S. Internal Revenue Service, the U.S. Department of the Treasury or another governing body that may significantly differ from the Company’s interpretation of this new U.S. federal income tax law, which may result in a material adverse effect on our business, cash flow, results of operations or financial condition. In addition, governmental tax authorities are increasingly scrutinizing the tax positions of companies. Many countries in the European Union, as well as a number of other countries and organizations such as the Organization for Economic Cooperation and Development, are actively considering changes to existing tax laws that, if enacted, could increase our tax obligations in countries where we do business. If U.S. or non-U.S. tax authorities change applicable tax laws, our overall taxes could increase, and our business, financial condition or results of operations may be adversely impacted.

If we fail to maintain or, in newer markets establish, a positive reputation with consumers concerning our service, including the content we offer, we may not be able to attract or retain users, and our operating results may be adversely affected.

We believe that a positive reputation with consumers concerning our service is important in attracting and retaining users who have a number of choices from which to obtain video entertainment. To the extent our content is perceived as low quality, offensive or otherwise not compelling to consumers, our ability to establish and maintain a positive reputation may be adversely impacted. To the extent our content is deemed controversial or offensive by government regulators, we may face direct or indirect retaliatory action or behavior, including being required to remove such content from our service, and our entire service could be banned and/or become subject to heightened regulatory scrutiny across our business and operations. Furthermore, to the extent our marketing, customer service and public relations efforts are not effective or result in negative consumer reaction, our ability to establish and maintain a positive reputation may likewise be adversely impacted. Lastly, to the extent we suffer any security vulnerabilities, bugs, errors or other performance failures, our ability to establish and maintain a positive reputation may be adversely impacted. With newer markets, we also need to establish our reputation with consumers and to the extent we are not successful in creating positive impressions, our business in these newer markets may be adversely impacted.

We rely upon a number of partners to make our service available on their platforms and devices.

We currently offer users the ability to receive streaming content through a host of screens and devices, including televisions, set-top boxes, computers, streaming media players, game consoles and mobile devices. We have executed a number of distribution agreements with MVPDs, vMVPDs and digital distributors including Amazon, YouTube TV, Roku, Comcast, Cox Communications, Dish Network, Sling TV, and others. The future results of these distribution agreements are uncertain and we can provide no assurance that our distribution partners can generate the number of paying subscribers to our SVoD service in an amount adequate to produce the revenue required to maintain business operations. In many instances, our agreements also include provisions by which the distribution partner bills consumers directly for the CuriosityStream service or otherwise offers services or products in connection with offering our service. We intend to continue to broaden our relationships with existing partners and to increase our capability to stream our content to other platforms, partners and territories over time. If we are not successful in maintaining existing and creating new relationships, or if we encounter technological, content licensing, regulatory, business or other impediments to delivering our streaming content to our users via these devices and platforms and in these territories, our ability to retain users and grow our business could be adversely impacted.

Our agreements with our partners are typically between one and three years in duration and our business could be adversely affected if, upon expiration, a number of our partners do not continue to provide access to our service or are unwilling to do so on terms acceptable to us, which terms may include the degree of accessibility and prominence of our service. Furthermore, while devices are manufactured and sold by entities other than CuriosityStream, the connection between these devices and CuriosityStream may nonetheless result in consumer dissatisfaction toward CuriosityStream and such dissatisfaction could result in claims against us or otherwise adversely impact our business. In addition, technology changes to our streaming functionality may require that partners update their devices. If partners do not update or otherwise modify their devices, our service and our users’ use and enjoyment could be negatively impacted.

Distributors’ failure to promote our content could adversely affect our revenue and could adversely affect our business results.

We will not always control the timing and manner in which our licensed distributors distribute our content offerings. However, their decisions regarding the timing of release and promotional support are important in determining success. Any decision by those distributors not to distribute or promote our content or to promote our competitors’ content to a greater extent than they promote our content could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

Any significant disruption in or unauthorized access to our computer systems or those of third parties that we utilize in our operations, including those relating to cybersecurity or arising from cyber-attacks, could result in a loss or degradation of service, unauthorized disclosure of data, including user and corporate information, or theft of intellectual property, including digital content assets, which could adversely impact our business.

Our reputation and ability to attract, retain and serve our users is dependent upon the reliable performance and security of our computer systems, mobile and other user applications, and those of third parties that we utilize in our operations. These systems may be subject to cyber incident, damage or interruption from earthquakes, adverse weather conditions, lack of maintenance due to the COVID-19 pandemic, other natural disasters, terrorist attacks, power loss or telecommunications failures. Interruptions in, destruction or manipulation of these systems, or with the internet in general, could make our service unavailable or degraded or otherwise hinder our ability to deliver streaming content. Service interruptions, errors in our software or the unavailability of computer systems used in our operations, delivery or user interface could diminish the overall attractiveness of our user service to existing and potential users.

Our computer systems, mobile and other applications and systems of third parties we use in our operations are vulnerable to cybersecurity risks, including cyber-attacks and loss of confidentiality, integrity or availability, both from state-sponsored and individual activity, such as hacks, unauthorized access, computer viruses, denial of service attacks, physical or electronic break-ins and similar disruptions and destruction. Such systems may periodically experience directed attacks intended to lead to interruptions and delays in our service and operations as well as loss, misuse or theft of data or intellectual property. Any attempt by hackers to obtain our data (including user and corporate information) or intellectual property (including digital content assets), disrupt our service, or otherwise access our systems, or those of third parties we use, if successful, could harm our business, be expensive to remedy, expose us to potential liability and damage our reputation. We have implemented certain systems and processes to thwart hackers and protect our data and systems. From time to time, we have experienced an unauthorized release of certain digital content assets, however, to date these unauthorized releases have not had a material impact on our service or systems. There is no assurance that hackers may not have a material impact on our service or systems in the future. There is no 100% security guarantee. Our insurance does not cover expenses related to such disruptions, losses or unauthorized access. Efforts to prevent hackers from disrupting our service or otherwise accessing our systems are expensive to implement and may limit the functionality of or otherwise negatively impact our service offering and systems. Any significant disruption to our service or access to our systems could result in a loss of users, liability and adversely affect our business and results of operation.

We utilize our own communications and computer hardware systems located either in our facilities or in that of a third-party web hosting provider. In addition, we utilize third-party “cloud” computing services in connection with our business operations. We also utilize our own and third-party content delivery networks to help us stream factual entertainment in high volume to CuriosityStream users over the internet. Problems faced by us or our third-party Web hosting, “cloud” computing, or other network providers, including technological or business-related disruptions, as well as cybersecurity threats, could adversely impact the experience of our users.

Changes in competitive offerings for video entertainment, including the potential rapid adoption of piracy-based video offerings, could adversely impact our business.

The market for video entertainment is intensely competitive and subject to rapid change. Through new and existing distribution channels, consumers have increasing options to access video entertainment. The various economic models underlying these channels include subscription, transactional, ad-supported and piracy-based models. All of these have the potential to capture meaningful segments of the video entertainment market. Piracy, in particular, threatens to damage our business. Piracy’s fundamental proposition to consumers is compelling and difficult to compete against, as virtually all content is free. Further, in light of the compelling consumer proposition, piracy services are subject to rapid global growth. Traditional providers of video entertainment, including broadcasters and cable network operators, as well as internet-based e-commerce or video entertainment providers are increasing their internet-based video offerings. Several of these competitors have long operating histories, large customer bases, strong brand recognition and significant financial, marketing and other resources. They may secure better terms from suppliers, adopt more aggressive pricing and devote more resources to product development, technology, infrastructure, content acquisitions and marketing. New entrants may enter the market or existing providers may adjust their services with unique offerings or approaches to providing video entertainment.

Companies also may enter into business combinations or alliances that strengthen their competitive positions. If we are unable to successfully or profitably compete with current and new competitors, our business will be adversely affected, and we may not be able to increase or maintain market share and revenues or achieve profitability.

Privacy concerns could limit our ability to collect and leverage our user data and disclosure of user data could adversely impact our business and reputation.

In the ordinary course of business and in particular in connection with content acquisition and merchandising our service to our users, we collect and utilize data supplied by or obtained from our users. We currently face certain legal obligations regarding the manner in which we treat such information, including the EU’s General Data Protection Regulation or the “GDPR” and the California Consumer Privacy Act (“CCPA”). The GDPR, which went into effect in May 2018, imposes strict requirements for processing the personal data of individuals within the European Economic Area (“EEA”). Companies that must comply with the GDPR face increased compliance obligations and risk, including more robust regulatory enforcement of data protection requirements and potential fines for noncompliance of up to €20 million or 4% of the annual global revenues of the noncompliant company, whichever is greater. Data privacy laws in the EU are developing rapidly and, in July 2020, the Court of Justice of the European Union limited how organizations could lawfully transfer personal data from the EEA to the United States by invalidating the Privacy Shield. Relatedly, following the United Kingdom’s withdrawal from the EEA and the EU, and the expiry of the transition period, companies have to comply with both the GDPR and the GDPR as incorporated into United Kingdom national law, the latter regime having the ability to separately fine up to the greater of £17.5 million or 4% of global turnover. The relationship between the United Kingdom and the EU in relation to certain aspects of data protection law remains unclear, for example around how data can lawfully be transferred between each jurisdiction, which may expose us to further compliance risk.

Further, the CCPA went into effect on January 1, 2020, which, among other things, imposes new data privacy obligations on covered companies and provides expanded privacy rights to California residents, including the right to access, delete and opt out of certain disclosures of their information. The CCPA provides for civil penalties for violations, as well as a private right of action with statutory damages for certain data breaches, which may increase the frequency and likelihood of data breach litigation. Further, the California Privacy Rights Act (“CPRA”) recently passed in California. The CPRA will impose additional data protection obligations on covered businesses, including additional consumer rights processes, limitations on data uses, new audit requirements for higher risk data, and opt outs for certain uses of sensitive data. It will also create a new California data protection agency authorized to issue substantive regulations and could result in increased privacy and information security enforcement. The majority of the provisions will go into effect on January 1, 2023, and additional compliance investment and potential business process changes may be required.

The global data protection landscape is rapidly evolving, and we are or may become subject to numerous state, federal and foreign laws, requirements and regulations governing the collection, use, disclosure, retention, and security of personal data. Implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future, and we cannot yet determine the impact future laws, regulations, standards, or perception of their requirements may have on our business. This evolution may create uncertainty in our business, affect our ability to operate in certain jurisdictions or to collect, store, transfer use and share personal information, necessitate the acceptance of more onerous obligations in our contracts, result in liability or impose additional costs on us. The cost of compliance with these laws, regulations and standards is high and is likely to increase in the future. Any actual or perceived failure to comply with the GDPR, the CCPA, the CPRA, other data privacy laws or regulations, or related contractual or other obligations, or any perceived privacy rights violation, could lead to investigations, claims, and proceedings by governmental entities and private parties, damages for contract breach, and other significant costs, penalties, and other liabilities, as well as harm to our reputation and market position.

Other businesses have been criticized by privacy groups and governmental bodies for attempts to link personal identities and other information to data collected on the internet regarding users’ browsing and other habits. Increased regulation of data utilization practices, including new and evolving laws globally, self-regulation, or findings under existing laws that limit our ability to collect, transfer and use data, could have an adverse effect on our business. In addition, if we were to disclose data about our users in a manner that was objectionable to them, including pursuant to governmental process, our business reputation could be adversely affected, and we could face potential legal claims, reputational loss, or enforcement actions that could impact our operating results. Internationally, we may become subject to additional and/or more stringent legal obligations concerning our treatment of customer and other personal information, and data generally, such as laws regarding data localization and/or restrictions on data export. Failure to comply with these obligations could subject us to liability, and to the extent that we need to alter our business model or practices to adapt to these obligations, we could incur additional expenses.

Our reputation and relationships with users would be harmed if our user data, particularly billing data, were to be accessed by unauthorized persons.

We maintain personal data regarding our users, including names and email addresses. This data is maintained on our own systems as well as that of third parties we use in our operations. With respect to billing data, such as credit card numbers, we and our subscribers rely on third parties to collect and secure such information. We take measures to protect against unauthorized intrusion into our users’ data. Despite these measures we, our payment processing services or other third party services we use such as Amazon Web Services (“AWS”), Stripe or PayPal, could experience an unauthorized intrusion into our users’ data. We also may be required to notify regulators about any actual or perceived data breach (including the EU Lead Data Protection Authority) as well as the individuals who are affected by the incident within strict time periods. In the event of such a breach, current and potential users may become unwilling to provide the information to us necessary for them to become users. Additionally, we could face legal claims or regulatory fines or penalties for such a breach. The costs relating to any data breach could be material, even though we currently carry insurance against the risk of a data breach. We also maintain employment and personal information concerning our employees. Should an unauthorized intrusion into our users’ or employees’ data occur, our business could be adversely affected and our broader reputation with respect to data protection could be negatively impacted.

We are subject to payment processing risk.

Our users pay for our service using a variety of different payment methods, including credit and debit cards, gift cards, direct debit and online wallets. We rely on third parties to process payment. Acceptance and processing of these payment methods are subject to certain rules and regulations and require payment of interchange and other fees. To the extent there are disruptions in our payment processing systems, increases in payment processing fees, material changes in the payment ecosystem, such as large re-issuances of payment cards, delays in receiving payments from payment processors and/or changes to rules or regulations concerning payment processing, our revenue, operating expenses and results of operation could be adversely impacted. In certain instances, we leverage third parties such as our MVPDs and other partners to bill subscribers on our behalf. If these third parties become unwilling or unable to continue processing payments on our behalf, we would have to find alternative methods of collecting payments, which could adversely impact user acquisition and retention. In addition, from time to time, we encounter fraudulent use of payment methods, which could impact our results of operation and if not adequately controlled and managed could create negative perceptions of our service.

We rely upon Amazon Web Services to operate certain aspects of our service and any disruption of or interference with our use of Amazon Web Services would impact our operations and our business would be adversely impacted.

AWS provides a distributed computing infrastructure platform for business operations, or what is commonly referred to as a “cloud” computing service. We have architected our software and computer systems so as to utilize data processing, storage capabilities and other services provided by AWS. Currently, we run the vast majority of our computing on AWS. In addition, Amazon’s retail division competes with us for users, and Amazon could use, or restrict our use of, AWS to gain a competitive advantage against us. Because we rely heavily on AWS for computing infrastructure and we cannot easily switch our AWS operations to another cloud provider, any disruption of or interference with our use of AWS would impact our operations and our business would be adversely impacted.

If the technology we use in operating our business fails, is unavailable, or does not operate to expectations, our business and results of operation could be adversely impacted.

We utilize a combination of proprietary and third-party technology to operate our business. This includes the technology that we have developed to recommend and promote content to our consumers as well as enable fast and efficient delivery of content to our users and their various consumer electronic devices. If our recommendation and promotion capabilities do not enable us to predict and recommend titles that our users will enjoy, our ability to attract and retain users may be adversely affected. We also utilize third-party technology to help market our service, process payments and otherwise manage the daily operations of our business. If our technology or that of third parties we utilize in our operations fails or otherwise operates improperly, including as a result of “bugs” in our development and deployment of software, our ability to operate our service, retain existing users and add new users may be impaired. Any harm to our users’ personal computers or other devices caused by software used in our operations could have an adverse effect on our business, results of operations and financial condition.

Interruptions or delays in service arising from our own systems or from our third-party vendors could impair the delivery of our service and harm our business.

We rely on systems housed at our own premises and at those of third-party vendors, including network service providers and data center facilities, to enable viewers to stream our content in a dependable and efficient manner. We have experienced, and expect to continue to experience, periodic service interruptions and delays involving our own systems and those of our third-party vendors. We do not currently maintain live fail-over capability that would allow us to instantaneously switch our streaming operations from AWS to another in the event of a service outage at AWS. We house the primary, current copy of our library database at our main premises. We update copies of our content on a weekly basis and house these copies offsite. Both our own facilities and those of our third-party vendors are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures and similar events. They also are subject to break-ins, hacking, denial of service attacks, sabotage, intentional acts of vandalism, terrorist acts, natural disasters, human error, the financial insolvency of our third-party vendors and other unanticipated problems or events. The occurrence of any of these events could result in interruptions in our service and the unauthorized access to, or alteration of, the content and data contained on our systems and that these third-party vendors store and deliver on our behalf.

We do not exercise complete control over our third-party vendors, which makes us vulnerable to any errors, interruptions, or delays in their operations. Any disruption in the services provided by these vendors could have significant adverse impacts on our business reputation, customer relations and operating results. Upon expiration or termination of any of our agreements with third party vendors, we may not be able to replace the services provided to us in a timely manner or on terms and conditions, including service levels and cost, that are favorable to us, and a transition from one vendor to another vendor could subject us to operational delays and inefficiencies until the transition is complete.

We may not be able to generate sufficient cash to service our obligations and any debt we incur.

Our ability to make payments on our obligations and any debt we incur in the future will depend on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. In each of the last three years, our cash flows from operating activities have been negative. We may be unable to attain a level of cash flows from operating activities or maintain the level of liquidity sufficient to permit us to pay our obligations, including amounts due under our streaming content obligations, and the principal, premium, if any, and interest on any debt we incur. We may or may not be able to accurately predict the ultimate impact on our levels of liquidity from our cash flows and such predictions are subject to change.

If we are unable to service our obligations and any debt we incur from cash flows, we may need to refinance or restructure all or a portion of such obligations prior to maturity. Our ability to refinance or restructure obligations and any debt we incur will depend upon the condition of the capital markets and our financial condition at such time. Any refinancing or restructuring could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. If our cash flows are insufficient to service our then-existing debt and other obligations, we may not be able to refinance or restructure any of these obligations on commercially reasonable terms or at all and any refinancing or restructuring could have a material adverse effect on our business, results of operations or financial condition.

If our cash flows are insufficient to fund our obligations and any debt we incur in the future and we are unable to refinance or restructure these obligations, we could face substantial liquidity problems and may be forced to reduce or delay investments and capital expenditures or to sell material assets or operations to meet our then-existing debt and other obligations. We cannot assure you that we would be able to implement any of these alternative measures on satisfactory terms or at all or that the proceeds from such alternatives would be adequate to meet any debt or other obligations then due. If it becomes necessary to implement any of these alternative measures, our business, results of operations or financial condition could be materially and adversely affected.

Some of our services and technologies may use open source software, which may restrict how we use or distribute our service or require that we release the source code of certain services subject to those licenses.

Some of our services and technologies may incorporate software licensed under open source licenses. Such open source licenses often require that source code subject to the license be made available to the public and that any modifications or derivative works to open source software continue to be licensed under open source licenses. Few courts have interpreted open source licenses, and the manner in which these licenses may be interpreted and enforced is therefore subject to some uncertainty. We rely on multiple employee and non-employee software programmers to design our proprietary technologies, and since we may not be able to exercise complete control over the development efforts of all such programmers we cannot be certain that they have not incorporated open source software into our products and services without our knowledge, or that they will not do so in the future. In the event that portions of our proprietary technology are determined to be subject to certain open source licenses, we may be required to publicly release the affected portions of our source code, be forced to re-engineer all or a portion of our technologies, or otherwise be limited in the licensing of our technologies, each of which could reduce the value of our services and technologies and materially and adversely affect our ability to sustain and grow our business.

If government regulations relating to the internet or other areas of our business change, we may need to alter the manner in which we conduct our business or incur greater operating expenses.

The adoption or modification of laws or regulations relating to the internet, telecommunications or other areas of our business could limit or otherwise adversely affect the manner in which we currently conduct our business. As our service and others like us gain traction in international markets, governments are increasingly looking to introduce new or extend legacy regulations to these services, in particular those related to broadcast media, content obligations or restrictions, treatment of intellectual property, net neutrality or payment for transmission and tax. For example, recent changes to European law enables individual member states to impose levies and other financial obligations on media operators located outside their jurisdiction. We anticipate that several jurisdictions may, over time, impose greater financial and regulatory obligations on us. In addition, the continued growth and development of the market for online commerce may lead to more stringent consumer protection laws, which may impose additional burdens on us. If we are required to comply with new regulations or legislation or new interpretations of existing regulations or legislation, this compliance could cause us to incur additional expenses or alter our business model.

Changes in laws or regulations that adversely affect the growth, popularity or use of the internet, including laws impacting net neutrality, could decrease the demand for our service and increase our cost of doing business. Certain laws intended to prevent network operators from discriminating against the legal traffic that traverse their networks have been implemented in many countries, including across the European Union. In others, the laws may be nascent or non-existent. Furthermore, favorable laws may change, including for example, in the United States where net neutrality regulations were somewhat recently repealed. Given uncertainty around these rules, including changing interpretations, amendments or repeal, coupled with potentially significant political and economic power of local network operators, we could experience discriminatory or anti-competitive practices that could impede our growth, cause us to incur additional expense or otherwise negatively affect our business.

Changes in how network operators handle and charge for access to data that travel across their networks could adversely impact our business.

We rely upon the ability of consumers to access our service through the internet. If network operators block, restrict or otherwise impair access to our service over their networks, our service and business could be negatively affected. To the extent that network operators implement usage based pricing, including meaningful bandwidth caps, or otherwise try to monetize access to their networks by data providers, we could incur greater operating expenses and our user acquisition and retention could be negatively impacted. Furthermore, to the extent network operators create tiers of internet access service and either charge us for or prohibit us from being available through these tiers, our business could be negatively impacted.

Most network operators that provide consumers with access to the internet also provide these consumers with multichannel video programming. As such, many network operators have an incentive to use their network infrastructure in a manner adverse to our continued growth and success. To the extent that network operators are able to provide preferential treatment to their data as opposed to ours or otherwise implement discriminatory network management practices, our business could be negatively impacted.

If our trademarks and other proprietary rights are not adequately protected to prevent use or appropriation by our competitors, the value of our brand and other intangible assets may be diminished and our business may be adversely affected.

We rely and expect to continue to rely on a combination of confidentiality and license agreements with our employees, consultants and third parties with whom we have relationships, as well as trademark and copyright laws, to protect our proprietary rights. We may also seek to enforce our proprietary rights through court proceedings or other legal actions. We have filed and we expect to file from time to time for trademark applications. Nevertheless, these applications may not be approved, third parties may challenge any copyrights or trademarks issued to or held by us, third parties may knowingly or unknowingly infringe our intellectual property rights, and we may not be able to prevent infringement or misappropriation without substantial expense to us. If the protection of our intellectual property rights is inadequate to prevent use or misappropriation by third parties, the value of our brand and other intangible assets may be diminished, competitors may be able to more effectively mimic our service and methods of operations, the perception of our business and service to users and potential users may become confused in the marketplace, and our ability to attract users may be adversely affected.

We currently hold various domain names relating to our brand, including www.curiositystream.com. Failure to protect our domain names could adversely affect our reputation and brand and make it more difficult for users to find our website and our service. We may be unable, without significant cost or at all, to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

Intellectual property claims against us could be costly and result in the loss of significant rights related to, among other things, our website, streaming technology, our recommendation and promotion capabilities, title selection processes and marketing activities.

Trademark, copyright and other intellectual property rights are important to us and other companies. Our intellectual property rights extend to our technology, business processes and the content we produce and distribute through our website. We use the intellectual property of third parties in creating some of our content and marketing our service through contractual and other rights. From time to time, third parties may allege that we have violated their intellectual property rights. If we are unable to obtain sufficient rights, successfully defend our use, or develop non-infringing technology or otherwise alter our business practices on a timely basis in response to claims against us for infringement, misappropriation, misuse or other violation of third-party intellectual property rights, our business and competitive position may be adversely affected. Many companies are devoting significant resources to developing patents that could potentially affect many aspects of our business. There are numerous patents that broadly claim means and methods of conducting business on the internet. We have not searched patents relative to our technology. Defending ourselves against intellectual property claims, whether they are with or without merit or are determined in our favor, results in costly litigation and diversion of technical and management personnel. It also may result in our inability to use our current website, streaming technology, our recommendation and promotion capability or inability to market our service. We may also have to remove content from our service. As a result of a dispute, we may have to develop non-infringing technology, enter into royalty or licensing agreements, adjust our content, marketing activities or take other actions to resolve the claims. These actions, if required, may be costly or unavailable on terms acceptable to us.

From time to time, we may be engaged in legal proceedings that could cause us to incur unforeseen expenses and could occupy a significant amount of our management’s time and attention.

From time to time, we may be subject to litigation or claims that could negatively affect our business operations and financial position. As we grow, we would expect to be involved in litigation from time to time. These matters could include copyright and other claims related to our content, use of music, patent infringements, employment claims as well as consumer and securities class actions, each of which are typically expensive to defend.

Litigation disputes could cause us to incur unforeseen expenses, result in content unavailability, service disruptions and otherwise occupy a significant amount of our management’s time and attention, any of which could negatively affect our business operations and financial position.

We have a substantial amount of obligations, including streaming content obligations, which, together with any debt we incur in the future, could adversely affect our financial position.

We have a substantial amount of obligations, including streaming content obligations. Moreover, we expect to incur substantial indebtedness in the future and to incur other obligations, including additional streaming content obligations. As of September 30, 2020, we had approximately $2.2 million of total content liabilities as reflected on our balance sheet. Such amount does not include streaming content commitments that do not meet the criteria for liability recognition, the amounts of which are significant. For more information on our streaming content obligations, including those not on our balance sheet, see Note 13 in the accompanying notes to our audited financial statements for the years ended December 31, 2019 and 2018 included herein. Our obligations, including streaming content obligations, may:

•        make it difficult for us to satisfy our other financial obligations;

•        limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions or other general business purposes;

•        limit our ability to use our cash flow or obtain additional financing for future working capital, capital expenditures, acquisitions or other general business purposes;

•        require us to use a substantial portion of our cash flow from operations to make debt service payments and pay our other obligations when due;

•        limit our flexibility to plan for, or react to, changes in our business and industry;

•        place us at a competitive disadvantage compared to our less leveraged competitors; and

•        increase our vulnerability to the impact of adverse economic and industry conditions.

Our streaming obligations to licensors include large multi-year commitments. As a result, we may be unable to react to any downturn in the economy or reduction in our cash flows from operations by reducing our streaming content obligations in the near-term. This could result in our needing to access the capital markets at an unfavorable time, which may negatively impact our business.

We may find it difficult to successfully compete without significant capital investment or loans beyond what is available to us in current and future capital raising efforts.

Competing in the global media marketplace requires considerable financial resources, especially in the direct-to-consumer SVoD business sector, which requires substantial advertising and marketing expenditures to build widespread brand awareness to a level that produces subscribers. For example, Netflix alone spent approximately $2.6 billion on marketing in the fiscal year ended December 31, 2019. In a global media marketplace with competitors spending greater amounts on programming and marketing than we do, we may find it difficult to successfully compete without significant capital investment or loans beyond what is available to us in current and future capital raising efforts. No assurance can be provided that we can successfully acquire the amount of capital resources required to successfully compete and survive as a business.

We may lose key employees or may be unable to hire qualified employees.

We rely on the continued service of our senior management and other key individuals, including the founder of Legacy CuriosityStream and Chairman John Hendricks and our President and Chief Executive Officer Clint Stinchcomb, members of our executive team and other key employees and the hiring of new qualified employees. In our industry, there is substantial and continuous competition for highly skilled business, product development, technical and other personnel. We may not be successful in recruiting new personnel and in retaining and motivating existing personnel, which may be disruptive to our operations. In addition, from time to time, there may be changes in our management team that may be disruptive to our business. If our management team, including any new hires that we make, fails to work together effectively and to execute our plans and strategies on a timely basis, our business could be harmed. Our effort to retain and develop personnel may also result in significant additional expenses, which could adversely affect our profitability.

Changes in how we market our service, or increases in our advertising rates, could adversely affect our marketing expenses and user levels may be adversely affected.

We utilize a broad mix of marketing and public relations programs, including social media sites, to promote our service to potential new users. We may limit or discontinue use or support of certain marketing sources or activities if advertising rates increase or if we become concerned that users or potential users deem certain marketing practices intrusive or damaging to our brand. If the available marketing channels are curtailed, our ability to attract new users may be adversely affected.

Companies that promote our service and/or host our advertisements may decide that we negatively impact their business or may make business decisions that in turn negatively impact us. For example, if they decide that they want to compete more directly with us, enter a similar business or exclusively support our competitors, we may no longer have access to their marketing channels or they may charge us higher advertising rates, preventing us from advertising at competitive and/or reasonable rates. We also acquire a number of users who rejoin our service after having previously cancelled their subscription. If we are unable to maintain or replace our sources of subscriptions with similarly effective sources, or if the cost of our existing subscription increases, our subscription levels and marketing expenses may be adversely affected.

We utilize marketing to promote our content and drive viewing by our users. To the extent we promote our content inefficiently or ineffectively, we may not obtain the expected acquisition and retention benefits and our business may be adversely affected.

Emerging industry trends in digital advertising may pose challenges for our ability to forecast or optimize our advertising inventory, which may adversely impact our ability to capture advertising spend.

The digital advertising industry is introducing new ways to measure and price advertising inventory. In the absence of a uniform industry standard, agencies and advertisers have adopted several different measurement methodologies and standards. In addition, measurement services may require technological integrations, which are still being evaluated by the advertising industry without an agreed-upon industry standard metric. As these trends in the industry continue to evolve, our sponsorship and advertising fees may be adversely affected by the availability, accuracy and utility of the available analytics and measurement technologies as well as our ability to successfully implement and operationalize such technologies and standards.

Further, the digital advertisement industry is shifting to data-driven technologies and advertising products, such as automated buying. These data-driven advertising products and automated buying technologies allow publishers and advertisers to use data to target advertising toward specific groups of users who are more likely to be interested in the advertisement message delivered to them. In addition, we rely on third-party advertising technology platforms to participate in automated buying, and if these platforms cease to operate or experience instability in their business models, it also may adversely affect our ability to capture advertising spend.

Our user metrics and other estimates are subject to inherent challenges in measurement, and real or perceived inaccuracies in those metrics may seriously harm and negatively affect our reputation and our business.

We regularly review key metrics related to the operation of our business, including, but not limited to monthly active users (“MAUs”) and user churn, to evaluate growth trends, measure our performance, and make strategic decisions. These metrics are calculated using internal company data and have not been validated by an independent third party. While these numbers are based on what we believe to be reasonable estimates of our user base for the applicable period of measurement, there are inherent challenges in measuring how our service is used across populations globally.

Errors or inaccuracies in our metrics or data could result in incorrect business decisions and inefficiencies. For instance, if a significant understatement of churn or overstatement of MAUs were to occur, we may expend resources to implement unnecessary business measures or fail to take required actions to attract a sufficient number of users to satisfy our growth strategies.

Some of our demographic data also may be incomplete or inaccurate because users self-report their personal information. Consequently, the personal data we have may differ from our users’ actual information. If sponsors, advertisers, partners or investors do not perceive our user, geographic or other demographic metrics to be accurate representations of our user base, or if we discover material inaccuracies in our user, geographic, or other demographic metrics, our reputation may be seriously harmed. See “— We are at risk of attempts at unauthorized access to our service, and failure to effectively prevent and remediate such attempts could have an adverse impact on our business, operating results, and financial condition.”

We rely on subscription data provided by our third-party distributors and platform partners that has not been independently verified and inaccuracies in that data may seriously harm and adversely affect our reputation and our business.

Our calculation of total paying subscribers includes the subscribers who are accessing our service via a third-party distributor or platform partner. We rely on these third-party distributors and platform partners to provide us with subscriber data. This data is based on verbal, unpublished or confidential reports and has not been validated by us or an independent third party. We use this data, among other things, to evaluate growth trends, measure our performance and make strategic decisions. Reliance on such unconfirmed or unpublished data could lead us to make incorrect calculations, incorrect business decisions or inefficiencies, particularly if these third parties provide inaccurate or incomplete data. If any of the foregoing were to occur, our reputation and business could be seriously harmed or adversely affected.

We are at risk of attempts at unauthorized access to our service, and failure to effectively prevent and remediate such attempts could have an adverse impact on our business, operating results and financial condition.

We may be impacted by attempts of third parties to manipulate and exploit our software for the purpose of gaining unauthorized access to our service. If in the future we fail to successfully detect and address such issues, it may have artificial effects on our key performance indicators, such as advertising reach. It should be noted that since unauthorized access to our service may in the future happen through exploitation of software vulnerabilities, once a new method of doing so is developed by third parties, the level of unauthorized access (and attendant negative financial impact described above, if at all) may increase over time as third parties share the method until we find a way to prevent the unauthorized access, assuming we are able to do so at all. Additionally, individuals using unauthorized versions of our application are unlikely to subscribe to our paid CuriosityStream service. Moreover, once we detect and correct such unauthorized access and any key performance indicators it affects, investor confidence in the integrity of our key performance indicators could be undermined. These could have a material adverse impact on our business, operating results and financial condition.

Our business emphasizes rapid innovation and prioritizes long-term user engagement over short-term financial condition or results of operations. That strategy could have an adverse impact on our business, operating results and financial condition.

Our business is growing and becoming more complex, and our success depends on our ability to quickly develop and launch new and innovative services. We believe our culture fosters this goal. Our focus on complexity and quick reactions could result in unintended outcomes or decisions that are poorly received by our users, advertisers, sponsors or partners. Our culture also prioritizes our long-term user engagement over short-term financial condition or results of operations. We frequently make decisions that may reduce our short-term revenue or profitability if we believe that the decisions benefit the aggregate user experience and will thereby improve our financial performance over the long-term. For example, in August 2018 we reduced our monthly and annual subscription prices for our HD service from $5.99 and $59.99 to $2.99 and $19.99, respectively. We also regularly run promotions discounting our service plans from their published prices. For example, in the second quarter of 2020 we ran an $11.99 promotion for an annual subscription. No assurance can be provided that such price reductions will produce an increase in subscribers to a level adequate to support sponsorship sales or generate revenue in an amount required to maintain business operations. These decisions may not produce the long-term benefits that we expect, in which case, our user growth and engagement, our relationships with advertisers, sponsors and partners, as well as our business, operating results and financial condition could be seriously harmed.

We may acquire other companies or technologies, which could divert management’s attention and otherwise disrupt our operations and harm our operating results. We may fail to acquire companies whose market power or technology could be important to the future success of our business.

We may, in the future, seek to acquire or invest in other companies or technologies that we believe could complement or expand our service, enhance our technical capabilities or otherwise offer growth opportunities. Pursuit of future potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating and pursuing suitable acquisitions, whether or not they are consummated. In addition, we have limited experience acquiring and integrating other businesses. We may be unsuccessful in integrating any business we may acquire in the future, and we may fail to acquire companies whose market power or technology could be important to the future success of our business.

We also may not achieve the anticipated benefits from any acquired business due to a number of factors, including:

•        unanticipated costs or liabilities associated with the acquisition, including costs or liabilities arising from the acquired companies’ failure to comply with intellectual property laws and licensing obligations they are subject to;

•        difficulty incorporating acquired technology systems and platforms;

•        risks of entering new markets;

•        incurrence of acquisition-related costs;

•        diversion of management’s attention from other business concerns;

•        regulatory uncertainties;

•        harm to our existing business relationships with business partners as a result of the acquisition;

•        harm to our brand and reputation;

•        the potential loss of key employees;

•        use of resources that are needed in other parts of our business; and

•        use of substantial portions of our available cash to consummate the acquisition.

In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquire goodwill, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our operating results based on this impairment assessment process. Acquisitions also could result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our operating results. In addition, if an acquired business fails to meet our expectations, our operating results, business and financial condition may suffer.

Risks Relating to Ownership of Common Stock

Because there are no current plans to pay cash dividends on our Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your Common Stock for a price greater than that which you paid for it.

We intend to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of our Common Stock will be at the sole discretion of our Board. Our Board may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on the payment of dividends by us to our stockholders or by our subsidiaries to us and such other factors as our Board may deem relevant. In addition, our ability to pay dividends is limited by covenants of our existing and outstanding indebtedness and may be limited by covenants of any future indebtedness we incur. As a result, you may not receive any return on an investment in our Common Stock unless you sell our Common Stock for a price greater than that which you paid for it.

Future sales, or the perception of future sales, by us or our stockholders in the public market could cause the market price for our Common Stock to decline.

The sale of shares of our Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that it deems appropriate.

Upon the closing of this offering, we expect to have outstanding an aggregate of 46,806,479 shares of Common Stock (or 47,781,479 shares if the underwriters exercise their option to purchase additional shares), based on 40,306,479 shares outstanding on January 29, 2021 and including the 6,500,000 shares of Common Stock offered by us in this offering (and an additional 975,000 underlying the underwriters option to purchase additional shares from us). All of these shares will be freely tradable without restriction or further registration under the Securities Act, except for shares of Common Stock held by certain of our “affiliates,” as that term is defined in Rule 144 under the Securities Act (“Rule 144”), whose sales would be subject to the restrictions on resale set forth in Rule 144.

In connection with this offering, we, and our executive officers and directors have entered into lock-up agreements with the underwriters of this offering, under which we, and certain of our executive officers and directors have agreed, or will agree, that, subject to certain exceptions, we and they will not sell, dispose of or hedge any shares or any securities convertible into or exchangeable for shares of our Common Stock for 90 days following the date of this prospectus. Certain of our directors have entered into lock-up agreements on the same terms, but for a period of 60-days following the date of this prospectus. At any time and without public notice, BofA Securities, Inc. may, in its sole discretion, release all or some of the securities.

In connection with the Merger, Legacy CuriosityStream’s directors and officers agreed with SAQN, subject to certain exceptions for PIPE Shares, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of our Common Stock for a period of 180 days extending from the date of the Closing.

In connection with SAQN’s IPO, the Sponsor agreed to a one-year lock-up of its Founder Shares (and any shares of common stock issuable upon conversion thereof) following the Closing. On November 18, 2020, in connection with the Sponsor’s distribution of the Founder Shares to its members, each member agreed to become subject to this lock-up.

Upon the expiration or waiver of the lock-ups described above, these shares will be eligible for resale, subject to volume, manner of sale and other limitations under Rule 144. In addition, pursuant to the Investor Rights Agreement, Legacy CuriosityStream’s directors and officers will have the right, subject to certain conditions, to require us to register the sale of their shares of our Common Stock under the Securities Act on or after April 12, 2021.

By exercising their registration rights and selling a large number of shares, these stockholders could cause the prevailing market price of our Common Stock to decline.

In addition, the shares of our Common Stock reserved for future issuance under our equity incentive plans will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. A total of 7,725,000 shares of our Common Stock were initially reserved for future issuance under our equity incentive plans. The compensation committee of our Board may determine the exact number of shares to be reserved for future issuance under our equity incentive plans at its discretion. These shares were registered under a Registration Statement on Form S-8 (File No. 333-249556) on December 14, 2020.

In the future, we may also issue our securities in connection with investments or acquisitions. The amount of shares of our Common Stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of Common Stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to our stockholders.

We have broad discretion over the use of net proceeds we receive from the sale of shares of Common Stock in this offering, and despite our efforts may not use them in a manner that increases the value of your investment.

Our management has broad discretion to use the net proceeds we receive from the sale of shares of Common Stock in this offering for general corporate purposes and could spend these funds in ways that do not improve our results of operations or enhance the value of our Common Stock. The failure by our management to apply these funds effectively could have an adverse effect on our business and cause the price of our Common Stock to decline.

The underwriters of this offering may waive or release parties to the lock-up agreements entered into in connection with this offering, which could adversely affect the price of our Common Stock.

We, and our executive officers and directors have entered into lock-up agreements with the underwriters of this offering, under which we, our executive officers and directors have agreed, or will agree, that, subject to certain exceptions, we and they will not sell, dispose of or hedge any shares or any securities convertible into or exchangeable for shares of our Common Stock for 90 days following the date of this prospectus. Certain of our directors have entered into lock-up agreements on the same terms, but for a period of 60-days following the date of this prospectus. At any time and without public notice, BofA Securities, Inc. may, in its sole discretion, release all or some of the securities. See “Underwriting” for more information on these agreements. If the restrictions under the lock-up agreements are waived, then the Common Stock, subject to compliance with the Securities Act or exceptions therefrom, will be available for sale into the public markets, which could cause the market price of our Common Stock to decline and impair our ability to raise capital. Sales of a substantial number of shares upon expiration of the lock-up agreements, the perception that such sales may occur, or early release of these agreements, could cause our market price to fall or make it more difficult for you to sell your Common Stock at a time and price that you deem appropriate.

Our status as a “controlled company” limits an investor’s ability to influence the outcome of important transactions, including a change in control.

John Hendricks controls a majority of the voting power of our outstanding capital stock. Accordingly, as of January 29, 2021, Mr. Hendricks holds approximately 52.6% of the voting power of our capital stock on a fully-diluted basis and will be able to control certain matters submitted to our stockholders for approval, including the election of directors, amendments of our bylaws and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. Mr. Hendricks may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of the Company, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of the Company, and might ultimately affect the market price of shares of our Common Stock.

Certain of our stockholders may engage in business activities that compete with us or otherwise conflict with our interests.

Certain of our stockholders are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Our Charter provides that none of the stockholder parties, any of their respective affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. The stockholder parties also may pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.

Prospective investors in this offering should not place undue reliance on our preliminary estimated financial results.

Because we have not issued our audited financial statements for the year ended December 31, 2020, the financial information for the 12 months ended December 31, 2020 presented under “Summary — Recent Developments — Preliminary Unaudited Financial Results for the Year Ended December 31, 2020” are estimates which are preliminary in nature. This information is unaudited, unreviewed and subject to adjustment based upon, among other things, the finalization of our year-end closing and reporting processes (which have not been completed). Such adjustments may be material. The estimates referred to above are not necessarily indicative of our results of operations for any future period. Neither our independent auditors nor any other independent auditors have audited, reviewed, compiled, examined or performed any procedures with respect to the estimated results, nor have they expressed any opinion or any form of assurance on the estimates results, which are the responsibility of our management.

Because we are a “controlled company” under NASDAQ listing standards, our stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.

So long as more than 50% of the voting power for the election of directors of the Company is held by an individual, a group or another company, we will qualify as a “controlled company” under NASDAQ listing requirements. John Hendricks controls a majority of the voting power of our outstanding capital stock. As a result, we are a “controlled company” under NASDAQ listing standards and we are not subject to the requirements for us to have: (i) a majority of independent directors; (ii) a nominating committee comprised solely of independent directors; (iii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (iv) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors.

Mr. Hendricks may have his interest in us diluted due to future equity issuances or his own actions in selling shares of Common Stock, in each case, which could result in a loss of the “controlled company” exemption under NASDAQ listing rules. We would then be required to comply with those provisions of NASDAQ listing requirements.

We are an “emerging growth company,” and the reduced disclosure requirements applicable to emerging growth companies may make our Common Stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and may remain an emerging growth company for up to five years. For so long as we remain an emerging growth company, we are permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include not being required to comply with the auditor attestation requirements of the Sarbanes-Oxley Act Section 404, not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, reduced disclosure obligations regarding executive compensation, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, the information we provide stockholders will be different than the information that is available with respect to other public companies. In this prospectus, we do not include all of the executive compensation related information that would be required if we were not an emerging growth company. We cannot predict whether investors will find our Common Stock less attractive if we rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock, and our stock price may be more volatile.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards.

General Risks

NASDAQ may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Our Common Stock and Warrants are listed on the NASDAQ. We cannot assure you that our securities will continue to be listed on the NASDAQ in the future. In order to continue listing our securities on the NASDAQ, we must maintain certain financial, distribution and stock price levels. Generally, we must maintain a minimum amount in stockholders’ equity (generally $2,500,000 for companies trading on the NASDAQ) and a minimum number of holders of our securities (generally 300 public holders).

If NASDAQ delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expects our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        a determination that our Common Stock is a “penny stock” which will require brokers trading in our Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Since our Common Stock and Warrants are listed on the NASDAQ, they are covered securities. Although the states are preempted from regulating the sale of covered securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. If we were to be no longer listed on the NASDAQ, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

Our stock price may change significantly and you could lose all or part of your investment as a result.

The trading price of our Common Stock is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in “— Risks Relating to CuriosityStream’s Business and Industry” and the following:

•        results of operations that vary from the expectations of securities analysts and investors;

•        results of operations that vary from those of our competitors;

•        changes in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

•        declines in the market prices of stocks generally;

•        strategic actions by us or our competitors;

•        announcements by us or our competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

•        any significant change in our management;

•        changes in general economic or market conditions or trends in our industry or markets;

•        changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•        future sales of our Common Stock or other securities;

•        investor perceptions or the investment opportunity associated with our Common Stock relative to other investment alternatives;

•        the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

•        litigation involving us, our industry, or both, or investigations by regulators into our operations or those of our competitors;

•        guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

•        the development and sustainability of an active trading market for our stock;

•        actions by institutional or activist stockholders;

•        changes in accounting standards, policies, guidelines, interpretations or principles; and

•        other events or factors, including those resulting from natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of our Common Stock, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our Common Stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

If securities analysts do not publish research or reports about our business or if they downgrade our stock or our sector, our stock price and trading volume could decline.

The trading market for our Common Stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We will not control these analysts. In addition, some financial analysts may have limited expertise with our model and operations. Furthermore, if one or more of the analysts who do cover us downgrade our stock or industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our stock could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

We incur significant costs as a result of operating as a public company.

We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the NASDAQ and other applicable securities laws and regulations, and, as a result, we incur significant legal, accounting and other expenses. These expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect these rules and regulations to continue to increase our legal and financial compliance costs and to make some activities more difficult, time-consuming and costly.

We are required to ensure that we have the ability to prepare financial statements on a timely basis that fully comply with all SEC reporting requirements and maintain effective internal controls over financial reporting.

The additional demands associated with being a public company may disrupt regular operations of our business by diverting the attention of some of our senior management team away from revenue producing activities to management and administrative oversight, adversely affecting our ability to attract and complete business opportunities and increasing the difficulty in both retaining professionals and managing and growing our businesses. In addition, failure to comply with any laws or regulations applicable to us as a public company may result in legal proceedings and/or regulatory investigations, and may cause reputational damage. Being a public company and being subject to such rules and regulations also makes it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our Common Stock, fines, sanctions and other regulatory action and potentially civil litigation. Any of these effects could harm our business, financial condition, and results of operations.

An active, liquid trading market for our common stock may not be sustained, which may cause our common stock to trade at a discount from the public offering price and make it difficult for you to sell the common stock you purchase.

We cannot predict the extent to which investor interest in us will sustain a trading market or how active and liquid that market may remain. If an active and liquid trading market is not sustained, you may have difficulty selling any of our common stock that you purchase at a price above the price you purchase it or at all. The failure of an active and liquid trading market to continue would likely have a material adverse effect on the value of our common stock. The market price of our common stock may decline below the public offering price, and you may not be able to sell your shares of our common stock at or above the price you paid or at all. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

Compliance obligations under the Sarbanes-Oxley Act require substantial financial and management resources.

As a privately held company, Legacy CuriosityStream was not subject to Section 404 of the Sarbanes-Oxley Act. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act requires that we evaluate and report on our system of internal controls. For as long as we remain an emerging growth company, we will not be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. However, in the event we are deemed to be an accelerated filer or a large accelerated filer and no longer qualify as an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. The development of the internal control system to achieve compliance with the Sarbanes-Oxley Act may impose obligations on us and require substantial additional financial and management resources.

Anti-takeover provisions in our organizational documents could delay or prevent a change of control.

Certain provisions of our Charter and Bylaws may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.

These provisions provide for, among other things:

•        the ability of our Board to issue one or more series of preferred stock;

•        advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings;

•        certain limitations on convening special stockholder meetings;

•        limiting the ability of stockholders to act by written consent;

•        providing that our Board is expressly authorized to make, alter or repeal our Bylaws;

•        the removal of directors only for cause and only upon the affirmative vote of holders of at least 662/3% of the shares of Common Stock entitled to vote generally in the election of directors if the stockholder parties and their affiliates hold less than 30% of our outstanding shares of Common Stock; and

•        that certain provisions may be amended only by the affirmative vote of at least 30% of the shares of Common Stock entitled to vote generally in the election of directors if the stockholder parties and their affiliates hold less than 30% of our outstanding shares of Common Stock.

These anti-takeover provisions could make it more difficult for a third-party to acquire us, even if the third-party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire. See “Description of Securities.”

Our Charter designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our Charter provides that, subject to limited exceptions, any (1) derivative action or proceeding brought on our behalf, (2) action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder or employee to us or our stockholders, (3) action asserting a claim arising pursuant to any provision of the DGCL or our Charter or Bylaws, or (4) action asserting a claim governed by the internal affairs doctrine shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware. Our Charter provides that the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our Charter described above. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our Charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of shares of our Common Stock in this offering will be approximately $81.1 million (or $93.4 million if the underwriters exercise their option to purchase additional shares), each after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from the offering for investment in program content, marketing and general corporate purposes.

Pending use of the net proceeds from this offering described above, we may invest the net proceeds in short- and intermediate-term interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the United States government.

We will have broad discretion in the way that we use the net proceeds of this offering. Our use of the net proceeds from this offering will depend on a number of factors, including our future revenue and cash generated by operations and the other factors described in “Risk Factors.”

CAPITALIZATION

The following table sets forth the cash and cash equivalents and capitalization as of September 30, 2020:

•        on an actual basis for Legacy CuriosityStream;

•        pro forma for our Business Combination; and

•        on a pro forma as adjusted basis after giving effect to the Business Combination and the offering, to give effect to the sale of 6,500,000 shares of our Common Stock by us in this offering at the public offering price of $13.50 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The table below assumes no exercise by the underwriters of their options to purchase additional shares of Common Stock from us.

This table should be read in conjunction with “Use of Proceeds,” “Unaudited Pro Forma Consolidated Financial Information,” our audited and unaudited financial statements and related notes, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information, included elsewhere in this prospectus.

	As of September 30, 2020
(In thousands, except for shares)	Actual	Pro forma	Pro forma as adjusted
Cash and cash equivalents	$3,374	$38,030	$119,141
Line of credit	950	950	950
Stockholders’ Equity:
Common stock, $0.0001 par value; 0 shares issued and outstanding at September 30, 2020	—	4	5
Class A common stock, $0.01 par value; 14,000 shares issued and outstanding at September 30, 2020	—	—	—
Class B common stock, $0.01 par value; 20,000,000 shares issued and outstanding at September 30, 2020	200	—	—
Additional paid-in capital	—	204,598	285,708
Accumulated deficit	(126,330)	(129,369)	(129,369)
Accumulated other comprehensive income	55	55	55
Total stockholders’ equity	(126,075)	75,288	156,399
Total Capitalization	$(127,025)	$76,238	$157,349

DILUTION

If you invest in our Common Stock, your interest will be diluted to the extent of the difference between the public offering price per Common Stock and the as adjusted net tangible book value per Common Stock after this offering. Dilution results from the fact that the per share offering price of the Common Stock is substantially in excess of the as adjusted net tangible book value per share attributable to our existing owners.

Pro forma for the Business Combination, our net tangible book value attributable to existing shareholders as of September 30, 2020 was $51.5 million or $1.28 per share. Our net tangible book value represents the amount of total tangible assets less total liabilities, and net tangible book value per share represents net tangible book value divided by the number of shares of Common Stock outstanding.

After giving effect to the sale by us of 6,500,000 shares of Common Stock in this offering at the public offering price of $13.50 per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2020 would have been $132.6 million, or $2.84 per share. This amount represents an immediate increase in pro forma as adjusted net tangible book value of $1.56 per share to our existing stockholders and an immediate dilution of $10.66 per share to new investors purchasing Common Stock in this offering. We determine dilution by subtracting the pro forma as adjusted net tangible book value per share after this offering from the public offering price per share paid by investors purchasing Common Stock in this offering. The following table illustrates this dilution on a per share basis:

The following table illustrates this dilution on a per share basis:

Public offering price per share		$13.50
Pro forma net tangible book value per share as of September 30, 2020	$1.28
Increase in pro forma as adjusted net tangible book value per share attributable to investors in this offering	$1.56
Pro forma as adjusted net tangible book value per share after this offering		$2.84
Pro forma as adjusted dilution per share to investors in this offering		$10.66

If the underwriters exercise their option to purchase 975,000 additional shares of common stock from us in full, the pro forma as adjusted net tangible book value after the offering would be $3.04 per share, the increase in pro forma as adjusted net tangible book value per share to existing stockholders would be $1.76 per share and the adjusted dilution per share to new investors would be $10.46 per share, in each case at the public offering price of $13.50 per share.

The foregoing table and discussion are based on 40,194,825 shares of Common Stock outstanding as of September 30, 2020 pro forma for the Business Combination.

MARKET FOR OUR SECURITIES

Our Common Stock is traded on the NASDAQ under the symbol “CURI.” Our Public Warrants are traded on the NASDAQ under the symbol “CURIW.” The closing price of the Common Stock on February 3, 2021 was $15.80.

As of January 29, 2021, there were: (a) 36 holders of record of our Common Stock and 40,306,479 shares of Common Stock issued and outstanding; and (b) 13 holders of record of our Warrants and 11,462,589 Warrants outstanding.

DIVIDEND POLICY

We have not paid any cash dividends to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board. Our ability to declare dividends will also be limited by restrictive covenants pursuant to any debt financing. In addition, our Board is not currently contemplating and does not anticipate declaring stock dividends in the foreseeable future.

 SELECTED HISTORICAL FINANCIAL INFORMATION OF CURIOSITYSTREAM

The following table sets forth selected historical financial information derived from CuriosityStream’s (i) unaudited financial statements included elsewhere in this prospectus for and as of the nine months ended September 30, 2020 and (ii) audited financial statements for and as of the year ended December 31, 2019. You should read the following summary financial information in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and CuriosityStream’s financial statements and related notes appearing elsewhere in this prospectus.

SAQN’s only activities from inception through September 30, 2020 were organizational activities and those necessary to complete its initial public offering and identifying a target company for a business combination.

CURIOSITYSTREAM INC.
(successor to Software Acquisition Group Inc.)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Nine Months Ended September 30, 2020	For the Period from May 9, 2019 (Inception) Through September 30, 2019
Formation and operating costs	$908,274	$3,012
Loss from operations	(908,274)	(3,012)

Other income:
Interest income	559,667	—
(Loss) income before benefit from (provision for) income taxes	(348,607)	(3,012)
Benefit from (provision for) income taxes	—	—
Net (loss) income	$(348,607)	$(3,012)

Weighted average shares outstanding, basic and diluted(1)	4,662,207	3,250,000

Basic and diluted net loss per common share(2)	$(0.16)	$(0.00)

____________

(1)      Excludes an aggregate of 13,971,338 shares subject to possible redemption at September 30, 2020. At September 30, 2019, excluded up to 487,500 Class B shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriter (see Note 5).

(2)      Net loss per share – basic and diluted excludes income attributable to common stock subject to possible redemption of $0 and $382,834 for the three and nine months ended September 30, 2020, respectively.

CURIOSITYSTREAM INC.
(successor to Software Acquisition Group Inc.)
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Current assets
Cash	$513,475	$1,093,408
Prepaid expenses	66,858	128,133
Total Current Assets	580,333	1,221,541

Marketable securities held in Trust Account	150,071,746	149,719,910
Total Assets	$150,652,079	$150,941,451

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$239,116	$179,881
Income taxes payable	1,952	1,952
Total Current Liabilities	241,068	181,833

Deferred underwriting fee payable	5,232,500	5,232,500
Total Liabilities	5,473,568	5,414,333

Commitments
Class A common stock subject to possible redemption, 13,971,338 and 14,044,440 shares at redemption value at September 30, 2020 and December 31, 2019, respectively	140,178,510	140,527,112

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 978,662 and 905,560 issued and outstanding (excluding 13,971,338 and 14,044,440 shares subject to possible redemption) at September 30, 2020 and December 31, 2019, respectively	98	91
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 3,737,500 shares issued and outstanding at September 30, 2020 and December 31, 2019	374	374
Additional paid-in capital	5,340,795	4,992,200
(Accumulated deficit)/Retained earnings	(341,266)	7,341
Total Stockholders’ Equity	5,000,001	5,000,006
Total Liabilities and Stockholders’ Equity	$150,652,079	$150,941,451

SELECTED HISTORICAL FINANCIAL INFORMATION OF LEGACY CURIOSITYSTREAM

The following selected historical financial information and other data for Legacy CuriosityStream set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Legacy CuriosityStream’s historical financial statements and the related notes thereto contained elsewhere in this prospectus.

The selected historical financial information and other data presented below for the years ended December 31, 2019 and 2018, and the selected balance sheet and other data as of December 31, 2019 and 2018 have been derived from Legacy CuriosityStream’s audited financial statements included in this prospectus.

The selected financial data as of September 30, 2020 and for the nine months ended September 30, 2020 and 2019 have been derived from Legacy CuriosityStream’s unaudited financial statements included in this prospectus. The unaudited financial data presented have been prepared on a basis consistent with Legacy CuriosityStream’s audited financial statements. In the opinion of Legacy CuriosityStream’s management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

CuriosityStream Inc.
Statements of Operations
(in thousands except for per share data)

	For the years ended December 31,
	2019	2018
Revenues	18,026	9,345
Operating expenses
Cost of revenues	6,810	14,430
Advertising and marketing	41,628	17,170
General and administrative	14,035	9,106
Management fee	—	2,014
	62,473	42,720
Operating loss	(44,447)	(33,375)
Other income (expense)
Interest expense	—	(1,837)
Interest and other income (expense)	2,072	283
Loss before income taxes	(42,375)	(34,929)
Provision for income taxes	142	43
Net loss	$(42,517)	$(34,972)
Less preferred dividends and accretion of issuance costs (Note 8)	(15,897)	(1,734)
Net loss attributable to common stockholders	$(58,414)	$(36,706)
Net loss per share attributable to common stockholders
Basic and diluted	$(2.92)	$(1.84)
Weighted average number of common shares outstanding
Basic and diluted	20,000	20,000

CuriosityStream Inc.
Statements of Cash Flows
(in thousands)

	For the years ended December 31,
	2019	2018
Cash flows from operating activities
Net loss	$(42,517)	$(34,972)
Adjustments to reconcile net loss to net cash used in operating activities
Additions to content assets	(16,002)	(10,070)
Change in content liabilities	1,136	(1,511)
Amortization of content assets	3,815	12,450
Amortization, depreciation and accretion	142	582
Loss on sale of property and equipment	—	55
Interest on promissory notes, member	—	483
Stock-based compensation	1,008	35
Changes in operating assets and liabilities
Accounts receivable	(502)	(677)
Other assets	(484)	(1,729)
Accounts payable	2,357	1,919
Accrued expenses and other liabilities	920	368
Deferred revenue	5,416	1,132
Net cash used in operating activities	(44,711)	(31,935)
Cash flows from investing activities
Purchases of property and equipment	(767)	(56)
Sales of investments	32,580	2
Maturities of investments	7,947	—
Purchase of investments	(48,746)	(42,573)
Net cash used in investing activities	(8,986)	(42,627)
Cash flows from financing activities
Proceeds from issuance of preferred stock	—	137,543
Borrowings on note payable, bank	—	7,776
Repayments on term loan, bank	—	(30,000)
Payment of debt issuance costs	—	(233)
Borrowings on note payable, member	—	21,835
Repayments of promissory notes, member	—	(123)
Net cash provided by financing activities	—	136,798
Net increase (decrease) in cash and cash equivalents	(53,697)	62,236
Cash and cash equivalents, beginning of year	62,516	280
Cash and cash equivalents, end of year	$8,819	$62,516
Supplemental schedule of non-cash financing activities:
Contribution of promissory notes in exchange for Membership Equity	$—	$75,000
Preferred dividends and accretion of issuance costs	$15,897	$1,734
Supplemental disclosure:
Interest paid	$—	$1,194
Property and equipment additions included in accrued expenses	$141	$8
Cash paid for taxes	$44	$11

CuriosityStream Inc.
Balance Sheets
(in thousands, except par value)

	September 30, 2020	December 31, 2019

	(unaudited)
Assets
Current assets
Cash and cash equivalents	$3,374	$8,819
Restricted cash	5,000	—
Short-term investments	12,114	35,525
Accounts receivable	5,800	1,777
Other current assets	2,951	2,460
Total current assets	29,239	48,581
Investments	2,770	15,654
Property and equipment, net	1,358	1,451
Content assets, net	23,826	16,627
Other assets	2,790	151
Total assets	$59,983	$82,464

Liabilities, redeemable convertible preferred stock, and stockholders’ equity (deficit)
Current liabilities
Current content liabilities	$2,165	$3,306
Accounts payable	2,323	5,245
Accrued expenses and other liabilities	2,542	2,266
Deferred revenue	8,885	7,101
Line of credit	950	—
Total current liabilities	16,865	17,918
Non-current deferred rent liability	905	824
Total liabilities	17,770	18,742

Commitments and contingencies
Redeemable convertible preferred stock, $0.01 par value, 30,000 shares authorized at September 30, 2020 and December 31, 2019; aggregate liquidation preference of $175,104 and $162,514 as of September 30, 2020 and December 31, 2019, respectively; 14,557 shares issued and outstanding at September 30, 2020 and December 31, 2019	168,288	155,174

Stockholders’ equity (deficit)
Class A Common stock, $0.01 par value – 50,000 shares authorized at September 30, 2020 and December 31, 2019, respectively; 14 and nil shares issued and outstanding at September 30, 2020 and December 31, 2019 respectively	—	—
Class B Common stock, $0.01 par value – 25,000 shares authorized at September 30, 2020 and December 31, 2019; 20,000 shares issued and outstanding at September 30, 2020 and December 31, 2019	200	200
Additional paid-in capital	—	—
Accumulated other comprehensive income	55	189
Accumulated deficit	(126,330)	(91,841)
Total stockholders’ equity (deficit)	(126,075)	(91,452)
Total liabilities, redeemable convertible preferred stock, and stockholders’ equity (deficit)	$59,983	$82,464

CuriosityStream Inc.
Unaudited Statements of Operations
(in thousands, except for per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2020	2019	2020	2019
Revenues	$8,744	$4,791	$28,260	$11,336

Operating expenses
Cost of revenues	3,411	1,946	10,748	4,384
Advertising and marketing	7,800	9,410	28,673	26,124
General and administrative	4,286	3,539	12,191	10,388
	15,497	14,895	51,612	40,896
Operating loss	(6,753)	(10,104)	(23,352)	(29,560)

Other income (expense)
Interest and other income (expense)	101	475	519	1,719
Loss before income taxes	(6,652)	(9,629)	(22,833)	(27,841)
Provision for income taxes	41	30	118	103
Net loss	$(6,693)	$(9,659)	$(22,951)	$(27,944)

Less preferred dividends and accretion of issuance costs (Note 6)	(4,523)	(4,059)	(13,114)	(11,725)
Net loss attributable to common stockholders	$(11,216)	$(13,718)	$(36,065)	$(39,669)

Net loss per share attributable to common stockholders
Basic and diluted	(0.56)	(0.69)	(1.80)	(1.98)

Weighted average number of common shares outstanding
Basic and diluted	20,000	20,000	20,000	20,000

CuriosityStream Inc.
Unaudited Statements of Cash Flows
(in thousands)

	For the nine months ended September 30,
	2020	2019
Cash flows from operating activities
Net loss	$(22,951)	$(27,944)
Adjustments to reconcile net loss to net cash used in operating activities
Additions to content assets	(14,004)	(12,029)
Change in content liabilities	(1,141)	1,241
Amortization of content assets	6,805	2,441
Amortization, depreciation and accretion	399	64
Stock-based compensation	1,540	671
Changes in operating assets and liabilities
Accounts receivable	(4,023)	(244)
Other assets	(773)	945
Accounts payable	(3,263)	1,460
Accrued expenses and other liabilities	124	407
Deferred revenue	1,784	1,253
Net cash used in operating activities	(35,503)	(31,735)

Cash flows from investing activities
Purchases of property and equipment	(299)	(590)
Sales of investments	39,744	30,309
Maturities of investments	8,500	7,947
Purchase of investments	(12,227)	(48,243)
Net cash provided by (used in) investing activities	35,718	(10,577)

Cash flows from financing activities
Exercise of stock options	36	—
Borrowings on line of credit	8,250	—
Repayments on line of credit	(7,300)	—
Payment of offering costs	(1,646)	—
Net cash used in financing activities	(660)	—

Net decrease in cash, cash equivalents and restricted cash	(445)	(42,312)
Cash, cash equivalents and restricted cash, beginning of period	8,819	62,516
Cash, cash equivalents and restricted cash, end of period	$8,374	$20,204

Supplemental schedule of non-cash financing activities:
Preferred dividends and accretion of issuance costs	$13,114	$11,725

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following table sets forth the historical comparative per share information for the Company on a stand-alone basis and the unaudited pro forma combined per share information for the nine months ended September 30, 2020 and the year ended December 31, 2019, after giving effect to the Merger.

You should read the information in the following table in conjunction with the historical financial statements of the Company and Legacy CuriosityStream and related notes thereto that are included in this prospectus. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the Company’s unaudited pro forma combined financial statements and related notes thereto included herein.

The unaudited pro forma equivalent per share financial information is calculated by multiplying the combined unaudited pro forma per share amounts by the exchange ratio, whereby each share of Legacy CuriosityStream common stock and preferred stock was converted into the right to receive approximately 0.91 shares of Common Stock.

The unaudited pro forma combined per share information below does not purport to represent what the actual results of operations or the earnings per share would have been had the companies been combined during the periods presented, nor to project the combined company’s results of operations or earnings per share for any future date or period. The unaudited pro forma combined stockholders’ equity per share information below does not purport to represent what the value of the Company and Legacy CuriosityStream would have been had the companies been combined during the periods presented.

(in thousands, except share and per-share amounts)

	CuriosityStream	Software Acquisition Group	Pro Forma Income Statement
Nine Months Ended September 30, 2020
Net loss	$(22,951)	$(349)	$(23,859)
Stockholders’ equity (deficit)	$(126,075)	$5,000	$75,288
Weighted average shares outstanding:
Basic and Diluted	20,000,051	4,662,207	40,194,825
Basic and diluted net loss per share	$(1.80)	$(0.16)	$(0.59)
Basic and diluted net loss per share – equivalent per share			$(0.54)
Stockholders’ equity per share – basic and diluted		$1.07	$1.87
Stockholders’ equity per share – basic and diluted – equivalent per share			$1.71

Year Ended December 31, 2019
Net (loss) income	$(42,517)	$7	$(42,728)
Weighted average shares outstanding:
Basic and Diluted	20,000,000	3,535,964	40,194,825
Basic and diluted net loss per share	$(2.92)	$(0.02)	$(1.06)
Basic and diluted net loss per share – equivalent per share			$(0.97)

Introduction

The Company is providing the following unaudited pro forma combined financial information (the “pro forma combined financial statements”) to present the combination of the financial information of the Company and Legacy CuriosityStream as adjusted to give effect to the Merger. The pro forma combined financial statements combine the historical financial statements of the Company and Legacy CuriosityStream. The unaudited pro forma combined balance sheet as of September 30, 2020 gives pro forma effect to the Merger as if it had been consummated as of that date. The unaudited pro forma combined statements of operations for the nine months ended September 30, 2020 and for the year ended December 31, 2019 give pro forma effect to the Merger as if it had occurred as of January 1, 2019. This information should be read together with the Company’s and Legacy CuriosityStream’s respective audited and unaudited financial statements and related notes thereto, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CuriosityStream,” and other financial information included elsewhere in this prospectus.

The unaudited pro forma combined balance sheet as of September 30, 2020 has been prepared using the following:

•        Legacy CuriosityStream’s unaudited historical balance sheet as of September 30, 2020, as included in this prospectus; and

•        the Company’s unaudited historical balance sheet as of September 30, 2020, as included in this prospectus.

The unaudited pro forma combined statement of operations for the nine months ended September 30, 2020 has been prepared using the following:

•        Legacy CuriosityStream’s unaudited historical statement of operations for the nine months ended September 30, 2020, as included in this prospectus; and

•        the Company’s unaudited historical statement of operations for the nine months ended September 30, 2020, as included in this prospectus.

The unaudited pro forma combined statement of operations for the year ended December 31, 2019 has been prepared using the following:

•        Legacy CuriosityStream’s audited historical statement of operations for the year ended December 31, 2019, as included in this prospectus; and

•        the Company’s audited historical statement of operations for the period from May 9, 2019 (inception) through December 31, 2019, as included in this prospectus.

Description of the Transactions

On August 10, 2020, the Company entered into the Merger Agreement. As a result of the Merger, the redeemable convertible preferred stock of Legacy CuriosityStream was converted into common shares of Legacy CuriosityStream and then each issued and outstanding share of Legacy CuriosityStream was exchanged for newly issued shares of Common Stock. In connection with the Merger, there was also a PIPE Investment of $25 million into the Company. In addition, in connection with the Merger, approximately 711,000 warrants to purchase Common Stock held by the Sponsor were forfeited, and in connection with such forfeiture and pursuant to the terms of the merger agreement. In connection with such forfeiture and pursuant to the Merger Agreement, certain employees of the Company selected by the compensation committee received fully vested Premium Priced Stock Options exercisable for shares of New CuriosityStream’s common stock with an exercise price of $11.50 (or the fair market value on the date of grant, if higher) and with a five year term. On November 2, 2020 and January 4, 2021, the compensation committee and the Board approved a total of 711,000 Premium Priced Stock Option grants to certain executive officers.

Accounting for the Merger

For purposes of the pro forma combined financial statements, the Merger was accounted for as a reverse recapitalization in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations. Under this method of accounting, the Company, who was the legal acquirer in the Merger, was treated as the “acquired” company for financial reporting purposes and Legacy CuriosityStream was treated as the accounting acquirer. This determination was primarily based on the following:

•        Legacy CuriosityStream stockholders have a majority of the voting power of the post-combination company;

•        Legacy CuriosityStream’s senior management comprises substantially all of the senior management of the post-combination company;

•        Legacy CuriosityStream’s operations comprise the ongoing operations of the post-combination company;

•        Legacy CuriosityStream’s primary stockholder is entitled to elect the majority of the Company’s board members.

Accordingly, for accounting purposes, the Merger is treated as the equivalent of a capital transaction in which Legacy CuriosityStream is issuing stock for the net assets of the Company. The net assets of the Company are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Effective Time of the Merger will be those of Legacy CuriosityStream.

Basis of Pro Forma Presentation

The historical financial information has been adjusted in the pro forma combined financial statements to give pro forma effect to events that are related and/or directly attributable to the Merger and the related transactions described herein, are factually supportable, and as it relates to the unaudited pro forma combined statements of operations, are expected to have a continuing impact on the results of the post-combination company. Accordingly, the impacts of non-recurring Merger-related expenses are not included in the pro forma combined statements of operations. However, the impacts of such expenses are reflected in the pro forma combined balance sheet. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the pro forma combined financial statements.

The pro forma combined financial statements and information are presented for illustrative purposes only and do not purport to represent the actual results of operations that the Company and Legacy CuriosityStream would have achieved had the companies been combined during the periods presented in the pro forma combined financial statements and is not intended to project the future results of operations that the combined company may achieve after the merger. The pro forma combined financial statements do not reflect any potential divestitures that may occur prior to, or subsequent to, completion of the Merger or cost savings that may be realized as a result of the Merger and also do not reflect any restructuring or integration-related costs to achieve those potential cost savings. Legacy CuriosityStream and the Company have not had any historical relationship prior to the merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements are 31,556,837 shares of Common Stock issued to Legacy CuriosityStream stockholders.

PRO FORMA COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2020
(unaudited)
(in thousands)

	(A) CuriosityStream	(B) Software Acquisition Group	Pro Forma Adjustments		Pro Forma Balance Sheet
Assets
Current assets:
Cash and cash equivalents	$3,374	$514	$150,071	(1)
			25,000	(2)
			(14,954)	(3)
			(125,975)	(4)	$38,030
Restricted cash	5,000	—	—		5,000
Short-term investments	12,114	—	—		12,114
Accounts receivable, net	5,800	—	—		5,800
Prepaid expenses and other current assets	2,951	67	—		3,018
Total Current Assets	29,239	581	34,142		63,962
Marketable securities held in Trust Account	—	150,071	(150,071)	(1)	—
Investments	2,770	—	—		2,770
Property and equipment, net	1,358	—	—		1,358
Non-current content library, net	23,826	—	—		23,826
Other non-current assets	2,790	—	(2,361)	(3)	429
Total Assets	$59,983	$150,652	$(118,290)		$92,345

Liabilities, redeemable convertible preferred stock, and Shareholders’ Equity/(Deficit)
Current liabilities:
Accounts payable and accrued expenses	$4,865	$239	$(954)	(3)	$4,150
Current content library liabilities	2,165	—	—		2,165
Deferred revenue	8,885	—	—		8,885
Income taxes payable	—	2	—		2
Line of credit	950	—	—		950
Total Current Liabilities	16,865	241	(954)		16,152
Non-current deferred rent liability	905	—	—		905
Deferred underwriting fees	—	5,233	(5,233)	(3)	—
Total Liabilities	17,770	5,474	(6,187)		17,057

Commitments and Contingencies

Redeemable convertible Preferred Stock	168,288	—	(168,288)	(5)	—
Common stock subject to redemption	—	140,178	(140,178)	(4)	—

PRO FORMA COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2020 — (continued)
(unaudited)
(in thousands)

	(A) CuriosityStream	(B) Software Acquisition Group	Pro Forma Adjustments		Pro Forma Balance Sheet
Stockholders’ Equity/(Deficit)
Class A common stock	—	—	—	(4)
			3	(5)
			1	(6)	4
Class B common stock	200	1	(200)	(5)
			(1)	(6)	—
Additional paid-in capital	—	5,340	25,000	(2)
			(11,128)	(3)
			168,144	(5)
			14,203	(4)
			3,039	(7)	204,598
Accumulated other comprehensive income	55	—	—		55
Accumulated deficit	(126,330)	(341)	—	(3)
			341	(5)
			(3,039)	(7)	(129,369)
Total Stockholders’ Equity (Deficit)	(126,075)	5,000	196,363		75,288
Total Liabilities redeemable convertible preferred stock and Stockholders’ Equity/(Deficit)	$59,983	$150,652	$(118,290)		$92,345

Refer to the accompanying notes to the pro forma combined financial statements, which are an integral part of these statements

Pro Forma Adjustments to the Unaudited Combined Balance Sheet

(A)    Derived from the unaudited balance sheet of Legacy CuriosityStream as of September 30, 2020. See Legacy CuriosityStream’s unaudited financial statements as of and for the nine months ended September 30, 2020 included in this prospectus.

(B)    Derived from the unaudited balance sheet of the Company as of September 30, 2020. See the Company’s unaudited financial statements as of and for the nine months ended September 30, 2020 included in this prospectus.

(1)    Reflects the release of cash currently invested in marketable securities held in the trust account.

(2)    Reflects the proceeds received from the PIPE Investment with the corresponding issuance of 2,500,000 shares of Common Stock of the post-combination company at approximately $10.00 per share.

(3)    Reflects the payment of fees and expenses related to the Merger, including the deferred underwriting fee of approximately $5.2 million and legal, financial advisory, accounting and other professional fees. Transaction related expenses of $239,000 and $715,000 are currently classified in accounts payable and accrued expenses for the Company and Legacy CuriosityStream, respectively. The direct, incremental costs of the Merger related to the legal, financial advisory, accounting and other professional fees of approximately $11.1 million are reflected as an adjustment to additional paid in capital and is not shown as an adjustment to the statement of operations since it is a nonrecurring charge resulting directly from the Merger.

(4)    Reflects the cancellation of 12,549,512 shares of Common Stock for shareholders who elected cash conversion for payment of $125.98 million with the remaining $14.2 million transferred to permanent equity.

(5)    Reflects the recapitalization of Legacy CuriosityStream through (a) the contribution of all the share capital in Legacy CuriosityStream to the Company in the amount of approximately $168.1 million, (b) the issuance of 31,556,837 shares of Common Stock and (c) the elimination of the historical accumulated deficit of the Company, the legal acquirer, in the amount of $341,000.

(6)    Reflects the conversion of 3,737,500 shares of Class B Common Stock held by the Sponsor into shares of Common Stock, on a one-for-one basis, at the consummation of the Merger. Following the conversion, these Sponsor shares will be subject to restrictions on transferability for 180 days.

(7)    Reflects the stock-based compensation expense attributable to 711,000 shares of “Premium Priced Stock Options”. In connection with the forfeiture of 711,000 warrants held by the Sponsor and the terms of the Merger Agreement, certain employees of the Company received fully vested “Premium Priced Stock Options” with an exercise price of $11.50 (or the fair market value on the date of grant, if higher). Such “Premium Priced Stock Options” are exercisable for shares of Common Stock, subject to the terms and conditions of the Omnibus Incentive Plan and certain other conditions, as set forth in the Merger Agreement. The “Premium Priced Stock Options” expire, if unexercised, five years upon closing of the Merger. On November 2, 2020, 558,642 “Premium Priced Stock Options” were granted to certain executive officers with an exercise price of $11.50 per option and an estimated fair value of $2.1 million, or $3.8 per option, using certain preliminary inputs in the Black-Scholes option pricing model, including the fair value of the Class A Common Stock of $8.77 per share. On January 4, 2021, 152,358 “Premium Priced Stock Options” were granted to an executive officer with an exercise price of $16.42 per option and an estimated fair value of $0.9 million, or $6.01 per option, using certain preliminary inputs in the Black-Scholes option pricing model, including the fair value of the Class A Common Stock of $16.42 per share. As the options were issued to employees with no additional service requirements, a pro forma adjustment has been recorded to additional paid-in-capital and accumulated deficit in the pro forma combined balance sheet for the one-time compensation expense. An adjustment was not made to the pro forma combined statements of operations because the item is non-recurring.

PRO FORMA COMBINED STATEMENT OF OPERATIONS
NINE MONTHS ENDED SEPTEMBER 30, 2020
(unaudited)
(in thousands, except share and per-share data)

	(A) CuriosityStream	(B) Software Acquisition Group	Pro Forma Adjustments		Pro Forma Income Statement
Revenues	$28,260	$—	$—		$28,260

Cost of revenues	10,748	—	—		10,748
Advertising and marketing	28,673	—	—		28,673
General and administrative expenses	12,191	908	—		13,099
Loss from operations	(23,352)	(908)	—		(24,260)

Other income (expense):
Interest and other income	519	559	(559)	(1)	519
(Loss) income before income taxes	(22,833)	(349)	(559)		(23,741)
Provision for income taxes	118		—	(2)	118
Net (loss) income	$(22,951)	$(349)	$(559)		$(23,859)

Weighted average shares outstanding, basic and diluted	20,000,051	4,662,207	35,532,618	(3)	40,194,825
Basic and diluted net loss per share attributable to common stockholders	$(1.80)	$(0.16)			$(0.59)

Refer to the accompanying notes to the pro forma combined financial statements, which are an integral part of these statements

PRO FORMA COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2019
(unaudited)
(in thousands, except share and per-share data)

	(C) Curiosity Stream	(D) Software Acquisition Group	Pro Forma Adjustments	Pro Forma Income Statement
Revenues	$18,026	$—	$—	$18,026
Cost of revenues	6,810		—	6,810
Advertising and marketing	41,628	—	—	41,628
Selling, general and administrative expenses	14,035	211	—	14,246
Loss from operations	(44,447)	(211)	—	(44,658)

Other income (expense):
Interest and other income	2,072	220	(220)	2,072
(Loss) income before income taxes	(42,375)	9	(220)	(42,586)
Provision for income taxes	142	2	(2)	142
Net (loss) income	$(42,517)	$7	$(218)	$(42,728)

Weighted average shares outstanding, basic and diluted	20,000,000	3,535,964	36,658,861	40,194,825
Basic and diluted net loss per share attributable to common stockholders	$(2.92)	$(0.02)		$(1.06)

Refer to the accompanying notes to the pro forma combined financial statements, which are an integral part of these statements

Pro Forma Adjustments to the Unaudited Combined Statements of Operations

(A)    Derived from the unaudited statement of operations of Legacy CuriosityStream for the nine months ended September 30, 2020. See Legacy CuriosityStream’s unaudited financial statements as of and for the nine months ended September 30, 2020 included in this prospectus.

(B)    Derived from the unaudited statement of operations of the Company for the nine months ended September 30, 2020. See the Company’s unaudited financial statements as of and for the nine months ended September 30, 2020 included in this prospectus.

(C)    Derived from the audited statement of operations of Legacy CuriosityStream for the year ended December 31, 2019. See Legacy CuriosityStream’s audited financial statements and the related notes thereto included in this prospectus.

(D)    Derived from the audited statement of operations of the Company for the period from May 9, 2019 (inception) through December 31, 2019. See the Company’s audited financial statements and the related notes thereto included in this prospectus.

(1)    Represents an adjustment to eliminate interest income on marketable securities held in the trust account as of the beginning of the period.

(2)    Represents an adjustment to the provision for income taxes as the post-combination company expects to be in a full valuation allowance due to continuing losses.

(3)    The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the Company’s initial public offering occurred as of January 1, 2019. In addition, as the Merger is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Merger for the entire period.

The following presents the calculation of basic and diluted weighted average common shares outstanding. The computation of diluted loss per share excludes the effect of 11,504,000 warrants to purchase 11,504,000 shares of Common Stock as well as stock options of Legacy CuriosityStream, which were converted to options to purchase shares of Common Stock as part of the Merger, because the inclusion of these securities would be anti-dilutive.

Combined
Weighted average shares calculation, basic and diluted
Software Acquisition Group public shares	2,400,488
Software Acquisition Group Sponsor shares	3,737,500
Software Acquisition Group shares issued to PIPE Investors(1)	2,500,000
Software Acquisition Group shares issued in the Merger	31,556,837
Weighted average shares outstanding	40,194,825
Percent of shares owned by Legacy CuriosityStream stockholders	78.5%
Percent of shares owned by PIPE Investors	6.2%
Percent of shares owned by Company stockholders existing prior to the Merger	15.3%

____________

(1)      Certain of the shares issued to the PIPE Investors were issued to John Hendricks, the Chairman of the Company’s Board of Directors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that management believes is relevant to an assessment and understanding of CuriosityStream’s results of operations and financial condition. The following discussion should be read in conjunction with “Selected Financial Information of Legacy CuriosityStream” and Legacy CuriosityStream’s financial statements and notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in “Risk Factors” and elsewhere in this prospectus. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we,” “us,” “our,” and “the Company” are intended to mean the business and operations of Legacy CuriosityStream.

Overview

CuriosityStream is a media and entertainment company that offers premium video programming across the entire category of factual entertainment, including science, history, society, nature, lifestyle and technology. Our mission is to provide premium factual entertainment that informs, enchants and inspires. We are meeting demand for high-quality factual entertainment via SVoD platforms, as well as via bundled content licenses for SVoD and linear offerings, partner bulk sales, brand partnerships and content sales. We are well-positioned for growth as a digital-native video platform monetizing content across this broad revenue stack. We operate our business as a single operating segment that provides premium streaming content through multiple channels, including the use of various applications, partnerships and affiliate relationships. Our product and service lines and channels through which we generate revenue are described in further detail below.

Our content is available directly through our O&O Service and App Services. Our App Services enable access to CuriosityStream on almost every major consumer device, including streaming media players like Roku, Apple TV and Amazon Fire TV, all major smart TV brands (e.g., LG, Vizio, Samsung, Sony) and gaming consoles like Xbox. In addition, we have affiliate agreement relationships with, and our service is available directly from, major MVPDs that include Comcast, Cox, Dish and vMVPDs and digital distributors that include Amazon Prime Video Channels, Roku Channels, Sling TV and YouTube TV.

Our Direct Service is available to any household in the world with a broadband connection for $2.99 per month or $19.99 dollars per year for high definition resolution, or $9.99 per month or $69.99 per year for service in 4K. The MVPD, vMVPD and digital distributor partners making up our Partner Direct Business pay us a revenue share or license fee for sales to individuals who subscribe to CuriosityStream via the partners’ respective platforms.

In addition to our Direct and Partner Direct Businesses, we have affiliate relationships with MVPDs and Bundled MVPD Partners to whom we can offer a broad scope sets of rights, including 24/7 “linear” channels, our on-demand content library, mobile rights and pricing and packaging flexibility, in exchange for an annual fixed fee or fee per subscriber.

Our Corporate & Association business to date has been comprised primarily of selling subscriptions in bulk to companies and organizations that in turn offer these subscriptions to their employees and members as an employment benefit or “gift of curiosity.” To date, over 30 companies have purchased annual subscriptions at bulk discounts for their employees. In the future, we hope to enter into multi-year integrated partnerships where we create and distribute content in support of these partners’ CSR and membership initiatives.

In the future, we hope to develop integrated digital brand partnerships with advertisers. These sponsorship campaigns would offer companies the chance to be associated with CuriosityStream content in a variety of forms, including short and long form program integration, branded social media promotional videos, broadcast advertising spots, and digital display ads. We believe the impressions accumulated in these multi-faceted campaigns would roll up to verifiable metrics for the clients. We executed on two such sponsorships in 2020: one in the financial services sector as well as a brand in the health and fitness sector.

The fifth line of business in our revenue stack is our Program Sales Business. We are able to sell to certain media companies a collection of our existing titles in a traditional program sales deal and are party to a multi-year, multi-million dollar program sales agreement with one such media company. We are also able to sell selected rights (such as in territories or on platforms that are lower priority for us) to content we create before we even begin production. This latter model reduces risk in our content development decisions and creates program sales revenue.

SAQN, a blank check company, was incorporated as a Delaware corporation on May 9, 2019. SAQN was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Until the consummation of the Business Combination, SAQN did not engage in any operations nor generate any revenue. On October 14, 2020, we consummated the Business Combination. Following the Business Combination, Legacy CuriosityStream became our direct subsidiary. In connection with the Closing, SAQN changed its name from “Software Acquisition Group Inc.” to “CuriosityStream Inc.”

Key Factors Affecting Results of Operations

Our future operating results and cash flows are dependent upon a number of opportunities, challenges and other factors, including our ability to efficiently grow our subscriber base and expand our service offerings to maximize subscriber lifetime value. In particular, we believe that the following factors significantly affected our results of operations over the last two fiscal years and are expected to continue to have such significant effects:

Revenues

Currently, the main sources of our revenue are (i) subscriber fees from Direct Business and Direct Subscribers, (ii) license fees from affiliates who receive subscriber fees for CuriosityStream from such affiliates’ subscribers (“Partner Direct Business” and “Partner Direct Subscribers”) and (iii) bundled license fees from distribution affiliates (“Bundled MVPD Business” and “Bundled MVPD Subscribers”). As of September 30, 2020, we had approximately 13 million total paying subscribers, including Direct Subscribers, Partner Direct Subscribers and Bundled MVPD Subscribers.

Since our founding in 2015, we have generated the majority of our revenues from Direct Subscribers in the form of monthly or annual subscription plans. We charge $2.99 per month or $19.99 dollars per year for our Direct Service in high-definition resolution, or $9.99 per month or $69.99 per year for service in 4K. The MVPD, vMVPD and digital distributor partners making up our Partner Direct Business pay us a revenue share or license fee. We recognize subscription revenues ratably during each subscriber’s monthly or yearly subscription period. We record refunds to subscribers as a reduction of revenues or deferred revenues, as appropriate. We pay a fixed percentage distribution fee to our partners for subscribers accessing our platform via App Services to compensate these partners for access to their customer and subscriber bases. Our MVPD, vMVPD and digital distributor partners host and stream our content to their customers via their own platforms, such as set top boxes in the case of most MVPDs. We do not incur billing, streaming or backend costs associated with content distribution through our MVPD, vMVPD and digital distributor partners.

Operating Costs

Our primary operating costs relate to the cost of producing and acquiring our content, the costs of advertising and marketing our service, personnel costs, and distribution fees. As of September 30, 2020, licensed content represented 1,952 titles and original titles represented 919 titles. Producing and co-producing content and commissioned content is generally more costly than content acquired through licenses.

The Company’s business model is subscription based as opposed to a model generating revenues at a specific title level. Content assets (licensed and produced) are predominantly monetized as a group and therefore are reviewed in aggregate at a group level when an event or change in circumstances indicates a change in the expected usefulness of the content or that the fair value may be less than unamortized cost. If such changes are identified, the aggregated content library will be stated at the lower of unamortized cost or fair value. In addition, unamortized costs for assets that have been, or are expected to be, abandoned are written off. For a discussion of the accounting policies for content impairment write-down and management estimates involved therein, see “— Critical Accounting Policies and Estimates” below.

Further, our advertising and marketing expenditures and personnel costs constitute primary operating costs for our business. These costs may fluctuate based on advertising and marketing objectives and personnel needs. In general, we intend to focus marketing dollars on efficient customer acquisition. With respect to personnel costs, for the first several years of our existence, we invested heavily in engineering, marketing and programming staff to build the Company and its service offering. Beginning in 2019, however, we began to focus on sales staff and other revenue-generating personnel.

Results of Operations

The financial data in the following table sets forth selected financial information derived from our audited financial statements for the years ended December 31, 2019 and 2018 and shows our results of operations as a percentage of revenue or as a percentage of costs, as applicable, for the periods indicated. We conduct business through one operating segment, CuriosityStream.

	Year Ended December 31,
	2019		2018
	(in thousands)
Statement of Operations Data:
Revenue:
Subscriptions	$9,793	54%	$6,633	71%
License fee	8,219	46%	2,712	29%
Other	14	—%	—	—%
Total revenue	$18,026	100%	$9,345	100%

Operating expenses:
Cost of revenues	6,810	11%	14,430	34%
Advertising and marketing	41,628	67%	17,170	40%
General and Administrative	14,035	22%	9,106	21%
Management fee	—	—%	2,014	5%
Total operating expenses	$62,473	100%	$42,720	100%
Operating Loss	(44,447)		(33,375)
Interest expense	—		(1,837)
Interest and other income (expense)	2,072		283
Loss Before Income Taxes	(42,375)		(34,929)
Tax Provision	142		43
Net Loss	$(42,517)		$(34,972)
Less preferred dividends and accretion of issuance costs	(15,897)		(1,734)
Net loss attributable to common stockholders	$(58,414)		$(36,706)

The financial data in the following tables set forth selected financial information derived from our unaudited financial statements for the three and nine months ended September 30, 2020 and 2019 and shows our results of operations as a percentage of revenue or as a percentage of costs.

	For the three months ended September 30,				For the nine months ended September 30,
	2020		2019		2020		2019
	(unaudited)				(unaudited)
	(in thousands)
Revenue:
Subscriptions	$4,382	50%	$2,538	53%	$11,900	41%	$6,926	61%
License fee	4,361	50%	2,253	47%	16,355	59%	4,396	39%
Other	1	0%	—	0%	5	—%	14	—%
Total revenue	$8,744	100%	$4,791	100%	$28,260	100%	$11,336	100%

Operating expenses:
Cost of revenues	3,411	22%	1,946	13%	10,748	21%	4,384	11%
Advertising and marketing	7,800	50%	9,410	63%	28,673	56%	26,124	64%
General and Administrative	4,286	28%	3,539	24%	12,191	24%	10,388	25%
Total operating expenses	$15,497	100%	$14,895	100%	$51,612	100%	$40,896	100%
Operating Loss	(6,753)		(10,104)		(23,352)		(29,560)
Interest and other income (expense)	101		475		519		1,719
Loss Before Income Taxes	(6,652)		(9,629)		(22,833)		(27,841)
Tax Provision	41		30		118		103
Net Loss	$(6,693)		$(9,659)		$(22,951)		$(27,944)

Operating Review

For the years ended December 31, 2019 and 2018.

Revenue

Revenue for the years ended December 31, 2019 and 2018 was $18.0 million and $9.3 million, respectively. The increase of $8.7 million, or 93%, resulted primarily from a (i) $3.2 million increase in subscriber fees received by us from subscribers, which we believe resulted from technology improvements made to our platform, which made our platform more accessible and easier to navigate, and increased brand awareness resulting from greater advertising and marketing spending; and (ii) $5.5 million increase in license fees received by us from new third-party affiliate agreements, which resulted from growth of our Bundled MVPD Business.

Operating Expenses

Operating expenses for the years ended December 31, 2019 and 2018 were $62.5 million and $42.7 million, respectively. This increase of $19.8 million, or 46%, primarily resulted from the following:

Cost of Revenues:    Cost of revenues for the year ended December 31, 2019 decreased to $6.8 million from $14.4 million for the year ended December 31, 2018. Cost of revenues primarily includes content amortization, streaming delivery costs, payment processing costs and distribution fees. This decrease of $7.6 million, or 52%, primarily resulted from the CuriosityStream fully amortizing its content assets upon initial publication during the year ended December 31, 2018 based on its assessment of the realizability of such content assets. On January 1,

2019, the CuriosityStream adopted the guidance in ASU 2019-02, Improvements to Accounting for Costs of Films and License Agreements for Program Materials, and determined that it should no longer fully amortize its content library upon initial publication. This resulted in a reduction of amortization of content library costs for the year ended December 31, 2019.

Advertising & Marketing:    Advertising and marketing expenses for the year ended December 31, 2019 increased to $41.6 million from $17.2 million for the year ended December 31, 2018. This increase of $24.4 million, or 142%, was incurred to support our customer acquisition strategy, utilizing a range of traditional marketing channels as well as digital channels such as Facebook, Google and YouTube.

General and Administrative:    General and administrative expenses for the year ended December 31, 2019 increased to $14.0 million from $9.1 million for the year ended December 31, 2018. This increase of $4.9 million, or 54%, was primarily attributable to $1.9 million for incremental salaries and benefits related to increased headcount, $1.0 million for incremental stock based compensation and $0.7 million for incremental accounting & legal fees. We expect to incur additional expenses in future periods as we continue to invest in corporate infrastructure to support public activities of CuriosityStream, including adding personnel and systems to our administrative and revenue-generating functions.

Management fees:    Management fee expenses for the year ended December 31, 2018 were $2.0 million and related to management and administrative support services to the Company from the related party. Subsequent to September 2018, these services were no longer provided to the Company and therefore, the management fee was no longer charged.

Operating Income (Loss)

Operating income (loss) from operations for the years ended December 31, 2019 and 2018 was $(44.4) million and $(33.4) million, respectively. The increase of $11.0 million, or 33%, in operating income (loss) resulted from the increase in revenue of $8.7 million, or 93%, offset by the increase in operating expenses of $19.8 million, or 46%, in each case during the year ended December 31, 2019 as compared to the year ended December 31, 2018, due to increased advertising and marketing and general and administrative expenses.

Interest Expense

Interest expense for the year ended December 31, 2019 decreased to $0 million from $1.8 million for the year ended December 31, 2018 following the repayment of all outstanding debt during 2018. See “— Liquidity and Capital Resources.”

Interest and other income (expense)

Interest and other income (expense) for the year ended December 31, 2019 increased to $2.1 million from $0.3 million for the year ended December 31, 2018 due to higher investment balances following our equity raise in November 2018.

Provision for Income Taxes

Our provision for income taxes for the years ended December 31, 2019 and 2018 was $142 thousand and $43 thousand, respectively. This increase of $99 thousand, or 230%, was primarily due to an increase in foreign withholding tax expense due to an increase in contracts executed with third parties in foreign jurisdictions. The Company’s provision for income taxes differs from the federal statutory rate primarily due to the Company being in a full valuation allowance position and not recognizing a benefit for either federal or state income tax purposes.

Net Income (Loss)

Net income (loss) for the years ended December 31, 2019 and 2018 was $(42.5) million and $(35.0) million, respectively. The increase of $(7.6) million, or 22%, resulted primarily from the increase in operating expense offset by the increase in revenue, in each case during the year ended December 31, 2019 as compared to the year ended December 31, 2018, as described above.

For the three months ended September 30, 2020 and 2019.

Revenue

Revenue for the three months ended September 30, 2020 and 2019 was $8.7 million and $4.8 million, respectively. The increase of $4.0 million, or 83%, resulted primarily from a (i) $1.8 million increase in subscriber fees received, mainly from annual plans and (ii) $2.1 million increase in license fees received by us primarily from new third-party affiliate agreements in late 2019 which resulted from growth of our Bundled MVPD Business.

Operating Expenses

Operating expenses for the three months ended September 30, 2020 and 2019 were $15.5 million and $14.9 million, respectively. This increase of $0.6 million, or 4%, primarily resulted from the following:

Cost of Revenues:    Cost of revenues for the three months ended September 30, 2020 increased to $3.4 million from $1.9 million for the three months ended September 30, 2019. Cost of revenues primarily includes content amortization, streaming delivery costs, payment processing costs and distribution fees and sales commission costs. The increase of $1.5 million is primarily due to higher content amortization expense of $0.9 million due primarily to timing and number of titles published in the three months ended September 30, 2020 as compared to the same period in 2019. Prior to 2019, all content was fully amortized upon initial publication, and as such, amortization expense during the three months ended September 30, 2019 only related to titles that launched during that period subsequent to January 1, 2019. On January 1, 2019, the Company adopted the guidance in ASU 2019-02, Improvements to Accounting for Costs of Films and License Agreements for Program Materials, and determined that it should no longer fully amortize its content library upon initial publication. The balance of the increase is due to increases in processing and distribution fees (increase of $0.1 million), streaming delivery costs (increase of $0.2 million) and sales commissions (increase of $0.1 million). The increase of cost of revenues is in line with the increase in revenue during the three months ended September 30, 2020.

Advertising & Marketing:    Advertising and marketing expenses for the three months ended September 30, 2020 decreased to $7.8 million from $9.4 million for the three months ended September 30, 2019. This decrease of $1.6 million, or 17%, was due to a decrease in digital advertising of $2.8 million and a decrease of television advertising of $0.7 million offset by an increase of advertising through an MVPD distributor platform of $1.1 million and an increase of $0.6 million of other direct advertising through partners. Costs incurred support our customer acquisition strategy, utilizing a range of traditional marketing channels as well as digital channels such as Facebook, Google and YouTube. The decrease in advertising costs was due to efficiencies gained in spending levels while maintaining increased levels of subscriptions.

General and Administrative:    General and administrative expenses for the three months ended September 30, 2020 increased to $4.2 million from $3.5 million for the three months ended September 30, 2019. This increase of $0.7 million, or 21%, was primarily attributable to $0.4 million for incremental salaries and benefits related to increased headcount, $0.3 million for annual bonus due to increased headcount in the plan, $0.2 million for incremental stock based compensation, offset by $0.2 million related to the PPP loan forgiveness. We expect to incur additional expenses in future periods as we continue to invest in corporate infrastructure to support public activities of CuriosityStream, including adding personnel and systems.

Operating Income (Loss)

Operating income (loss) from operations for the three months ended September 30, 2020 and 2019 was $(6.8) million and $(10.1) million, respectively. The decrease of $3.3 million, or 33%, in operating income (loss) resulted from the increase in revenue of $4.0 million, or 83%, offset by the increase in operating expenses of $0.6 million, or 4%, in each case during the three months ended September 30, 2020 as compared to the three months ended September 30, 2019.

Interest and Other Income (expense)

Interest and other income (expense) for the three months ended September 30, 2020 decreased to $0.1 million from $0.5 million for the three months ended September 30, 2019. This was primarily due to a decrease in interest income as a result of the average invested amount decreasing during the three months ended September 30, 2020 as compared to the three months ended September 30, 2019.

Provision for Income Taxes

Due to our loss from operations in each of the three months ended September 30, 2020 and 2019, we had a provision for income taxes of $41 thousand and $30 thousand, respectively. This increase of $11 thousand, or 37% was primarily due to an increase in foreign withholding tax expense as a result of the increase in contracts executed with third parties in foreign jurisdictions. The Company’s provision for income taxes differs from the federal statutory rate primarily due to the Company being in a full valuation allowance position and not recognizing a benefit for either federal or state income tax purposes.

Net Income (Loss)

Net income (loss) for the three months ended September 30, 2020 and 2019 was $(6.7) million and $(9.7) million, respectively. The decrease of $(3.0) million, or 31%, resulted primarily from the increase in revenues offset by the increase in operating expense, in each case during the three months ended September 30, 2020 as compared to the three months ended September 30, 2019, as described above.

For the nine months ended September 30, 2020 and 2019.

Revenue

Revenue for the nine months ended September 30, 2020 and 2019 was $28.3 million and $11.3 million, respectively. The increase of $16.9 million, or 149%, resulted primarily from a $4.1 million increase in subscriber fees received by us from Direct and Partner Direct Service subscribers for annual plans and a $0.9 million increase in corporate/partnership sales. The $12.0 million increase in license fees resulted primarily from a $7.9 million increase in revenue from Bundled MVPD partners due in part to new third-party affiliate agreements entered into during late 2019, and a $0.3 million increase in license fee affiliates, in each case as a result of an increase in the number of users and/or subscribers for our service, as well as a $3.8 million increase in license fees received by us related to program sales contracts.

Operating Expenses

Operating expenses for the nine months ended September 30, 2020 and 2019 were $51.6 million and $40.9 million, respectively. This increase of $10.7 million, or 26%, primarily resulted from the changes in the components of our operating expenses described below:

Cost of Revenues:    Cost of revenues for the nine months ended September 30, 2020 increased to $10.7 million from $4.3 million for the nine months ended September 30, 2019. Cost of revenues primarily includes content amortization, streaming delivery costs, payment processing costs and distribution fees, commission costs and subtitling costs. This increase of $6.4 million is due primarily to the increase in content amortization of $4.3 million due to timing and number of titles published as well as $1.2 million of accelerated content amortization related to our program sales contracts in the nine months ended September 30, 2020 as compared to the same period in 2019. Prior to 2019 all content was fully amortized upon initial publication, and as such, amortization expense during the nine months ended September 30, 2019 only related to titles that launched subsequent to January 1, 2019. This change accounts for $3.5 million of the increase in cost of revenues. The balance of the increase in cost of revenue is due to increases in streaming delivery costs (increase of $0.7 million), processing and distribution fees (increase of $0.4 million), commission costs (increase of $0.4 million), and subtitling costs (increase of $0.4 million). The increase of cost of revenues is in line with the increase in revenue during the nine months ended September 30, 2020.

Advertising & Marketing:    Advertising and marketing expenses for the nine months ended September 30, 2020 increased to $28.7 million from $26.1 million for the nine months ended September 30, 2019. This increase of $2.5 million, or 10%, was principally due to increased marketing to support subscriber growth on various social media platforms during the nine months ended September 30, 2020.

General and Administrative:    General and administrative expenses for the nine months ended September 30, 2020 increased to $12.2 million from $10.4 million for the nine months ended September 30, 2019. This increase of $1.8 million, or approximately 17%, was principally due to incremental salaries, benefits and stock-based compensation related to increased headcount, offset by the recognized benefit from the PPP Loan of $1.2 million. We expect to incur additional expenses in future periods as we continue to invest in corporate infrastructure, including adding personnel and systems.

Operating Income (Loss)

Operating income (losses) for the nine months ended September 30, 2020 and 2019 were $(23.4) million and $(29.6) million, respectively. The decrease of $6.2 million, or approximately 21%, in loss from operations resulted from the increase in revenue of $16.9 million, or 149%, offset by the increase in operating expenses of $10.7 million, or 26%, in each case during the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019, as described above.

Interest and Other Income (Expense)

Interest and other income (expense) for the nine months ended September 30, 2020 and 2019 decreased from $1.7 million to $0.5 million. This decrease of $1.2 million, or 70%, was primarily due to a decrease in interest income as a result of the average invested amount decreasing during the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019.

Provision for Income Taxes

Due to our loss from operations in each of the nine months ended September 30, 2020 and 2019, we had a provision for income taxes of $118 thousand and $103 thousand, respectively. This increase was primarily due to an increase in foreign withholding tax expense as a result of the increase in contracts executed with third parties in foreign jurisdictions. The Company’s provision for income taxes differs from the federal statutory rate primarily due to the Company being in a full valuation allowance position and not recognizing a benefit for either federal or state income tax purposes.

Net Income (Loss)

Net income (loss) for the nine months ended September 30, 2020 and 2019 was $22.9 million and $27.9 million, respectively. The decrease of $5.0 million, or approximately 18%, resulted primarily from the increase in revenue, offset by a smaller increase in operating expenses, in each case during the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019, as described above.

Liquidity and Capital Resources

As of September 30, 2020, we had cash and cash equivalents, including restricted cash, of $8.4 million. For the nine months ended September 30, 2020, CuriosityStream incurred a net loss of $22.9 million and used $35.5 million of net cash in operating activities, while investing activities provided $35.7 million of net cash. There were net borrowings of $0.9 million from the line of credit as well as payments of $1.6 million of offering costs included in cash flows from financing activities during the nine months ended September 30, 2020.

From inception through the nine months ended September 30, 2020, we have financed our operations primarily through borrowings under a previously existing debt agreement with an affiliate of our founder and a previously existing debt agreement with a bank, and, for the period following November 2018, the net proceeds of our sale of Series A Preferred Stock in November and December 2018. Our primary sources of liquidity include cash flows from operations and borrowings under our Line of Credit Facility with a bank (the “Line of Credit”). This Line of Credit provides for borrowings of up to $4.5 million with interest-only monthly payments at a rate equal to the LIBOR Daily Floating Rate plus 2.25%. The Line of Credit carries an unused fee of 0.25% annually on all committed but unused capital, payable quarterly in arrears. The entire unpaid principal balance is due when the Line of Credit matures on February 28, 2021. The Line of Credit is collateralized by cash of $4.5 million that is held in restricted cash in current assets on the unaudited balance sheet.

Our principal uses of cash are to acquire content, promote our service through advertising and marketing, and provide for working capital to operate our business. We have experienced significant net losses since our inception and, given the significant operating and capital expenditures associated with our business plan, we anticipate that we will continue to incur net losses.

Cash Flows

The following table presents our cash flows from operating, investing and financing activities for the periods indicated:

	Year Ended December 31,		For the nine months ended September 30, (unaudited)
	2019	2018	2020	2019
	($ in thousands)
Net cash used in operating activities	$(44,711)	$(31,935)	$(35,503)	$(31,735)
Net cash provided by (used in) investing activities	(8,986)	(42,627)	35,718	(10,577)
Net cash used in financing activities	—	136,798	(660)	—
Net decrease in cash, cash equivalents and restricted cash	(53,697)	62,236	$(445)	$(42,312)

Cash Flow from Operating Activities

Cash flow from operating activities primarily consists of net losses, changes to our content assets (including acquisitions and amortization), and other working capital items.

For the years ended December 31, 2019 and 2018.    During the years ended December 31, 2019 and 2018, we recorded a net cash outflow from operating activities of $44.7 million and $31.9 million, respectively, or an increased outflow of $12.8 million, or 40%. The decrease in cash flow from operating activities was attributable to; an increase in our net loss minus our content amortization and our stock-based compensation, from $22.5 million during the year ended December 31, 2018 to $37.7 million during the year ended December 31, 2019, an increase in our content investment from $11.6 million during the year ended December 31, 2018 as compared to $14.9 million during the year ended December 31, 2019, partially offset by an increase in the change in our deferred revenue from $1.1 million during the year ended December 31, 2018 as compared to $5.4 million during the year ended December 31, 2019 due to the growth in annual license fees to affiliates and annual subscriptions from O&O and App Services, both which require upfront annual payments and by a decrease in the change in our other assets from $(1.7) million during the year ended December 31, 2018 as compared to $(0.5) million during the year ended December 31, 2019. During the years ended December 31, 2019 and 2018, we recorded a net cash outflow from operating activities of $44.7 million and $31.9 million, respectively, or an increased outflow of $12.8 million, or 40%. The decrease in cash flow from operating activities was primarily attributable to an increase in our net loss from $(35.0) million during the year ended December 31, 2018 to $(42.5) million during the year ended December 31, 2019.

For the nine months ended September 30, 2020 and 2019.    During the nine months ended September 30, 2020 and 2019, we recorded a net cash outflow from operating activities of $35.5 million and $31.7 million, respectively, or an increased outflow of $3.8 million, or 12%. The increase in cash outflows used from operating activities was attributable to an increase of $4.3 million in our content investment (additions to content assets and change in content liabilities) from $10.8 million during the nine months ended September 30, 2019 as compared to $15.1 million during the nine months ended September 30, 2020, an increase in the change in our accounts receivable from $0.3 million during the nine months ended September 30, 2019 as compared to $4.0 million during the nine months ended September 30, 2020 due primarily to increased receivables from the program sales contracts, a reduction in accounts payable of $3.3 million during the nine months ended September 30, 2020 as compared to an increase in accounts payable of $1.5 million during the nine months ended September 30, 2019 which was primarily due to increased digital marketing investment, partially offset by a decrease in our net loss minus our content amortization and stock-based compensation, from $24.8 million during the nine months ended September 30, 2019 as compared to $14.6 million during the nine months ended September 30, 2020.

Cash Flow from Investing Activities

Cash flow from investing activities consists of purchases, sales and maturities of investments and purchases of property and equipment.

For the years ended December 31, 2019 and 2018.    During the years ended December 31, 2019 and December 31, 2018, we recorded a net cash outflow from investing activities of $9.0 million and $42.6 million, respectively, or a decreased outflow of $33.6 million. The significant decrease in cash outflow from investing activities was primarily attributable to sales and maturities of securities during the year ended December 31, 2019 for which proceeds were used to fund operating investments in programming and marketing.

For the nine months ended September 30, 2020 and 2019.    During the nine months ended September 30, 2020 and 2019, we recorded a net cash inflow from investing activities of $35.7 million and a net cash outflow from investing activities of ($10.6) million, respectively, or an increased inflow of $46.3 million. The increase in cash inflow from investing activities was due to less purchases and higher sales and maturities of investments.

Cash Flow from Financing Activities

For the years ended December 31, 2019 and 2018.    During the years ended December 31, 2018, we recorded a net cash inflow provided by financing activities of $136.8 million, respectively, or a decreased inflow of $136.8 million, which was attributable to our initial Series A Offering in November 2018. There were no similar financing cash inflows during the year ended December 31, 2019.

For the nine months ended September 30, 2020 and 2019.    During the nine months ended September 30, 2020, we recorded net cash outflow in financing activities of $0.7 million, which was attributable to borrowings under our line of credit with a bank, offset by related line of credit repayments and offering cost related to the merger agreement. There were no similar financing cash activities during the nine months ended September 30, 2019.

Capital Expenditures

Going forward, we expect to make expenditures for additions to our content assets, and purchases of property and equipment. The amount, timing and allocation of capital expenditures are largely discretionary and within management’s control. Depending on market conditions, we may choose to defer a portion of our budgeted expenditures until later periods to achieve the desired balance between sources and uses of liquidity and prioritize capital projects that we believe have the highest expected returns and potential to generate cash flow. Subject to financing alternatives, we may also increase our capital expenditures significantly to take advantage of opportunities we consider to be attractive.

Off Balance Sheet Arrangements

As of September 30, 2020, we had no off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operation is based upon our financial statements, which have been prepared in accordance with U.S. GAAP. Certain amounts included in or affecting the financial statements presented in this offering memorandum and related disclosure must be estimated, requiring management to make assumptions with respect to values or conditions which cannot be known with certainty at the time the financial statements are prepared. Management believes that the accounting policies set forth below comprise the most important “critical accounting policies” for the company. A “critical accounting policy” is one which is both important to the portrayal of a company’s financial condition and results of operations and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Management evaluates such policies on an ongoing basis, based upon historical results and experience, consultation with experts and other methods that management considers reasonable in the particular circumstances under which the judgments and estimates are made, as well as management’s forecasts as to the manner in which such circumstances may change in the future.

Content Assets

The Company acquires, licenses and produces content, including original programming, in order to offer members unlimited viewing of factual entertainment content. The content licenses are for a fixed fee and specific windows of availability. Payments for content, including additions to content library and the changes in related liabilities, are classified within “Net cash used in operating activities” on the statements of cash flows.

The Company recognizes its content library (licensed and produced) as “Non-current content library, net” on the balance sheets. For licenses, the Company capitalizes the fee per title and records a corresponding liability at the gross amount of the liability when the license period begins, the cost of the title is known, and the title is accepted and available for streaming. For productions, the Company capitalizes costs associated with the production, including development costs, direct costs and production overhead.

Based on factors including historical and estimated viewing patterns, the Company generally amortizes the content library (licensed and produced) in “Cost of revenues” on the statements of operations on a straight-line basis over the shorter of each title’s contractual window of availability or estimated period of use, beginning with the month of first availability. The Company reviews factors impacting the amortization of the content library on an ongoing basis and will record amortization on an accelerated basis when there is more upfront use of a title, for instance due to significant program sales.

Revenue recognition

Subscriptions — O&O Service

The Company generates revenue from monthly subscription fees from its O&O Service. CuriosityStream subscribers enter into non-refundable, month-to-month or annual subscriptions with the Company. The Company bills the monthly subscriber on each subscriber’s monthly anniversary date and recognizes the revenue ratably over each monthly membership period. The annual subscription fees are collected by the Company at the start of the annual subscription period and are recognized ratably over the subsequent twelve-month period. Revenues are presented net of the taxes that are collected from subscribers and remitted to governmental authorities.

Subscription — App Services

The Company also earns subscription revenues through its App Services. These subscriptions are similar to the O&O Service subscriptions, but these subscriptions are generated based on agreements with certain streaming media players as well as with Smart TV brands and gaming consoles. Under these agreements, the streaming media player typically bills the subscriber directly and then remits the collected subscriptions to the Company, net of a distribution fee. The Company recognizes the gross subscription revenues when earned and simultaneously recognizes the corresponding distribution fees as an expense. The Company is the principal in these relationships as the Company retains control over service delivery to its subscribers.

Licensing — Affiliates

The Company generates license fee revenues from MVPDs such as Altice, Comcast and Cox as well as from vMVPDs such as Amazon and Sling TV (MVPDs and vMVPDs are also referred to as affiliates). Under the terms of the agreements with these affiliates, the Company receives license fees based upon contracted programming rates and subscriber levels reported by the affiliates. In exchange, the Company licenses its content to the affiliates for distribution to their subscribers. The Company earns revenue under these agreements either based on the total number of subscribers multiplied by rates specified in the agreements or based on fixed fee arrangements. These revenues are recognized over the term of each agreement when earned.

Licensing — Program Sales

The Company has distribution agreements which grant a licensee limited distribution rights to the Company’s programs for varying terms, generally in exchange for a fixed license fee. Revenue is recognized once the content is made available for the licensee to use.

The Company’s performance obligations include (1) access to its SVoD platform via the Company’s O&O Service and App Services, (2) access to the Company’s content assets, and (3) licenses of specific program titles. In contracts containing the right to access the Company SVoD platform, the performance obligation is satisfied as access to the SVoD platform is provided post any free trial period. In contracts which contain access to the Company’s content assets, the performance obligation is satisfied as access to the content is provided. For contracts with licenses of specific program titles, the performance obligation is satisfied as that content is made available for the customer to use.

Recently Adopted Financial Accounting Standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) which amended existing U.S. GAAP guidance for revenue recognition. ASU 2014-09 establishes principles for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. The Company adopted ASU 2014-09 as of January 1, 2019 using the modified retrospective method applied to all contracts not completed as of the adoption date. Because the Company’s primary source of revenues is from monthly or annual subscription and license fees which are recognized ratably over each subscription/license period, the adoption of this new revenue standard did not have a material impact on the Company’s financial statements.

In March 2019, the FASB issued ASU 2019-02, Improvements to Accounting for Costs of Films and License Agreements for Program Materials, in order to align the accounting for production costs of an episodic television series with the accounting for production costs of films by removing the content distinction for capitalization. ASU 2019-02 also requires that an entity reassess estimates of the use of a film in a film group and account for any changes prospectively. In addition, ASU 2019-02 requires that an entity test films and license agreements for program material for impairment at a film group level when the film or license agreements are predominantly monetized with other films and license agreements. ASU 2019-02 is effective for fiscal years beginning after December 15, 2020 and early adoption is permitted. The Company early adopted ASU 2019-02 as of January 1, 2019 and as such has included its content assets (licensed and produced) as “Non-current content assets, net” on its balance sheets, beginning with the period of adoption. As a result of the adoption of ASU 2019-02, the Company determined it should no longer fully amortize its content assets upon initial publication on its streaming service, which resulted in amortization of content asset costs for the year ended December 31, 2019 being reduced by $11.85 million.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes, to reduce the cost and complexity in accounting for income taxes. ASU 2019-12 removes certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 also amends other aspects of the guidance to help simplify and promote consistent application of U.S. GAAP. The guidance is effective for annual periods beginning after December 15, 2020, with early adoption permitted. The Company early adopted ASU 2019-12 as of January 1, 2019 and the adoption did not have a material impact on the Company’s financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Market Related Risks

In the ordinary course of business, we are exposed to a variety of market risks that are typical for the industry and sectors in which we operate. The principal market risks that may affect our financial position, results of operations and prospects relate to interest rate risk and foreign exchange rate risk resulting from payments made by international subscribers and distributors denominated in their home currencies. We do not enter into or deal in market sensitive instruments for trading or speculative purposes. While management has adopted a number of mitigation strategies to limit the company’s exposure to market related risks, there can be no assurances that any mitigation strategies will be effective or that the company will not be materially adversely affected by such risks in future periods.

Interest Rate Risk

Our exposure to interest rates relates to the increase or decrease in the amount of interest we must pay under our Line of Credit, which bears interest at a variable rate equal to the LIBOR Daily Floating Rate plus 2.25%. As a result, an increase in the LIBOR Daily Floating Rate could result in an increase in our cost of borrowing under the Line of Credit. We do not believe that the impact of interest rate fluctuations to date have been material to the Company.

Foreign Exchange Rate Risk

For the year ended December 31, 2019 and the nine months ended September 30, 2020, approximately 22% and 19%, respectively, of our revenue was derived from outside of the United States. Approximately 53% and 53% of our international revenue for the year ended December 31, 2019 and the nine months ended September 30, 2020, respectively, was derived from international OTT subscribers. Such subscribers pay, at the time of subscribing or renewing any subscription, the U.S. dollar equivalent price therefor denominated in their home currency at the then-existing exchange rate. While we believe that the impact of such currency fluctuations to date have been immaterial, fluctuations in currency exchange rates in the future may have a material adverse effect on our results of operations.

BUSINESS

Introduction

SAQN, a blank check company, was incorporated as a Delaware corporation on May 9, 2019. SAQN was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Until the consummation of the Business Combination, SAQN did not engage in any operations nor generate any revenue.

In June 2019, the Sponsor purchased an aggregate of 3,593,750 of its Founder Shares for an aggregate purchase price of $25,000, or approximately $0.007 per share. In November 2019, SAQN effected a stock dividend for 0.04 share for each Founder Share outstanding, resulting in the Sponsor holding an aggregate of 3,737,500 Founder Shares.

On November 22, 2019, SAQN consummated its IPO of 14,950,000 Units, which included the full exercise by the underwriter of the over-allotment option to purchase an additional 1,950,000 Units. Each Unit consisted of one share of Common Stock and one-half of one Warrant. Each whole Warrant entitled the holder thereof to purchase one share of Common Stock at a price of $11.50 per share, subject to certain adjustments. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds, before expenses, of $149,500,000.

On October 14, 2020, we consummated the Business Combination. Following the Business Combination, Legacy CuriosityStream became our direct subsidiary.

CuriosityStream Business Overview

Created by John Hendricks, founder of the Discovery Channel and former Chairman of Discovery Communications, we are a media and entertainment company that offers premium video programming across the principal categories of factual entertainment, including science, history, society, nature, lifestyle and technology. Our mission is to provide premium factual entertainment that informs, enchants and inspires. We are seeking to meet demand for high-quality factual entertainment via SVoD platforms, as well as via bundled content licenses for SVoD and linear offerings, partner bulk sales, brand partnerships and content sales. We are well-positioned for growth as a digital-native video platform monetizing content across this broad revenue stack.

We are experiencing rapid organic growth, with year-over-year total revenue increasing approximately 93% in 2019 from 2018. In addition, our subscriber base has grown significantly, from approximately one million at the end of 2018 to approximately 13 million at September 30, 2020. Through the rapid expansion of our library of high-quality titles and by exploiting multiple channels to monetize our programming, we believe that we have achieved global leadership in factual content streaming and are well positioned to capitalize on favorable ongoing industry trends to create value for our shareholders and other stakeholders.

Our award-winning content library features more than 3,100 nonfiction episodes, including more than 1,000 original, commissioned or co-produced documentaries, of short-form, mid-form and long-form duration, with an estimated $1 billion original production value. Within the last 90 days, 100% of our library titles have been viewed by subscribers. Our films are produced, co-produced or commissioned by us, or licensed through one of our content partnerships, such as with the BBC in the U.K., NHK in Japan, ZED in France and Terra Mater in Austria. Our programs are hosted by and feature scientists, experts and celebrities such as Stephen Hawking, Sir David Attenborough and Sigourney Weaver. Our programs have already received three Emmy nominations, including an Emmy Award win for Stephen Hawking’s Favorite Places. Every title on our platform is available on-demand and, other than historical footage or classic documentaries, in high definition or 4K quality.

Our content is available directly through our O&O Service and App Services. Our App Services enable access to CuriosityStream on almost every major consumer device, including streaming media players like Roku, Apple TV and Amazon Fire TV, all major smart TV brands (e.g., LG, Vizio, Samsung, Sony) and gaming consoles like Xbox. In addition, we have affiliate agreement relationships with, and our service is available directly from, MVPDs that include Comcast, Cox, Dish and NCTC and vMVPDs and digital distributors that include Amazon Prime Video Channels, Roku Channels, Sling TV and YouTube TV, our “Partner Direct Service” or “Partner Direct Business.”

Our Direct Service is available in more than 175 countries to any household with a broadband connection for $2.99 per month or $19.99 per year for high definition resolution. We also provide a premium service in 4K resolution for $9.99 per month or $69.99 per year. Over 75% of Direct Service subscribers select annual subscription plans, which has reduced subscriber churn and facilitates our ability to learn and serve consumer preferences. Our blended churn rate is currently approximately 2.6%. The MVPD, vMVPD and digital distributor partners making up our Partner Direct Business pay us a revenue share or license fee for sales to individuals who subscribe to CuriosityStream via the partners’ respective platforms.

The technology associated with our Direct Business is designed to facilitate a consistent user experience across the different interface platforms and operating system applications. We provide value for both our users and ourselves through our analytics algorithm and data collection system. Leveraging our database of anonymized user preferences, ratings and behavior, we are constantly refining our content recommendation engine to suggest and serve content to our customers.

In addition to our Partner Direct Services and Businesses, we have affiliate relationships with our Bundled MVPD Partners — MVPDs, broadband and wireless companies in the US and international territories to whom we can offer a broad scope of rights, including 24/7 “linear” channels, our on-demand content library, mobile rights and pricing and packaging flexibility, in exchange for an annual fixed fee or fee per subscriber as part of a multi-year agreement. This Bundled MVPD Business offers us the advantages of long-cycle and recurring revenue and the potential to access hundreds of millions of paying subscribers globally. As a young and digital-native company, we are not laden with some of the overhead costs nor over-dependent on lines of business that may hamper the growth of legacy media companies. We are consequently able to offer Bundled MVPD Partners more attractive rates than well-known conglomerates, meeting the Bundled MVPD Partners’ need to cut costs in their business without losing quantity or quality of factual content. We currently have 20 Bundled MVPD Partner agreements in 83 countries, with subtitling or dubbing in four languages in addition to English.

Between our Direct, Partner Direct and Bundled MVPD Businesses, as of September 30, 2020, we had approximately 13 million total paying subscribers.

Our Corporate & Association Partnership business to date has been comprised primarily of selling subscriptions in bulk to companies and organizations that in turn offer these subscriptions to their employees and members as an employment benefit or “gift of curiosity.” To date, over 30 companies have purchased annual subscriptions at bulk discounts for their employees. As a family-friendly and enriching service, we are well-positioned among media companies to continue to build our roster of customers in this model. We see an even bigger opportunity with corporations and associations, however, via multi-year integrated partnerships where we create and distribute content in support of these partners’ CSR and membership initiatives.

An evolving area of opportunity is in Sponsorships & Advertising. An opportunity exists in developing integrated digital brand partnerships, our Sponsorship & Advertising Business. These sponsorship campaigns will offer blue chip brands the chance to be associated with CuriosityStream content in a variety of forms, including short and long form program integration, branded social media promotional videos, broadcast advertising spots, and digital display ads. We believe the impressions accumulated in these multi-faceted campaigns would roll up to verifiable metrics for the clients. We executed on two such sponsorships in 2020: one in the financial services sector as well as a brand in the health and fitness sector.

The fifth line of business in our revenue stack is our Program Sales Business. We believe that the focus and priority of most entertainment media companies is on scripted content, so some of those companies need a reliable and efficient source for factual content. We have the opportunity to provide a turnkey, financially attractive “factual solution” to meet this business demand. We are able to sell to certain media companies a collection of our existing titles in a traditional program sales deal and are party to a multi-year, multi-million dollar program sales agreement with one such media company. We are also able to sell selected rights (such as in territories or on platforms that are lower priority for us) to content we create before we even begin production. This latter model reduces risk in our content development decisions and creates program sales revenue.

The most basic functional structure of our company thrives due to the collaboration of (1) our content team, which works with more than 150 production companies and distributors across the world to create and acquire programming, (2) our legal and finance teams, which structure and formalize agreements, (3) our creative services and content operations teams, which develop all of the marketing materials, metadata and other assets associated with a piece of content, and (4) our content operations and technology teams, which then deliver our content and services to all manner of devices and streaming platforms for our Direct, Partner Direct, Bundled MVPD and other businesses.

Our revenue was $18.0 million and $28.3 million for the year ended December 31, 2019 and the nine months ended September 30, 2020, respectively. Our net loss was $(42.5) million and $(23.0) million for the year ended December 31, 2019 and the nine months ended September 30, 2020, respectively.

Our Competitive Strengths

We believe our business is driven by the following competitive strengths:

We have multiple revenue streams to support our future growth.    Each of CuriosityStream’s five distinct, complementary and growing lines of revenue monetizing content (Direct and Partner Direct, Bundled MVPD, Corporate and Association Partnerships, Sponsorship & Advertising, and Program Sales) has the potential to become a large business in and of itself. Their existence in a diversified revenue stack increases the benefits of each by de-risking investment in content and overhead, protects against periodic turns in any one area, and enables us to be nimble in exploiting unexpected opportunities through the reach of relationships and partnerships throughout media and around the world.

We are pioneers of fact-based entertainment in the high-growth SVoD market.    Digital TV Research predicts that global SVoD subscribers will reach approximately 1.2 billion by 2025, an increase of 529 million from the number of subscribers recorded as of the end of 2019. As a “digital native” business, where our initial focus was SVoD, legacy revenue streams are not a drag or barrier to avenues of growth. In addition, unlike Netflix, Amazon Prime and Hulu, which focus primarily on developing and acquiring fictional entertainment, we are well-positioned to be the most flexible provider of on-demand, premium factual entertainment in the SVoD space. Moreover, where most basic ad-supported cable networks have neglected the production of high-quality factual content in favor of reality television programs, we have a pipeline dedicated exclusively to fact-based entertainment. We believe our focus on quality and our ability to curate this type of content has produced a documentary library that is superior to and more accessible for consumers than that of potential competitors who are not exclusively focused on this category.

Our management team, with decades of individual and collective experience, has learned how to efficiently create and monetize factual content.    We were founded by industry pioneer, John Hendricks, the founder and former Chairman of Discovery Communications, who launched Discovery Channel in 1985 and expanded that company to more than 220 countries and 2.5 billion cumulative subscribers across channels, generating $5.5 billion in annual revenue by the time he stepped down in 2014. John selected Clint Stinchcomb, a media executive with more than 25 years’ experience launching networks and developing and monetizing content — including as the key executive who launched Discovery’s digital networks — to serve as CuriosityStream’s Chief Executive Officer. John and Clint have in turn built a seasoned team, including a Chief Financial Officer, Chief Operating Officer & General Counsel, Chief Product Officer, and Chief Revenue Officer, who reflect broad and deep experience across traditional as well as new generation media companies across all functional areas. We believe that our executives’ collective knowledge of the industry, key industry relationships, strategic vision and access to the best content creators and distributors, provides us with key competitive advantages.

The broad, universal appeal of factual content provides strategic advantages.    We believe the subject matter of factual content generally has a longer shelf-life than fictional genres. We believe factual content transcends geographical boundaries and can be understood and enjoyed across cultures and languages. In addition, from an operational perspective, as compared to scripted content, nonfiction programming generally has a lower production cost and lends itself more easily to localization techniques such as subtitling, dubbing and voiceover. Our content library covers all major categories of factual entertainment — science, history, technology, nature, society and lifestyle. Factual entertainment is also consumed by a broad age demographic and can be shared across generations. Our active O&O users are comprised of approximately 60% male viewers and 40% female viewers.

We have a potential distribution reach of hundreds of millions of households via 30+ distribution partners and are platform and delivery-method agnostic.    We are available worldwide through our SVoD O&O Service, App Services and distribution affiliates. Viewers can access our online platform directly on smart TVs and mobile devices. Additionally, we are available through traditional MVPDs such as Altice in the United States, Multichoice across Africa, and StarHub in Singapore, reaching viewers through both SVoD and linear distribution channels.

Our technology platform enables personalization and discovery.    We are developing a large and diversified data set which provides us with significant insight into content consumption and user behavior. This ever-evolving data set allows us to analyze, understand and track watching habits and trends in content viewership. From this data, we are able to make data-driven strategic decisions on content production and recommendations to viewers. Leveraging our database of anonymized user preferences, ratings and behavior, we have designed a content recommendation engine that suggests content using behavioral analytics and similar watch histories from other users. Similarly, we are also able to use viewer preferences and usage trends to inform content licensing and acquisition choices. We believe this technology will help drive user engagement and contribute to growth.

Our Growth Strategies

We believe we are strategically positioned to grow our revenues through expanding our subscriber base and broadening our business customer network by:

Continually enhancing and marketing our platform and refining our pricing strategy in order to attract and retain users and increase high-value users and thereby expand our subscriber base and increase average revenue per user.    We intend to increase growth of our O&O platform by continuously improving our user experience, increasing the depth and breadth of our content offering, and enhancing our streaming platform. We plan to continue to attract users and expand our subscriber base with a compelling streaming value proposition that allows users to access the largest collection of nonfiction programming through user-friendly search and discovery tools and a simple user interface, while continuously monitoring and optimizing subscriber acquisition costs. As of September 30, 2020, our customer acquisition cost was approximately $51 per subscriber. We also plan to add additional value to our premium tiers, add lifetime SKUs and raise annual standard plan rates to increase overall ARPU.

Developing more original landmark content.    We intend to create new content and partner with leading content production houses to continue to improve and broaden our library of factual entertainment content. We are poised to produce additional landmark original programming, following our Emmy award-winning commission Steven Hawking’s Favorite Places and our Emmy and BAFTA-nominated co-production of David Attenborough’s Light on Earth. For example, we premiered mid-form biographies featuring interviews by Leonardo DiCaprio in late 2020 and will premiere a sweeping natural history series from the renowned factual producer Terra Mater in 2021 and 2022. We leverage our growing database of viewership data to help determine engaging content topics and maximize production value in our content pipeline. We believe premium original and exclusive content garners critical acclaim and press, and attracts and retains subscribers.

Expanding bundled distribution, especially in international and wireless markets.    Global markets constitute a significant growth avenue for us. Currently, about 70% of our O&O subscribers are based in the United States. Our content has only begun to be localized (subtitling or dubbing in four languages for the parts of our library where rights are available) and there has been limited marketing outside the United States to date. We intend to continue to seek partnerships with strong platforms in international territories. For example, using our StarHub deal in Singapore as a model for other countries, especially in Asia, we are seeking bundling opportunities for license fees on a per subscriber basis. In addition, based on our experience with StarHub and Multichoice in Africa, we believe we are well-positioned to exploit opportunities where legacy linear channel providers face renewal, providing a lower cost, higher quality alternative to these distribution partners. We also plan to seek partnerships with device makers where they have market share or advantages in a given territory. Expansion into international markets is expected to be a critical driver of subscriber growth.

Launching Brand Partnerships Business.    The Sponsorships & Advertising Business constitutes another area of growth for us. Building on this advertising business with more complex integrated brand campaigns will enable us to leverage our distribution and marketing channels to amplify our partners’ messages and increase their reach, which in turn will create a more valuable Sponsorship & Advertising Business for us.

Developing Program Sales Business.    CuriosityStream has already done one program sales deal in providing factual content for the launch of a major SVoD program service in the United States. This deal provided a template for our offering a “factual solution” to meet the needs of a business partner. We are also executing on a line of business to sell selected rights to content we create in advance of production, thus reducing risk in our content development decisions while delivering revenue. We currently have approximately 15 projects — series and feature documentaries — in production for this channel.

Building Corporate and Association Business.    Our Corporate & Association business has been successful in selling subscriptions in bulk to companies, organizations, schools, universities and libraries. We are now poised to exploit a bigger opportunity with organizations, corporations and associations through multi-year multi-faceted partnerships where we create and distribute content in support of these partners’ CSR and membership initiatives. Corporations and organizations often have existing content with no distribution channel and they often have need for new content to serve their mission. We can offer a turnkey solution or a menu of choices, such as content creation or co-production, access for a partner’s members to selected content via our platform, or even a customized co-branded streaming platform. Our mission and style of content is relatively well-suited among media companies to capitalize on the opportunity with corporations, organizations and associations.

Our Market Opportunity

The adoption of television and video streaming has disrupted the traditional linear television distribution industry, creating new options for consumers and new economic opportunities for content publishers and advertisers. Many consumers are shifting to SVoD platforms. According to Digital TV Research, SVoD subscriptions in the United States alone are predicted to climb to 317 million by 2025 from 203 million in 2019. Although traditional live television still represents the majority of hours viewed by consumers, the launch of vMVPD services by traditional television operators has increased cord-cutting by consumers. eMarketer predicts that by 2021, more than a fifth of U.S. households will cut the cord from traditional TV. By 2022, that number is expected to reach almost 25%. The number of traditional pay television subscribers continues to decline as consumers increasingly favor a streaming experience.

We believe these consumer and market trends are creating significant tailwinds for the digital content streaming market and actionable opportunities for a company with our diversified revenue model:

Favorable and shifting consumer behavior trends.    Today’s consumer values the ability to watch what they want, when they want, on the device of their choosing. There is demand for premium-quality content, as opposed to low-quality and low-cost content that we believe is often characteristic of ad-driven cable television today. Consumers desire both short-form (<15 minutes) and long-form (>15 minutes) content. Consumers increasingly prefer content without commercial interruption and have demonstrated a willingness to pay for this convenience, as evidenced by Amazon Prime Video, HBO Max, Disney+ and Netflix subscriptions. Cable and satellite distributors have traditionally offered consumers bundled pricing packages, but many now perceive these bundled packages as excessive following the growing availability of premium-quality content by SVoD services.

The reach of and demand for SVoD services are increasing through improved accessibility and strengthening networks worldwide.    With more than half the world’s population now connected to the internet and nearly one billion global smartphone users with streaming capabilities, the SVoD market is still young and poised for tremendous growth. In 2019, 4G for the first time accounted for more than 50% of mobile connections globally. This strengthening distribution network offers us the opportunity to tap into a broadening base of global streaming consumers through multi-year partnerships with network operators. The rollout of 5G could offer new mobile and interactive content experiences and thereby present increased opportunity for us.

SVoD customer growth is accelerating.    Leading streaming platforms and media conglomerates have increased their original content spend to help drive consumers to their services. According to analysis from Variety Intelligence Platform, media companies spent nearly $121 billion on original content in 2019, largely driven by SVoD providers such as Amazon, Netflix and Disney Plus. Meanwhile, there has been significant publicity of Emmy Awards and other accolades of SVoD providers. As noted by Fast Company citing Rich Greenfield, 86 percent of 2020 Emmy- nominated shows did not require a cable or satellite subscription to watch.

Fortune 500 Corporations have significant CSR initiatives and Professional and Trade Associations actively seek strategic partnerships to deliver on their mandates and grow their membership rolls.    According to Harvard Business Review (January 2018), Fortune Global 500 firms spend approximately $20 billion annually on CSR activities, up significantly from historical levels. These CSR initiatives produce social and economic benefits, as well as serve to attract and motivate employees. Our content can be supplemented, and our platform can be leveraged to serve these CSR objectives. Similarly, some of the nearly 63,000 trade and professional associations in the U.S. are likely to seek the expertise of a media company to help create and distribute content in the service of their missions and membership. We believe these factors will continue to drive demand for business to business relationships to produce, supplement and reach members with worthwhile content.

Companies will spend advertising and marketing dollars in content partnerships with platforms which can integrate and amplify their messaging.    According to branded content distribution platform Polar, the global spend on branded content in 2020 was expected to top $13 billion. With the rapid rise in consumer preference towards streaming content, brands are rapidly shifting their advertising budgets towards video platforms. According to eMarketer, more than $8 billion was predicted to be spent on connected TV platforms alone in 2020. This creates an opportunity to leverage impressions earned across these desirable platforms and aggregate them with other assets to create valuable integrated sponsorship and advertising partnerships with leading brands.

Our Company

Corporate History & Structure

CuriosityStream LLC, Legacy CuriosityStream’s predecessor, was formed in the State of Delaware by John Hendricks, founder of the Discovery Channel and former chairman of Discovery Communications, in June 2008. CuriosityStream officially launched its subscription service to U.S. based customers in March 2015 and to international customers in September 2015. In October 2018, Legacy CuriosityStream completed a statutory corporate conversion pursuant to which CuriosityStream LLC was converted into a Delaware corporation and renamed CuriosityStream Inc. (our “corporate reorganization”). In connection with the corporate reorganization, each membership interest of CuriosityStream LLC was converted into shares of common stock of CuriosityStream Inc.

In November 2018, Legacy CuriosityStream completed a private placement of 14,557,000 shares of our Series A Convertible Preferred Stock. Immediately prior to the Merger, the issued and outstanding shares of Series A Convertible Preferred Stock automatically converted into an aggregate of approximately 17.6 million shares of Legacy CuriosityStream common stock pursuant to its terms.

Competition

We compete for the time and attention of our users across different forms of media, including traditional broadcast, cable, satellite and internet-delivered video, other providers of SVoD services (Amazon Prime Video, Hulu, Netflix), other providers of in-home and mobile entertainment such as radio, music streaming services, and social media and networking websites. Many consumers maintain simultaneous relationships with multiple in-home entertainment providers and can easily shift spending from one provider to another.

We compete to attract, engage, and retain users with other content providers based on a number of factors, including the user experience, content range and quality, ease of use of our platform, price, accessibility, perceptions of advertising load, brand awareness and reputation.

Many of our competitors enjoy competitive advantages such as greater brand recognition, legacy operating histories and larger marketing and content budgets, as well as greater financial, technical, human and other resources. However, we currently face limited competition in the factual SVoD category.

Intellectual Property

Our success depends upon our ability to protect our technologies and intellectual property. To accomplish this, we rely on a combination of intellectual property rights, including trade secrets, copyrights and trademarks, as well as contractual restrictions. We have confidentiality and proprietary rights arrangements with our employees, consultants and business partners, and we control access to, and distribution of, our proprietary information.

Our registered trademarks in the United States include “Curiosity” and “CuriosityStream.”

We are the registrant of the internet domain name for our website, www.curiositystream.com, as well as others. We own rights to proprietary processes and trade secrets, including those underlying the CuriosityStream service.

In addition to the foregoing protections, we generally control access to, and use of, our proprietary software and other confidential information through the use of internal and external controls, including contractual protections with contractors, customers and partners. Our employees sign acknowledgements of our policies with respect to confidentiality and proprietary rights.

Government Regulation

As a company conducting business on the internet, we are subject to a number of foreign and domestic laws and regulations relating to information and network security, data protection, privacy, and governmental access to data, among other things. Many of these laws and regulations are still evolving and could be interpreted, updated, or new laws passed in ways that could harm our business. In the area of information and network security and data protection, the laws in the United States, EU, and other jurisdictions globally can require specified actions to maintain the confidentiality, integrity and availability of networks and data. Notwithstanding any activities to secure networks and data, security for networks and data cannot be guaranteed. Cyber incidents can and do happen. Additionally, laws in many U.S. states require companies to implement specific information security controls to protect certain types of personally identifiable information. Credit card networks may also require us to employ certain security and privacy controls, and failure to comply with these obligations may lead to significant liabilities. Likewise, U.S. states, the EU, China, and other jurisdictions have laws in place requiring companies to notify users, regulators, and sometimes law enforcement if there is a security breach that compromises certain categories of information, including personal information and personally identifiable information. Any failure on our part to comply with these laws, obligations, or regulations may subject us to significant liabilities.

We may also be subject to U.S. federal and state, EU and other foreign laws regarding privacy, the collection of the data of minors, and the privacy of customer data. Our privacy policy and terms of use describe our practices concerning the use, transmission and disclosure of customer information and are posted on our website. Any failure to comply with our posted privacy policy or privacy-related laws, obligations, or regulations globally could result in proceedings against us by governmental authorities, individuals, or others, which could harm our business. Further, any failure by us to adequately protect the privacy or security of our customers’ information could result in a loss of confidence in our service among existing and potential customers, and ultimately, in a loss of customers and advertisers, which could adversely affect our business.

Privacy Policy

We collect and use certain types of information from our customers in accordance with the privacy policy that is posted on our website. We collect personally identifiable information directly from customers when they register to use our service and sign up to receive email newsletters. We may also obtain information about our customers from other customers and third parties. Our policy is to use the collected information to customize and personalize advertising and content for customers and to enhance the customer experience when using our service.

We also use automated data collection technology, such as tracking cookies, to collect non-personally identifiable information in order to help us track customer interactions with our service. Third-party advertisers and service partners may also use tracking technologies in order to collect non-personally identifiable information regarding use of our platforms.

We have implemented commercially reasonable physical and electronic security measures to protect against the loss, misuse, and alteration of personally identifiable information. No security measures are perfect or impenetrable, and we may be unable to anticipate or prevent unauthorized access to our customers’ personally identifiable information.

Property and Equipment

Our principal operational offices are located in Silver Spring, Maryland under a lease for approximately 15,500 square feet of office space, expiring February 2033, pursuant to which we currently pay approximately $42,000 per month and will pay $57,000 per month starting in 2032.

Our computing needs are primarily serviced from our cloud infrastructure provided by Amazon Web Services. We retain backup copies of our content on our own data center infrastructure. The backup sites enable additional fault tolerance and will support our continued growth.

Employees and Human Capital

In 2019 and 2018, we had 47 and 39 total, full-time employees on average, respectively. As of September 30, 2020, we had approximately 59 full-time employees. Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, advisors and consultants. Our compensation program is designed to attract, retain, and motivate highly qualified employees and executives and is comprised of a mix of competitive base salary, bonus and equity compensation awards, as well as other employee benefits. Our employees are not covered by a collective bargaining agreement, and we consider our relations with our employees to be good. We are committed to diversity and inclusion as well as equitable pay within our workforce. To further some of these initiatives, for example, in the third quarter of 2020, we retained Willis Towers Watson, a leading global advisory firm, to review our compensation structure. In addition, the health and safety of our employees, customers and communities are of primary concern to us. During the COVID-19 pandemic, we have taken significant steps to protect our workforce, including but not limited to, working remotely, and implementing social distancing protocols consistent with guidelines issued by federal, state, and local law.

Legal Proceedings

From time to time, we may become involved in legal proceedings arising in the ordinary course of our business. We are not presently a party to any legal proceedings that, if determined adversely to us, we believe would individually or in the aggregate have a material adverse effect on our business, results of operations, financial condition or cash flows.

MANAGEMENT

Executive Officers and Board of Directors

The following persons are our executive officers and directors.

Name	Age	Position
John Hendricks	68	Chairman of the Board
Clint Stinchcomb	54	President and Chief Executive Officer, Director
Jason Eustace	50	Chief Financial Officer and Treasurer
Tia Cudahy	56	Chief Operating Officer, General Counsel and Secretary
Devin Emery	30	Chief Product Officer and EVP Content Strategy
Elizabeth Hendricks	37	Director
Patrick Keeley	72	Director
Matthew Blank	70	Director
Jonathan Huberman	55	Director
Mike Nikzad	57	Director
Andrew Hendricks	36	Director

John Hendricks is the founder of Legacy CuriosityStream, served as the manager of Legacy CuriosityStream’s predecessor, CuriosityStream LLC, and has served as the Chairman of the board of directors of Legacy CuriosityStream since September 2018 and as Legacy CuriosityStream’s Chief Editorial Officer since October 2018. Prior to serving as the Chairman of the Board, Mr. Hendricks served as the chairman of Discovery Communications, the global media parent company of Discovery Channel, Animal Planet, TLC and Science, among many other television networks and ancillary businesses and brands, from inception to May 2014. Mr. Hendricks launched Discovery Channel in 1985 as the first cable network in the United States designed to provide high-quality documentary programming enabling people to explore their world and satisfy their curiosity. Mr. Hendricks holds a Bachelor of Arts degree in History and an Honorary Doctorate from the University of Alabama, Huntsville.

Mr. Hendricks has considerable knowledge of our industry and key industry relationships, along with access to capital and esteemed content creators and distributors. For these reasons, we believe Mr. Hendricks is qualified to serve on our Board.

Clint Stinchcomb is the President and Chief Executive Officer of the Company and has served in this role since June 2018. Mr. Stinchcomb also serves as a member of our Board, and has held such position since October 2018. Prior to serving as the President and Chief Executive Officer, Mr. Stinchcomb served as Legacy CuriosityStream’s Chief Distribution Officer from May 2017 to June 2018, and as the Chief Executive Officer and co-founder of Poker Central from March 2014 to October 2016. Mr. Stinchcomb has also served as the Founder and Managing Partner of Worldwide Media Group since September 2009. Prior to February 2009, Mr. Stinchcomb served as the Executive Vice President and General Manager of Discovery Communications’ Emerging Television Networks and as the Senior Vice President of Discovery’s New Media Operations and HDTV. Mr. Stinchcomb holds a Bachelor of Arts degree in History from Dartmouth College.

Mr. Stinchcomb has over 25 years of traditional and digital media experience and has played a critical role in the launches and successful growth of several television networks, content franchises and enthusiast brands. For these reasons, we believe Mr. Stinchcomb is qualified to serve on our Board.

Jason Eustace is the Chief Financial Officer and Treasurer of the Company and has served as the Chief Financial Officer and Treasurer of Legacy CuriosityStream since February 2020. Prior to Legacy CuriosityStream, Mr. Eustace served as the Head of Finance for Bluemercury from April 2019 to February 2020, and prior to Blue Mercury, at Pet360 from November 2015 through January 2018. Mr. Eustace served at Discovery Communications US Networks from November 2007 through July 2015, where he was responsible for accounting, financial planning and analysis, budgeting, and strategic planning.

Tia Cudahy is the Chief Operating Officer, General Counsel and Secretary of the Company and has served as the Chief Operating Officer of Legacy CuriosityStream from October 2013 through January 2016 and again since June 2018 to the present, and as the General Counsel from inception through May 2015 and again since May 2017 to the present. Ms. Cudahy worked previously for National Public Radio and as a Deputy General Counsel for Discovery Communications. Ms. Cudahy served as the Chief Strategy Officer from January 2016 to June 2018, and as Executive Vice President from inception to October 2013. Ms. Cudahy holds a Bachelor of Arts degree from Amherst College and a Juris Doctor degree from The University of Chicago Law School.

Devin Emery is Chief Product Officer and EVP Content Strategy of the Company and has served as Head of Growth of Legacy CuriosityStream since November 2019. From May 2017 until joining Legacy CuriosityStream in November 2019, Mr. Emery served as Vice President of Growth at Cheddar, where he architected the network into a leading post-cable digital and linear publisher reaching hundreds of millions of people monthly across platforms, resulting in a $200 million acquisition by Altice USA. From September 2015 to May 2017, Mr. Emery was on the launch team of the OTT video networks group at Endeavor leading strategy and audience development.

Elizabeth Hendricks serves as a member of our Board, and has held such position since October 2018. Prior to serving on our Board, Ms. Hendricks served as President of Curiosity Studios, the in-house production function of the Company, from June 2018 to October 2018. Prior to serving as the President of Curiosity Studios, Ms. Hendricks served as the company’s President and Chief Executive Officer from August 2013 to June 2018 and served as Vice President of Hendricks Investment Holdings, LLC from December 2012 to August 2013. Ms. Hendricks has also served as a Vice President of Hendricks Investment Holdings, LLC from October 2018 through the present. Since 2006, Ms. Hendricks has served as Trustee of the John and Maureen Hendricks Charitable Foundation, a non-profit organization that has contributed over $35 million to a wide variety of causes, from basic social services to science research. Ms. Hendricks holds a Bachelor of Arts degree in History from Princeton University.

As the executive responsible for taking Legacy CuriosityStream from incubation to launch, we believe Ms. Hendricks is qualified to serve on our Board.

Patrick Keeley serves as a member of our Board and has held such position since November 2018. Since May 2008, Mr. Keeley has been the Senior Managing Director of Investment Banking at Stifel, Nicolaus & Company, Incorporated, and since January 2017, Mr. Keeley has also served as Vice Chairman — Investment Banking of Stifel, Nicolaus & Company, Incorporated. Mr. Keeley served as the Co-Head of Investment Banking at Stifel, Nicolaus & Company, Incorporated from May 2008 to January 2017. Prior to joining Stifel, Nicolaus & Company, Incorporated, Mr. Keeley held various positions at Friedman, Billings & Ramsey, including Managing Director, Co-Head of Investment Banking and Executive Vice President. Prior to joining Friedman, Billings & Ramsey, Mr. Keeley was a partner at the law firm Fulbright & Jaworski where Mr. Keeley worked from 1977 to 1997. Mr. Keeley holds a Bachelor of Arts degree in Business Administration from Georgetown University and a Juris Doctor degree from Fordham University. Mr. Keeley was originally appointed to our Board pursuant to an agreement between us and Stifel, Nicolaus & Company, Incorporated.

Mr. Keeley has extensive insight, experience and expertise in finance. For this reason, we believe Mr. Keeley is qualified to serve on our Board.

Matthew Blank serves as a member of our Board and has held such position since August 2020. Mr. Blank is a senior advisor to the Raine Group. He recently served from January 1, 2018 to December 31, 2018 as an advisor to Showtime Networks Inc. (“Showtime”), a subsidiary of CBS Corporation (NYSE: CBS). Prior to that in 2016 and 2017, he served as Chairman of Showtime, and from 1995 through 2015 he served as Chief Executive Officer of Showtime. From 1993 – 1995 he was President and Chief Operating Officer of Showtime and from 1988 – 1992 he served as Executive Vice President of Marketing, Creative Services, and Public Affairs. Prior to his service at Showtime, Mr. Blank served for over 12 years in various roles at Home Box Office, Inc., a premium television network, leaving HBO as its Senior Vice President of Consumer Marketing. Mr. Blank served on the board of directors of Geeknet, Inc. from 2010 to 2015. Mr. Blank served on the board of the National Cable Television Association from 1994 – 2017 and is a member of the board of directors of Madison Square Garden Entertainment Corp. (NYSE: MSGE) and Cumulus Media Inc. (NASDAQ: CMLS). He also currently serves as a member of the board of directors of The Cable Center and as a trustee of The Harlem Children’s Zone, The Manhattan Theater Club, as well as The Creative Coalition, and The Museum of the Moving Image.

Mr. Blank has extensive corporate management experience in the media industry, as evidenced by his senior management positions at Showtime and HBO, which will allow him to offer management and operational insight to our Board. In addition, this history and experience contributes to the Board through significant insight into a number of functional areas critical to CuriosityStream and allows him to bring a unique perspective to his service on our Board. For these reasons, we believe Mr. Blank is qualified to serve on our Board.

Jonathan Huberman serves as a member of our Board and has held such position since October 2020. Mr. Huberman served as SAQN’s Chairman, Chief Executive Officer and Chief Financial Officer from its inception until October 2020. He has over 25 years of high-tech business leadership experience. From 2017 to 2019 Mr. Huberman was Chief Executive Officer of Ooyala Global Inc. (“Ooyala”), a provider of media workflow automation, delivery and monetization solutions, which he and Mike Nikzad, SAQN’s Vice President of Acquisitions and a director of SAQN from November 2019 until October 2020, acquired from Telstra in 2018. Together with Mr. Nikzad, Mr. Huberman turned around an underperforming company and sold Ooyala’s three core business units to Invidi Technologies, Brightcove (NASDAQ: BCOV) and Dalet (EPA: DLT), major players in the same sector. Previously, Mr. Huberman served as the Chief Executive Officer of Syncplicity, a SaaS enterprise data management company, which he sourced and acquired from EMC and engineered an exit to Axway (EPA: AXW). Prior to this, from 2013 to 2015, Mr. Huberman was the Chief Executive Officer of Tiburon, an enterprise software company serving the public safety sector which he sold to Tritech Systems, and before that he was the Chief Executive Officer at Iomega Corporation (NYSE: IOM), a consumer and distributed enterprise storage solutions provider. After Iomega was acquired by EMC Corporation in 2008, Mr. Huberman served as President of the Consumer and Small Business Division of EMC. In addition to his experience leading turnarounds and exits at five technology companies, Mr. Huberman spent nine years as an investor for the Bass Family interests where he led investments in private and public companies. He also had senior roles leading the operations of the technology investments of the Gores Group and Skyview Capital. In the last five years he has served as a director of Aculon, Inc., a privately held provider of easy-to-apply nanotech surface-modification technologies, as well as Venture Corporation Limited (SGX: V03) a high-tech design and manufacture firm based in Singapore. Mr. Huberman holds a Bachelor of Arts in Computer Science from Princeton University and an MBA from The Wharton School at the University of Pennsylvania.

Mr. Huberman has extensive operational, management and investment experience in the software and technology industries. For these reasons, we believe Mr. Huberman is qualified to serve on our Board.

Mike Nikzad serves as a member of our Board and has held such position since October 2020. Mr. Nikzad served as SAQN’s Vice President of Acquisitions since inception and as one of SAQN’s directors from its inception until October 2020. He has over two decades of business leadership experience in software, technology and consumer electronics companies, where he has worked on numerous corporate turnarounds and exits. Mr. Nikzad was President and Chief Operating Officer at Ooyala from 2017 until its sale in 2019. Prior to Ooyala, in the last five years Mr. Nikzad has held C-suite positions and led company operations at Syncplicity, a SaaS enterprise data management company and NewNet Communication Technologies, a telecommunications company, as well as serving as an Operating Partner at SilverStream Capital. Prior to this, he also held management and executive positions in EMC Corp’s (NYSE: EMC) Consumer and Small Business division and at Iomega Corporation, a consumer and distributed enterprise storage solutions provider. Mr. Nikzad has a Bachelor of Science degree in Mechanical Engineering from Utah State University and has completed the Stanford GSB Strategic Marketing Management Program.

Mr. Nikzad has extensive operational and management experience in the software and telecommunications industries. For these reasons, we believe Mr. Nikzad is qualified to serve on our Board.

Andrew Hendricks serves as a member of our Board and has held such position since January 2021. Mr. Hendricks is currently Vice President of Hendricks Investment Holdings LLC (HIH) and is responsible for exploring venture investments in advanced media, digital technologies, and hospitality. Mr. Hendricks is also President and CEO of Experius VR, a company he founded in 2015 to develop virtual and augmented reality media experiences. Through his leadership of Experius VR, Mr. Hendricks pioneered the use of 360-video for television commercial development in 2016 for several brands in a variety of industries. With Mr. Hendricks’s guidance, Experius VR became a leader in hyper-realism and photogrammetric environments leading to the company’s advancements in Volumetric Video and Spacial Interactivity, leading to production of the highly-rated “Nefertari’s Tomb: Journey to Eternity” and “Tutankhamun: Enter the Tomb” experiences. “Tutankhamun: Enter the Tomb” premiered at the Saatchi Gallery in London as part of the King Tutankhamun Exhibit and subsequently won the Advanced Imaging Society’s Lumiere Award for Best VR Education/Museum Experience. Mr. Hendricks is also the founder of Driven Experiences, a high-performance off-road driving school that works with automotive manufacturers providing advanced vehicle training, recovery, and safety. Mr. Hendricks attended the University of North Carolina, Chapel Hill.

Mr. Hendricks has extensive entrepreneurial experience in advanced media including, 360-video, augmented reality and immersive VR. For these reasons, we believe Mr. Hendricks is qualified to serve on our Board.

Board Composition

Our business affairs are managed under the direction of our Board.

Our Board consists of eight (8) directors. The number of directors is fixed by our Board, subject to the terms of our Charter and Bylaws. When considering whether directors have the experience, qualifications, attributes or skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

Our Board is classified into three classes, each comprising as nearly as possible one-third of the directors to serve three-year terms. As Class I directors, each of Elizabeth Hendricks, Patrick Keeley and Andrew Hendricks will serve until our 2021 annual meeting; as Class II directors, each of John Hendricks and Clint Stinchcomb will serve until our 2022 annual meeting; and as Class III directors, each of Jonathan Huberman, Mike Nikzad and Matthew Blank will serve until our 2023 annual meeting, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.

Concurrently with the Closing, the Company entered into an Investor Rights Agreement with Legacy CuriosityStream, the Sponsor, HFM and officers and directors of Legacy CuriosityStream. Under the Investor Rights Agreement, CuriosityStream shall nominate two individuals designated by the Sponsor (each a “Sponsor Director”) for election as members of the Board if, at such time, the Board does not contain a Sponsor Director and the Sponsor and their affiliates (the “Sponsor Entities”) together continue to beneficially own at least 50% of the shares of Common Stock beneficially owned by the Sponsor Entities as of the Effective Time of the Merger. Further, under the Investor Rights Agreement, HFM and the officers and directors of Legacy CuriosityStream must vote in favor of, or otherwise consent to, the election or appointment of a Sponsor Director at any meeting of the stockholders under the terms set forth above. If the Sponsor does not elect to nominate two Sponsor Directors, CuriosityStream must permit the Sponsor to select one non-voting observer to participate in any Board meeting (including any committee thereof), for so long as the Sponsor and its affiliates continue to beneficially own at least 50% of the shares of Common Stock beneficially owned by the Sponsor Entities as of the Effective Time of the Merger. Once the Sponsor Entities collectively own less than 50% of the shares of Common Stock beneficially owned by the Sponsor Entities as of the Effective Time of the Merger, these board designation rights terminate; provided, however that CuriosityStream may not take any action to remove or replace any Sponsor Designee from the Board until such the normally scheduled expiration of such Sponsor Designee’s term.

In the case of a vacancy on the Board created by the death, disability, disqualification, removal or resignation of a Sponsor Director, CuriosityStream must notify the Sponsor of such vacancy and nominate an individual timely designated by the Sponsor for election to fill the vacancy, provided that such nomination would not constitute a breach of the Board’s fiduciary duties or applicable laws.

Director Independence

John Hendricks is the beneficial owner of over 50% of the shares of our Common Stock, as a result of which Mr. Hendricks has the power to elect a majority of our directors. Pursuant to NASDAQ listing standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company qualifies as a “controlled company.” As a controlled company, we are not required to have a board of directors comprised of a majority of independent directors; however, we have elected to comply with this requirement. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of our Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a “controlled company” and our shares continue to be listed on the NASDAQ, we will be required to comply with these provisions within the applicable transition periods. See “Risk Factors — Because we are a “controlled company” under NASDAQ listing standards, our stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.”

Our Board has determined that each of John Hendricks, Elizabeth Hendricks, Patrick Keeley, Matthew Blank, Jonathan Huberman, Mike Nikzad and Andrew Hendricks is independent within the meaning of Rule 5605(a)(2) of the NASDAQ Listing Rules. In making that determination, the Board considered (i) John Hendrick’s controlling interest in the Company, (ii) the family relationships between John Hendricks, Elizabeth Hendricks and Andrew Hendricks, (iii) Elizabeth Hendricks’, Jonathan Huberman’s and Mike Nikzad’s past employment with Legacy CuriosityStream and SAQN, respectively, (iv) Patrick Keeley’s employment with Stifel, Nicolaus & Company, and (v) Andrew Hendricks’ ownership of Experius LLC. In addition, we are subject to the rules of the SEC and the NASDAQ relating to the membership, qualifications, and operations of the audit committee, as discussed below.

Committees of the Board of Directors

Our Board directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and its standing committees. The standing committees of our Board consist of an audit committee, a compensation committee and a nominating and corporate governance committee. Our Board may from time to time establish other committees.

Our president and chief executive officer and other executive officers will regularly report to the non-executive directors and the audit, compensation and nominating and corporate governance committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the leadership structure of our Board provides appropriate risk oversight of our activities given the controlling interests held by HFM.

Audit Committee

Our audit committee consists of Jonathan Huberman, who serves as the chairperson, Patrick Keeley and Mike Nikzad. Each member of the audit committee qualifies as an independent director under the NASDAQ corporate governance standards and the independence requirements of Rule 10A-3 of the Exchange Act. Each member of our audit committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of the NASDAQ.

The purpose of the audit committee is to prepare the audit committee reports required by the SEC to be included in our proxy statements and to assist our Board in overseeing and monitoring (1) the quality and integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, (4) the performance of our internal audit function and (5) the appointment, retention, compensation and performance of our independent registered public accounting firm.

The written charter for the audit committee is available on our website.

Compensation Committee

Our compensation committee consists of Patrick Keeley, who serves as the chairperson, Elizabeth Hendricks, Jonathan Huberman and Andrew Hendricks. Pursuant to NASDAQ listing standards, as a controlled company, we are not required to have a compensation committee composed entirely of independent directors; however, we have elected to comply with this requirement and each member of the compensation committee qualifies as an independent director under the NASDAQ corporate governance standards.

The purpose of the compensation committee is to assist our Board in discharging its responsibilities relating to (1) setting our compensation program and compensation of our executive officers and directors, (2) monitoring our incentive and equity-based compensation plans and (3) preparing the compensation committee reports required to be included in our proxy statements under the rules and regulations of the SEC.

The written charter for the compensation committee is available on our website.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Matthew Blank, who serves as the chairperson, Elizabeth Hendricks, Mike Nikzad and Andrew Hendricks. Pursuant to NASDAQ listing standards, as a controlled company, we are not required to have a nominating and corporate governance committee composed entirely of independent directors; however, we have elected to comply with this requirement and each member of the nominating and corporate governance committee qualifies as an independent director under the NASDAQ corporate governance standards.

The purpose of our nominating and corporate governance committee is to assist our Board in discharging its responsibilities relating to (1) identifying individuals qualified to become new Board members, consistent with criteria approved by the Board, (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the Board select, the director nominees for the next annual meeting of stockholders, (3) identifying Board members qualified to fill vacancies on any Board committee and recommending that the Board appoint the identified member or members to the applicable committee, (4) reviewing and recommending to the Board corporate governance principles applicable to us, (5) overseeing the evaluation of the Board and management and (6) handling such other matters that are specifically delegated to the committee by the Board from time to time.

The written charter for the nominating and corporate governance committee is available on our website.

Family Relationships

John Hendricks, the chairman of our Board, is the father of Elizabeth Hendricks and Andrew Hendricks, two of our directors. Other than discussed above, there are no family relationships between or among any of our directors or executive officers.

Code of Business Conduct

We have adopted a code of business conduct that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer, which is available on our website. Our code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We expect to make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website.

Compensation Committee Interlocks and Insider Participation

Our compensation committee consists of Patrick Keeley, who serves as the chairperson, Elizabeth Hendricks, Jonathan Huberman and Andrew Hendricks. Other than as set forth below, no person who served on the compensation committee of the Company’s board of directors in the Company’s last completed fiscal year was at any time during fiscal year 2020, or at any other time, one of our officers or employees. Elizabeth Hendricks served as President of Curiosity Studios, the in-house production function of Legacy CuriosityStream, from June 2018 to October 2018. Prior to serving as the President of Curiosity Studios, Ms. Hendricks served as Legacy CuriosityStream’s President and Chief Executive Officer from August 2013 to June 2018. Jonathan Huberman served as SAQN’s Chairman, Chief Executive Officer and Chief Financial Officer from its inception until October 2020. None of our executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of our board of directors or member of our compensation committee.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following is a description of each transaction since January 1, 2018 and each currently proposed transaction in which:

•        we were or are to be a participant;

•        the amount involved exceeded or will exceed $120,000; and

•        any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or any member of their immediate family or person sharing their household had or will have a direct or indirect material interest.

Investor Rights Agreement

Concurrently with the Closing, the Company entered into the Investor Rights Agreement with Legacy CuriosityStream, the Sponsor, HFM and officers and directors of Legacy CuriosityStream.

Under the Investor Rights Agreement, CuriosityStream shall nominate two Sponsor Directors for election as members of the Board if, at such time, the Board does not contain a Sponsor Director and the Sponsor Entities together continue to beneficially own at least 50% of the shares of Common Stock beneficially owned by the Sponsor Entities as of the Effective Time of the Merger. Further, under the Investor Rights Agreement, HFM and the officers and directors of Legacy CuriosityStream must vote in favor of, or otherwise consent to, the election or appointment of a Sponsor Director at any meeting of the stockholders under the terms set forth above. If the Sponsor does not elect to nominate two Sponsor Directors, CuriosityStream must permit the Sponsor to select one non-voting observer to participate in any Board meeting (including any committee thereof), for so long as the Sponsor and its affiliates continue to beneficially own at least 50% of the shares of Common Stock beneficially owned by the Sponsor Entities as of the Effective Time of the Merger.

In the case of a vacancy on the Board created by the death, disability, disqualification, removal or resignation of a Sponsor Director, CuriosityStream must notify the Sponsor of such vacancy and nominate an individual timely designated by the Sponsor for election to fill the vacancy, provided that such nomination would not constitute a breach of the Board’s fiduciary duties or applicable laws.

Further, under the Investor Rights Agreement, CuriosityStream must provide to Legacy CuriosityStream stockholders, officers and directors certain customary “mandatory,” “demand” and “piggyback” registration rights. Legacy CuriosityStream’s directors and officers are subject to certain transfer restrictions for a period of 180 days following the date of the Investor Rights Agreement, subject to an exception for PIPE Shares. The Investor Rights Agreement also provides that CuriosityStream will pay certain expenses relating to such registrations and indemnify the such parties against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.

Registration Rights Agreement

Pursuant to a registration rights agreement entered into on November 19, 2019, the holders of the Founder Shares, Private Placement Warrants and any Working Capital Warrants (and any shares of common stock issuable upon the exercise of such warrants) are entitled to registration rights, requiring the Company to register such securities for resale. The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Jupiter Entertainment Agreement

Clint Stinchcomb, our President and Chief Executive Officer and a member of our Board, serves as the managing director of Worldwide Media Group, LLC (“WMG”). WMG is party to a joint venture agreement (the “Joint Venture Agreement”) with Jupiter Entertainment LLC for the development of an original content streaming production for CuriosityStream entitled “Muck City.” Pursuant to the terms of the Joint Venture Agreement, subject to certain exceptions, WMG is entitled to receive approximately 8.0% of the gross revenue generated by this project, any derivative programs, series or spinoffs.

Experius LLC

Andrew Hendricks, a member of our Board, owns 50% of Experius LLC. In 2017 and 2018, Legacy CuriosityStream made payments totaling $278,000 to Experius LLC for virtual reality content.

Amended and Restated Loan Agreement

On April 2, 2018, Legacy CuriosityStream entered into an Amended and Restated Loan Agreement with Bank of America, N.A. as lender, for which John Hendricks, a member of our Board, served as a guarantor. Legacy CuriosityStream repaid the entirety of the $30.0 million of indebtedness under the Amended and Restated Loan Agreement in 2018. The Amended and Restated Loan Agreement called for interest-only monthly payments at a variable rate equal to the LIBOR Daily Floating Rate plus 2.40%. Legacy CuriosityStream’s obligations under the Amended and Restated Loan Agreement were secured by real property owned by John Hendricks, his wife, Maureen D. Hendricks, and their children Andrew Hendricks and Elizabeth Hendricks, each of whom is also a member of our Board.

Affiliate Loans

On May 1, 2014 Legacy CuriosityStream entered into (i) a promissory note, providing for advances of up to $122,650 and maturing April 30, 2023 (the “Promissory Note”) and (ii) a revolving promissory note, providing for advances of up to $75 million (as amended, the “Revolving Promissory Note”), each in favor of Hendricks Private Holdings, LLC (“HPH”), which is an affiliate of John Hendricks, a member of our Board. Under the terms of the Promissory Note, Legacy CuriosityStream was required to make annual interest only payments, with amounts outstanding under the Promissory Note bearing interest at a rate of 1.93% per annum. Under the terms of the Promissory Note, Legacy CuriosityStream borrowed $122,650, of which $122,650 plus accrued interest was outstanding as of June 30, 2018. Subsequent to June 30, 2018, the entire principal and accrued interest balance on the Promissory Note was paid in full to HPH. Under the terms of the Revolving Promissory Note, interest was accrued on the outstanding principal amount at a rate of 1.11% per annum. On September 30, 2018, the entire outstanding principal and accrued interest balance on the Revolving Promissory Note, which totaled $75 million as of such date, was converted into additional equity of Legacy CuriosityStream.

Management Fees and Operating Lease

From 2015 through September 2018, Hendricks Investment Holdings LLC (“HIH”), which is an affiliate of Board members John Hendricks, Elizabeth Hendricks and Andrew Hendricks, and of which each of Elizabeth Hendricks and Andrew Hendricks is vice president, provided management and administrative support services to Legacy CuriosityStream under the terms of a month-to-month agreement. These services included executive, operational, legal, finance, and other professional services as well as travel, insurance, and related costs. Management fees for 2018 totaled $2,014,000. We sublet a portion of our office space to HIH. The related party sublease rental income recognized on a straight-line basis totaled $160,000, $53,000 and $53,000 for 2018, 2019 and 2020, respectively. Deferred rent receivable related to straight-line rent accrual was $46,000, $46,000 and $67,000 for 2018, 2019 and 2020, respectively.

Stifel, Nicolaus & Company, Incorporated

Stifel, Nicolaus & Company, Incorporated served as Legacy CuriosityStream’s exclusive financial advisor in connection with the Merger. In addition, we may engage Stifel to provide certain financial advisory and capital markets services in the future. Stifel served as Legacy CuriosityStream’s exclusive financial advisor and placement agent in its offering and sale of Series A Preferred Stock in November 2018. In addition, Stifel Bank & Trust has a lending relationship with an affiliate of John Hendricks, our Chairman and the founder of Legacy CuriosityStream. Further, Patrick Keeley, a Stifel employee, is a member of our Board. In addition, Mr. Keeley and certain other Stifel employees are stockholders in CuriosityStream, and Stifel is a corporate customer of CuriosityStream.

Promissory Note

On June 25, 2019, the Sponsor agreed to loan SAQN an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a promissory note (the “Note”). The Note was non-interest bearing and payable on the earlier of December 31, 2019 or the completion of the IPO. The borrowings outstanding under the Note of $235,540 were repaid upon the consummation of the IPO on November 22, 2019.

Related Party Loans

In order to fund working capital deficiencies or finance transaction costs in connection with the Merger, the Sponsor, or certain of our officers and directors or their affiliates could have, but were not obligated to, loan us funds as may be required, which would be repaid only upon the completion of the Merger. In the event that the Merger did not close, SAQN could have used a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans could have been convertible into warrants identical to the Private Placement Warrants, at a price of $1.00 per warrant at the option of the lender.

Administrative Support Agreement

SAQN entered into an agreement whereby, commencing on November 19, 2019 through the earlier of SAQN’s consummation of a business combination and liquidation, SAQN would pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. For the three and nine months ended September 30, 2020, SAQN incurred $30,000 and $90,000 in fees for these services, of which $105,000 and $15,000 is included in accrued expenses in the accompanying condensed balance sheets as of September 30, 2020 and December 31, 2019, respectively.

Employment Agreements

We entered into employment agreements with certain of our named executive officers in connection with the Business Combination. See “Executive Compensation.”

Director and Officer Indemnification and Insurance

We have entered into separate indemnification agreements with each of our directors and executive officers. We have also purchased directors’ and officers’ liability insurance. See “Description of Securities — Limitations on Liability and Indemnification of Officers and Directors.”

Procedures with Respect to Review and Approval of Related Person Transactions

We have adopted a formal written policy for the review and approval of transactions with related persons. Such policy requires, among other things, that:

•        any related person transaction, and any material amendment or modification to a related person transaction, must be reviewed and approved or ratified by an approving body comprised of the disinterested and independent members of the Board or any committee of the Board, provided that a majority of the members of the Board or such committee, respectively, are disinterested; and

•        any employment relationship or transaction involving an executive officer and any related compensation must be approved by the compensation committee of the Board or recommended by the compensation committee to the Board for its approval.

In connection with the review and approval or ratification of a related person transaction:

•        management must disclose to the approving body the name of the related person and the basis on which the person is a related person, the related person’s interest in the transaction, the material terms of the related person transaction, including the business purpose of the transaction, the approximate dollar value of the amount involved in the transaction, the approximate dollar value of the amount of the related person’s interest in the transaction and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•        management must advise the approving body as to whether the related person transaction complies with the terms of our agreements, including the agreements governing our material outstanding indebtedness, that limit or restrict our ability to enter into a related person transaction;

•        management must advise the approving body as to whether the related person transaction will be required to be disclosed in applicable filings under the Securities Act or the Exchange Act, and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with such statutes and related rules; and

•        management must advise the approving body as to whether the related person transaction may constitute a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act.

In addition, the related person transaction policy provides that the approving body, in connection with any approval of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent” or “non-employee” director, as applicable, under the rules and regulations of the SEC and any exchange on which our securities are listed.

EXECUTIVE COMPENSATION

The following disclosure concerns the compensation of the Company’s named executive officers for the fiscal year ended December 31, 2019 (pre-Business Combination with respect to Legacy CuriosityStream) and December 31, 2020 (pre-Business Combination with respect to Legacy CuriosityStream and post-Business Combination with respect to the Company).

Prior to the consummation of the Business Combination, none of SAQN’s executive officers or directors received any cash compensation for services rendered to SAQN. SAQN reimbursed the Sponsor for office space, secretarial and administrative services provided in an amount not to exceed $10,000 per month. In addition, the Sponsor, our executive officers, directors and their respective affiliates were reimbursed for out-of-pocket expenses related to identifying and conducting due diligence related to the Business Combination. Our audit committee reviewed on a quarterly basis all payments that were made to the Sponsor, our executive officers, directors and our or their affiliates.

Summary Compensation Table

The following summary compensation table covers the material components of the compensation for the Company’s named executive officers for the fiscal years ended December 31, 2019 (pre-Business Combination with respect to Legacy CuriosityStream) and December 31, 2020 (pre-Business Combination with respect to Legacy CuriosityStream and post-Business Combination with respect to the Company).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)		Nonequity Incentive Plan Compensation ($)	All Other Compensation ($)(6)	Total ($)
Clint Stinchcomb,	2020	$410,455	$—	$1,541,699	$11,261,905	(3)	$410,455	$11,400	$13,635,914
President and Chief Executive Officer	2019	$390,000	$—	$—	$1,532,013		$390,000	$24,865	$2,336,878

Tia Cudahy,	2020	$290,000	$—	$—	$—		$116,000	$11,400	$417,400
Chief Operating Officer, General Counsel and Secretary	2019	$331,666	$—	$—	$505,496		$116,000	$13,833	$966,995

Jason Eustace,	2020	$253,750	$30,000	$237,071	$743,986	(4)	$74,313	$6,767	$1,345,887
Chief Financial Officer and Treasurer(1)	2019	$—	$—	$—	$—		$—	$—	$—

Devin Emery,	2020	$250,000	$—	$273,315	$386,986	(5)	$62,500	$54,569	$1,027,370
Head of Growth	2019	$41,667	$—	$—	$113,340		$10,417	$36	$165,460

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(1)      Jason K. Eustace was hired in February 2020 as the Chief Financial Officer and Treasurer of Legacy CuriosityStream.

(2)      The amounts reported in this column for fiscal 2020 were calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718-Stock Compensation. The fair value of restricted stock is determined based on the closing price of Common Stock on the grant date of November 5, 2020, which was $9.21. These amounts also include the grant date fair value of stock options issued during fiscal 2020 that were subsequently cancelled and replaced with grants of restricted stock on November 5, 2020. This cancellation and replacement of awards was treated as a modification for accounting purposes with no resulting incremental compensation cost.

(3)      The amounts reflect the grant date fair value of the options granted to Clint Stinchcomb in 2020 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718-Stock Compensation and using the following assumptions used as input for the Black-Scholes calculation: (i) for Mr. Stinchcomb’s grant of 2,038,570 stock options on November 2, 2020, grant date stock price of $8.77, exercise price of $8.77, stock price volatility of 60% based on peer group analysis, 0% dividend yield, expected term of 6.25 years, using the simplified method, and a discount rate of 0.54% based on the expected term duration; and (ii) for Mr. Stinchcomb’s grant of 355,500 Premium Priced Stock Options on November 2, 2020, grant date stock price of $8.77, exercise price of $11.50, stock price volatility of 60% based on peer group analysis, 0% dividend yield, expected term of 5 years, and a discount rate of 0.38% based on the expected term duration.

(4)      The amounts reflect the grant date fair value of the options granted to Jason Eustace in 2020 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718-Stock Compensation and using the following assumptions used as input for the Black-Scholes calculation: (i) for Mr. Eustace’s grant of 94,678 stock options (as adjusted pursuant to the terms of the Merger Agreement; original grant was 150,000 stock options of Legacy CuriosityStream) on February 17, 2020, as of the grant date (prior to the Business Combination), grant date stock price of $3.71, exercise price of $3.71, stock price volatility of 60% based on peer group analysis, 0% dividend yield, expected term of 6.25 years, using the simplified method, and a discount rate of 1.48% based on the expected term duration, and (ii) for Mr. Eustace’s grant of 101,571 Premium Priced Stock Options on November 2, 2020, grant date stock price of $8.77, exercise price of $11.50, stock price volatility of 60% based on peer group analysis, 0% dividend yield, expected term of 5 years, and a discount rate of 0.38% based on the expected term duration.

(5)      The amount reflects the grant date fair value of the options granted to Devin Emery in 2020 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718-Stock Compensation and using the following assumptions used as input for the Black-Scholes calculation: for Mr. Emery’s grant of 101,571 Premium Priced Stock Options on November 2, 2020, grant date stock price of $8.77, exercise price of $11.50, stock price volatility of 60% based on peer group analysis, 0% dividend yield, expected term of 5 years, and a discount rate of 0.38% based on the expected term duration.

(6)      Includes company contributions to the Legacy CuriosityStream 401(k) plan for each executive and, for Devin Emery in 2020, housing payments in an amount equal to $46,236.

Legacy CuriosityStream

Compensation Arrangements

Hiring and retaining officers and other key employees was critically important to ensuring continuity and stability in order to grow Legacy CuriosityStream’s business. In the evolving and competitive business environment, Legacy CuriosityStream was continually developing and refining its service while identifying and capitalizing on potential business opportunities. Legacy CuriosityStream recognized that its success was in large part dependent on its ability to attract and retain talented employees. Therefore, the Legacy CuriosityStream executive compensation and benefits program was designed to attract, retain, and incentivize a highly talented and committed team of executive officers who share its vision and desire to work toward its goals. At the same time, as a private company, its ability to provide cash compensation was limited by the needs of the business.

Compensation Philosophy

The Legacy CuriosityStream executive compensation process reflected its stage of development as a company. Its initial compensation for newly hired executive officers generally reflected the outcome of a negotiated recruitment and hiring process in light of compensation with prior employers or other possible opportunities at the time of hiring. Therefore, some differences in compensation among Legacy CuriosityStream’s executive officers reflect the timing and circumstances of hiring. The board of directors of Legacy CuriosityStream determined compensation for its executive officers. The manager’s subjective analysis of appropriate payments, taking into account economic and business conditions, experience, internal pay equity and individual negotiations, historically was the most important factor in setting compensation.

Primary Elements of Compensation

Base Salary.    As a private company, Legacy CuriosityStream executive officers’ base salaries were determined primarily based on the experience of the manager with hiring similarly situated executive officers, the manager’s view of appropriate fixed pay for the geographic location, and Legacy CuriosityStream’s desire to limit cash expenses while it built the business.

Annual Incentive Bonuses.    As a private company, Legacy CuriosityStream believed a cash bonus program allowed it to retain flexibility to conserve cash while rewarding results as it determined to be appropriate. The executive officers were eligible for cash bonuses tied to achievement of our 2020 revenue goals.

Success Fees.    Certain of Legacy CuriosityStream’s employees were eligible for “success fees” based on closing, launching and the achievement of certain subscribership levels under specified distribution agreements. In 2019, success fees were paid quarterly for milestones achieved during the previous quarter. Beginning in 2020, Legacy CuriosityStream implemented annual bonus plans tied to revenue goals for the same group of employees previously eligible for quarterly success fees.

Equity Awards.    In October 2018, Legacy CuriosityStream adopted its Stock Option Plan in order to provide for the grant of equity-based awards to its employees, non-employee directors, consultants and independent contractors.

Retirement and Other Benefits.    Legacy CuriosityStream’s named executive officers and key employees were eligible to participate in its employee benefit plans provided for other employees. These benefits included a 401(k) plan, life insurance, group health insurance and short-and long-term disability insurance. Legacy CuriosityStream did not have a defined benefit retirement plan.

Compensation Plans

Clint Stinchcomb

Legacy CuriosityStream previously entered into a Compensation Plan with Clint Stinchcomb on October 11, 2018, which was subject to the successful completion of Legacy CuriosityStream’s private stock offering and which took effect on the day after the closing of the offering. Under this compensation plan, Mr. Stinchcomb’s annual base salary was $390,000. He was eligible for an annual cash bonus with a maximum bonus potential of 100% of base salary, subject to achievement of goals in the Legacy CuriosityStream’s annual bonus plan and as agreed to by the Board of Directors of Legacy CuriosityStream each year. Mr. Stinchcomb’s compensation plan provided for the grant of options to purchase 980,000 shares of Legacy CuriosityStream equity, as have described below.

In connection with the Merger and effective as of the closing, CuriosityStream and Clint Stinchcomb entered into an employment agreement under which he serves as Chief Executive Officer of CuriosityStream from the closing for an initial term of four years, subject to automatic renewal for an additional one-year period. The employment agreement is described in “— The Company, Post-Business Combination — Compensation of Officers — Employment Agreements — Clint Stinchcomb”

Tia Cudahy

Legacy CuriosityStream entered into a compensation plan with Tia Cudahy on October 11, 2018, which was subject to the successful completion of Legacy CuriosityStream’s private stock offering and which took effect on the day after the closing of the offering. Under this compensation plan, Ms. Cudahy’s annual base salary was to be $340,000 and her annual cash bonus was to be a maximum amount of 30% of her base salary. In January 2019, the Legacy CuriosityStream decided to pay Ms. Cudahy an annual base salary of $290,000 with the understanding Ms. Cudahy was to be paid $50,000 through November 20, 2019 by Hendricks Investment Holdings, LLC (“HIH”), an Affiliate of HFM, for completion and transition of her duties for HIH, as well as an annual cash bonus with a maximum bonus potential of 40% of base salary, subject to achievement of goals in the Legacy CuriosityStream’s annual bonus plan and as agreed to by the Board of Directors of Legacy CuriosityStream each year. Ms. Cudahy’s compensation plan provided for the grant of options to purchase 420,000 shares of Legacy CuriosityStream equity, which we have described below.

Material Terms of Pre-Business Combination Stock Option Grants

Clint Stinchcomb

Clint Stinchcomb received several grants of stock options issued under and subject to the terms and conditions of the Legacy CuriosityStream Inc. Stock Option Plan described below.

On October 16, 2018, the Legacy CuriosityStream board approved certain option grants, with a per share exercise price of $10.00 per share. These options were granted as of November 20, 2018. Legacy CuriosityStream performed a valuation that determined that the fair market value of Legacy CuriosityStream’s Common Stock was $2.55 as of November 20, 2018, and that the options approved in October 2018 did not reflect the fair market value of the Common Stock as of the November 20, 2018 grant date. The board approved the repricing to reflect the fair market value of the Common Stock and approved a per share exercise price of these options of $2.55 (the “2019 Repricing”). Mr. Stinchcomb was, therefore, granted an option on November 20, 2018 to purchase 980,000 shares of Common Stock of Legacy CuriosityStream with an exercise price of $2.55. The option vests over the first four anniversaries of the grant date, with 25% vesting on each anniversary (the third and fourth installments originally vested on the later of the third anniversary of the initial award date or the Legacy CuriosityStream achievement of $175 million in annual revenue and the later of the fourth anniversary of the initial award date or the Legacy CuriosityStream achievement of $225 million in annual revenue, respectively; these performance conditions were waived in the third quarter of 2020). As a result of the conversion of stock options in connection with the Merger described in “— Treatment of Stock Options in Transaction,” this was converted into an option to purchase 618,561 shares of Common Stock of the Company with an exercise price of $4.04 per share.

On January 30, 2019, Mr. Stinchcomb was granted an option to purchase 25,455 shares of Legacy CuriosityStream Common Stock at an exercise price of $2.55. The options vest and become exercisable in four equal installments on each of the first four anniversaries of the grant date (January 30, 2020, January 30, 2021, January 30, 2022 and January 30, 2023), subject to Mr. Stinchcomb’s continued employment on the applicable vesting date. As a result of the conversion described in “— Treatment of Stock Options in Transaction,” this was converted into an option to purchase 16,067 shares of Common Stock of the Company with an exercise price of $4.04 per share. On August 2, 2019, Mr. Stinchcomb was granted an option to purchase 500,000 shares of Legacy CuriosityStream Common Stock at an exercise price of $2.65. The options vest and become exercisable in four equal installments on each of the first four anniversaries of the grant date (August 2, 2020, August 2, 2021, August 2, 2022 and August 2, 2023), subject to Mr. Stinchcomb’s continued employment on the applicable vesting date. As a result of the conversion of stock options in connection with the Merger described in “— Treatment of Stock Options in Transaction,” this was converted into an option to purchase 315,593 shares of Common Stock with an exercise price of $4.20 per share.

Under these stock option grants, if Mr. Stinchcomb’s service with Legacy CuriosityStream is terminated other than for cause at any time during the six (6) month period after a “change in control” (as defined in therein), the stock options will immediately become fully vested and exercisable. Under the terms set forth in the option agreements prior to the business combination, if Mr. Stinchcomb’s employment is terminated, the shares subject to the options will be subject to CuriosityStream’s right to repurchase the shares at the fair market value of the shares on the date of repurchase. The stock options are subject to forfeiture if Mr. Stinchcomb violates the Legacy CuriosityStream standards of conduct.

Tia Cudahy

Tia Cudahy received two grants of stock options issued under and subject to the terms and conditions of the Legacy CuriosityStream Inc. Stock Option Plan described below.

Ms. Cudahy was granted an option on November 20, 2018 to purchase 420,000 shares of Common Stock of Legacy CuriosityStream with an exercise price of $2.55 due to the 2019 Repricing. The option vests over the first four anniversaries of the grant date, with 25% vesting on each anniversary (the third and fourth installments originally vested on the later of the third anniversary of the initial award date or the Legacy CuriosityStream achievement of $175 million in annual revenue and the later of the fourth anniversary of the initial award date or the Legacy CuriosityStream achievement of $225 million in annual revenue, respectively; these performance conditions were waived in the third quarter of 2020). As a result of the conversion of stock options in connection with the Merger described in “— Treatment of Stock Options in Transaction,” this was converted into an option to purchase 265,098 shares of Common Stock of the Company with an exercise price of $4.04.

On August 2, 2019, Ms. Cudahy was granted an option to purchase 125,000 shares of Legacy CuriosityStream Common Stock at an exercise price of $2.65. The options vest and become exercisable in four equal installments on each of the first four anniversaries of the grant date (August 2, 2020, August 2, 2021, August 2, 2022 and August 2, 2023), subject to Ms. Cudahy’s continued employment on the applicable vesting date. As a result of the conversion of stock options in connection with the Merger described in “— Treatment of Stock Options in Transaction,” this was converted into an option to purchase 78,899 shares of Company Common Stock with an exercise price of $4.20.

Under these stock option grants, if Ms. Cudahy’s service with Legacy CuriosityStream is terminated other than for cause at any time during the six (6) month period after a “change in control” (as defined in therein), the stock options will immediately become fully vested and exercisable. Under the terms set forth in the option agreements prior to the business combination, if Ms. Cudahy’s employment is terminated, the shares subject to option will be subject to Legacy CuriosityStream’s right to repurchase the shares at the fair market value of the shares on the date of repurchase. The stock options are subject to forfeiture if Ms. Cudahy violates the Legacy CuriosityStream standards of conduct.

Devin Emery

Devin Emery received a grant of stock options issued under and subject to the terms and conditions of the Legacy CuriosityStream Inc. Stock Option Plan described below. Mr. Emery was granted an option on November 11, 2019 to purchase 75,000 shares of Common Stock of Legacy CuriosityStream with an exercise price of $3.71. The options vest and become exercisable in four equal installments on each of the first four anniversaries of the grant date (November 11, 2020, November 11, 2021, November 11, 2022 and November 11, 2023), subject to Mr. Emery’s continued employment on the applicable vesting date. As a result of the conversion of stock options in connection with the Merger described in “— Treatment of Stock Options in Transaction,” this was converted into an option to purchase 47,339 shares of Company Common Stock with an exercise price of $4.20.

Under this stock option grant, if Mr. Emery’s service with Legacy CuriosityStream is terminated other than for cause at any time during the six (6) month period after a “change in control” (as defined in therein), the stock options will immediately become fully vested and exercisable. Under the terms set forth in the option agreements prior to the business combination, if Mr. Emery’s employment is terminated, the shares subject to option will be subject to Legacy CuriosityStream’s right to repurchase the shares at the fair market value of the shares on the date of repurchase. The stock options are subject to forfeiture if Mr. Emery violates the Legacy CuriosityStream standards of conduct.

Jason Eustace

Jason Eustace received a grant of stock options issued under and subject to the terms and conditions of the Legacy CuriosityStream Inc. Stock Option Plan described below. Mr. Eustace was granted an option on February 17, 2020 to purchase 150,000 shares of Common Stock of Legacy CuriosityStream with an exercise price of $3.71. The options vest and become exercisable in four equal installments on each of the first four anniversaries of the grant date (February 17, 2021, February 17, 2022, February 17, 2023 and February 17, 2024), subject to Mr. Eustace’s continued employment on the applicable vesting date. As a result of the conversion of stock options in connection with the Merger described in “— Treatment of Stock Options in Transaction,” this was converted into an option to purchase 94,678 shares of Company Common Stock with an exercise price of $5.88.

Under this stock option grant, if Mr. Eustace’s service with Legacy CuriosityStream is terminated other than for cause at any time during the six (6) month period after a “change in control” (as defined in therein), the stock options will immediately become fully vested and exercisable. Under the terms set forth in the option agreements prior to the business combination, if Mr. Eustace’s employment is terminated, the shares subject to option will be subject to Legacy CuriosityStream’s right to repurchase the shares at the fair market value of the shares on the date of repurchase. The stock options are subject to forfeiture if Mr. Eustace violates the Legacy CuriosityStream standards of conduct.

The Company, Post-Business Combination

The following disclosure covers the material components of the compensation for the Company’s named executive officers in fiscal year 2020 following the Merger.

Management and Board of Directors

For information concerning the executive officers and directors of the Company, including biographical information, see the “Management” section above.

Compensation of Officers

Overview

Following the Closing of the Merger, the Company’s executive compensation program is consistent with Legacy CuriosityStream’s existing compensation policies and philosophies, which are designed to:

•        attract, retain and motivate senior management leaders who are capable of advancing our mission and strategy and ultimately, creating and maintaining our long-term equity value. Such leaders must engage in a collaborative approach and possess the ability to execute our business strategy in an industry characterized by competitiveness and growth;

•        reward senior management in a manner aligned with our financial performance; and

•        align senior management’s interests with our equity owners’ long-term interests through equity participation and ownership.

Following the Closing of the Merger, decisions with respect to the compensation of our executive officers, including our named executive officers, are made by our board of directors and the compensation committee of our board of directors.

Compensation for our executive officers has the following components: base salary, cash bonus opportunities, long-term incentive compensation, broad-based employee benefits, and severance benefits. Base salaries, broad-based employee benefits, and severance benefits are designed to attract and retain senior management talent. We also use annual cash bonuses and long-term equity awards to promote performance-based pay that aligns the interests of our named executive officers with the long-term interests of our equity-owners and to enhance executive retention.

Base Salary

Mr. Stinchcomb’s salary is set forth in his employment agreement, described below, for the term of the agreement. Other named executive officers’ base salaries in effect prior to the Merger have continued as described under “Executive Compensation — CuriosityStream,” subject to adjustments made in connection with the compensation committee’s annual review of the named executive officers’ base salaries.

Annual Bonuses

Mr. Stinchcomb’s annual bonus is set forth in his employment agreement, described below, for the term of the agreement. The Company uses annual cash incentive bonuses for the named executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to performance. Near the beginning of each year, the compensation committee selects the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the named executive officers, subject to the terms of their employment agreements. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers.

Stock-Based Awards

The Company uses stock-based awards to promote our interests by providing these executives with the opportunity to acquire equity interests as an incentive for their remaining in our service and aligning the executives’ interests with those of the company’s equity holders. Stock-based awards are awarded under the Omnibus Incentive Plan, which has been adopted by the Company’s board of directors and was approved by the Company’s stockholders on October 12, 2020.

On November 2, 2020, the compensation committee approved certain equity incentive grants to executive officers and other employees of the Company.

In connection with the consummation of the Merger, 711,000 warrants to purchase the Company’s common stock held by Software Acquisition Holdings LLC were forfeited. The forfeited warrants had an exercise price of $11.50 per share, and a five year term. In connection with such forfeiture and pursuant to the Merger Agreement, certain employees of the Company selected by the compensation committee received fully vested options exercisable for shares of common stock with an exercise price of $11.50 (or the fair market value on the date of grant, if higher) and with a five year term. On November 2, 2020, the compensation committee approved the following option grants to the executive officers: 355,500 options for Mr. Clint Stinchcomb, 101,571 option for Mr. Jason Eustace and 101,571 options for Mr. Devin Emery. As provided in the Merger Agreement, the options are fully vested, have an exercise price of $11.50 per share, and have a five year term. At the end of fiscal year 2020, there remained 152,358 of these options which the compensation committee could grant to other employees of the Company. The options are subject to terms and conditions of the Omnibus Incentive Plan and an option agreement.

The compensation committee also approved grants of restricted stock units to employees of the Company, including certain executive officers, as of November 5, 2020. The restricted stock units for the executive officers will vest as to 25% of the award on each of the first four anniversaries of the grant date, provided the grantee remains employed by the Company or its subsidiaries through such vesting date, with settlement on the vesting date or within 30 days thereafter. The restricted stock units are subject to the terms and conditions of the Omnibus Incentive Plan and a restricted stock unit agreement. The compensation committee approved the following restricted stock unit grants to executive officers: 73,458 restricted stock units for Mr. Clint Stinchcomb, 25,031 restricted stock units for Mr. Jason Eustace and 27,548 restricted stock units for Mr. Devin Emery.

Pursuant to the employment agreement with Mr. Stinchcomb, following the Merger, the Company granted Mr. Stinchcomb options and restricted stock units. These equity grants, when taken together with the stock options previously issued to Mr. Stinchcomb and equity awards otherwise granted to Mr. Stinchcomb in connection with the merger (such as the options and restricted stock units described above), entitled Mr. Stinchcomb to approximately 5.9% of the Company’s common stock, calculated on a fully diluted basis on the closing date. If Mr. Stinchcomb’s employment is terminated without “cause” or he resigns for “good reason,” or dies or becomes disabled, the unvested equity awards shall become vested. On November 2, 2020, the compensation committee approved a grant of 2,038,570 stock options for Mr. Stinchcomb. The stock options have an exercise price of $8.77, which was the closing price on the grant date, and have a ten-year term. The stock options will vest as to 25% of the award on each of the first four anniversaries of the grant date, provided Mr. Stinchcomb remains employed by the Company or its subsidiaries through such vesting date, and provided further that, if Mr. Stinchcomb’s employment is terminated without “cause” or he resigns for “good reason,” or dies or becomes disabled, the unvested stock options will become vested. The stock options are subject to the terms and conditions of the Omnibus Incentive Plan and a stock option agreement. The compensation committee also approved grants of 88,263 restricted stock units for Mr. Stinchcomb, as of November 5, 2020. The restricted stock units will vest as to 25% of the award on each of the first four anniversaries of the grant date, provided Mr. Stinchcomb remains employed by the Company or its subsidiaries through such vesting date, and provided further that, if Mr. Stinchcomb’s employment is terminated without “cause” or he resigns for “good reason,” or dies or becomes disabled, the unvested restricted stock units will become vested. Settlement would be on the vesting date or within 30 days thereafter. The restricted stock units are subject to the terms and conditions of the Omnibus Incentive Plan and a restricted stock unit agreement.

The Omnibus Incentive Plan

The description below concerning terms and provisions of the Omnibus Incentive Plan is a summary and does not purport to be a complete recitation of the Omnibus Incentive Plan provisions. Such statements are qualified in their entirety by express reference to the full text of the Omnibus Incentive Plan. A copy of the Omnibus Incentive Plan is filed herewith.

Administration.    Unless otherwise determined by the board of directors of the Company, the compensation committee of the board of directors has the power and authority to administer the Omnibus Incentive Plan, including, but not limited to, the recipients of the awards, the type or types of awards, the number of shares subject to each award and the vesting schedule and exercisability of the awards.

Awards.    Awards under the Omnibus Incentive Plan may be made in the form of performance awards, restricted stock, restricted stock units, stock options, which may be either incentive stock options or non-qualified stock options, stock appreciation rights, other stock-based awards and dividend equivalents. Employees, non-employee directors, and consultants of the Company and its subsidiaries will be eligible to participate in the Omnibus Incentive Plan, as determined by the Compensation Committee.

Shares Subject to the Omnibus Incentive Plan.    Subject to adjustment, as described below, a total number of shares of our common stock equal to approximately 13% (on a fully-diluted basis) of the shares of our common stock that are outstanding as of immediately following the consummation of the transactions contemplated by the Merger Agreement will be available for awards under the Omnibus Incentive Plan. All of such awards may be in the form of incentive stock options. Shares issued under the Omnibus Incentive Plan may be authorized but unissued shares or reacquired shares. Any shares covered by an award, or portion of an award, granted under the Omnibus Incentive Plan that is forfeited, cancelled, cash-settled, expired or otherwise terminated without the issuance of shares, shall again be available for the grant of an award under the Omnibus Incentive Plan.

Award Limitations on Non-Employee Director Awards.    The maximum number of shares subject to awards granted during a single compensation year (that is from one annual meeting of stockholders to the next annual meeting) to any non-employee director, taken together with any cash fees paid during the compensation year to the non-employee director, in respect of the director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), will not exceed $500,000 in total value.

Change in Capitalization or Other Corporate Event.    If and to the extent necessary or appropriate to reflect any stock dividend, extraordinary dividend, stock split or share combination or any recapitalization, merger, consolidation, exchange of shares, spin-off, liquidation or dissolution of the Company or other similar transaction affecting our common stock, our Compensation Committee shall adjust the number of shares of common stock available for issuance under the Omnibus Incentive Plan, and the number, class and exercise price or base price of any outstanding award, and/or make such substitution, revision or other provisions or take such other actions with respect to any outstanding award or the holder thereof, in each case as it determines to be equitable.

Options.    The Omnibus Incentive Plan permits the grant of incentive stock options. An option granted will be exercisable only to the extent that it is vested on the date of exercise. In general, the exercise price per share under each option granted under the Omnibus Incentive Plan may not be less than 100% of the fair market value of our common stock on the option grant date (or 110% of the fair market value in the case of an incentive stock option granted to an individual who, on the date of grant, owns or is deemed to own shares representing more than 10% of our voting stock). For so long as our common stock is listed on an established stock exchange, the fair market value of the common stock will be the closing price of our common stock on the exchange on which it is listed on the option grant date. If there is no closing price reported on the option grant date, the fair market value will be deemed equal to the closing price for the common stock on the last market trading day prior to the day of determination. The term of any option award may not be longer than ten years (or five years in the case of an incentive stock option granted to a 10% stockholder).

Stock Appreciation Rights.    A “stock appreciation right” (or a “SAR”) is the right to receive payment from the Company in cash and/or shares of common stock equal to the product of (i) the excess, if any, of the fair market value of one (1) share of our common stock on the exercise date over a specified price fixed by the Compensation Committee on the grant date (which price may not be less than the fair market value of a share of our common stock on the grant date), multiplied by (ii) a stated number of shares of common stock. A SAR will be exercisable only to the extent that it is vested on the date of exercise. No SAR may be exercisable more than ten years from the grant date. SARs may be granted to participants in tandem with options or on their own. Tandem SARs will generally have substantially similar terms and conditions as the options with which they are granted.

Restricted Stock and Restricted Stock Units.    Subject to the provisions of the Omnibus Incentive Plan, the Compensation Committee may determine the terms and conditions of each award of restricted stock or restricted stock units, including the restriction period for the award, and the restrictions applicable to the award. Restricted stock and restricted stock units will vest based on a minimum period of service or the occurrence of events specified by the Compensation Committee.

Performance Awards.    A “performance award” is a contractual right to receive shares of our common stock or a U.S.-denominated amount of cash that is earned (in whole or in part) based on the achievement of specified performance goals. Vested performance awards may be settled in cash, stock or a combination of cash and stock, at the discretion of the Compensation Committee. Performance awards will vest based on the achievement of predetermined performance goals established by the Compensation Committee. The committee may adjust the performance goals for any performance cycle as it deems equitable.

Other Stock-Based Awards.    The Compensation Committee may make other equity-based or equity-related awards not otherwise described by the terms of the Omnibus Incentive Plan.

Dividend Equivalents.    A dividend equivalent is the right to receive payments in cash or in stock, based on dividends with respect to shares of stock. Dividend equivalents may be granted to participants in tandem with another award or on their own, but not in respect of stock options or SARs. In general, dividend equivalents will be paid to participants with respect to an award when the award becomes vested.

Termination of Employment.    All of the terms relating to the exercise, cancellation or other disposition of any award upon a termination of employment or service with the Company of the participant, whether due to disability, death or under any circumstances may be determined by the Compensation Committee and described in each participant’s award agreement. Unless otherwise set forth in the applicable agreement, the following provisions will apply:

Termination for Cause; Post-Service Competitive Activity.    If a participant’s employment or service terminates for cause or a participant breaches any restrictive covenants (such as a non-competition or non-solicitation agreement) following the participant’s termination of employment or service, all options and SARs, whether vested or unvested, and all other awards that are unvested or unexercisable or otherwise unpaid (or were unvested or unexercisable or unpaid at the time of occurrence of cause or such breach) will be immediately forfeited and cancelled. If the participant breaches the restrictive covenants following the termination, any portion of the participant’s awards that became vested after termination, and any shares or cash issued upon exercise or settlement of such awards, will be immediately forfeited, cancelled, and disgorged or paid to the Company together with all gains earned or accrued due to the sale of shares issued upon exercise or settlement of such awards.

Termination due to Death or Disability.    If a participant’s employment or service terminates by reason of death or disability, all options and SARs (whether or not then otherwise exercisable) will become exercisable in full and may be exercised at any time prior to the earlier of (i) the one-year anniversary of the participant’s death or disability or (ii) the expiration of the term of the options or SARs; however, any in-the-money options and SARs that are still outstanding on the last day of their term will be automatically be exercised on such date, and all other awards will immediately vest in full, and restricted stock units and performance awards that have not been settled or converted into shares prior to the participant’s death will immediately be settled in shares. Performance awards will vest and be paid based on target levels of performance.

Involuntary Termination Without Cause.    If a participant’s employment or service is involuntarily terminated without cause, all options and SARs that are unvested will be immediately forfeited and cancelled, and all options and SARs that are vested will remain outstanding and exercisable until the earlier of (i) thirty (30) days after the termination date or (ii) the expiration of their term, all restricted stock or restricted stock units that are unvested will be immediately forfeited and cancelled, and provided that the participant signs a general release and waiver of claims in the form provided by the Company and does not exercise any rights to revoke such release, the participant will retain a pro-rated portion of any unvested performance awards granted earlier than one year prior to the termination date, and be earned based on the attainment of the applicable performance goals (and any performance awards that ae not so earned will be forfeited and cancelled).

Termination for Any Other Reason.    If a participant’s employment or service terminates for any reason other as set forth above, all options and SARs that are unvested will be immediately forfeited and cancelled, and all options and SARs that are vested will remain outstanding and exercisable until the earlier of (i) thirty (30) days after the termination date or (ii) the expiration of their term, and all other awards that are unvested or have not otherwise been earned shall be immediately forfeited and cancelled.

Change in Control.    Unless otherwise provided in an award agreement, and other than with respect to certain performance awards (described in the next paragraph), no cancellation, acceleration or other payment will occur in connection with a change in control of the Company if the Compensation Committee reasonably determines in good faith, prior to the occurrence of the change in control, that the award will be honored or assumed, or new rights substituted therefor following the change in control, provided that any such alternative award must (i) give the participant rights and entitlements substantially equivalent to or better than the rights and terms applicable under the award immediately prior to the change in control, (ii) have terms such that if a participant’s employment is involuntarily or constructively terminated within the twenty-four (24) months following the change in control at a time when any portion of the alternative award is unvested, the unvested portion of the alternative award will immediately vest in full and the participant will receive either (1) a cash payment equal in value to the excess (if any) of the fair market value of the stock subject to the alternative award at the date of exercise or settlement over the price that the participant would be required to pay to exercise the alternative award or (2) an equal value of liquid shares or equity interests.

Unless otherwise provided in an award agreement, upon a change in control, then-outstanding performance awards will be modified to replace any performance goals with vesting solely based on the requirement of continued service through, as nearly as is practicable, the date(s) on which the satisfaction of the performance goals would have been measured if the change in control had not occurred or, if applicable, the later period of required service following such measurement date, with accelerated vesting if the participant’s employment is involuntarily or constructively terminated within the twenty-four (24) months following the change in control. The number of such alternative awards will be equal to (i) if less than 50% of the performance cycle has elapsed, the target number of performance awards, and (ii) if 50% or more of the performance cycle has elapsed, a number of awards based on actual performance through the date of the change in control if determinable, or the target, if not determinable.

Except as otherwise provided above or in an award agreement, upon a change in control: each vested and unvested option or SAR will be cancelled in exchange for a payment equal to the excess, if any, of the change in control price over the applicable exercise or base price, the vesting restrictions applicable to all other unvested awards (other than freestanding dividend equivalents and performance awards) will lapse, and such awards will be cancelled in exchange for a payment equal to the change in control price, the alternative performance awards will be cancelled in exchange for a payment equal to the change in control price, all other awards (other than freestanding dividend equivalents) that were vested prior to the change in control but that have not been settled or converted into shares prior to the change in control will be cancelled in exchange for a payment equal to the change in control price, and all freestanding dividend equivalents will be cancelled without payment therefor.

To the extent any portion of the change in control price is payable other than in cash and/or other than at the time of the change in control, the award holders will receive the same value in respect of their awards (less any applicable exercise or base price) as is received by the Company’s stockholders in respect of their shares. To the extent any portion of the change in control price is payable other than at the time of the change in control, the Compensation Committee will determine the time and form of payment to the award holders consistent with Section 409A of the Code and other applicable laws. Upon a change in control the Compensation Committee may cancel options and SARs for no consideration if the fair market value of the shares subject to such options or such SARs is less than or equal to their exercise or base price.

Forfeiture, Cancellation or “Clawback” of Awards.    Awards (and gains earned or accrued in connection with awards) will be subject to such generally applicable policies as to forfeiture and recoupment as may be adopted by the Compensation Committee or the Board. Participants will also forfeit and disgorge to the Company any awards granted or vested and any gains earned or accrued due to the exercise of options or SARs or the sale of any shares of stock to the extent required by applicable law or as required by any stock exchange or quotation system on which the stock is listed or quoted.

Amendment or Termination of the Omnibus Incentive Plan.    The Compensation Committee may amended or otherwise modified, suspended or terminated the Omnibus Incentive Plan provided that such action does not materially adversely alter or impair the rights of any award granted thereto. Shareholder approval of amendments may be required to comply with applicable laws and regulations. No award may be granted during any period of suspension nor after termination of the Omnibus Incentive Plan, and in no event may any award be granted under the Omnibus Incentive Plan after the expiration of ten years from the effective date of the plan.

Other Compensation

The Company maintains various employee benefit plans, including medical, dental, vision, life insurance and 401(k) plans, paid vacation, sick leave and holidays and employee assistance program benefits in which the named executive officers participate.

Employment Agreements

Clint Stinchcomb

The description below concerning terms and provisions of Clint Stinchcomb’s employment agreement is a summary and does not purport to be a complete recitation of the employment agreement’s provisions. Such statements are qualified in their entirety by express reference to the full text of the employment agreement, a copy of which is attached as Exhibit 10.10 to the Form 8-K filed October 14, 2020.

Effective as of the Closing of the Merger, Legacy CuriosityStream and Clint Stinchcomb have entered into an employment agreement under which he serves as Chief Executive Officer of Legacy CuriosityStream after the closing for an initial term of four years, subject to automatic renewal for an additional one-year period unless Legacy CuriosityStream or Mr. Stinchcomb provides 180 days’ prior written notice that the initial term shall not be extended. Pursuant to his employment agreement, Mr. Stinchcomb receives an initial base salary of $490,000, with annual increases of at least 5% each year. If Legacy CuriosityStream’s revenue for the year ending on December 31, 2020 is $39,500,000 or more, then Mr. Stinchcomb’s base salary shall increase to $590,000; if Legacy CuriosityStream’s revenue for the year ending on December 31, 2021 is $75,000,000 or more, then Mr. Stinchcomb’s base salary shall increase to $690,000; and if Legacy CuriosityStream’s revenue for the year ending on December 31, 2022 is $140,000,000 or more, then Mr. Stinchcomb’s base salary shall increase to $790,000. For purposes of the agreement “revenue” means Legacy CuriosityStream’s total revenue, calculated in accordance with Legacy CuriosityStream’s customary accounting practices, consistently applied.

Under his employment agreement, Mr. Stinchcomb is eligible to receive a bonus based on a formula and performance criteria approved by, and the achievement of which is determined by, the Compensation Committee of the Company’s board of directors; provided that the target cash bonus is 100% of his base salary, subject to performance conditions described hereafter and his continued employment through December 31 of the applicable performance year. Mr. Stinchcomb’s 100% annual bonus target shall be divided equally between Legacy CuriosityStream’s achievement of revenue targets (with such revenue targets being $36,000,000 for the year ending on December 31, 2020, $71,000,000 for the year ending on December 31, 2021, and $136,000,000 for the year ending on December 31, 2022) and net income or loss targets, which shall be determined for calendar years 2021 and 2022 following consultation with the compensation committee prior to the beginning of the calendar year. The performance criteria for the years following the year ending on December 31, 2022, shall be established by the compensation committee in consultation with Mr. Stinchcomb. Mr. Stinchcomb shall be entitled to his bonus for the last year of his employment, regardless of his separation date, unless he is terminated for “cause” (as defined therein) or resigns without “good reason” (as defined below). Mr. Stinchcomb will be eligible to participate in the employee benefit plans of Legacy CuriosityStream as Legacy CuriosityStream may maintain from time to time, subject to the terms of those plans.

“Good Reason” is defined in the employment agreement as, without Mr. Stinchcomb’s consent, (i) a material diminution in Mr. Stinchcomb’s duties or position, (ii) Mr. Stinchcomb’s base salary or annual target bonus opportunity is reduced below the amounts specified herein (except for across-the-board reductions applicable to senior executives of Legacy CuriosityStream generally); or (iii) a material breach of the employment agreement by Legacy CuriosityStream; provided, however, that it shall be a prerequisite of any such termination for good reason that Mr. Stinchcomb shall have given Legacy CuriosityStream written notice within thirty (30) days following the event or events giving rise to good reason, specifying in reasonable detail the nature and circumstances of such Good Reason, and given Legacy CuriosityStream thirty (30) days to cure any such good reason prior to any such termination.

Upon the closing of a transaction resulting in a “change in control” (as defined below) of Legacy CuriosityStream at a valuation of $1 billion or more, at any time prior to the third anniversary of the date of the Closing of the Merger, Mr. Stinchcomb will be entitled to a bonus equal to $2,000,000, subject to Mr. Stinchcomb’s continued employment by Legacy CuriosityStream at the time of the change in control or Mr. Stinchcomb’s termination without “cause” or for “good reason” within the six (6) months prior to the change in control. “Change in Control” is defined as the first to occur of a “change in the ownership of a corporation” or a “change in the ownership of a substantial portion of the assets of a corporation,” as defined in the Treasury Regulations promulgated under Section 409A of the Internal Revenue Code.

The employment agreement also provides that Mr. Stinchcomb would be granted Company Options, restricted stock units in the Company or a combination thereof, or other equity-based awards, which, when taken together with the stock options issued under the Stock Option Plan and other equity awards otherwise granted to Mr. Stinchcomb in connection with the Merger, will entitle Mr. Stinchcomb to approximately 5.9% of the Company’s common stock, calculated on a fully diluted basis on the closing date. If Mr. Stinchcomb is terminated without “cause” or resigns for “good reason,” or dies or becomes disabled, all unvested equity awards shall accelerate and become immediately exercisable. On November 2, 2020, the compensation committee granted Mr. Stinchcomb stock options and restricted stock units under this provision (such grant of restricted stock units were effective on November 5, 2020) as described under “— Compensation of Directors and Officers — Stock-Based Awards.”

If Mr. Stinchcomb’s employment is terminated for death or “disability” (as defined in the employment agreement), he will be entitled to receive the portion of the bonus due for the year of separation, from the start of the year through the date of termination of employment, based on actual performance. If Mr. Stinchcomb’s employment is terminated by Legacy CuriosityStream without cause (and not due to disability) or for good reason, (i) Legacy CuriosityStream shall pay Mr. Stinchcomb his base salary for the balance of the term, but in no event for less than eighteen (18) months or in excess of thirty-six (36) months, without regard to any reduction that results in good reason, subject to Mr. Stinchcomb complying with restrictive covenants; (ii) Mr. Stinchcomb will also receive COBRA continuation coverage for Legacy CuriosityStream health insurance benefits in which Mr. Stinchcomb and his immediately family participate at the same rate made available to similarly situated senior executive for the remainder of the term of the employment agreement; and (iii) Mr. Stinchcomb will be eligible to receive each annual bonus to which he would have been entitled over the remainder of the initial term or renewal term, as applicable, based on actual performance achieved and with a target of 100% of base salary. Severance under Mr. Stinchcomb’s employment agreement is subject to his execution and non-revocation of a release of claims.

Mr. Stinchcomb’s employment agreement provides that, if he receives payments or benefits that would be subject to the excise tax on excess parachute payments imposed by Section 4999 of the Code, then either (i) such payments shall be delivered in full, or (ii) the aggregate amount of the payments and benefits will be reduced so that the present value of all payments constituting “parachute payments” is equal to 2.99 times his “base amount,” whichever results in the receipt of Mr. Stinchcomb of the greatest amount of payments or benefits on an after-tax basis.

Mr. Stinchcomb is bound by certain restrictive covenant provisions. Specifically, Mr. Stinchcomb’s employment agreement contains provisions (i) requiring the non-disclosure of confidential information and trade secrets. Mr. Stinchcomb’s agreement also contains non-competition provisions that prohibit him from engaging, directly or indirectly, in any “competing business” (as defined therein), during the term of his employment and for eighteen (18) months following his termination (the “Restricted Period”), (ii) prohibiting the solicitation of any customer, supplier or vender with which Legacy CuriosityStream and its affiliates have a business relationship, and the solicitation, recruitment or hiring of (or the attempt to solicit, recruit or hire) any employee of Legacy CuriosityStream and its affiliates or to inducement or attempt to induce any employee or independent contractor to leave employment or cease doing business with Legacy CuriosityStream and its affiliates, in each case during the Restricted Period and (iii) prohibiting the inducement of any customer, client, vendor or supplier or other contracting party or business party to discontinue, terminate, cancel, disrupt or not renew a business relationship or transaction, or to otherwise interfere with a business relationship or transaction between any such parties and Legacy CuriosityStream and its affiliates, during the Restricted Period.

Outstanding Equity Awards at Fiscal Year-End

The following disclosure covers the outstanding equity for the Company’s named executive officers for the fiscal year ended December 31, 2020, with the number of securities and exercise prices listed in the table below reflecting the conversion of the stock options in connection with the Merger, as described in “— Treatment of Stock Options in Transaction,” unless otherwise noted.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable(2)		Option Exercise Price ($)(3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares of Units of Stock That Have Not Vested ($)
Clint Stinchcomb	309,280		309,281	(4)	$4.04	November 19, 2028	—		—
	4,017		12,050	(5)	$4.04	January 29, 2029	—		—
	78,898		236,695	(6)	$4.20	August 1, 2029	—		—
	355,500	(7)	—		$11.50	November 2, 2025	—		—
	—		2,038,570	(8)	$8.77	November 2, 2030	—		—
	—		—		—	—	88,263	(9)	$1,231,268
	—		—		—	—	73,458	(10)	$1,024,739
Tia Cudahy	132,549		132,549	(11)	$4.04	November 19, 2028	—		—
	19,724		59,175	(12)	$4.20	August 1, 2029	—		—
Jason Eustace	—		94,678	(13)	$5.88	February 16, 2030	—		—
	101,571	(14)	—		$11.50	November 2, 2025	—		—
							25,031	(15)	$349,182
Devin Emery	11,834		35,505	(16)	$4.20	November 10, 2029	—		—
	101,571	(17)	—		$11.50	November 2, 2025	—		—
	—		—		—	—	27,548	(18)	$384,294

____________

(1)      To the extent awarded pre-Business Combination, the number of securities in this column reflect the conversion of the stock options in connection with the Merger, described in “— Treatment of Stock Options in Transaction.”

(2)      To the extent awarded pre-Business Combination, the number of securities in this column reflect the conversion of the stock options in connection with the Merger, described in “— Treatment of Stock Options in Transaction.”

(3)      To the extent awarded pre-Business Combination, the option exercise prices in this column reflect the conversion of the stock options in connection with the Merger, described in “— Treatment of Stock Options in Transaction.”

(4)      154,640 options (adjusted for the Merger conversion) vested on November 20, 2019, 154,640 options vested on November 20, 2020, and the remaining options vest in two equal installments on November 20, 2021 and November 20, 2022. The remaining options originally vested based upon service and performance criteria. These performance vesting criteria have been waived by Legacy CuriosityStream.

(5)      4,017 options (adjusted for the Merger conversion) vested on January 30, 2020, and the remaining options vest in three equal installments on January 30, 2021, January 30, 2022 and January 30, 2023.

(6)      78,898 options (adjusted for the Merger conversion) vested on August 2, 2020, and the remaining options vest in three equal installments on August 2, 2021, August 2, 2022 and August 2, 2023.

(7)      This option was fully exercisable upon grant.

(8)      The remaining options vest in four equal installments on November 2, 2021, November 2, 2022, November 2, 2023 and November 2, 2024.

(9)      This restricted stock unit grant will vest in four equal installments on November 5, 2021, November 5, 2022, November 5, 2023 and November 5, 2024. Notwithstanding the foregoing, if the reporting person is terminated without cause, or resigns for good reason, or dies or becomes disabled, all unvested restricted stock units for this grant will become vested, and will be settled upon vesting (or within 30 days thereafter).

(10)    This restricted stock unit grant will vest in four equal installments on November 5, 2021, November 5, 2022, November 5, 2023 and November 5, 2024.

(11)    66,275 options (adjusted for the Merger conversion) vested on November 20, 2019, 66,274 options vested on November 20, 2020, and the remaining options vest in two equal installments on November 20, 2021 and November 20, 2022. The remaining options originally vested based upon service and performance criteria. These performance vesting criteria have been waived by Legacy CuriosityStream.

(12)    19,724 options (adjusted for the Merger conversion) vested on August 2, 2020, and the remaining options vest in three equal installments on August 2, 2021, August 2, 2022 and August 2, 2023.

(13)    The remaining options vest in four equal installments on February 17, 2021, February 17, 2022, February 17, 2023 and February 17, 2024.

(14)    This option was fully exercisable upon grant.

(15)    This restricted stock unit grant will vest in four equal installments on November 5, 2021, November 5, 2022, November 5, 2023 and November 5, 2024.

(16)    11,834 options (adjusted for the Merger conversion) vested on November 11, 2020. The remaining options vest in three equal installments on November 11, 2021, November 11, 2022 and November 11, 2023.

(17)    This option was fully exercisable upon grant.

(18)    This restricted stock unit grant will vest in four equal installments on November 5, 2021, November 5, 2022, November 5, 2023 and November 5, 2024.

CuriosityStream Inc. Stock Option Plan

Prior to the Merger, Legacy CuriosityStream issued equity awards under the stock option plan to provide for the grant of equity-based awards to our employees, non-employee directors and consultants/advisors (the “Stock Option Plan”). The Stock Option Plan was terminated in connection with the Merger.

Authorized Shares.    The maximum aggregate number of shares that could be issued under the Stock Option Plan was 4,200,000 shares of Legacy CuriosityStream Common Stock, plus any shares that became available upon forfeiture of outstanding awards. Shares used to pay the exercise price of an award or to satisfy tax withholding obligations related to an award, as well as shares issued in connection with awards that are assumed, converted or substituted pursuant to a merger or an acquisition, became available for future grant under our Stock Option Plan.

Plan Administration.    The Stock Option Plan was administered by the Legacy CuriosityStream board of directors, which had power to determine the terms of the awards, including, but not limited to, the recipients of the awards, the number of shares subject to each award and the vesting schedule and exercisability of the awards.

Stock Options.    The Stock Option Plan permitted the grant of incentive stock options to employees and/or non-statutory stock options to employees, non-employee directors or consultants/advisors. The exercise price of stock options was no less than the fair market value of the stock. Each stock option agreement set forth the vesting schedule of the options and the term of the options, which, in the case of incentive stock options, could not exceed ten years. Payment of the exercise price could be made in cash or cash equivalents or other methods permitted under the plan or the stock option agreement. The extent to which a vested option could be exercisable following termination of service was set forth in each stock option agreement.

Adjustments; Change in Control.    In the event of certain changes in the Legacy CuriosityStream corporate structure, including a stock split, combination of shares, recapitalization, reclassification, merger or reorganization, the administrator could make appropriate adjustments to prevent diminution or enlargement of the benefits or potential benefits available under the Stock Option Plan, including adjusting the aggregate number of shares reserved for issuance under the Stock Option Plan, shares subject to outstanding awards and exercise prices of outstanding stock options and stock appreciation rights. The Legacy CuriosityStream Stock Option Plan provided that, unless otherwise provided in individual award agreements, in the event of a merger or consolidation each outstanding award could be assumed or substituted for an equivalent award or cash. The treatment of the options outstanding under the Stock Option Plan in the Merger is described in “— Treatment of Stock Options in Transaction.

Amendment or Termination.    The Legacy CuriosityStream board of directors had the authority to amend, suspend or terminate the Stock Option Plan provided such action does not materially impair the existing rights of any award recipient. Stockholder approval of amendments could be required to comply with applicable laws and regulations. The Stock Option Plan was terminated in connection with the Merger.

In connection with the consummation of the Business Combination, our 2020 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) was adopted by the stockholders of the Company. Employees of the Company, including the named executive officers, are entitled to participate in the Omnibus Incentive Plan, which is described above.

Treatment of Stock Options in Transaction

Under the terms of the Merger Agreement, each Legacy CuriosityStream stock option, whether vested or unvested, that was outstanding and unexercised immediately prior to the effective time of the Merger, was automatically converted into the right to receive an option to purchase shares of Common Stock of the Company (the “Company Options”). The number of shares of Common Stock (rounded down to the nearest whole share) that are subject to the Company Options equals the product of (A) the number of shares of Legacy CuriosityStream common stock subject to Legacy CuriosityStream stock options immediately prior to the effective time of the Merger and (B) the Option Exchange Ratio. The “Option Exchange Ratio” is equal to (a)(x) the sum of (1) $302,098,500, plus or minus (2) an amount equal to the sum of estimated working capital and closing cash of Legacy CuriosityStream net of estimated indebtedness of Legacy CuriosityStream and amounts being escrowed for working capital adjustments to be performed post-closing and indemnification obligations of Legacy CuriosityStream, plus (3) amounts being escrowed for working capital adjustments to be performed post-closing, plus (4) amounts being escrowed for indemnification obligations of Legacy CuriosityStream, plus (5) the aggregate exercise price that would be payable by the Legacy CuriosityStream option holders upon the exercise of all Legacy CuriosityStream options outstanding immediately prior to the Effective Time, divided by, (y) the sum of (1) the aggregate number of shares of Legacy CuriosityStream common stock issued and outstanding as of the time of determination, plus (2) the aggregate number of shares of Legacy CuriosityStream common stock issuable upon conversion of the aggregate number of shares of preferred stock issued and outstanding as of such time, plus (3) the number of shares of Legacy CuriosityStream common stock issuable upon the exercise of all Legacy CuriosityStream stock options outstanding as of immediately prior to the effective time of the merger, divided by (b) $10.04. The Company Options have an exercise price per share (rounded up the nearest whole cent) of Common Stock equal to the quotient of (A) the exercise price per share of Legacy CuriosityStream common stock of such Legacy CuriosityStream stock option immediately prior to the effective time of the Merger and (B) the Option Exchange Ratio. The Company Options were granted pursuant to the Omnibus Incentive Plan, but are otherwise subject to the same vesting and exercise terms and conditions as applied to the Legacy CuriosityStream stock options immediately prior to the effective date of the Merger.

Pursuant to the terms of the Merger Agreement, if the employment of Tia Cudahy, Jason Eustace or Devin Emery (each a “Listed Participant”) is terminated by the Company other than for “cause” (defined therein) or by the Listed Participant with “good reason” (defined therein), in each case during the two-year period following the effective date of the Merger, then the Company Options held by such Listed Participant as of immediately prior to the closing of the Merger will automatically become fully vested and shall remain outstanding and exercisable until the earlier of (i) three (3) months after the effective date of the termination of such Listed Participant’s employment and (ii) the expiration of the term of the Software Acquisition Group Option.

Company 401(k) Plan

Legacy CuriosityStream established a tax-qualified Section 401(k) retirement savings plan for all employees who satisfy certain eligibility requirements. Under this plan, participants may elect to make pre-tax contributions to the plan of up to a certain portion of their current compensation, not to exceed the applicable statutory income tax limitation. Legacy CuriosityStream intended for the plan to qualify under Section 401(a) of the Code, such that contributions to the plan, and income earned on those contributions, are not taxable to participants until withdrawn from the plan. This 401(k) plan is now sponsored and maintained by the Company.

Compensation of Directors

The following disclosure concerns the total compensation of Legacy CuriosityStream’s non-employee directors for the fiscal year ended December 31, 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($)	Total ($)
John Hendricks(1)	$—	$—		$—	$—
Elizabeth Hendricks	$16,000	$82,862	(2)	$—	$98,862
Patrick Keeley	$17,500	$93,638	(3)	$—	$111,138
Richard Blum(4)	$—	$—		$—	$—
Matthew Blank	$14,500	$78,966	(5)	$—	$93,466
Jonathan Huberman	$17,500	$93,638	(6)	$—	$111,138
Mike Nikzad	$16,000	$82,862	(7)	$—	$98,862

____________

(1)      John Hendricks waived the right to receive any cash retainer or equity award in 2020 in connection with his Board service.

(2)      Represents a grant of 8,997 restricted stock units on November 5, 2020. On the grant date, the closing price was $9.21. The restricted stock units shall vest in two installments, with 1,328 restricted stock units vesting on October 31, 2021 and 7,669 restricted stock units vesting on December 31, 2021.

(3)      Represents a grant of 10,167 restricted stock units on November 5, 2020. On the grant date, the closing price was $9.21. The restricted stock units shall vest in two installments, with 1,452 restricted stock units vesting on October 31, 2021 and 8,715 restricted stock units vesting on December 31, 2021.

(4)      Mr. Blum left the CuriosityStream Board effective as of July 29, 2020.

(5)      Represents a grant of 8,574 restricted stock units on November 5, 2020. On the grant date, the closing price was $9.21. The restricted stock units shall vest in two installments, with 1,204 restricted stock units vesting on October 31, 2021 and 7,370 restricted stock units vesting on December 31, 2021.

(6)      Represents a grant of 10,167 restricted stock units on November 5, 2020. On the grant date, the closing price was $9.21. The restricted stock units shall vest in two installments, with 1,452 restricted stock units vesting on October 31, 2021 and 8,715 restricted stock units vesting on December 31, 2021.

(7)      Represents a grant of 8,997 restricted stock units on November 5, 2020. On the grant date, the closing price was $9.21. The restricted stock units shall vest in two installments, with 1,328 restricted stock units vesting on October 31, 2021 and 7,669 restricted stock units vesting on December 31, 2021.

Director Compensation

The compensation structure for employees on the Company’s board of directors are discussed above. Our non-employee directors are compensated with a combination of cash and equity in the Company, with additional compensation for service on Board committees. Our Board compensation plan was determined in accordance with industry practice and standards.

Stock-Based Awards

The Company uses stock-based awards to promote our interests by providing directors with the opportunity to acquire equity interests as an incentive for their remaining in our service and aligning the directors’ interests with those of the company’s equity holders. Stock-based awards are awarded under the Omnibus Incentive Plan, which has been adopted by the Company’s board of directors and was approved by the Company’s stockholders on October 12, 2020. The maximum number of shares subject to awards granted during a single compensation year (that is from one annual meeting of stockholders to the next annual meeting) to any non-employee director, taken together with any cash fees paid during the compensation year to the non-employee director, in respect of the director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), will not exceed $500,000 in total value.

The compensation committee approved grants of restricted stock units to employee and non-employee directors of the Company as of November 5, 2020. The grants to employee directors of the Company are discussed in “Compensation of Officers — Stock-Based Awards.” The restricted stock units for the non-employee directors will vest as described below for each director, in each case, provided that the grantee continuously provides services to the Company or its subsidiaries through such vesting date, with settlement on the vesting date or within 30 days thereafter. The restricted stock units are subject to the terms and conditions of the Omnibus Incentive Plan and a restricted stock unit agreement. The compensation committee approved the following restricted stock unit grants to non-employee directors: 8,997 restricted stock units for each of Ms. Elizabeth Hendricks and Mr. Mike Nikzad (with 1,328 restricted stock units vesting on October 31, 2021 and 7, 669 restricted stock units vesting on December 31, 2021), 10,167 restricted stock units for each of Messrs. Jonathan Huberman and Patrick Keeley (with 1,452 restricted stock units vesting on October 31, 2021 and 8,715 restricted stock units vesting on December 31, 2021), and 8,574 restricted stock units for Mr. Matthew Blank (with 1,204 restricted stock units vesting on October 31, 2021 and 7,370 restricted stock units vesting on December 31, 2021).

PRINCIPAL STOCKHOLDERS

The following tables set forth information known to the Company regarding the beneficial ownership of our Common Stock, that upon the consummation of this offering, will be owned by:

•        each person known to the Company to be the beneficial owner of more than 5% of outstanding Common Stock;

•        each of the Company’s named executive officers and directors; and

•        all executive officers and directors of the Company as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power.” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

The beneficial ownership percentages set forth in the table below are on 40,306,479 shares of Common Stock issued and outstanding as of January 29, 2021 and do not take into account the issuance of any shares of Common Stock upon the exercise of Warrants to purchase up to 11,462,589 shares of Common Stock that remain outstanding. Shares of Common Stock subject to options, restricted stock units or Warrants which are presently exercisable or exercisable within 60 days are considered outstanding for computing the ownership percentage of the person holding such options, but are not considered outstanding for computing the ownership percentage of any other person.

Unless otherwise noted in the footnotes to the following tables, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Common Stock and Warrants. Further, unless otherwise noted in the footnotes to the following table, the address for each listed 5% stockholder and executive officer and director is: c/o CuriosityStream Inc., 8484 Georgia Ave., Suite 700, Silver Spring, Maryland 20910.

	Shares Beneficially Owned Before this Offering		Shares Beneficially Owned Upon Completion of this Offering (Assuming No Exercise of Overallotment)		Shares Beneficially Owned Upon Completion of this Offering (Assuming Full Exercise of Overallotment)
Name of Beneficial Owners	Number of Shares	Percentage of Outstanding Common Stock	Number of Shares of Common Stock(8)	Percentage of Outstanding Common Stock	Number of Shares(8)	Percentage of Outstanding Common Stock
5% Stockholders:
Hendricks Factual Media LLC(1)	20,339,232	50.5%	20,339,232	43.5%	20,339,232	42.6%
TimesSquare Capital Management, LLC(2)	2,404,520	6.0%	2,404,520	5.1%	2,404,520	5.0%

Executive Officers and Directors:
John Hendricks(3)	21,161,389	52.5%	21,161,389	45.2%	21,161,389	44.3%
Clint Stinchcomb(4)	751,712	1.8%	751,712	1.6%	751,712	1.5%
Jason Eustace(4)	125,241	*	125,241	*	125,241	*
Tia Cudahy(4)	304,632	*	304,632	*	304,632	*
Devin Emery(4)	113,406	*	113,406	*	113,406	*
Elizabeth Hendricks	—	—	—	—	—	—
Patrick Keeley(5)	38,090	*	38,090	*	38,090	*
Matthew Blank	—	—	—	—	—	—
Jonathan Huberman(6)	3,116,737	7.4%	3,116,737	6.4%	3,116,737	6.3%
Mike Nikzad(7)	1,100,025	2.7%	1,100,025	2.3%	1,100,025	2.3%
Andrew Hendricks	—	—	—	—	—	—
All directors and executive officers as a group (11 individuals)	26,711,231	61.1%	26,711,231	53.2%	26,711,231	52.2%

____________

*        Indicates less than one percent of the outstanding shares of the class of stock.

(1)      John Hendricks, the Chairman of the Company’s Board, is the manager of HFM and holds voting and dispositive power over the Company’s securities held by HFM. As a result, John Hendricks may be deemed to be the beneficial owner of the securities held of record by HFM. HFM and John Hendricks have pledged, either directly or indirectly, certain shares of Common Stock to Stifel Bank & Trust (“Stifel”) as partial collateral security for certain full recourse obligations owing to Stifel. The aggregate number of shares of Common Stock subject to such pledges is limited to 9.9% of the issued and outstanding shares of Common Stock. Each pledge is subject to customary events of default that permit Stifel to exercise rights and remedies with respect to such pledged shares of Common Stock, including the sale of such shares of Common Stock.

(2)      The principal office or business address of TimesSquare Capital Management, LLC is 7 Times Square, 42 Floor, New York, NY 10036.

(3)      Includes 822,157 shares of Common Stock held by Mr. John Hendricks directly and 20,339,232 shares of Common Stock held by HFM, of which Mr. Hendricks may be deemed to be the beneficial owner. HFM and John Hendricks have pledged, either directly or indirectly, certain shares of Common Stock to Stifel Bank & Trust (“Stifel”) as partial collateral security for certain full recourse obligations owing to Stifel. The aggregate number of shares of Common Stock subject to such pledges is limited to 9.9% of the issued and outstanding shares of Common Stock. Each pledge is subject to customary events of default that permit Stifel to exercise rights and remedies with respect to such pledged shares of Common Stock, including the sale of such shares of Common Stock.

(4)      Represents shares of Common Stock underlying options which are presently exercisable or exercisable within 60 days.

(5)      Includes 30,056 shares of Common Stock held by Mr. Patrick Keeley directly and 8,034 shares of Common Stock underlying options which are presently exercisable or exercisable within 60 days.

(6)      Indirectly held by Mr. Jonathan Huberman, includes 1,554,437 shares of Common Stock held of record by 211 LV LLC, 1,010,900 shares of Common Stock underlying Warrants which are presently exercisable held of record by 211 LV LLC and 551,400 shares of Common Stock underlying Warrants which are presently exercisable held of record by Ooyala Global Inc. Jonathan Huberman, a member of the Company’s Board and the Company’s former Chief Executive Officer, Chief Financial Officer and Chairman, is a manager of 211 LV LLC and the controlling owner of Ooyala Global Inc. As such, he may be deemed to have or share voting and dispositive power of the shares held directly by 211 LV LLC and Ooyala Global Inc. Mr. Huberman disclaims any beneficial ownership of these reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(7)      Includes 551,400 shares of Common Stock underlying Warrants which are presently exercisable.

(8)      The beneficial ownership amounts assume that none of the Company’s 5% stockholders, executive officers or directors purchase shares in this offering.

DESCRIPTION OF SECURITIES

The following is a description of the material terms of, and is qualified in its entirety by, our Charter and Bylaws. We urge you to read in its entirety our Charter, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Authorized and Outstanding Stock

Our authorized capital stock consists of 125,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of undesignated preferred stock, $0.0001 par value. No shares of preferred stock are issued or outstanding. We have issued all shares of its capital stock in uncertificated form. As of January 29, 2021, there were 40,306,479 shares of Common Stock outstanding.

Common Stock

Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including the election or removal of directors. Holders of Common Stock vote together as a single class on all matters submitted to a vote of our stockholders (each a “stockholder,” and collectively the “stockholders”), except as required by law. Unless specified in our Charter or Bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of its shares of Common Stock that are voted is required to approve any such matter voted on by its stockholders. Our Board is divided into three classes, each of which generally serve for a term of three years with only one class of directors being elected each year. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors. Our stockholders are entitled to receive ratable dividends, if any, as may be declared from time-to-time by our Board out of legally available funds.

Founder Shares

The Founder Shares are identical to the shares of Common Stock and holders of Founder Shares have the same stockholder rights as public stockholders, except that (i) the Founder Shares are subject to certain transfer restrictions, as described in more detail below and (ii) are entitled to registration rights.

With certain limited exceptions, the Founder Shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with the Sponsor, each of whom are subject to the same transfer restrictions) until the earlier of (A) one year after the completion of the Business Combination or (B) subsequent to the Business Combination, (x) if the last sale price of Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Business Combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

Preferred Stock

Our Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our Common Stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Redeemable Warrants

The Warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company (the “Warrant Agent”), and the Company (the “Warrant Agreement”). The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The warrantholders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Each whole Warrant entitles the registered holder to purchase one whole share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, 30 days after the completion of our Business Combination. Pursuant to the Warrant Agreement, a warrantholder may exercise its Warrants only for a whole number of shares of Common Stock. This means that only a whole Warrant may be exercised at any given time by a warrantholder. Only whole Warrants are traded. The Warrants will expire on October 14, 2025, at 5:00 p.m. Eastern Time, or earlier upon redemption or liquidation.

No Warrant is exercisable and we will not be obligated to issue shares of Common Stock upon exercise of a Warrant unless Common Stock issuable upon such Warrant exercise has been registered, qualified, or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the immediately preceding sentence is not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Warrant. In the event that a registration statement is not effective for the exercised Warrants, the purchaser of a Unit containing such Warrant will have paid the full purchase price for the Unit solely for the share of Common Stock underlying such Unit.

During any period when we will have failed to maintain an effective registration statement with respect to the Warrants or the Common Stock issuable upon exercise of the Warrants, warrantholders may exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. If that exemption, or another exemption, is not available, holders will not be able to exercise their Warrants on a cashless basis.

Once the Warrants become exercisable, we may call the Warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per Warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30 day redemption period”) to each warrantholder; and

•        if, and only if, the reported last sale price of the Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending three (3) business days before we send the notice of redemption to the warrantholders.

If and when the Warrants become redeemable, we may not exercise our redemption right if the issuance of shares of Common Stock upon exercise of the Warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of Common Stock under the blue sky laws of the state of residence in those states in which the Warrants were offered by us in our IPO.

We established the last of the redemption criteria discussed above to prevent a redemption call unless there is, at the time of the call, a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each warrantholder is entitled to exercise its Warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 Warrant exercise price after the redemption notice is issued.

If we call the Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” management will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on its stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of our Warrants. If our management takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption. We believe this feature is an attractive option to it if it does not need the cash from the exercise of the Warrants after the Business Combination. If we call our Warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their Warrants on a cashless basis, as described in more detail below.

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that, to the Warrant Agent’s actual knowledge, after giving effect to such exercise, such person (together with such person’s affiliates) would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) and (ii) one minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities, or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the Warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the warrantholders will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within 30 days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to warrantholders when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the warrantholders otherwise do not receive the full potential value of the Warrants in order to determine and realize the option value component of the Warrant. This formula is to compensate the warrantholder for the loss of the option value portion of the Warrant due to the requirement that the warrantholder exercise the Warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

Annual Stockholder Meetings

We will provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our Board. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Anti-Takeover Effects of Our Charter and Bylaws and Certain Provisions of Delaware Law

Our Charter and Bylaws contain and the DGCL contains provisions, as summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of our Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our Board to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have an anti-takeover effect and may delay, deter, or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Common Stock held by stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares.

However, the listing requirements of NASDAQ, which would apply so long as the common stock remains listed on the NASDAQ, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power of our capital stock or the-then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

Our Board may generally issue preferred shares on terms calculated to discourage, delay or prevent a change of control of the Company or the removal of its management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of unissued and unreserved Common Stock or preferred stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

Classified Board of Directors

Our Charter provides that our Board is classified into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of our Board will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our Board. Our Charter and Bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the Board.

Business Combinations

The Company is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•        a stockholder who owns 20% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•        an affiliate of an interested stockholder; or

•        an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•        our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•        after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•        on or subsequent to the date of the transaction, the Business Combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Removal of Directors; Vacancies

Under the DGCL, and as provided in our Charter, a director serving on a classified board may be removed by the stockholders only for cause and only by the affirmative vote of holders of a majority in voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our Charter provides that, subject to the rights granted to one or more series of preferred stock then outstanding and the rights granted pursuant to the Investor Rights Agreement, any newly created directorship on our Board that results from an increase in the number of directors and any vacancies on our Board will be filled only by the affirmative vote of a majority of the remaining directors (other than directors elected by the holders of any series of preferred stock, voting separately as a series or together with one or more series, as the case may be), even if less than a quorum, by a sole remaining director or by the stockholders.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless our Charter specifically authorizes cumulative voting. Our Charter does not authorize cumulative voting.

Special Stockholder Meetings

Our Charter provides that special meetings of our stockholders may be called at any time only by or at the direction of the chief executive officer, the Board or the chairperson of the Board pursuant to a resolution adopted by a majority of our Board. Our Bylaws prohibits the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order for any matter to be “properly brought” before a meeting, a stockholder must comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. Our Bylaws allow our Board to adopt rules and regulations for the conduct of meetings as it deems appropriate which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of us.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the Company’s stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum

Our Charter provides that unless we consent to the selection of an alternative forum, the Delaware Chancery Court will be the exclusive forum for any (1) derivative action or proceeding brought on our behalf, (2) action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of ours or our stockholders, (3) action asserting a claim against our Charter or our Bylaws, or (4) action asserting a claim against us, our directors, officers or employees governed by the internal affairs. Our Charter provides that the Delaware Chancery Court is the exclusive jurisdiction for any stockholder to bring any action asserting an “internal corporate claim” as defined in Section 115 of the DGCL. In addition, our Charter provides that the Federal District Courts of the United States of America are the exclusive forum for resolution of any complaint asserting a cause of action under the Securities Act, or with respect to the offer or sale of our securities.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors, or stockholders. Our Charter, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we haves in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. Our Charter provides that, to the fullest extent permitted by law, none of the stockholder parties or any of their affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (2) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that any stockholder party or non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our Charter does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity is deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our Charter, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our Charter includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of the Company and its stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Our Bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in our Charter and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty.

These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving our directors, officers or employees for which indemnification is sought.

Investor Rights Agreement

In connection with the consummation of the Merger, we entered into an Investor Rights Agreement with Legacy CuriosityStream, the Sponsor, HFM and officers and directors of Legacy CuriosityStream.

Under the Investor Rights Agreement, we agree to nominate two (2) Sponsor Directors for election as members of our Board if, at such time, the Board does not contain a Sponsor Director and the Sponsor Entities together continue to beneficially own at least 50% of the shares of our common stock entitled to vote generally in the election of directors as of the date of the consummation of the Merger. Further, under the Investor Rights Agreement, HFM and the officers and directors of Legacy CuriosityStream agree to vote in favor of, or otherwise consent to, the election or appointment of a Sponsor Director at any meeting of the stockholders under the terms set forth above. If the Sponsor does not elect to nominate two (2) Sponsor Directors, we will agree to permit the Sponsor to select one (1) non-voting observer to participate in any Board meeting (including any committee thereof), for so long as the Sponsor and its Affiliates continue to beneficially own at least 50% of the shares of our common stock entitled to vote generally in the election of directors as of the date of the consummation of the merger.

In the case of a vacancy on our Board created by the death, disability, disqualification, removal or resignation of a Sponsor Director, we agree to notify Sponsor of such vacancy and nominate an individual timely designated by the Sponsor for election to fill the vacancy, provided that such nomination would not constitute a breach of our Board’s breach of its fiduciary duties or applicable laws.

For more information, see “Certain Relationships and Related Person Transactions — Investor Rights Agreement.”

Registration Rights

The Company, Legacy CuriosityStream, the Sponsor, HFM and officers and directors of Legacy CuriosityStream are parties to the Investor Rights Agreement, dated as of October 14, 2020, pursuant to which the Company must provide to Legacy CuriosityStream stockholders, officers and directors certain customary “mandatory,” “demand” and “piggyback” registration rights in respect of its Common Stock. For more information, see “Certain Relationships and Related Person Transactions.”

The Company and the Sponsor are parties to that Registration Rights Agreement dated November 19, 2019, pursuant to which the Company must provide to the Sponsor and its permitted transferees certain customary “piggyback” registration rights in respect of the Founder Shares and the Private Placement Warrants. On November 18, 2020, the Sponsor distributed its Founder Shares to its members.

Rule 144

Rule 144 permits a person who has beneficially owned restricted shares for at least six months to sell their shares provided that: (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) the issuer is subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Persons who have beneficially owned restricted shares for at least six months but who are affiliates of the Company at the time of, or at any time during the three months preceding, a sale, are subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of either of the following:

•        1.0% of the number of shares of Common Stock then outstanding, which as of January 29, 2021 was 403,065 shares; and

•        if the Common Stock is listed on a national securities exchange, the average weekly trading volume of the shares of Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Company.

Under Rule 144, a person who is not deemed to have been one of the Company’s affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares of Common Stock proposed to be sold for at least six months, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale and volume limitation or notice provisions of Rule 144. The Company must be current in its public reporting if the non-affiliate is seeking to sell under Rule 144 after holding his or her shares of Common Stock between six months and one year. After one year, non-affiliates do not have to comply with any other Rule 144 requirements.

Notwithstanding the foregoing, Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies like the Company, to their promoters or affiliates despite technical compliance with the requirements of Rule 144. Rule 144 also is not for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company. The SEC has provided an exception to this prohibition, however, if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, none of our shareholders will be able to sell any shares of Common Stock pursuant to Rule 144 until October 14, 2021.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust.

Trading Symbol and Market

Our Common Stock is listed and traded on the NASDAQ under the symbol “CURI.”

UNDERWRITING

BofA Securities, Inc., is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us the number of shares of Common Stock set forth opposite its name below.

Underwriter	Number of Shares
BofA Securities, Inc.	4,518,800
Needham & Company, LLC	867,100
D.A. Davidson & Co.	495,300
Roth Capital Partners, LLC	495,300
Barrington Research Associates, Inc.	61,750
The Benchmark Company, LLC	61,750
Total	6,500,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares of Common Stock sold under the underwriting agreement if any of these shares of Common Stock are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares of Common Stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares of Common Stock, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $0.486 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares of Common Stock.

	Per Share	Without Option	With Option
Public offering price	$13.50	$87,750,000	$100,912,500
Underwriting discount	$0.91125	$5,923,125	$6,811,594
Proceeds, before expenses, to us	12.58875	81,826,675	94,100,906

The expenses of the offering, not including the underwriting discount, are estimated at $0.7 million and are payable by us. We have agreed to reimburse the underwriters for certain of their expenses in an amount up to $30,000.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 975,000 additional shares of Common Stock at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares of Common Stock proportionate to that underwriter’s initial amount reflected in the above table.

Issuer Directed Shares

At our request, the underwriters will allocate for sale, at the public offering price, up to $5.0 million of shares of our common stock in this offering to John Hendricks and his affiliates. We do not know if Mr. Hendricks will choose to purchase all or any portion of the allocated shares but the number of shares of our common stock available for sale to the general public will be reduced to the extent these persons purchase the allocated shares. Any shares of our common stock that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of our common stock offered by this prospectus.

No Sales of Similar Securities

We our executive officers, directors and affiliates have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 90 days after the date of this prospectus without first obtaining the written consent of BofA Securities, Inc. Certain of our directors have agreed to the same terms, for a period of 60 days after the date of this prospectus. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•        offer, pledge, sell or contract to sell any common stock,

•        sell any option or contract to purchase any common stock,

•        purchase any option or contract to sell any common stock,

•        grant any option, right or warrant for the sale of any common stock,

•        lend or otherwise dispose of or transfer any common stock,

•        request or demand that we file a registration statement related to the common stock, or

•        enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares of Common Stock or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Nasdaq Capital Market Listing

The shares are listed on the Nasdaq Capital Market under the symbol “CURI.”

Price Stabilization, Short Positions

Until the distribution of the shares of Common Stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares of Common Stock than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of Common Stock described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of Common Stock or purchasing shares of Common Stock in the open market. In determining the source of shares of Common Stock to close out the covered short position, the underwriters will consider, among other things, the price of shares of Common Stock available for purchase in the open market as compared to the price at which they may purchase shares of Common Stock through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares of Common Stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of Common Stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the Nasdaq Capital Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

HFM and John Hendricks have pledged, either directly or indirectly, certain shares of Common Stock to Stifel as partial collateral security for certain full recourse obligations owing to Stifel. The aggregate number of shares of Common Stock subject to such pledges is limited to 9.9% of the issued and outstanding shares of Common Stock. Each pledge is subject to customary events of default that permit Stifel to exercise rights and remedies with respect to such pledged shares of Common Stock, including the sale of such shares of Common Stock.

European Economic Area and the United Kingdom

In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no shares of Common Stock have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares of Common Stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of shares of Common Stock may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

a.      to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

b.      to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

c.      in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares of Common Stock shall require the Issuer or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any shares of Common Stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the representative that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any shares of Common Stock being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of Common Stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

The Company, the representative and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of Common Stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of Common Stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of Common Stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

References to the Prospectus Regulation includes, in relation to the UK, the Prospectus Regulation as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Switzerland

The shares of Common Stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of Common Stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares of Common Stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares of Common Stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares of Common Stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of Common Stock.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares of Common Stock to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of Common Stock offered should conduct their own due diligence on the shares of Common Stock. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares of Common Stock may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares of Common Stock without disclosure to investors under Chapter 6D of the Corporations Act.

The shares of Common Stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares of Common Stock must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares of Common Stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of Common Stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of Common Stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares of Common Stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the shares of Common Stock were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of Common Stock, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of Common Stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)     a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of Common Stock pursuant to an offer made under Section 275 of the SFA except:

(a)     to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

where no consideration is or will be given for the transfer;

where the transfer is by operation of law; or

as specified in Section 276(7) of the SFA.

Notice to Prospective Investors in Canada

The shares of Common Stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of Common Stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock subject to this registration, which we refer to as our securities. This discussion applies only to securities that are held as capital assets for U.S. federal income tax purposes (generally, property held for investment) and is applicable only to holders who received our securities in this offering.

This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances. This discussion does not address any tax consequences arising under U.S. alternative minimum tax rules, any consequences resulting from U.S. federal tax laws other than income tax laws (such as estate or gift tax laws or the Medicare tax on certain investment income), the tax laws of any U.S. state or locality, any non-U.S. tax laws or considerations under any applicable income tax treaty (except as expressly specified below). Further, this discussion is general in nature and does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including but not limited to, if you are:

•        a bank, financial institution or financial services entity;

•        a broker-dealer;

•        a government or agency or instrumentality thereof;

•        a regulated investment company;

•        a real estate investment trust;

•        an expatriate or former long-term resident of the United States;

•        a person that actually or constructively owns 5% or more of our voting shares;

•        an insurance company;

•        a dealer or trader subject to a mark-to-market method of accounting with respect to the securities;

•        a person holding the securities as part of a “straddle,” hedge, integrated transaction or similar transaction;

•        a U.S. holder (as defined below) whose functional currency is not the U.S. dollar;

•        a person required to accelerate the recognition of any item of gross income with respect to our common stock as a result of such income being recognized on an applicable financial statement;

•        an S-corporation, partnership or other pass-through entity for U.S. federal income tax purposes and any beneficial owners of such an entity;

•        a person who holds or receives our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

•        a tax-exempt organization.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed regulations promulgated by the U.S. Department of the Treasury pursuant to the Code (“Treasury Regulations”) as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein.

We have not sought, and will not seek, a ruling from the U.S. Internal Revenue Service (“IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and such disagreement by the IRS may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

This discussion does not consider the tax treatment of an entity or an arrangement treated as a partnership or other pass-through entities for U.S. federal income tax purposes or persons who hold our securities through such entities or arrangements. If an entity or arrangement classified as a partnership or other pass-through entity for U.S. federal income tax purposes is the beneficial owner of our securities, the U.S. federal income tax treatment of a partner or member in the partnership or other pass-through entity generally will depend on the status of the partner or member and the activities of the partnership or other pass-through entity. If you are a partner or member of a partnership or other pass-through entity holding our securities, we urge you to consult your own tax advisor.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of common stock who or that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

Taxation of Distributions.    If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividends” that will be subject to U.S. federal income tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a U.S. holder that is a taxable corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and a non-corporate U.S. holder may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock.    Upon a sale or other taxable disposition of our common stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized (generally, the sum of the amount of cash and the fair market value of any other property received in such disposition) and the U.S. holder’s adjusted tax basis in the common stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock so disposed of exceeds one year. If such one-year holding period is not satisfied, any gain on a sale or taxable disposition of the common stock would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. A U.S. holder’s adjusted tax basis in its common stock generally will equal the U.S. holder’s acquisition cost for the common stock (or any predecessor stock in a nonrecognition transaction), less any prior distributions treated as a return of capital.

Information Reporting and Backup Withholding.    In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our shares of common stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules generally should be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “non-U.S. holder.” As used herein, the term “non-U.S. holder” means a beneficial owner of our shares of common stock (other than a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

Taxation of Distributions.    In general, any distributions we make to a non-U.S. holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or IRS Form W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

The withholding tax does not apply to dividends paid to a non-U.S. holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. Instead, such dividends will be subject to regular U.S. federal income tax as if the non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A non-U.S. corporation receiving such dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a reduced rate under an applicable income tax treaty).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock.    A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock, unless:

•        the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States);

•        the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•        we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, the non-U.S. holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such non-U.S. holder’s holding period for the shares of our common stock. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a non-U.S. holder that is a non-U.S. corporation may also be subject to an additional “branch profits tax” at a 30% rate (or a reduced rate under an applicable income tax treaty).

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable income tax treaty) on any gain derived from the disposition, which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

If the third bullet point above applies to a non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our common stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our common stock from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We do not believe that we are or have been a U.S. real property holding corporation. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether we are or will be a U.S. real property holding corporation at any future time.

Information Reporting and Backup Withholding.    Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our shares of common stock. A non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA.    In accordance with Sections 1471 to 1474 of the Code (commonly referred to as the Foreign Account Tax Compliance Act, or FATCA), a 30% U.S. federal withholding tax may apply to any dividend (including constructive dividends) on our common stock paid to (i) a “foreign financial institution” (as specifically defined in FATCA), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its United States “account” holders (as specifically defined in FATCA) and meets certain other specified requirements or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial United States owners or provides the name, address and taxpayer identification number of each such substantial United States owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in our securities.

LEGAL MATTERS

The validity of the securities offered by this prospectus and certain legal matters in connection with this offering have been passed upon for us by Arnold & Porter Kaye Scholer LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

EXPERTS

The balance sheets of CuriosityStream Inc. (formerly known as Software Acquisition Group Inc.) as of December 31, 2019 and for the period from May 9, 2019 (inception) through December 31, 2019, and the related statements of operations, statements of changes in stockholders’ equity and cash flows for the year ended December 31, 2019 and for the period from May 9, 2019 (inception) through December 31, 2019, have been audited by Marcum LLP, independent certified public accounting firm, as stated in their report which is included herein. Such financial statements have been included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of CuriosityStream Inc. (subsequently renamed CuriosityStream Operating Inc.) at December 31, 2019 and 2018, and for each of the two years in the period ended December 31, 2019, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities you should refer to the registration statement and our exhibits. Statements contained in this prospectus concerning any of our contracts, agreements or other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investor Relations” at www.investors.curiositystream.com. The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part.

INDEX TO FINANCIAL STATEMENTS

I.       Index to Audited Financial Statements of Software Acquisition Group Inc.(1)
as of December 31, 2019 and for the Period from May 9, 2019 (inception) through December 31, 2019

II.     Index to Unaudited Condensed Financial Statements of Software Acquisition Group Inc.(1)
as of September 30, 2020 and for the Three and Nine months ended September 30, 2020

III.   Index to Audited Financial Statements of CuriosityStream Inc.(2)
as of and for the Years ended December 31, 2019 and December 31, 2018

IV.    Index to Unaudited Financial Statements of CuriosityStream Inc.(2)
as of September 30, 2020 and for the Three and Nine months ended September 30, 2020

____________

(1)      At the Effective Time of the Merger on October 14, 2020, Software Acquisition Group Inc. changed its name to CuriosityStream Inc.

(2)      At the Effective Time of the Merger on October 14, 2020, CuriosityStream Inc. changed its name to CuriosityStream Operating Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Software Acquisition Group Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Software Acquisition Group Inc. (the “Company”) as of December 31, 2019, the related statements of operations, changes in stockholders’ equity and cash flows for the period from May 9, 2019 (inception) through December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the period from May 9, 2019 (inception) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor from 2019 to 2020.
New York, NY
March 20, 2020

SOFTWARE ACQUISITION GROUP INC.
BALANCE SHEET
DECEMBER 31, 2019

ASSETS
Current assets
Cash	$1,093,408
Prepaid expenses	128,133
Total Current Assets	1,221,541
Marketable securities held in Trust Account	149,719,910
Total Assets	$150,941,451

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$179,881
Income taxes payable	1,952
Total Current Liabilities	181,833

Deferred underwriting fee payable	5,232,500
Total Liabilities	5,414,333

Commitments
Common stock subject to possible redemption, 14,044,440 shares at redemption value	140,527,112

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 905,560 issued and outstanding (excluding 14,044,440 shares subject to possible redemption)	91
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 3,737,500 shares issued and outstanding	374
Additional paid-in capital	4,992,200
Retained earnings	7,341
Total Stockholders’ Equity	5,000,006
Total Liabilities and Stockholders’ Equity	$150,941,451

The accompanying notes are an integral part of the financial statements.

SOFTWARE ACQUISITION GROUP INC.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM MAY 9, 2019 (INCEPTION) THROUGH DECEMBER 31, 2019

Operating and formation costs	$210,617
Loss from operations	(210,617)

Other income:
Interest income	219,910

Income before provision for income taxes	9,293
Provision for income taxes	(1,952)
Net income	$7,341

Weighted average shares outstanding, basic and diluted(1)	3,535,964

Basic and diluted net loss per common share(2)	$(0.02)

____________

(1)      Excludes an aggregate of up to 14,044,440 shares subject to possible redemption.

(2)      Net loss per share — basic and diluted excludes income attributable to common stock subject to possible redemption of $81,958 for the period from May 9, 2019 (inception) through December 31, 2019.

The accompanying notes are an integral part of the financial statements.

SOFTWARE ACQUISITION GROUP INC.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE PERIOD FROM MAY 9, 2019 (INCEPTION) THROUGH DECEMBER 31, 2019

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – May 9, 2019 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of common stock to Sponsor	—	—	3,737,500	374	24,626	—	25,000
Sale of 14,950,000 Units, net of underwriting discounts and offering expenses	14,950,000	1,495	—	—	140,753,282	—	140,754,777
Sale of 4,740,000 Private Placement Warrants	—	—	—	—	4,740,000	—	4,740,000
Common stock subject to possible redemption	(14,044,440)	(1,404)	—	—	(140,525,708)	—	(140,527,112)
Net income			—	—	—	7,341	7,341
Balance – December 31, 2019	905,560	$91	3,737,500	$374	$4,992,200	$7,341	$5,000,006

The accompanying notes are an integral part of the financial statements.

SOFTWARE ACQUISITION GROUP INC.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM MAY 9, 2019 (INCEPTION) THROUGH DECEMBER 31, 2019

Cash Flows from Operating Activities:
Net income	$7,341
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(219,910)
Changes in operating assets and liabilities:
Prepaid expenses	(128,133)
Accrued expenses	179,881
Income taxes payable	1,952
Net cash used in operating activities	(158,869)

Cash Flows from Investing Activity:
Investment of cash in Trust Account	(149,500,000)
Net cash used in investing activity	(149,500,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	25,000
Proceeds from sale of Units, net of underwriting discounts paid	146,510,000
Proceeds from sale of Private Placement Warrants	4,740,000
Proceeds from promissory note – related party	235,540
Repayment of promissory note – related party	(235,540)
Payment of offering costs	(522,723)
Net cash provided by financing activities	150,752,277

Net Change in Cash	1,093,408
Cash – Beginning	—
Cash – Ending	$1,093,408

Non-cash investing and financing activities:
Initial classification of common stock subject to possible redemption	$140,516,760
Change in value of common stock subject to possible redemption	$10,352
Deferred underwriting fee payable	$5,232,500

The accompanying notes are an integral part of the financial statements.

SOFTWARE ACQUISITION GROUP INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Software Acquisition Group Inc. (the “Company”) is a blank check company incorporated in Delaware on May 9, 2019. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2019, the Company had not yet commenced any operations. All activity for the period May 9, 2019 (inception) through December 31, 2019 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), which is described below, and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statements for the Company’s Initial Public Offering were declared effective on November 19, 2019. On November 22, 2019, the Company consummated the Initial Public Offering of 14,950,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of the over-allotment option to purchase an additional 1,950,000 Units, at $10.00 per Unit, generating gross proceeds of $149,500,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,740,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Software Acquisition Holdings, LLC (the “Sponsor”), generating gross proceeds of $4,740,000, which is described in Note 4.

Transaction costs amounted to $8,745,223 consisting of $2,990,000 of underwriting fees, $5,232,500 of deferred underwriting fees and $522,723 of other offering costs. In addition, As of December 31, 2019, cash of $1,093,408 was held outside of the Trust Account (as defined below) and is available for the payment of offering costs and for working capital purposes.

Following the closing of the Initial Public Offering on November 22, 2019, an amount of $149,500,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering, and the sale of the Private Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NASDAQ rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing of a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

SOFTWARE ACQUISITION GROUP INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek stockholder approval of a Business Combination at a meeting called for such purpose at which stockholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Certificate of Incorporation provides that, a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 20% or more of the Public Shares without the Company’s prior written consent.

The public stockholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account ($10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to stockholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The Company’s Sponsor has agreed (a) to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation with respect to the Company’s pre-Business Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares) and Private Placement Warrants (including underlying securities) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek stockholder approval in connection therewith) or a vote to amend the provisions of the Amended and Restated Certificate of Incorporation relating to stockholders’ rights of pre-Business Combination activity and (d) that the Founder Shares and Private Placement Warrants (including underlying securities) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.

If the Company is unable to complete a Business Combination by May 22, 2021 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish

SOFTWARE ACQUISITION GROUP INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the day of liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure its stockholders that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

SOFTWARE ACQUISITION GROUP INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2019.

Marketable securities held in Trust Account

At December 31, 2019, the assets held in the Trust Account were substantially held in a money market fund that invests primarily in U.S. Treasury Bills.

Common stock subject to possible redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

SOFTWARE ACQUISITION GROUP INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense.

There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

Net loss per common share

Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption at December 31, 2019, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants to purchase 12,215,000 shares of common stock that were sold in the Initial Public Offering and the private placement in the calculation of diluted loss per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Reconciliation of net loss per common share

The Company’s net income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per common share is calculated as follows:

For the Period from May 9, 2019 (inception) through December 31, 2019
Net income	$7,341
Less: Income attributable to shares subject to redemption	(81,958)
Adjusted net loss	$(74,617)

Weighted average shares outstanding, basic and diluted	3,535,964

Basic and diluted net loss per share	$(0.02)

SOFTWARE ACQUISITION GROUP INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recently issued accounting standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 14,950,000 Units, which included the full exercise by the underwriter of its option to purchase an additional 1,950,000 Units at $10.00 per Unit. Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-half of one redeemable warrant (“Public Warrant”). Each Public Warrant will entitle the holder to purchase one share of Class A common stock at an exercise price of $11.50 per whole share (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 4,740,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant for an aggregate purchase price of $4,740,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In June 2019, the Company issued an aggregate of 3,593,750 shares (the “Founder Shares”) to the Sponsor for an aggregate purchase price of $25,000 in cash. On November 19, 2019, the Company effected a stock dividend for 0.04 share for each Founder Share outstanding, resulting in the Sponsor holding an aggregate of 3,737,500 Founder Shares. The 3,737,500 Founder Shares included an aggregate of up to 487,500 shares subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment was not exercised in full or in part, so that the Sponsor will collectively own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Proposed Offering (assuming the Sponsor does not purchase any Public Shares in the Initial Public Offering and excluding the Private Placement Warrants and underlying securities). As a result of the underwriter’s election to fully exercise its over-allotment option, 487,500 Founder Shares are no longer subject to forfeiture.

SOFTWARE ACQUISITION GROUP INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

The initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) the date on which the Company completes a liquidation, merger, capital stock exchange or similar transaction that results in the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lock-up.

Promissory Note — Related Party

On June 25, 2019, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing and payable on the earlier of December 31, 2019 or the completion of the Initial Public Offering. The borrowings outstanding under the Note of $235,540 were repaid upon the consummation of the Initial Public Offering on November 22, 2019.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into warrants at a price of $1.00 per warrant. The warrants will be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

Administrative Support Agreement

The Company entered into an agreement whereby, commencing on November 19, 2019 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company will pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. For the period from May 9, 2019 (inception) through December 31, 2019, the Company incurred $15,000 in fees for these services, which is included in accrued expenses in the accompanying balance sheet.

NOTE 6. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on November 19, 2019, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to our Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed

SOFTWARE ACQUISITION GROUP INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 6. COMMITMENTS (cont.)

subsequent to the consummation of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriter’s Agreement

The underwriter is entitled to a deferred fee of three and half percent (3.50%) of the gross proceeds of the Initial Public Offering, or $5,232,500. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock. At December 31, 2019, there were no preferred shares issued or outstanding.

Class A Common Stock — The Company is authorized to issue up to 100,000,000 shares of Class A, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. At December 31, 2019, there were 905,560 shares of Class A common stock issued or outstanding, excluding 14,044,440 shares of Class A common stock subject to possible redemption.

Class B Common Stock — The Company is authorized to issue up to 10,000,000 shares of Class B, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. In the case that additional shares of Class A common stock, or equity linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity linked securities issued, or to be issued, to any seller in a Business Combination, and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company). Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

At December 31, 2019, there were 3,737,500 shares of Class B common stock issued and outstanding.

The Company may issue additional common stock or preferred stock to complete its Business Combination or under an employee incentive plan after completion of its Business Combination.

Warrants — The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the effective date of the registration statement relating to the Initial Public Offering. No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the common shares issuable upon exercise of the Public Warrants and a current prospectus relating to such common shares. Notwithstanding the foregoing, if a registration statement covering the Class A common shares issuable upon the exercise of the Public Warrants is not effective within 60 days from the consummation of a Business Combination, the holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration

SOFTWARE ACQUISITION GROUP INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 7. STOCKHOLDERS’ EQUITY (cont.)

statement, exercise the Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Public Warrants on a cashless basis. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company may call the Public Warrants for redemption (excluding the Private Placement Warrants), in whole and not in part, at a price of $0.01 per warrant:

•        upon not less than 30 days’ prior written notice of redemption to each Public Warrant holder,

•        if, and only if, the last sale price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants will and the common shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. Additionally, in no event will the Company be required to net cash settle the Public Warrants.

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of common shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial

SOFTWARE ACQUISITION GROUP INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 7. STOCKHOLDERS’ EQUITY (cont.)

Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

NOTE 8. INCOME TAX

The Company did not have any deferred tax assets or liabilities at December 31, 2019.

The income tax provision for the period from May 9, 2019 (inception) through December 31, 2019 consists of the following:

Federal
Current	$1,952
Deferred	—

State
Current	$—
Deferred	—
Change in valuation allowance	—
Income tax provision	$1,952

As of December 31, 2019, the Company did not have any U.S. federal and state net operating loss carryovers (“NOLs”) available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2019 is as follows:

Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Income tax provision	21.0%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities. The Company’s tax returns since inception remain open and subject to examination.

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

SOFTWARE ACQUISITION GROUP INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2019, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2019
Assets:
Marketable securities held in Trust Account	1	$149,719,910

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

SOFTWARE ACQUISITION GROUP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Current assets
Cash	$513,475	$1,093,408
Prepaid expenses	66,858	128,133
Total Current Assets	580,333	1,221,541
Marketable securities held in Trust Account	150,071,746	149,719,910
Total Assets	$150,652,079	$150,941,451

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$239,116	$179,881
Income taxes payable	1,952	1,952
Total Current Liabilities	241,068	181,833
Deferred underwriting fee payable	5,232,500	5,232,500
Total Liabilities	5,473,568	5,414,333

Commitments
Class A common stock subject to possible redemption, 13,971,338 and 14,044,440 shares at redemption value at September 30, 2020 and December 31, 2019, respectively	140,178,510	140,527,112

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 978,662 and 905,560 issued and outstanding (excluding 13,971,338 and 14,044,440 shares subject to possible redemption) at September 30, 2020 and December 31, 2019, respectively	98	91
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 3,737,500 shares issued and outstanding at September 30, 2020 and December 31, 2019	374	374
Additional paid-in capital	5,340,795	4,992,200
(Accumulated deficit)/Retained earnings	(341,266)	7,341
Total Stockholders’ Equity	5,000,001	5,000,006
Total Liabilities and Stockholders’ Equity	$150,652,079	$150,941,451

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

SOFTWARE ACQUISITION GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30, 2020	For the Period from May 9, 2019 (Inception) Through September 30, 2019
	2020	2019
Formation and operating costs	$494,939	$801	$908,274	$3,012
Loss from operations	(494,939)	(801)	(908,274)	(3,012)

Other income:
Interest income	14,074	—	559,667	—
(Loss) income before benefit from (provision for) income taxes	(480,865)	(801)	(348,607)	(3,012)
Benefit from (provision for) income taxes	27,774	—	—	—
Net (loss) income	$(453,091)	$(801)	$(348,607)	$(3,012)
Weighted average shares outstanding, basic and diluted(1)	4,671,765	3,250,000	4,662,207	3,250,000
Basic and diluted net loss per common share(2)	$(0.10)	$(0.00)	$(0.16)	$(0.00)

____________

(1)      Excludes an aggregate of 13,971,338 shares subject to possible redemption at September 30, 2020. At September 30, 2019, excluded up to 487,500 Class B shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriter (see Note 5).

(2)      Net loss per share — basic and diluted excludes income attributable to common stock subject to possible redemption of $0 and $382,834 for the three and nine months ended September 30, 2020, respectively.

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

SOFTWARE ACQUISITION GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS’ EQUITY
(UNAUDITED)

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020

	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2020	905,560	$91	3,737,500	$374	$4,992,200	$7,341	$5,000,006
Change in value of Class A common stock subject to possible redemption	28,630	2	—	—	(193,096)	—	(193,094)
Net income	—	—	—	—	—	193,091	193,091

Balance – March 31, 2020	934,190	93	3,737,500	374	4,799,104	200,432	5,000,003
Change in value of Class A common stock subject to possible redemption	75	—	—	—	88,605	—	88,605
Net loss	—	—	—	—	—	(88,607)	(88,607)

Balance – June 30, 2020	934,265	93	3,737,500	374	4,887,709	111,825	5,000,001
Change in value of Class A common stock subject to possible redemption	44,397	5	—	—	453,086	—	453,091
Net loss	—	—	—	—	—	(453,091)	(453,091)

Balance – September 30, 2020	978,662	$98	3,737,500	$374	$5,340,795	$(341,266)	$5,000,001

SOFTWARE ACQUISITION GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS’ EQUITY— (CONTINUED)
(UNAUDITED)

THREE MONTHS ENDED SEPTEMBER 30, 2019 AND
FOR THE PERIOD FROM MAY 9, 2019 (INCEPTION) THROUGH SEPTEMBER 30, 2019

	Class B Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance – May 9, 2019 (inception)	—	$—	$—	$—	$—
Issuance of common stock to Sponsor(1)	3,737,500	374	24,626	—	25,000
Net loss	—	—	—	(2,211)	(2,211)
Balance – June 30, 2019	3,737,500	374	24,626	(2,211)	22,789
Net loss	—	—	—	(801)	(801)
Balance – September 30, 2019	3,737,500	$374	$24,626	$(3,012)	$21,988

____________

(1)      Included up to 487,500 Class B shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriter.

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements

SOFTWARE ACQUISITION GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30, 2020	For the Period from May 9, 2019 (Inception) Through September 30, 2019
Cash Flows from Operating Activities:
Net loss	$(348,607)	$(3,012)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(559,667)	—
Changes in operating assets and liabilities:
Prepaid expenses	61,275	—
Accrued expenses	59,235	—
Net cash used in operating activities	(787,764)	(3,012)

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account to pay for franchise taxes	207,831	—
Net cash provided by investing activities	207,831	—

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from promissory note – related party	—	125,207
Payment of offering costs	—	(122,196)
Net cash provided by financing activities	—	28,011
Net Change in Cash	(579,933)	24,999
Cash – Beginning	1,093,408	—
Cash – Ending	$513,475	$24,999

Non-cash investing and financing activities:
Change in value of common stock subject to possible redemption	$(348,602)	$—

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

SOFTWARE ACQUISITION GROUP INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

CuriosityStream Inc., formerly known as Software Acquisition Group Inc. (the “Company”), was a blank check company incorporated in Delaware on May 9, 2019. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses.

Business Combination

On October 14, 2020 (the “Closing Date”), the Company consummated the previously announced merger pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated August 10, 2020, by and among the Company, CS Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), CuriosityStream Operating Inc., a Delaware corporation (formerly named CuriosityStream Inc.) (“Legacy CuriosityStream”) and Hendricks Factual Media LLC, a Delaware limited liability company (“HFM”).

Pursuant to the terms of the Merger Agreement, a business combination between the Company and Legacy CuriosityStream was effected through the merger of Merger Sub with and into Legacy CuriosityStream, with Legacy CuriosityStream surviving such merger as a wholly-owned subsidiary of the Company (the “Merger” and, the completion of the Merger, the “Closing”). At the effective time of the Merger (the “Effective Time”), all (100%) of the issued and outstanding shares of capital stock of Legacy CuriosityStream were converted into an aggregate of 31,556,837 shares (the “Merger Shares”) of the Company’s Class A Common Stock, par value $0.0001 per share (“Common Stock”). Pursuant to the Merger Agreement, 1,501,758 Merger Shares issued by the Company at closing will be held in escrow for a period of twelve (12) months after the Closing to satisfy indemnification obligations and an additional 19,924 Merger Shares will be held in escrow pending final working capital calculations (collectively, the “Escrow Shares”).

In connection with the Closing, and pursuant to the terms of a PIPE Subscription Agreement entered into by the Company with certain third-party investors (the “PIPE Investors”) in connection with the execution of the Merger Agreement, the Company completed the issuance of an aggregate of 2,500,000 newly-issued shares of Common Stock for an aggregate purchase price of $25,000,000 (the “PIPE”). The shares of Common Stock issued by the Company pursuant to the PIPE were issued concurrently with the Closing of the Merger on the Closing Date.

Also in connection with the Closing, the Company changed its name from “Software Acquisition Group Inc.” to “CuriosityStream Inc.”

In connection with the Closing, the Company withdrew $125,975,252 of Funds from the Trust Account (as defined below) to fund the redemptions of 12,549,512 shares.

Upon the closing:

•        Merger Sub merged with and into Legacy CuriosityStream, with Legacy CuriosityStream surviving as a wholly-owned subsidiary of the Company;

•        each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time was converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, par value $0.01 per share, of Legacy CuriosityStream to be held by the Company;

•        all issued and outstanding shares of Legacy CuriosityStream capital stock converted into an aggregate of 31,556,837 shares of Common Stock (inclusive of the Escrow Shares);

SOFTWARE ACQUISITION GROUP INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

•        all shares of Legacy CuriosityStream capital stock held in treasury were canceled without any conversion thereof;

•        all of the 3,737,500 outstanding shares of the Company’s Class B Common Stock, par value $0.0001 per share, held by the Software Acquisition Holdings, LLC (the “Sponsor”), converted into an aggregate of 3,737,500 shares of Common Stock, 2,242,500 of which are subject to certain vesting conditions;

•        of the 4,740,000 Private Placement Warrants held by the Sponsor immediately prior to the Effective Time, (i) 711,000 were forfeited by the Sponsor and (ii) an aggregate of 353,000 were forfeited by the Sponsor and reissued by the Company to certain PIPE Investors and holders of Common Stock existing prior to the Effective Time;

•        all of the remaining outstanding Company Units were converted, pursuant to their terms, into one share of Common Stock and one-half (1/2) of one warrant; and

•        all of the outstanding options to acquire Legacy CuriosityStream common stock were converted into options to acquire an aggregate of 2,214,246 shares of Common Stock;

•        the Company issued an aggregate of 2,500,000 shares of Common Stock to the PIPE Investors pursuant to the closing of the PIPE.

•        As a result of the foregoing Transactions, as of the Closing Date and immediately following the completion of the Merger and the PIPE, the Company had the following outstanding securities:

•        37,952,325 shares of Common Stock (inclusive of the Escrow Shares);

•        options to acquire an aggregate of 2,214,246 shares of Common Stock; and

•        7,475,000 public warrants and 4,029,000 Private Placement Warrants, each exercisable for one share of Common Stock at a price of $11.50 per share.

Business Prior to the Business Combination

Prior to the Business Combination, the Company’s subsidiary was comprised of CS Merger Sub, Inc.

All activity through September 30, 2020 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), which is described below, identifying a target company for a Business Combination and consummating the acquisition of Legacy CuriosityStream.

The registration statements for the Company’s Initial Public Offering were declared effective on November 19, 2019. On November 22, 2019, the Company consummated the Initial Public Offering of 14,950,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of the over-allotment option to purchase an additional 1,950,000 Units, at $10.00 per Unit, generating gross proceeds of $149,500,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,740,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the “Sponsor, generating gross proceeds of $4,740,000, which is described in Note 4.

Following the closing of the Initial Public Offering on November 22, 2019, an amount of $149,500,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering, and the sale of the Private Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions

SOFTWARE ACQUISITION GROUP INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.

Transaction costs amounted to $8,745,223 consisting of $2,990,000 of underwriting fees, $5,232,500 of deferred underwriting fees and $522,723 of other offering costs.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on March 20, 2020, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2019 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The interim results for the three and nine months ended September 30, 2020 are not necessarily indicative of the results to be expected for the year ending December 31, 2020 or for any future interim periods.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements

SOFTWARE ACQUISITION GROUP INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2020 and December 31, 2019.

Marketable Securities Held in Trust Account

At September 30, 2020 and December 31, 2019, the assets held in the Trust Account were substantially held in a money market fund that invests primarily in U.S. Treasury Bills. During the nine months ended September 30, 2020, the Company withdrew $207,831 of the interest earned on the Trust Account to pay for its franchise taxes.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed consolidated balance sheets.

SOFTWARE ACQUISITION GROUP INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2020 and December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

On March 27, 2020, President Trump signed the Coronavirus Aid, Relief, and Economic Security “CARES” Act into law. The CARES Act includes several significant business tax provisions that, among other things, would eliminate the taxable income limit for certain net operating losses (“NOL) and allow businesses to carry back NOLs arising in 2018, 2019 and 2020 to the five prior years, suspend the excess business loss rules, accelerate refunds of previously generated corporate alternative minimum tax credits, generally loosen the business interest limitation under IRC section 163(j) from 30 percent to 50 percent among other technical corrections included in the Tax Cuts and JOBS Act tax provisions. The Company does not believe that the CARES Act will have a significant impact on Company’s financial position or statement of operations.

Net Income per Common Share

Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. At September 30, 2019, weighted average shares were reduced for the effect of an aggregate of 487,500 shares of Class B common stock that are subject to forfeiture if the over-allotment option is not exercised by the underwriter (see Note 5). The Company applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption at September 30, 2020, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants to purchase 12,215,000 shares of common stock that were sold in the Initial Public Offering and the private placement in the calculation of diluted loss per share, since the exercise of the warrants was contingent upon the occurrence of future events. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

SOFTWARE ACQUISITION GROUP INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Reconciliation of Net Loss per Common Share

The Company’s net loss is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per common share is calculated as follows:

	Three Months Ended September 30,		Nine Months Ended September 30, 2020	For the Period from May 9, 2019 (Inception) Through September 30, 2019
	2020	2019
Net loss	$(453,091)	$(801)	$(348,607)	$(3,012)
Less: Income attributable to shares subject to possible redemption	—	—	(382,834)	—
Adjusted net loss	$(453,091)	$(801)	$(731,441)	$(3,012)
Weighted average shares outstanding, basic and diluted	4,671,765	3,250,000	4,662,207	3,250,000
Basic and diluted net loss per common share	$(0.10)	$(0.00)	$(0.16)	$(0.00)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed consolidated balance sheets, primarily due to their short-term nature.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position and results of its operations, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SOFTWARE ACQUISITION GROUP INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 3. INITIAL PUBLIC OFFERING

On November 22, 2019, pursuant to the Initial Public Offering, the Company sold 14,950,000 Units, which included the full exercise by the underwriter of its option to purchase an additional 1,950,000 Units at $10.00 per Unit. Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-half of one redeemable warrant (“Public Warrant”). Each Public Warrant will entitle the holder to purchase one share of Class A common stock at an exercise price of $11.50 per whole share (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 4,740,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant for an aggregate purchase price of $4,740,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In June 2019, the Company issued an aggregate of 3,593,750 shares (the “Founder Shares”) to the Sponsor for an aggregate purchase price of $25,000 in cash. On November 19, 2019, the Company effected a stock dividend for 0.04 share for each Founder Share outstanding, resulting in the Sponsor holding an aggregate of 3,737,500 Founder Shares. The 3,737,500 Founder Shares included an aggregate of up to 487,500 shares subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment was not exercised in full or in part, so that the Sponsor will collectively own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Proposed Offering (assuming the Sponsor does not purchase any Public Shares in the Initial Public Offering and excluding the Private Placement Warrants and underlying securities). As a result of the underwriter’s election to fully exercise its over-allotment option, 487,500 Founder Shares are no longer subject to forfeiture.

The Founder Shares automatically converted into shares of Class A common stock upon the consummation of the Business Combination on a one-for-one basis.

The initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) the date on which the Company completes a liquidation, merger, capital stock exchange or similar transaction that results in the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lock-up.

Promissory Note — Related Party

On June 25, 2019, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing and payable on the earlier of December 31, 2019 or the completion of the Initial Public Offering. The borrowings outstanding under the Note of $235,540 were repaid upon the consummation of the Initial Public Offering on November 22, 2019.

SOFTWARE ACQUISITION GROUP INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Administrative Support Agreement

The Company entered into an agreement whereby, commencing on November 19, 2019 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company will pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. For the three and nine months ended September 30, 2020, the Company incurred $30,000 and $90,000, respectively, in fees for these services, of which $105,000 and $15,000 is included in accrued expenses in the accompanying condensed consolidated balance sheets as of September 30, 2020 and December 31, 2019, respectively. The Company ceased paying these monthly fees upon the Closing.

NOTE 6. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on November 19, 2019, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to our Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriter was entitled to a deferred fee of three and half percent (3.50%) of the gross proceeds of the Initial Public Offering, or $5,232,500. The deferred fee was paid in cash upon the closing of the business combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

Litigation Relating to the Merger

On September 2, 2020, a putative class action lawsuit was filed in the Supreme Court of the State of New York by a purported Company stockholder in connection with the merger: Khan v. Software Acquisition Group, Inc., et al., Index No. 654208/2020 (N.Y. Sup. Ct.). The Complaint names the Company and certain current members of the Company’s board of directors as defendants. The Complaint alleges, among other things, breach of fiduciary duty claims against the Company’s board of directors in connection with the Merger. The Complaint also alleges that the preliminary proxy statement filed on Schedule 14A with the SEC on August 12, 2020 was misleading and/or omitted material information concerning the Business Combination. The Complaint seeks, among other things: injunctive relief, including an order enjoining the consummation of the merger; declaratory relief; and an award of attorneys’ fees and damages in an undetermined amount.

In addition, on September 10, 2020, counsel for a purported individual stockholder of the Company sent a letter to legal counsel for the Company in connection with the Merger that alleged that the preliminary proxy statement failed to disclose certain information regarding the Merger. The Letter demanded that the Company make certain additional disclosures in the proxy statement, and claimed that the failure to make such disclosures constituted a violation of federal securities laws.

SOFTWARE ACQUISITION GROUP INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 6. COMMITMENTS (cont.)

The Company believes that the allegations in the Complaint and the Letter are without merit. The Company also believes that the disclosures set forth in the preliminary proxy statement on the subjects discussed in the Complaint and the Letter comply fully with applicable law and do not need to be supplemented. However, solely to avoid the costs, risks, nuisance, and uncertainties inherent in disputes concerning these types of allegations, or potential litigation that could delay or adversely affect the Merger, the Company has determined to voluntarily supplement the preliminary proxy statement with certain additional disclosures.

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock. At September 30, 2020 and December 31, 2019, there were no preferred shares issued or outstanding.

Class A Common Stock — The Company is authorized to issue up to 100,000,000 shares of Class A, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. At September 30, 2020 and December 31, 2019, there were 978,662 and 905,560 shares of Class A common stock issued or outstanding, excluding 13,971,338 and 14,044,440 shares of Class A common stock subject to possible redemption, respectively.

Class B Common Stock — The Company is authorized to issue up to 10,000,000 shares of Class B, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. In the case that additional shares of Class A common stock, or equity linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity linked securities issued, or to be issued, to any seller in a Business Combination, and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company). Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

At September 30, 2020 and December 31, 2019, there were 3,737,500 shares of Class B common stock issued and outstanding.

The shares of Class B common stock automatically converted into shares of Class A common stock at the time of the Business Combination on a one-for-one basis.

Warrants — The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the effective date of the registration statement relating to the Initial Public Offering. No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the common shares issuable upon exercise of the Public Warrants and a current prospectus relating to such common shares. Notwithstanding the foregoing, if a registration statement covering the Class A common shares issuable upon the exercise of the Public Warrants is not effective within 60 days from the consummation of a Business Combination, the holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise the Public Warrants on a cashless basis pursuant to an available exemption from registration

SOFTWARE ACQUISITION GROUP INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 7. STOCKHOLDERS’ EQUITY (cont.)

under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Public Warrants on a cashless basis. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company may call the Public Warrants for redemption (excluding the Private Placement Warrants), in whole and not in part, at a price of $0.01 per warrant:

•        upon not less than 30 days’ prior written notice of redemption to each Public Warrant holder,

•        if, and only if, the last sale price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants will and the common shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of common shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants

SOFTWARE ACQUISITION GROUP INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 7. STOCKHOLDERS’ EQUITY (cont.)

will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

NOTE 8. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:  Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:  Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:  Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2020 and December 31, 2019, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September 30, 2020	December 31, 2019
Assets:
Marketable securities held in Trust Account	1	$150,071,746	$149,719,910

On October 14, 2020, in connection with the Business Combination, the Company liquidated the Trust Account to fund the Business Combination and related expenses.

NOTE 9. SUBSEQUENT EVENTS

As described in Note 1, the Company completed the Closing on October 14, 2020. In connection with the Closing, the Company filed its Second Amended and Restated Certificate of Incorporation, pursuant to which the Company’s authorized shares were increased to 126,000,000 shares, consisting of (a) 125,000,000 shares of common stock and (b) 1,000,000 shares of preferred stock.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of
CuriosityStream Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of CuriosityStream Inc. (the Company) as of December 31, 2019 and 2018, the related statements of operations, comprehensive loss, redeemable convertible preferred stock and stockholders’ equity (deficit) and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Adoption of ASU No. 2019-02

As discussed in Note 2 to the financial statements, the Company changed its method of accounting for licensed and produced content amortization and impairment testing in 2019 due to the adoption of Accounting Standards Update (ASU) No. 2019-02, “Improvements to Accounting for Costs of Films and License Agreements for Program Materials.”

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2019.

Baltimore, Maryland
August 12, 2020

CURIOSITYSTREAM INC.
BALANCE SHEETS
(in thousands except par value)

	December 31, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$8,819	$62,516
Short-term investments	35,525	33,660
Accounts receivable	1,777	1,275
Current content assets, net	—	434
Other current assets	2,460	2,021
Total current assets	48,581	99,906

Investments	15,654	8,918
Property and equipment, net	1,451	884
Non-current content assets, net	16,627	4,006
Other assets	151	112
Total assets	$82,464	$113,826
Liabilities, redeemable convertible preferred stock, and stockholders’ equity (deficit)
Current liabilities
Current content liabilities	$3,306	$1,420
Accounts payable	5,245	2,875
Accrued expenses and other liabilities	2,266	1,155
Deferred revenue	7,101	1,685
Total current liabilities	17,918	7,135
Non-current content liabilities	—	750
Non-current deferred rent liability	824	894
Total liabilities	18,742	8,779

Commitments and contingencies

Redeemable convertible preferred stock, $0.01 par value, 30,000 shares authorized at December 31, 2019 and 2018; aggregate liquidation preference of $162,514 and $147,214 as of December 31, 2019 and 2018, respectively; 14,557 shares issued and outstanding at December 31, 2019 and 2018	155,174	139,277
Stockholders’ equity (deficit)
Class A common stock, $0.01 par value – 50,000 and 100,000 shares authorized at December 31, 2019 and 2018, respectively; zero shares issued and outstanding at December 31, 2019 and 2018	—	—
Class B common stock, $0.01 par value – 25,000 and 50,000 shares authorized at December 31, 2019 and 2018, respectively; 20,000 shares issued and outstanding at December 31, 2019 and 2018	200	200
Additional paid-in capital	—	—
Accumulated other comprehensive income	189	5
Accumulated deficit	(91,841)	(34,435)
Total stockholders’ equity (deficit)	(91,452)	(34,230)
Total liabilities, redeemable convertible preferred stock, and stockholders’ equity (deficit)	$82,464	$113,826

The accompanying notes are an integral part of these financial statements.

CURIOSITYSTREAM INC.
STATEMENTS OF OPERATIONS
(in thousands except for per share data)

	For the years ended December 31,
	2019	2018
Revenues	18,026	9,345
Operating expenses
Cost of revenues	6,810	14,430
Advertising and marketing	41,628	17,170
General and administrative	14,035	9,106
Management fee	—	2,014
	62,473	42,720
Operating loss	(44,447)	(33,375)
Other income (expense)
Interest expense	—	(1,837)
Interest and other income (expense)	2,072	283
Loss before income taxes	(42,375)	(34,929)
Provision for income taxes	142	43
Net loss	$(42,517)	$(34,972)
Less preferred dividends and accretion of issuance costs (Note 8)	(15,897)	(1,734)
Net loss attributable to common stockholders	$(58,414)	$(36,706)
Net loss per share attributable to common stockholders
Basic and diluted	$(2.92)	$(1.84)
Weighted average number of common shares outstanding
Basic and diluted	20,000	20,000

The accompanying notes are an integral part of these financial statements.

CURIOSITYSTREAM INC.
STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)

	For the years ended December 31,
	2019	2018
Net loss	$(42,517)	$(34,972)
Other comprehensive income: Unrealized gain on available for sale securities	184	5
Total comprehensive loss	$(42,333)	$(34,967)

The accompanying notes are an integral part of these financial statements.

CURIOSITYSTREAM INC.
STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS EQUITY (DEFICIT)
(in thousands)

	Redeemable Convertible Series A Preferred Stock		Membership Equity	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount		Shares	Amount	Shares	Amount
Balance at January 1, 2018	—	$—	$(72,564)	—	$—	—	$—	$—	$—	$—	$(72,564)
Net loss	—	—	(21,887)	—	—	—	—	—	—	(13,085)	(34,972)
Contribution of promissory notes in exchange for Membership Equity	—	—	75,000	—	—	—	—	—	—	—	75,000
Reclassifications resulting from conversion to a corporation	—	—	19,451	—	—	20,000	200	—	—	(19,651)	—
Issuance of series A redeemable convertible preferred stock for cash of $145,570 at $10.00 per share, net of issuance costs of $8,027	14,557	137,543	—	—	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	—	35	—	—	35
Redeemable convertible preferred stock adjustment to redemption value	—	1,734	—	—	—	—	—	(35)	—	(1,699)	(1,734)
Other comprehensive income	—	—	—	—	—	—	—	—	5	—	5
Balance at December 31, 2018	14,557	$139,277	$—	—	$—	20,000	$200	$—	$5	$(34,435)	$(34,230)
Net loss	—	—	—	—	—	—	—	—	—	(42,517)	(42,517)
Stock-based compensation	—	—	—	—	—	—	—	1,008	—	—	1,008
Redeemable convertible preferred stock adjustment to redemption value	—	15,897	—	—	—	—	—	(1,008)		(14,889)	(15,897)
Other comprehensive income	—	—	—	—	—	—	—	—	184	—	184
Balance at December 31, 2019	14,557	$155,174	$—	—	$—	20,000	$200	$0	$189	$(91,841)	$(91,452)

The accompanying notes are an integral part of these financial statements.

CURIOSITYSTREAM INC.
STATEMENTS OF CASH FLOWS
(in thousands)

	For the years ended December 31,
	2019	2018
Cash flows from operating activities
Net loss	$(42,517)	$(34,972)
Adjustments to reconcile net loss to net cash used in operating activities
Additions to content assets	(16,002)	(10,070)
Change in content liabilities	1,136	(1,511)
Amortization of content assets	3,815	12,450
Amortization, depreciation and accretion	142	582
Loss on sale of property and equipment	—	55
Interest on promissory notes, member	—	483
Stock-based compensation	1,008	35
Changes in operating assets and liabilities
Accounts receivable	(502)	(677)
Other assets	(484)	(1,729)
Accounts payable	2,357	1,919
Accrued expenses and other liabilities	920	368
Deferred revenue	5,416	1,132
Net cash used in operating activities	(44,711)	(31,935)
Cash flows from investing activities
Purchases of property and equipment	(767)	(56)
Sales of investments	32,580	2
Maturities of investments	7,947	—
Purchase of investments	(48,746)	(42,573)
Net cash used in investing activities	(8,986)	(42,627)
Cash flows from financing activities
Proceeds from issuance of preferred stock	—	137,543
Borrowings on note payable, bank	—	7,776
Repayments on term loan, bank	—	(30,000)
Payment of debt issuance costs	—	(233)
Borrowings on note payable, member	—	21,835
Repayments of promissory notes, member	—	(123)
Net cash provided by financing activities	—	136,798
Net increase (decrease) in cash and cash equivalents	(53,697)	62,236
Cash and cash equivalents, beginning of year	62,516	280
Cash and cash equivalents, end of year	$8,819	$62,516
Supplemental schedule of non-cash financing activities:
Contribution of promissory notes in exchange for Membership Equity	$—	$75,000
Preferred dividends and accretion of issuance costs	$15,897	$1,734
Supplemental disclosure:
Interest paid	$—	$1,194
Property and equipment additions included in accrued expenses	$141	$8
Cash paid for taxes	$44	$11

The accompanying notes are an integral part of these financial statements.

CURIOSITYSTREAM INC.
NOTES TO FINANCIAL STATEMENTS
(in thousands, except share and per share data)

Note 1 — Organization and business

CuriosityStream Inc. (“CuriosityStream” or the “Company”) was initially formed as a limited liability company (“LLC”) in the state of Delaware on June 6, 2008. Upon initial formation, the Company was owned by Hendricks Private Holdings, LLC (HPH) and two trusts. HPH and the two trusts are collectively referred to as the “Members.”

On September 30, 2018, the Company entered into an agreement with the Members whereby the Members agreed to convert $75,000 of outstanding notes payable owed to them by the Company in exchange for equity in the Company. The ownership interests in CuriosityStream were then contributed by the Members into a single member LLC, Hendricks Factual Media LLC (“HFM”). As such, CuriosityStream became 100% owned by HFM as of September 30, 2018.

On October 1, 2018, HFM decided to convert CuriosityStream from an LLC to a Delaware C corporation. As a result, HFM’s membership interests in CuriosityStream LLC were converted into 1,000 shares of Class B Common Stock of CuriosityStream Inc. Such shares were subject to a 20,000-to-1 stock split in November 2018. As such, the 2018 activities represented in these financial statements include both the portion of the fiscal year in which the Company operated as an LLC (January 1 through September 30, 2018) and as a C corporation (October 1 through December 31, 2018). In addition, the assets and liabilities of the LLC were recorded by the C corporation at their net carrying amounts at the date of conversion. As a result of this conversion, the financial impact to the financial statements contained herein consisted of (i) reclassifications from partnership capital accounts to equity accounts reflective of a corporation and (ii) a partial step-up in the tax basis of certain assets. See Note 7 for the impact of the conversion on the Company’s equity accounts and Note 14 for the impact of the conversion on the Company’s income taxes.

In November and December 2018, the Company completed a private placement equity offering in which 14,557,000 shares of Series A Redeemable Convertible Preferred Stock (“Series A Preferred Stock”) were issued. Upon the completion of the private placement equity offering, the Company’s economic ownership is split between HFM and outside investors at approximately 77% and 23%, respectively. See Note 7 for details.

Primary operations of the Company began in 2015. The Company’s principal business is to provide customers with access to high quality factual content via a direct subscription video on-demand (SVoD) platform accessible by internet connected devices, or indirectly via distribution partners who deliver CuriosityStream content via the distributor’s platform or system. The online library available for streaming spans the entire category of factual entertainment including science, history, society, nature, lifestyle, and technology. The library is composed of more than three thousand accessible on-demand and ad-free productions and includes shows and series from leading non-fiction producers.

The Company’s content assets are available directly through its owned and operated website (“O&O Service”), mobile applications developed for iOS and Android operating systems (“App Services”), and via the platforms and systems of third-party partners in exchange for license fees. The Company offers subscribers a monthly or annual subscription. The price for a subscription varies depending on the streaming resolution (e.g., HD or 4K) and the length of the subscription (e.g., monthly or annual) selected by the customer. As an additional part of the Company’s App Services, it has built applications to make its service accessible on almost every major customer device, including streaming media players like Roku, Apple TV and Amazon Fire TV, all major smart TV brands (e.g., LG, Vizio, Samsung, Sony) and gaming consoles. In addition, CuriosityStream has affiliate agreement relationships with, and its content assets are available through, major multichannel video programming distributors (“MVPDs”) and virtual MVPDs (“vMVPDs”).

CURIOSITYSTREAM INC.
NOTES TO FINANCIAL STATEMENTS
(in thousands, except share and per share data)

Note 2 — Basis of presentation and summary of significant accounting policies

Basis of presentation

The financial statements are prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP).

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Significant areas in which management uses estimates include content asset amortization, the assessment of the recoverability of the content assets, and common stock and share-based awards.

Concentration of risk

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash, cash equivalents, investments, and accounts receivable. The Company maintains its cash, cash equivalents, and investments with high credit quality financial institutions; at times, such balances with the financial institutions may exceed the applicable FDIC-insured limits.

Accounts receivable are typically unsecured and are derived from revenues earned from customers primarily located in the United States.

During the years ended December 31, 2019 and 2018, the top three customers accounted for 35% and 26% of the Company’s revenues, respectively. Of these customers, one customer accounted for 21% of the Company’s revenues during the year ended December 31, 2019, and a different customer accounted for 13% of the Company’s revenues during the year ended December 31, 2018.

Cash and cash equivalents

The Company considers all highly liquid short-term investments purchased with an original maturity of three (3) months or less to be cash equivalents.

Fair value measurement of financial instruments

Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The applicable accounting guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability. The guidance establishes three levels of inputs that may be used to measure fair value:

•        Level 1 — Quoted prices in active markets for identical assets or liabilities.

•        Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•        Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

CURIOSITYSTREAM INC.
NOTES TO FINANCIAL STATEMENTS
(in thousands, except share and per share data)

Note 2 — Basis of presentation and summary of significant accounting policies (cont.)

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. The Company reviews the fair value hierarchy classification at each reporting period. Changes in the observability of valuation inputs may result in a reclassification of levels for certain securities within the fair value hierarchy.

The Company’s assets measured at fair value on a recurring basis include its investments in money market funds, government debt securities, and corporate debt securities. Level 1 inputs were derived by using unadjusted quoted prices for identical assets in active markets and were used to value the Company’s investments in money market funds and government debt securities. Level 2 inputs were derived using prices for similar investments and were used to value the Company’s investments in corporate debt securities.

The Company’s remaining financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and other liabilities, are carried at cost, which approximates fair value because of the short-term maturity of these instruments.

Investments

The Company holds investments in money market funds, government debt securities and corporate debt securities which the Company classifies as available-for-sale. The Investments are therefore carried at fair value based on unadjusted quoted market prices. (Level 1) and quoted prices for comparable assets (Level 2), as noted below:

	As of December 31, 2019				As of December 31, 2018
	Cash and Cash Equivalents	Short-term Investments	Investments (non-current)	Total	Cash Equivalents	Short-term Investments	Investments (non-current)	Total
Level 1 Securities
Money market funds	2,973	—	—	2,973	546	—	—	546
Government debt securities	—	25,996	—	25,996	53,434	29,675	4,927	88,036
Total Level 1 Securities	2,973	25,996	—	28,969	53,980	29,675	4,927	88,582

Level 2 Securities
Corporate debt securities	—	9,529	15,654	25,183	—	3,985	3,991	7,976
Total Level 2 Securities	—	9,529	15,654	25,183	—	3,985	3,991	7,976
Total	2,973	35,525	15,654	54,152	53,980	33,660	8,918	96,558

Unrealized gains and losses are recorded in accumulated other comprehensive income or loss, a component of stockholders’ equity (deficit). Realized gains and losses are reclassified from accumulated other comprehensive income or loss into earnings as a component of net income or loss. There were no material gains or losses realized during the years ended December 31, 2019 and 2018. The Company evaluates unrealized losses on investments, if any, to determine if other-than-temporary impairment is required to be recognized. No such other-than-temporary impairments were recognized during the years ended December 31, 2019 and 2018. Investments in debt securities that will mature within one year of the balance sheet dates are reflected as Short-term investments in the accompanying balance sheets.

CURIOSITYSTREAM INC.
NOTES TO FINANCIAL STATEMENTS
(in thousands, except share and per share data)

Note 2 — Basis of presentation and summary of significant accounting policies (cont.)

The following tables summarize the Company’s corporate and government debt securities:

	December 31, 2019
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Debt Securities:
Corporate	$24,994	$189	$—	$25,183
US Government	25,996	—	—	25,996
Total	$50,990	$189	$—	$51,179
	December 31, 2018
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Debt Securities:
Corporate	$7,971	$5	$—	$7,976
US Government	34,602	—	—	34,602
Total	$42,573	$5	$—	$42,578

The table below summarizes the Company’s maturities for corporate and government debt securities at December 31, 2019 by contractual maturity periods.

	December 31, 2019
	Amortized Cost	Estimated Fair Value
Due in one year or less	$35,458	$35,525
Due after one year through five years	15,532	15,654
Total	$50,990	$51,179

Accounts receivable

Accounts receivable is comprised of receivables from subscriptions, license fees, and program sales. The Company records accounts receivable net of an allowance for doubtful accounts. The allowance is determined based on a review of the estimated collectability of the specific accounts and historical loss experience and existing economic conditions. Uncollectible amounts are charged off against the allowance for doubtful accounts once management determines an amount, or a position thereof, to be worthless. As of December 31, 2019 and 2018, the Company considered all amounts to be fully collectible and, accordingly, did not establish an allowance for doubtful accounts. There was no bad debt expense for the years ended December 31, 2019 and 2018.

Content assets, net

The Company acquires, licenses and produces content, including original programming, in order to offer members unlimited viewing of factual entertainment content. The content licenses are for a fixed fee and specific windows of availability. Payments for content, including additions to content assets and the changes in related liabilities, are classified within “Net cash used in operating activities” on the statements of cash flows.

The Company recognizes its content assets (licensed and produced) as “Non-current content assets, net” on the balance sheets. For licenses, the Company capitalizes the fee per title and records a corresponding liability at the gross amount of the liability when the license period begins, the cost of the title is known, and the title is accepted and available for streaming. For productions, the Company capitalizes costs associated with the production, including development costs, direct costs and production overhead.

CURIOSITYSTREAM INC.
NOTES TO FINANCIAL STATEMENTS
(in thousands, except share and per share data)

Note 2 — Basis of presentation and summary of significant accounting policies (cont.)

Based on factors including historical and estimated viewing patterns, the Company amortizes the content assets (licensed and produced) in “Cost of revenues” on the statements of operations on a straight-line basis over the shorter of each title’s contractual window of availability or estimated period of use, beginning with the month of first availability. The Company reviews factors impacting the amortization of content assets on an ongoing basis.

The Company’s business model is subscription based as opposed to a model generating revenues at a specific title level. Content assets (licensed and produced) are predominantly monetized as a group and therefore are reviewed in aggregate at a group level when an event or change in circumstances indicates a change in the expected usefulness of the content or that the fair value may be less than unamortized cost. If such changes are identified, the aggregated content assets will be stated at the lower of unamortized cost or fair value. In addition, unamortized costs for assets that have been, or are expected to be, abandoned are written off.

Property and equipment

Property and equipment are stated at historical cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the non-cancelable lease term or the estimated useful lives. Upon the sale or retirement of property or equipment, the cost and related accumulated depreciation or amortization are removed from the Company’s balance sheets with the resulting gain or loss reflected in the Company’s results of operations. Repairs and maintenance expenses are expensed as incurred.

Long-lived assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by a comparison of the carrying amount to the future undiscounted cash flows the assets are expected to generate. If long-lived assets are considered impaired, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds its fair value. No impairment charge related to long-lived assets was recognized for the years ended December 31, 2019 and 2018.

Revenue recognition

The following table sets forth the Company’s revenues disaggregated by type for the years ended December 31, 2019 and 2018, as well as the relative percent of each revenue type to total revenue.

	Year Ended December 31, 2019		Year Ended December 31, 2018
Subscriptions – O&O Service	$7,087	39%	$5,093	55%
Subscriptions – App Services	2,706	15%	1,540	16%
Subscriptions – Total	9,793	54%	6,633	71%

License Fees – Affiliates	7,769	43%	2,246	24%
License Fees – Program Sales	450	3%	466	5%
License Fees – Total	8,219	46%	2,712	29%
Other – Total	14	0%	—	0%

Total Revenues	$18,026		$9,345

CURIOSITYSTREAM INC.
NOTES TO FINANCIAL STATEMENTS
(in thousands, except share and per share data)

Note 2 — Basis of presentation and summary of significant accounting policies (cont.)

Subscriptions — O&O Service

The Company generates revenue from monthly subscription fees from its O&O Service. CuriosityStream subscribers enter into non-refundable, month-to-month or annual subscriptions with the Company. The Company bills the monthly subscriber on each subscriber’s monthly anniversary date and recognizes the revenue ratably over each monthly membership period. The annual subscription fees are collected by the Company at the start of the annual subscription period and are recognized ratably over the subsequent twelve (12) month period. Revenues are presented net of the taxes that are collected from subscribers and remitted to governmental authorities.

The Company also offers gift certificates for use on a future date. The Company recognizes revenue from gift certificates when the services have been provided. The gift certificates do not expire.

Subscription — App Services

The Company also earns subscription revenues through its App Services. These subscriptions are similar to the O&O Service subscriptions, but are generated based on agreements with certain streaming media players as well as with Smart TV brands and gaming consoles (see Note 1). Under these agreements, the streaming media player typically bills the subscriber directly and then remits the collected subscriptions to the Company, net of a distribution fee. The Company recognizes the gross subscription revenues when earned and simultaneously recognizes the corresponding distribution fees as an expense. The Company is the principal in these relationships as the Company retains control over service delivery to its subscribers.

Licensing — Affiliates

The Company generates license fee revenues from MVPDs such as Altice, Comcast and Cox as well as from vMVPDs such as Amazon and Sling TV (MVPDs and vMVPDs are also referred to as affiliates). Under the terms of the agreements with these affiliates, the Company receives license fees based upon contracted programming rates and subscriber levels reported by the affiliates. In exchange, the Company licenses its content to the affiliates for distribution to their subscribers. The Company earns revenue under these agreements either based on the total number of subscribers multiplied by rates specified in the agreements or based on fixed fee arrangements. These revenues are recognized over the term of each agreement when earned.

Licensing — Program Sales

The Company has distribution agreements which grant a licensee limited distribution rights to the Company’s programs for varying terms, generally in exchange for a fixed license fee. Revenue is recognized once the content is made available for the licensee to use.

The Company’s performance obligations include (1) access to its SVoD platform via the Company’s O&O Service and App Services, (2) access to the Company’s content assets, and (3) licenses of specific program titles. In contracts containing the right to access the Company SVoD platform, the performance obligation is satisfied as access to the SVoD platform is provided post any free trial period. In contracts which contain access to the Company’s content assets, the performance obligation is satisfied as access to the content is provided. For contracts with licenses of specific program titles, the performance obligation is satisfied as that content is made available for the customer to use.

Payments terms for access to the Company’s SVoD services require payment in advance on or prior to the date access to the service is provided. Payments for contracts providing access to the Company’s content assets are paid either in advance, over the license term, or on a sales and usage basis. Payments for licenses of specific program titles are paid either upfront or over the license term on a fixed fee basis, or on a sales and usage basis. To date, there has been no financing component associated with the Company’s revenue arrangements and such arrangements do not contain rights of return provisions.

CURIOSITYSTREAM INC.
NOTES TO FINANCIAL STATEMENTS
(in thousands, except share and per share data)

Note 2 — Basis of presentation and summary of significant accounting policies (cont.)

Revenues expected to be recognized in the future related to performance obligations that are unsatisfied at December 31, 2019 are as follows:

	Year Ending December 31,
	2020	2021	2022	2023	Thereafter	Total
Remaining Performance Obligations	$12,962	$11,938	$7,483	$981	$20	$33,384

These amounts include only fixed consideration or minimum guarantees and do not include amounts related to (i) contracts with an original expected term of one year or less or (ii) licenses of content that are solely based on sales or usage-based royalties.

Contract liabilities (i.e. deferred revenue) consists of subscriber and affiliate license fees billed that have not been recognized, and unredeemed gift certificates and other prepaid subscriptions that have not been redeemed. Total deferred revenues were $7,101 and $1,685 at December 31, 2019 and December 31, 2018, respectively. The increase is deferred revenues is due to the growth in annual license fees to affiliates and annual subscriptions from O&O and App Services, both which require upfront annual payments.

Revenues of $1,626 were recognized during the year ended December 31, 2019 related to the balance of deferred revenue at December 31, 2018.

Cost of revenues

Cost of revenues primarily includes content asset amortization, streaming delivery costs, payment processing costs and distribution fees.

Advertising and marketing

The Company expenses advertising costs as incurred. The Company incurred advertising expenses totaling $41,628 and $17,170 for the years ended December 31, 2019 and 2018, respectively. These expenses are included in advertising and marketing costs in the accompanying statements of operations.

Stock-based compensation

The Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. The fair value is recognized in earnings over the period during which an employee is required to provide the service. The Company accounts for forfeitures as they occur. See Note 9 for further details.

Income taxes

No provision has been made for income tax expense or benefit in the accompanying financial statements for the period January 1 through September 30, 2018 as the results or the Company were reported in the respective income tax returns of the Members (as the Company operated as an LLC through September 30, 2018).

Beginning October 1, 2018 (upon the conversion from an LLC to a Delaware C corporation), the Company began to use the asset and liability method of accounting for income taxes, in which deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be reversed. The effect on deferred tax assets and liabilities of a change in tax

CURIOSITYSTREAM INC.
NOTES TO FINANCIAL STATEMENTS
(in thousands, except share and per share data)

Note 2 — Basis of presentation and summary of significant accounting policies (cont.)

rates is recognized as income in the period that includes the enactment date. A valuation allowance is established if it is more likely than not that all or a portion of the deferred tax asset will not be realized. See Note 14 for further details of the financial statement impact of the corporate conversion on the Company’s income tax accounting.

The Company’s tax positions are subject to income tax audits. The Company recognizes the tax benefit of an uncertain tax position only if it is more likely than not that the position is sustainable upon examination by the taxing authority, based on the technical merits. The tax benefit recognized is measured as the largest amount of benefit which is more likely than not (greater than 50% likely) to be realized upon settlement with the taxing authority. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in its tax provision.

The Company calculates the current and deferred income tax provision based on estimates and assumptions that could differ from the actual results reflected in income tax returns filed in subsequent years. Adjustments based on filed income tax returns are recorded when identified. The amount of income tax paid is subject to examination by U.S. federal and state tax authorities. The estimate of the potential outcome of any uncertain tax issue is subject to management’s assessment of the relevant risks, facts, and circumstances existing at that time. To the extent the assessment of such tax position changes, the change in estimate is recorded in the period in which the determination is made.

Recently adopted financial accounting standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) which amended existing U.S. GAAP guidance for revenue recognition. ASU 2014-09 establishes principles for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. The Company adopted ASU 2014-09 as of January 1, 2019 using the modified retrospective method applied to all contracts not completed as of the adoption date. Because the Company’s primary source of revenues is from monthly or annual subscription and license fees which are recognized ratably over each subscription/license period, the adoption of this new revenue standard did not have a material impact on the Company’s financial statements.

In March 2019, the FASB issued ASU 2019-02, Improvements to Accounting for Costs of Films and License Agreements for Program Materials, in order to align the accounting for production costs of an episodic television series with the accounting for production costs of films by removing the content distinction for capitalization. ASU 2019-02 also requires that an entity reassess estimates of the use of a film in a film group and account for any changes prospectively. In addition, ASU 2019-02 requires that an entity test films and license agreements for program material for impairment at a film group level when the film or license agreements are predominantly monetized with other films and license agreements. ASU 2019-02 is effective for fiscal years beginning after December 15, 2020 and early adoption is permitted. The Company early adopted ASU 2019-02 as of January 1, 2019 and as such has included its content assets (licensed and produced) as “Non-current content assets, net” on its balance sheets, beginning with the period of adoption. As a result of the adoption of ASU 2019-02, the Company determined it should no longer fully amortize its content assets upon initial publication on its streaming service, which resulted in amortization of content asset costs for the year ended December 31, 2019 being reduced by $11,850.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes, to reduce the cost and complexity in accounting for income taxes. ASU 2019-12 removes certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 also amends other aspects of the guidance to help simplify and promote consistent application of U.S. GAAP. The guidance is effective for annual periods beginning after December 15, 2020, with early adoption permitted. The Company early adopted ASU 2019-12 as of January 1, 2019 and the adoption did not have a material impact on the Company’s financial statements.

CURIOSITYSTREAM INC.
NOTES TO FINANCIAL STATEMENTS
(in thousands, except share and per share data)

Note 2 — Basis of presentation and summary of significant accounting policies (cont.)

Recently issued financial accounting standards

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under current U.S. GAAP. ASU 2016-02 requires that a lessee should recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term on the balance sheet. The new guidance also requires qualitative and quantitative disclosures related to the nature, timing and uncertainty of cash flows arising from leases. The guidance is effective for the Company’s fiscal year beginning January 1, 2022, with early adoption permitted, and is required to be implemented using a modified retrospective approach. The Company is currently assessing the impact of the new standard on its financial statements, but anticipates a material increase in assets and liabilities due to the recognition of the required right-of-use asset and corresponding lease liability for all lease obligations that are currently classified as operating leases, such as real estate leases for corporate headquarters, as well as additional disclosure on all its lease obligations. The income statement recognition of lease expense is not expected to significantly change from the current methodology.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326), which requires that an entity measure and recognize expected credit losses for financial assets held at amortized cost and replaces the incurred loss impairment methodology in current U.S. GAAP with a methodology that requires consideration of a broader range of information to estimate credit losses. The guidance also modifies the impairment model for available-for-sale debt securities. ASU 2016-13 is effective for the Company’s fiscal year beginning January 1, 2023. The Company is continuing to assess the potential impacts of ASU 2016-13 on its financial statements.

Note 3 — Content assets

Content assets consisted of the following:

	December 31,
	2019	2018
Licensed content, net
Released, less amortization	7,880	—
Prepaid and unreleased	2,685	1,258
	10,565	1,258
Produced content, net
Released, less amortization	3,970	—
In production	1,889	3,182
In development and pre-production	203	—
	6,062	3,182
Total	$16,627	$4,440
Current content assets, net	—	434
Non-current content assets, net	16,627	4,006

As of December 31, 2019, $4,487, $1,847, and $726 of the $7,880 unamortized cost of the licensed content that has been released is expected to be amortized in each of the next three years. As of December 31, 2019, $901 of the $3,970 unamortized cost of the produced content that has been released is expected to be amortized in each of the next three years.

In accordance with its accounting policy for content assets, the Company amortized $3,279 and $7,752 of licensed content costs and $536 and $4,698 of produced content costs during the years ended December 31, 2019 and 2018, respectively.

CURIOSITYSTREAM INC.
NOTES TO FINANCIAL STATEMENTS
(in thousands, except share and per share data)

Note 4 — Property and equipment

Property and equipment, net are summarized by major classifications as follows:

	Estimated useful life (in years)	December 31,
		2019	2018
Furniture and fixtures	10 to 15	$108	$108
Equipment	5	961	277
Computer and software	3 to 5	534	372
Website and application development	3	687	687
Leasehold improvements	10 to 11	614	614
Work-in-progress	—	51	—
		2,955	2,058
Less accumulated depreciation and amortization		1,504	1,174
		$1,451	$884

Depreciation expense related to the property and equipment above, including the amortization of leasehold improvements, was $332 and $343 for the years ended December 31, 2019 and 2018, respectively.

Note 5 — Term loan, bank

On May 1, 2017, the Company obtained a multi-advance term loan in the principal amount of $30,000 with Bank of America. Beginning June 1, 2017, the loan called for interest-only monthly payments, at a rate equal to the LIBOR Daily Floating Rate plus 2.25%. The loan was amended and extended on April 2, 2018. The amended terms called for interest-only monthly payments at a rate equal to the LIBOR Daily Floating Rate plus 2.40%. The note was prepayable at any time without penalty and had a loan maturity date of April 1, 2019.

On November 20, 2018, the outstanding principal and interest totaling $30,133 were repaid in full and the loan agreement was terminated. Interest expense related to the loan totaled $1,353 for the year ended December 31, 2018, including $233 of amortization of debt issuance costs, and is included in interest expense in the accompanying statements of operations.

There were no outstanding balances under any bank debt agreements as of December 31, 2019 and 2018. Refer to Note 15 for details related to a debt facility agreement entered into subsequent to December 31, 2019.

Note 6 — Promissory notes, Members

The Company entered into a promissory note with HPH on May 1, 2014. The promissory note required annual interest only payments at 1.93% per annum, with the entire unpaid principal balance and accrued interest due on April 30, 2023. In October 2018, the $123 principal balance under the promissory note with HPH, plus $6 of accrued interest, was paid in full.

The Company also entered into a revolving promissory note with HPH on May 1, 2014 in order to fund operations. The note provided for advances of up to $75,000, and interest was accrued on the outstanding principal amount of each advance at 1.11% per annum. The entire unpaid principal balance was due and payable on April 30, 2019. On September 30, 2018, the outstanding balance and accrued interest under the revolving promissory note was split into three separate notes and contributed to the Company in exchange for equity (see Note 7 for further details). There were no outstanding balances under any promissory notes owed to any Member as of December 31, 2019 and 2018.

Both loans were secured by a security interest in substantially all assets of the Company.

Interest expense related to the HPH promissory notes was $484 for the year ended December 31, 2018 and is included in interest expense in the accompanying statements of operations.

CURIOSITYSTREAM INC.
NOTES TO FINANCIAL STATEMENTS
(in thousands, except share and per share data)

Note 7 — Redeemable convertible preferred stock and stockholders’ equity

General

On October 1, 2018, as a result of the Company’s conversion from an LLC to a C corporation, the outstanding LLC membership interests in CuriosityStream LLC were converted into shares of Class B Common Stock of CuriosityStream Inc. (see below).

The following summarizes the share classes of the Company:

	As of December 31, 2019		As of December 31, 2018
	Shares Authorized	Par Value	Shares Authorized	Par Value
Class A common stock	50,000,000	$0.01	100,000,000	$0.01
Class B common stock	25,000,000	$0.01	50,000,000	$0.01
Preferred stock	30,000,000	$0.01	30,000,000	$0.01
	105,000,000		180,000,000

Of the authorized shares of Preferred Stock, 16,675,000 shares are designated as Series A Preferred Stock. The remaining 13,325,000 shares of authorized Preferred Stock may be issued in one or more series from time to time with the rights and preferences applicable to each specific series to be stated in the applicable certificate of designations. The holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends and other distributions when, as and if declared by the Company’s Board of Directors, subject to the prior rights of the holders of Preferred Stock. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes on each matter on which the stockholders are entitled to vote for so long as HFM continues to beneficially own 25% or more of the Company’s then-outstanding capital stock. In the event of a liquidation, dissolution, or winding up of the affairs of the Company, after the payments of debts and other liabilities of the Company, and subject to the rights of holders of Preferred Stock, the holders of Common Stock are entitled to receive the remaining assets of the Company upon distribution thereof.

Class A Common Stock

As of December 31, 2019 and 2018, no shares of Class A Common Stock were issued or outstanding.

Class B Common Stock

On September 30, 2018, HPH converted $75,000 of promissory notes and accrued interest into membership units of CuriosityStream LLC (see Note 6). Subsequently, HPH and other members of CuriosityStream LLC executed a Contribution Agreement with HFM, pursuant to which their membership interests in CuriosityStream LLC were contributed to HFM, who then became the Company’s sole member. In connection with the Company’s conversion into a C corporation (see Note 1), such membership units were converted into Class B Common Stock of the Company. After giving effect to a 20,000-to-1 stock split on November 20, 2018, HFM held 20,000,000 shares of Class B Common Stock of the Company.

The Company is restricted from paying dividends to holders of its Common Stock or any other security that is junior to the Series A Preferred Stock until the earlier to occur of (1) no Series A Preferred Stock remaining outstanding and (2) the completion of a qualifying public offering. Neither such event had occurred as of December 31, 2019.

CURIOSITYSTREAM INC.
NOTES TO FINANCIAL STATEMENTS
(in thousands, except share and per share data)

Note 7 — Redeemable convertible preferred stock and stockholders’ equity (cont.)

Series A Preferred Stock

During November and December 2018, in connection with a private placement equity offering, the Company issued 14,557,000 shares of Series A Preferred Stock in exchange for gross proceeds of $145,570. The Company incurred equity issuance costs of $8,027 in connection with this offering, which are reflected as a reduction to the initial carrying value of the Series A Preferred Stock balance.

The holders of the Series A Preferred Stock have the right, exercisable at any time, to convert all or any of such shares into a number of shares of Class A Common Stock equal to the Accrued Value divided by the then-current Conversion Price. The Accrued Value is equal to the original liquidation preference of $10.00 per share of Series A Preferred Stock plus an additional amount equal to the dollar amount of any accrued but unpaid dividends (see below). The Conversion Price is initially $10.00 per share, but shall be subject to certain anti-dilution adjustments. Holders of Series A Preferred Stock are entitled to vote on an as-converted basis on all matters on which holders of Class A and Class B Common Stock vote.

Holders of Series A Preferred Stock are entitled to dividends equal to 10% of the Accrued Value per annum. Such dividends are cumulative and accrue daily in arrears. Cash dividends are payable when, as and if declared by the Board of Directors. If the Board of Directors does not declare a cash dividend in respect of all or a portion of the dividend when due, the Accrued Value of the Series A Preferred Stock will be increased by a corresponding amount. No such dividends have been declared as of December 31, 2019. As of December 31, 2019 and 2018, cumulative dividends on the Series A Preferred Stock totaled $16,945 ($1.16 per share) and $1,644 ($0.11 per share), respectively.

In the event of liquidation, dissolution, or winding up of the affairs of the Company, the holders of Series A Preferred Stock will be entitled to receive, before any distribution to the holders of Class A Common Stock and Class B Common Stock, an amount equal to the Accrued Value of such shares plus any other accrued but unpaid dividends (“Series A Preferred Stock Liquidation Value”). If the assets of the Company are insufficient to permit the payment in full of the Series A Preferred Stock Liquidation Value to the holders of the Series A Preferred Stock, then the assets will be distributed ratably among the holders of the Series A Preferred Stock.

Upon a Qualifying Public Offering, the Company will have the option to effect the conversion of all Series A Preferred Stock then outstanding into a number of shares of Class A Common Stock equal to the Accrued Value (plus any other accrued but unpaid dividends), divided by the lesser of (1) the Qualifying Public Offering Price or (2) the then-current Conversion Price. A Qualifying Public Offering is defined in the Certificate of Designations for the Series A Preferred Stock as a firm-commitment underwritten registered offering of common stock listed on a national securities exchange with gross proceeds which exceed $75,000.

Immediately prior to the effective date of a Fundamental Change, the Series A Preferred Stock will automatically convert into a number of shares of the Company’s Class A Common Stock equal to the Accrued Value (plus any other accrued but unpaid dividends), divided by the lesser of (1) the applicable acquisition or sale price or (2) the then-current Conversion Price on the date of closing such transaction. A Fundamental Change is defined in the Certificate of Designations for the Series A Preferred Stock as any consolidation or merger of the Company or similar transaction or any sale, lease or other transfer of all or substantially all the assets of the Company, pursuant to which its common stock will be converted into, or receive a distribution of the proceeds in, cash, securities or other property, other than pursuant to a transaction in which the shareholders of the Company prior to the transaction continue to own a majority of the total voting power of the surviving company following such transaction.

Additionally, the Series A Preferred Stock is redeemable in whole or in part at the holder’s option (i) any time on or after November 15, 2025, (ii) if the Company declares a dividend or distribution on any junior security or a repurchase or redemption of any junior security in violation of the terms of the Certificate of Designations for the Series A Preferred Stock, or (iii) the Company enters into a definitive agreement that would result in a Fundamental

CURIOSITYSTREAM INC.
NOTES TO FINANCIAL STATEMENTS
(in thousands, except share and per share data)

Note 7 — Redeemable convertible preferred stock and stockholders’ equity (cont.)

Change and holders of the Series A Preferred Stock would receive an illiquid security as consideration in connection with such transaction, in each case for a cash payment equal to the Accrued Value (plus any other accrued but unpaid dividends).

The Company classifies preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control, as temporary equity. Given the redemption rights contained within the Series A Preferred Stock, the Company accounts for the outstanding preferred stock as temporary equity in the balance sheets. Series A Preferred Stock which is classified as temporary equity is initially recorded at its fair value, net of transaction costs, at issuance date. At each reporting period, the amount is adjusted by accreting changes in the redemption value over the period from the date of issuance to the earliest redemption date. The recorded redemption value ($155,174 and $139,277 at December 31, 2019 and 2018, respectively) includes accrued but unpaid dividends and accretion of issuance costs.

Registration Rights

In connection with the issuance of Series A Preferred Stock, the Company also entered into a registration rights agreement, which provides the holders of Series A Preferred Stock certain registration rights with respect to Class A Common Stock issuable upon the conversion of the Series A Preferred Stock.

As discussed in Note 15, the Company entered into a definitive merger agreement with Software Acquisition Group Inc. on August 10, 2020, which would satisfy the registration rights requirement.

Note 8 — Earnings (loss) per share

Basic and diluted earnings (loss) per share calculations are calculated on the basis of the weighted average number of shares of the Company’s common stock outstanding during the year. Diluted earnings (loss) per share give effect to all dilutive potential common shares outstanding during the period using the treasury stock method for stock options and the if-converted method for redeemable convertible preferred stock. In computing diluted earnings (loss) per share, the average fair value of the Company’s common stock for the period is used to determine the number of shares assumed to be purchased from the exercise price of the options. Purchases of treasury stock reduce the outstanding shares commencing on the date that the stock is purchased. Common stock equivalents are excluded from the calculation when a loss is incurred as their effect would be anti-dilutive.

	Year ended December 31,
	2019	2018
Numerator:
Net loss	(42,517)	(34,972)
Less preferred dividends and accretion of issuance costs	(15,897)	(1,734)
Net loss attributable to common stockholders	(58,414)	(36,706)

Denominator
Weighted average share – basic	20,000,000	20,000,000

Dilutive effect of common stock equivalents
Options	—	—
Preferred A shares	—	—

Denominator
Total Weighted average shares – diluted	20,000,000	20,000,000

Net loss per share attributable to common stockholders basic and diluted	$(2.92)	$(1.84)

CURIOSITYSTREAM INC.
NOTES TO FINANCIAL STATEMENTS
(in thousands, except share and per share data)

Note 8 — Earnings (loss) per share (cont.)

For the years ended December 31, 2019 and 2018, the following share equivalents related to Series A Preferred Stock and stock options to purchase shares of common stock were excluded from the computation of diluted net income (loss) per share as the inclusion of such shares would be anti-dilutive.

	Year ended December 31,
	2019	2018
Common shares issuable for:
Options	—	—
Series A Preferred Stock	16,251	14,721
Total	16,251	14,721

Note 9 — Stock-based compensation

In October 2018, the Board of Directors of the Company adopted and approved the Stock Option Plan. The Stock Option Plan provides for the grant of up to 4,200,000 options to purchase shares of Class A Common Stock to employees, non-employee directors, consultants and independent contractors at option exercise prices and vesting terms as determined by the Board of Directors.

The following table summarizes the Class A Common Stock options option activity for the years ended December 31, 2018 and 2019:

	Shares Available for Grant	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value(3)
Outstanding at December 31, 2017	—	—	—		—
Granted		1,736,000	$10.00(2)
Exercised		—	—
Forfeited or expired		—	—
Outstanding at December 31, 2018	2,464,000	1,736,000	$10.00	9.9	—
Granted		2,159,065	$2.59
Exercised		—	—
Forfeited or expired		(262,500)	2.55
Outstanding at December 31, 2019(1)	567,435	3,632,565	$2.57	9.1	$278
Exercisable at December 31, 2019		434,000	2.55	8.9	$43

____________

(1)      Shares outstanding at December 31, 2019 are vested or expected to vest.

(2)      During 2019, these options were modified to have an exercise price of $2.55, which is reflected in the weighted average exercise price as of December 31, 2019. This modification resulted in an increase to the fair value of these awards of $2,275, which is being recognized ratably over the remaining vesting period from the modification date.

(3)      Intrinsic value is based on the difference between the exercise price of in-the-money-stock options and the fair value of the Company’s common stock as of the respective balance sheet date.

The total grant-date fair value of stock options vested during the year ended December 31, 2019 was $313.

Options generally have a four-year vesting period with 25% of the shares vesting on each anniversary date. Certain of the shares granted in 2018 contain an additional vesting provision which requires achievement of certain revenue targets by the Company. When achievement of the performance conditions is deemed probable of occurring,

CURIOSITYSTREAM INC.
NOTES TO FINANCIAL STATEMENTS
(in thousands, except share and per share data)

Note 9 — Stock-based compensation (cont.)

compensation expense related to options that contain performance conditions is recognized by the Company over the requisite service period utilizing an accelerated attribution method for each tranche of options. As of December 31, 2019, all options with performance conditions were expected to vest.

In determining the fair value of the options, the Company generally estimates expected term based on the midpoint between the vesting date and the end of the contractual term given the lack of historical exercise behavior. The Company uses historical volatility of similar public companies for estimating volatility. The Company uses interest rates of U.S. Treasury securities with maturities similar to the expected term for estimating the risk-free interest rate.

Assumptions used to value the options granted and the resulting weighted-average grant date fair value and stock-based compensation expense for the years ended December 31, 2019 and 2018 were as follows:

	2019	2018
Dividend yield	0%	0%
Expected volatility	60%	60%
Expected term (years)	6.25	6.25 – 8.00
Risk-free interest rate	1.71% – 2.54%	2.93% – 3.00%
Weighted-average grant date fair value	$1.04	$0.82
Stock-based compensation expense	$1,008	$35

At December 31, 2019 and 2018, there was $4,527 and $1,389 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Stock Option Plan, which is expected to be recognized over a weighted average period of 3.3 and 3.9 years, respectively.

When options are exercised, the Company’s policy is to issue previously unissued shares of Class A Common Stock to satisfy share option exercises.

Note 10 — Segment and geographic information

The Company operates as one operating segment. The Company’s chief operating decision maker (“CODM”) is its chief executive officer, who reviews financial information presented on an entry-wide basis for purposes of making operating decisions, assessing financial performance and allocating resources.

All long-lived tangible assets are located in the United States. Revenue by geographic location, based on the location of the customers, with no foreign country individually comprising greater than 10% of total revenue, is as follows.

	Year Ended December 31,
	2019		2018
United States	$14,062	78%	$7,362	79%
International	$3,964	22%	1,983	21%
	$18,026	100%	$9,345	100%

Note 11 — Related party transactions

The Company’s business operations encompass a variety of transactions with entities affiliated through common ownership, including the allocation of certain costs and fees incurred by HPH on behalf of the Company during the year ended December 31, 2018. As a result, the Company’s financial position and results of operations could differ, possibly materially, from the amounts reported in the financial statements if the relationships with affiliates did not exist.

CURIOSITYSTREAM INC.
NOTES TO FINANCIAL STATEMENTS
(in thousands, except share and per share data)

Note 11 — Related party transactions (cont.)

Management fees

Through September 2018, a subsidiary of HPH provided management and administrative support services to the Company under the terms of a month-to-month agreement. These services included executive, operational, legal, finance, and other professional services as well as travel, insurance, and related costs. Subsequent to September 2018, these services were no longer provided to the Company and therefore, the management fee was no longer charged. Management fees for the year ended December 31, 2018 were $2,014.

Operating lease

The Company sublets a portion of its office space back to a related party (see Note 13). Related party sublease rental income recognized on a straight-line basis totaled $53 and $160 for the years ended December 31, 2019 and 2018, respectively, and is included in general and administrative expenses in the accompanying statements of operations. The related party deferred rent receivable related to the straight-line rent accrual was $46 at December 31, 2019 and 2018 and is included in other assets in the accompanying balance sheets.

Production agreements

In October 2017, the Company entered into a production agreement with Roller Coast Road Productions LLC (“RCR”), a production company owned by the Company’s former Chief Content Officer (employed by the Company through September 2019), to create certain programs (the “RCR Agreement”). Under the terms of the RCR Agreement, the Company was to pay a total of $650, payable upon the attainment of certain milestones. A deposit of $20 was paid prior to January 1, 2018, and the balance of $630 was paid during the year ended December 31, 2018.

In 2019, the Company entered into various agreements with a production company for which the Company’s Chief Executive Officer has a less than 10% ownership interest. Under the terms of a license agreement entered into during March 2019, the Company paid a total of $90 upon acceptance of the content in May 2019. Under the terms of development and production agreements entered into during July and September 2019, respectively, the Company will pay a total of $2,021, payable upon the attainment of certain milestones. A deposit of $25 was paid as of December 31, 2019 and the balance is anticipated to be paid in 2020.

Other

As of December 31, 2019 and 2018, the Company recorded a total of $52 and $163, respectively, of receivables due from affiliates of HFM related to miscellaneous transactions between CuriosityStream and such affiliates. Such amount is included in accounts receivable in the accompanying balance sheets.

Note 12 — Retirement Plan

The Company adopted and participates in a 401(k) plan that covers employees 21 years of age or older with three (3) months or greater of service. The plan permits elective deferrals by the employees from each participant’s compensation up to the maximum allowed by law. The Company matches employee deferrals at 100% on up to 3% of compensation and 50% of employee deferrals between 3 – 5% of compensation. Participants are immediately vested in their elective deferrals and the Company contributions. The Company made matching contributions of $215 and $176 for the years ended December 31, 2019 and 2018, respectively.

CURIOSITYSTREAM INC.
NOTES TO FINANCIAL STATEMENTS
(in thousands, except share and per share data)

Note 13 — Commitments and contingencies

Content commitments

At December 31, 2019, the Company had $10,858 of content obligations comprised of $3,306 included in current content liabilities in the accompanying balance sheets, and $7,552 of obligations that are not reflected in the accompanying balance sheets as they did not yet meet the asset recognition criteria for content assets (see Note 2). Content obligations of $7,905, $1,403 and $1,550 are expected to be paid during 2020, 2021 and 2022, respectively.

At December 31, 2018, the Company had $8,071 of content obligations comprised of $1,420 included in current content liabilities and $750 included in non-current content liabilities in the accompanying balance sheets, and $5,901 of obligations that are not reflected in the accompanying balance sheets as they did not yet meet the asset recognition criteria for content assets (see Note 2).

Content obligations include amounts related to licensed, commissioned and internally produced streaming content. An obligation for the production of content includes non-cancelable commitments under creative talent and employment agreements. An obligation for the licensed and commissioned content is incurred at the time the Company enters into an agreement to obtain future titles. Once a title becomes available, a content liability is generally recorded. Certain agreements include the obligation to license rights for unknown future titles, the ultimate quantity and/or fees for which are not yet determinable as of the reporting date.

Advertising commitments

The Company has certain commitments with regards to future advertising and marketing expenses as stated in the various licensee agreements. Certain of the agreements do not specify the amount of advertising and marketing commitment; however, the total commitments for agreements which do specify the amount are $1,000 as of December 31, 2018, and $35,399 as of December 31, 2019, of which $16,320, $11,500 and $7,579 is expected to be paid in 2020, 2021 and 2022, respectively.

Operating leases

During 2014, the Company and a related party entered into an assignment and assumption agreement for certain corporate office space in Silver Spring, Maryland with the consent of the third-party landlord. The lease required annual base rent at lease inception of $465 and increased by 3% per lease year. In addition to the base rent, the Company was required to pay for its proportionate share of the property’s operating costs in excess of a specified base amount.

In September 2015, the office lease was amended and extended, effective January 1, 2016. The amended lease contains an abatement period from January 1 through September 30, 2016 and then requires monthly base rent payments of $41 commencing on October 1, 2016, increasing by 2.75% at the beginning of each calendar year. In addition to the base rent, the Company is required to pay for its proportionate share of the property’s operating costs in excess of a specified 2016 base amount. The lease expires April 30, 2027 with an accelerated expiration option on either July 31, 2021 or July 31, 2023, which requires payment of an accelerated payment as defined in the lease agreement. There is also an extension option of one 10-year period or two consecutive 5-year periods at market rental rates or a twelve (12) month extension with rent payments equal to the rent paid during the last year of the lease increased at 2.75%.

Additionally, the lease provided for a tenant improvement allowance of $620 to be used within a twenty-four (24) month period for real property improvements, furniture, fixtures and tenant equipment costs. Of this, the Company incurred $614 of tenant improvement costs which are recognized as a deferred lease incentive liability as the costs are incurred and amortized over the remaining lease term as a reduction of rent expense.

The lease is guaranteed by a member of HPH.

CURIOSITYSTREAM INC.
NOTES TO FINANCIAL STATEMENTS
(in thousands, except share and per share data)

Note 13 — Commitments and contingencies (cont.)

Total rent paid under the terms of the lease was $530 and $516 for the years ended December 31, 2019 and 2018, respectively. Rent expense has been calculated on a straight-line basis over the term of the lease. Accordingly, rent expense included in general and administrative expenses in the accompanying statements of operations totaled $532 for the years ended December 31, 2019 and 2018.

The CuriosityStream rent and related party sublease rental income future minimum lease payments for the above operating lease is as follows:

Year Ending December 31,	CuriosityStream rent	Sublease rental income	Net rent
2020	544	(54)	490
2021	560	(56)	504
2022	575	(58)	517
2023	591	(59)	532
2024	607	(61)	546
Thereafter	1,484	(148)	1,336
	$4,361	$(436)	$3,925

Note 14 — Income taxes

Beginning October 1, 2018 (upon the conversion from an LLC to a Delaware C corporation), the Company began to use the asset and liability method of accounting for income taxes which effectively created an initial tax provision from October 1 to December 31, 2018 as well as a full year provision for the year ended December 31, 2019.

The components of the provision for income taxes are as follows:

	For the Year Ended December 31, 2019	For the Period from October 1 through December 31, 2018
Provision for income taxes:
Current:
Federal	—	—
State and local	12	—
Foreign	130	43
Total current provision	142	43

Deferred:
Federal	—	—
State and local	—	—
Foreign	—	—

Total deferred provision	—	—
Total tax provision	$142	$43

CURIOSITYSTREAM INC.
NOTES TO FINANCIAL STATEMENTS
(in thousands, except share and per share data)

Note 14 — Income taxes (cont.)

The following table reconciles the Company’s effective income tax rate to the U.S. federal statutory income tax rate.

	Year Ended December 31,
	2019		2018
US federal statutory income tax provision	$(8,897)	21.0%	$(2,739)	21.0%
State and local income taxes, net of federal tax benefit	(2,589)	6.1%	(552)	4.2%
Change in state tax rate	(616)	1.5%	—	0.0%
Change in valuation allowance	11,904	(28.1)%	8,165	(62.6)%
Change from LLC to C-corporation	—	0.0%	(4,868)	37.3%
Foreign withholding tax	130	(0.3)%	43	(0.3)%
Other, net	210	(0.5)%	(6)	0.1%
Income tax expense	$142	(0.3)%	$43	(0.3)%

The Company has recorded a $142 and $43 current provision primarily related to foreign withholding income taxes for the year ended December 31, 2019 and the period from October 1 to December 31, 2018, respectively. For the year ended December 31, 2019, the Company’s provision for income taxes differs from the federal statutory rate primarily due to the Company being in a full valuation allowance position and not recognizing a benefit for either federal or state income tax purposes. For the period from October 1 to December 31, 2018, the Company’s provision for income taxes differs from the federal statutory rate primarily due to the Company establishing a full valuation allowance, including offsetting the impact of the benefit for the change in the entity status from an LLC to C-corporation.

Deferred income taxes reflect the net tax effect of temporary differences between the amounts recorded for financial reporting purposes and the bases recognized for tax purposes.

The major components of deferred tax assets and liabilities are as follows:

	December 31,
	2019	2018
Deferred tax assets
Net operating loss carryforwards	$15,905	$2,683
Accrued expenses and reserves	—	148
Intangibles and content assets	3,573	5,032
Deferred rent	231	229
Other	361	73
Total deferred tax asset	20,070	8,165
Valuation allowance	(20,019)	(8,165)

Net deferred taxes	51	—
Unrealized gain	(51)	—
Net deferred tax assets (liability)	$—	$—

As of December 31, 2019 and 2018, the Company maintained a full valuation allowance on its net deferred tax assets. The deferred tax assets predominantly relate to intangibles and content assets and operating losses. As a result of the Company’s conversion from an LLC to a C corporation in 2018, the Company recognized a partial step-up in the tax basis of intangibles and content assets that will be recovered as those assets are sold or the basis is amortized. On the date of the conversion, the Company recorded an estimated net deferred tax asset relating to this partial step-up in tax basis. The valuation allowance was determined in accordance with applicable accounting guidance, which requires an assessment of both positive and negative evidence when determining whether it is more likely than not that deferred tax assets are recoverable. Such assessment is required on a jurisdiction-by-jurisdiction

CURIOSITYSTREAM INC.
NOTES TO FINANCIAL STATEMENTS
(in thousands, except share and per share data)

Note 14 — Income taxes (cont.)

basis. The Company’s history of cumulative losses, along with expected future U.S. losses, required that a full valuation allowance be recorded against all net deferred tax assets. The Company intends to maintain a full valuation allowance on net deferred tax assets until sufficient positive evidence exists to support a reversal of the valuation allowance.

As of December 31, 2019 and 2018, the Company had federal net operating loss carryforwards of approximately $59,566 and $12,371, respectively, which do not expire. As of December 31, 2019 and 2018, the Company had gross state net operating loss carryforwards of approximately $56,101 and $8,646, respectively, which begin to expire in 2024. All of the federal and state net operating losses may be subject to change of ownership limitations provided by the Internal Revenue Code and similar state provisions. An annual loss limitation may result in the expiration or reduced utilization of the net operating losses.

No liability related to uncertain tax positions has been recorded in the financial statements. The Company recognizes the tax benefit of an uncertain tax position only if it is more likely than not that the position is sustainable upon examination by the taxing authority, based on the technical merits. The tax benefit recognized is measured as the largest amount of benefit which is more likely than not (greater than 50% likely) to be realized upon settlement with the taxing authority. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in its tax provision.

The Company has not been audited by the Internal Revenue Service or any state income or franchise tax agency. As of December 31, 2019 and 2018, the full-year tax return and the short period tax return ended December 31, 2019 and 2018, respectively, are open to examination. In addition, all of the net operating loss credit carry-forwards that may be used in future years are still subject to inquiry given that the statute of limitation for these items would begin in the year of the utilization.

Note 15 — Subsequent events

On February 12, 2020, the Company obtained a one-year $4,500 line of credit facility from a bank. The line of credit calls for interest-only monthly payments at a rate equal to the LIBOR Daily Floating Rate plus 2.25%. The loan carries an unused fee of 0.25% annually on all committed but unused capital, payable quarterly in arrears. The entire unpaid principal balance is due when the loan matures on February 28, 2021. The line of credit facility is collateralized by cash of $4,500.

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) was signed into law in response to the COVID-19 pandemic. The CARES Act provides numerous tax provisions and stimulus measures, including temporary changes regarding the prior and future utilization of net operating losses, temporary changes to the prior and future limitations on interest deductions, and technical corrections from prior tax legislation for tax depreciation of certain qualified improvement property. The Company is evaluating the provisions of the CARES Act relating to income taxes. However, due to the Company’s U.S. valuation allowance, the Company does not expect the provisions of the CARES Act to have a material impact on the Company’s financial statements.

During May 2020, the Company applied for and received funding from the Paycheck Protection Program in the amount of $1,158 under the CARES Act (the “PPP Loan”). The PPP Loan matures in May 2022 and bears interest at a rate of 1.0% per annum. Monthly amortized principal and interest payments are deferred for six (6) months after the date of disbursement. The Paycheck Protection Program provides that the use of PPP Loan amount shall be limited to certain qualifying expenses and may be partially or wholly forgiven in accordance with the requirements set forth in the CARES Act. The amount of loan proceeds eligible for forgiveness takes into account a number of factors, including the amount of loan proceeds used by the Company during the specified period after the loan origination for certain purposes including payroll costs, rent payments on certain leases, and certain qualified utility payments. The Company intends to use the entire PPP Loan amount for qualifying expenses.

CURIOSITYSTREAM INC.
NOTES TO FINANCIAL STATEMENTS
(in thousands, except share and per share data)

Note 15 — Subsequent events (cont.)

To date in 2020, the Company granted 896,300 options to employees, non-employee directors, and consultants as authorized under the Stock Option Plan.

On August 10, 2020, the Company entered into an agreement and plan of merger (the “Merger Agreement”) with Software Acquisition Group Inc. (“Software Acquisition Group”), a publicly-traded company (traded on the NASDAQ exchange under the ticker symbol “SAQNU”). The transaction will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, Software Acquisition Group will be treated as the “acquired” company for financial reporting purposes.

On August 10, 2020 the Company amended the Certificate of Designations to allow for the Merger Agreement with Software Acquisition Group to qualify as a Fundamental Change.

Subsequent to December 31, 2019, the emergence of the COVID-19 pandemic has impacted global economic activity. As of the date of this report, the extent and duration of the crisis and its impact on the operations, assets and liabilities of the Company remain uncertain.

The Company has evaluated events and transactions for potential recognition or disclosure through August 12, 2020, the date the financial statements were available to be issued.

CuriosityStream Inc.
Balance Sheets
(in thousands, except par value)

	September 30, 2020	December 31, 2019
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$3,374	$8,819
Restricted cash	5,000	—
Short-term investments	12,114	35,525
Accounts receivable	5,800	1,777
Other current assets	2,951	2,460
Total current assets	29,239	48,581
Investments	2,770	15,654
Property and equipment, net	1,358	1,451
Content assets, net	23,826	16,627
Other assets	2,790	151
Total assets	$59,983	$82,464

Liabilities, redeemable convertible preferred stock, and stockholders’ equity (deficit)
Current liabilities
Current content liabilities	$2,165	$3,306
Accounts payable	2,323	5,245
Accrued expenses and other liabilities	2,542	2,266
Deferred revenue	8,885	7,101
Line of credit	950	—
Total current liabilities	16,865	17,918
Non-current deferred rent liability	905	824
Total liabilities	17,770	18,742

Commitments and contingencies
Redeemable convertible preferred stock, $0.01 par value, 30,000 shares authorized at September 30, 2020 and December 31, 2019; aggregate liquidation preference of $175,104 and $162,514 as of September 30, 2020 and December 31, 2019, respectively; 14,557 shares issued and outstanding at September 30, 2020 and December 31, 2019	168,288	155,174

Stockholders’ equity (deficit)
Class A Common stock, $0.01 par value – 50,000 shares authorized at September 30, 2020 and December 31, 2019, respectively; 14 and nil shares issued and outstanding at September 30, 2020 and December 31, 2019 respectively	—	—
Class B Common stock, $0.01 par value – 25,000 shares authorized at September 30, 2020 and December 31, 2019; 20,000 shares issued and outstanding at September 30, 2020 and December 31, 2019	200	200
Additional paid-in capital	—	—
Accumulated other comprehensive income	55	189
Accumulated deficit	(126,330)	(91,841)
Total stockholders’ equity (deficit)	(126,075)	(91,452)
Total liabilities, redeemable convertible preferred stock, and stockholders’ equity (deficit)	$59,983	$82,464

The accompanying notes are an integral part of these financial statements

CuriosityStream Inc.
Unaudited Statements of Operations
(in thousands, except for per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2020	2019	2020	2019
Revenues	$8,744	$4,791	$28,260	$11,336

Operating expenses
Cost of revenues	3,411	1,946	10,748	4,384
Advertising and marketing	7,800	9,410	28,673	26,124
General and administrative	4,286	3,539	12,191	10,388
	15,497	14,895	51,612	40,896
Operating loss	(6,753)	(10,104)	(23,352)	(29,560)

Other income (expense)
Interest and other income (expense)	101	475	519	1,719
Loss before income taxes	(6,652)	(9,629)	(22,833)	(27,841)
Provision for income taxes	41	30	118	103
Net loss	$(6,693)	$(9,659)	$(22,951)	$(27,944)

Less preferred dividends and accretion of issuance costs (Note 6)	(4,523)	(4,059)	(13,114)	(11,725)
Net loss attributable to common stockholders	$(11,216)	$(13,718)	$(36,065)	$(39,669)

Net loss per share attributable to common stockholders
Basic and diluted	(0.56)	(0.69)	(1.80)	(1.98)
Weighted average number of common shares outstanding
Basic and diluted	20,000	20,000	20,000	20,000

The accompanying notes are an integral part of these financial statements

CuriosityStream Inc.
Unaudited Statements of Comprehensive Loss
(in thousands)

	For the three months ended September 30,		For the nine months ended September 30,
	2020	2019	2020	2019
Net loss	$(6,693)	$(9,659)	$(22,951)	$(27,944)
Other comprehensive income (loss):
Unrealized gain (loss) on available for sale securities:	(42)	22	(134)	171
Total comprehensive loss	$(6,735)	$(9,637)	$(23,085)	$(27,773)

The accompanying notes are an integral part of these financial statements

CuriosityStream Inc.
Unaudited Statements of Redeemable Convertible Preferred Stock and
Stockholders’ Equity (Deficit)
(in thousands)

	Redeemable Series A Preferred Stock		Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at June 30, 2019	14,557	$146,943	—	$—	20,000	$200	$—	$154	$(60,024)	$(59,670)
Net loss	—	—	—	—	—	—	—	—	(9,659)	(9,659)
Stock-based compensation	—	—	—	—	—	—	309	—	—	309
Redeemable convertible preferred stock adjustment to redemption value	—	4,059	—	—	—	—	(309)	—	(3,750)	(4,059)
Other comprehensive income	—	—	—	—	—	—	—	22	—	22
Balance at September 30, 2019	14,557	$151,002	—	$—	20,000	$200	$—	$176	$(73,433)	$(73,057)
Balance at June 30, 2020	14,557	$163,765	—	$—	20,000	$200	$—	$97	$(115,642)	$(115,345)
Net loss	—	—	—	—	—	—	—	—	(6,693)	(6,693)
Stock-based compensation	—	—	—	—	—	—	492	—	—	492
Exercise of stock options	—	—	14	—	—	—	36	—	—	36
Redeemable convertible preferred stock adjustment to redemption value	—	4,523	—	—	—	—	(528)	—	(3,995)	(4,523)
Other comprehensive loss	—	—	—	—	—	—	—	(42)	—	(42)
Balance at September 30, 2020	14,557	$168,288	14	$—	20,000	$200	$—	$55	$(126,330)	$(126,075)
Balance at December 31, 2018	14,557	$139,277	—	$—	20,000	$200	$—	$5	$(34,435)	$(34,230)
Net loss	—	—	—	—	—	—	—	—	(27,944)	(27,944)
Stock-based compensation	—	—	—	—	—	—	671	—	—	671
Redeemable convertible preferred stock adjustment to redemption value	—	11,725	—	—	—	—	(671)	—	(11,054)	(11,725)
Other comprehensive income	—	—	—	—	—	—	—	171	—	171
Balance at September 30, 2019	14,557	$151,002	—	$—	20,000	$200	$—	$176	$(73,433)	$(73,057)

CuriosityStream Inc.
Unaudited Statements of Redeemable Convertible Preferred Stock and
Stockholders’ Equity (Deficit) — (continued)
(in thousands)

	Redeemable Series A Preferred Stock		Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2019	14,557	$155,174	—	$—	20,000	$200	$—	$189	$(91,841)	$(91,452)
Net loss	—	—	—	—	—	—	—	—	(22,951)	(22,951)
Stock-based compensation	—	—	—	—	—	—	1,540	—	—	1,540
Exercise of stock options	—	—	14	—	—	—	36	—	—	36
Redeemable convertible preferred stock adjustment to redemption value	—	13,114	—	—	—	—	(1,576)	—	(11,538)	(13,114)
Other comprehensive loss	—	—	—	—	—	—	—	(134)	—	(134)
Balance at September 30, 2020	14,557	$168,288	14	$—	20,000	$200	$—	$55	$(126,330)	$(126,075)

The accompanying notes are an integral part of these financial statements

CuriosityStream Inc.
Unaudited Statements of Cash Flows
(in thousands)

	For the nine months ended September 30,
	2020	2019
Cash flows from operating activities
Net loss	$(22,951)	$(27,944)
Adjustments to reconcile net loss to net cash used in operating activities
Additions to content assets	(14,004)	(12,029)
Change in content liabilities	(1,141)	1,241
Amortization of content assets	6,805	2,441
Amortization, depreciation and accretion	399	64
Stock-based compensation	1,540	671
Changes in operating assets and liabilities
Accounts receivable	(4,023)	(244)
Other assets	(773)	945
Accounts payable	(3,263)	1,460
Accrued expenses and other liabilities	124	407
Deferred revenue	1,784	1,253
Net cash used in operating activities	(35,503)	(31,735)

Cash flows from investing activities
Purchases of property and equipment	(299)	(590)
Sales of investments	39,744	30,309
Maturities of investments	8,500	7,947
Purchase of investments	(12,227)	(48,243)
Net cash provided by (used in) investing activities	35,718	(10,577)

Cash flows from financing activities
Exercise of stock options	36	—
Borrowings on line of credit	8,250	—
Repayments on line of credit	(7,300)	—
Payment of offering costs	(1,646)	—
Net cash used in financing activities	(660)	—

Net decrease in cash, cash equivalents and restricted cash	(445)	(42,312)
Cash, cash equivalents and restricted cash, beginning of period	8,819	62,516
Cash, cash equivalents and restricted cash, end of period	$8,374	$20,204

Supplemental schedule of non-cash financing activities:
Preferred dividends and accretion of issuance costs	$13,114	$11,725

The accompanying notes are an integral part of these financial statements

CuriosityStream Inc.
Notes to the Unaudited Financial Statements
(in thousands, except share and per share data)

Note 1 — Organization and business

The principal business of CuriosityStream Inc. (which was renamed CuriosityStream Operating Inc. subsequent to September 30, 2020 – see below) (“CuriosityStream” or the “Company”) is to provide customers with access to high quality factual content via a direct subscription video on-demand (SVoD) platform accessible by internet connected devices, or indirectly via distribution partners who deliver CuriosityStream content via the distributor’s platform or system. The online library available for streaming spans the entire category of factual entertainment including science, history, society, nature, lifestyle, and technology. The library is composed of more than three thousand accessible on-demand and ad-free productions and includes shows and series from leading non-fiction producers.

The Company’s content assets are available directly through its owned and operated website (“O&O Service”), mobile applications developed for iOS and Android operating systems (“App Services”), and via the platforms and systems of third-party partners in exchange for license fees. The Company offers subscribers a monthly or annual subscription. The price for a subscription varies depending on the streaming resolution (e.g., HD or 4K) and the length of the subscription (e.g., monthly or annual) selected by the customer. As an additional part of the Company’s App Services, it has built applications to make its service accessible on almost every major customer device, including streaming media players like Roku, Apple TV and Amazon Fire TV, all major smart TV brands (e.g., LG, Vizio, Samsung, Sony) and gaming consoles. In addition, CuriosityStream has affiliate agreement relationships with, and its content assets are available through, major multichannel video programming distributors (“MVPDs”) and virtual MVPDs (“vMVPDs”).

On October 14, 2020, Software Acquisition Group Inc. (“SWAG” or “New CuriosityStream”) consummated the merger pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated August 10, 2020, by and among SWAG, CS Merger Sub, Inc., a wholly-owned subsidiary of SWAG (“Merger Sub”), CuriosityStream, and Hendricks Factual Media LLC, CuriosityStream’s majority shareholder.

Pursuant to the terms of the Merger Agreement, a business combination between SWAG and the Company was effected through the merger of Merger Sub with and into the Company, with the Company surviving such merger as a wholly-owned subsidiary of SWAG (the “Merger” and, the completion of the Merger, the “Closing”).

Also, in connection with the Closing, SWAG changed its name from “Software Acquisition Group Inc.” to “CuriosityStream Inc.” and CuriosityStream changed its name from “CuriosityStream Inc.” to “CuriosityStream Operating Inc.”

Note 2 — Basis of presentation and summary of significant accounting policies

Basis of presentation

The accompanying unaudited financial statements are prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP) and are consistent in all material respects with those applied in the Company’s financial statements as of and for the year ended December 31, 2019.

In the opinion of management, the unaudited financial statements include all adjustments of a normal recurring nature necessary for the fair presentation of the Company’s financial position, results of operations, and cash flows. The unaudited financial statements should be read in conjunction with the audited financial statements and related notes for the year ended December 31, 2019 included the Definitive Proxy Statement on Schedule 14A filed with the SEC by SWAG on September 22, 2020. The results of operations for the three and nine months ended September 30, 2020 are not necessarily indicative of the results to be expected for the year ending December 31, 2020.

There have been no material changes in the Company’s significant accounting policies as compared to the significant accounting policies described in the Company’s financial statements as of and for the year ended December 31, 2019.

CuriosityStream Inc.
Notes to the Unaudited Financial Statements
(in thousands, except share and per share data)

Note 2 — Basis of presentation and summary of significant accounting policies (cont.)

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Significant areas in which management uses estimates include content asset amortization, the assessment of the recoverability of the content assets, and the fair value of common stock and share-based awards.

Concentration of risk

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash, cash equivalents, investments, and accounts receivable. The Company maintains its cash, cash equivalents, and investments with high credit quality financial institutions; at times, such balances with the financial institutions may exceed the applicable FDIC-insured limits.

Accounts receivable are typically unsecured and are derived from revenues earned from customers primarily located in the United States.

Cash and cash equivalents and restricted cash

The Company considers all highly liquid short-term investments purchased with an original maturity of three (3) months or less to be cash equivalents.

At September 30, 2020, restricted cash represents cash deposits required by a bank as collateral related to the Company’s line of credit (see Note 4) and corporate credit card agreements.

Fair value measurement of financial instruments

Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The applicable accounting guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of us. Unobservable inputs are inputs that reflect our assumptions about the factors market participants would use in valuing the asset or liability. The guidance establishes three levels of inputs that may be used to measure fair value:

•        Level 1 — Quoted prices in active markets for identical assets or liabilities.

•        Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•        Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. The Company reviews the fair value hierarchy classification at each reporting period. Changes in the observability of valuation inputs may result in a reclassification of levels for certain securities within the fair value hierarchy.

CuriosityStream Inc.
Notes to the Unaudited Financial Statements
(in thousands, except share and per share data)

Note 2 — Basis of presentation and summary of significant accounting policies (cont.)

The Company’s assets measured at fair value on a recurring basis include its investments in corporate debt securities and government debt securities. Level 1 inputs were derived by using unadjusted quoted prices for identical assets in active markets and were used to value the Company’s investments in government debt securities. Level 2 inputs were derived using prices for similar investments and were used to value the Company’s investments in corporate debt securities.

The Company’s remaining financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, and borrowings on the line of credit are carried at cost, which approximates fair value because of the short-term maturity of these instruments.

Investments

The Company holds investments in corporate debt securities and government debt securities which the Company classifies as available-for-sale. The investments are therefore carried at fair value based on unadjusted quoted market prices (Level 1) and quoted prices for comparable assets (Level 2), as noted below:

	As of September 30, 2020				As of December 31, 2019
	Cash and Cash Equivalents	Short-term Investments	Investments (non-current)	Total	Cash Equivalents	Short-term Investments	Investments (non-current)	Total
Level 1 Securities
Money market funds	$3,275	$—	$—	$3,275	$2,973	$—	$—	$2,973
Government debt securities	—	6,088	—	6,088	—	25,996	—	25,996
Total Level 1 Securities	3,275	6,088	—	9,363	2,973	25,996	—	28,969
Level 2 Securities
Corporate debt securities	—	6,026	2,770	8,796	—	9,529	15,654	25,183
Total Level 2 Securities	—	6,026	2,770	8,796	—	9,529	15,654	25,183
Total	$3,275	$12,114	$2,770	$18,159	$2,973	$35,525	$15,654	$54,152

Unrealized gains and losses are recorded in accumulated other comprehensive income or loss, a component of stockholders’ equity (deficit). Gains or losses realized during the three and nine months ended September 30, 2020 and 2019 were not significant.

Realized gains and losses are reclassified from accumulated other comprehensive income or loss into earnings as a component of net income or loss. The Company evaluates unrealized losses on investments, if any, to determine if other-than-temporary impairment is required to be recognized. No such other-than-temporary impairments were recognized during the three and nine months ended September 30, 2020 and 2019. Investments in debt securities that will mature within one year of the balance sheet dates are reflected as Short-term investments in the accompanying balance sheets.

CuriosityStream Inc.
Notes to the Unaudited Financial Statements
(in thousands, except share and per share data)

Note 2 — Basis of presentation and summary of significant accounting policies (cont.)

The following tables summarize the Company’s corporate and government debt securities:

	As of September 30, 2020
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Debt Securities:
Corporate	$8,742	$54	$—	$8,796
U.S. Government	6,087	1	—	6,088

Total	$14,829	$55	$—	$14,884
	As of December 31, 2019
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Debt Securities:
Corporate	$24,994	$189	$—	$25,183
U.S. Government	25,996	—	—	25,996

Total	$50,990	$189	$—	$51,179

The fair value of the Company’s investments in corporate and government debt securities at September 30, 2020 by contractual maturity is as follows:

	September 30, 2020
	Amortized Cost	Estimated Fair Value
Due in one year or less	$12,084	$12,114
Due after one year through five years	2,745	2,770

Total	$14,829	$14,884

Content assets, net

The Company acquires, licenses and produces content, including original programming, in order to offer members unlimited viewing of factual entertainment content. The content licenses are for a fixed fee and specific windows of availability. Payments for content, including additions to content assets and the changes in related liabilities, are classified within “Net cash used in operating activities” on the statements of cash flows.

For licenses, the Company capitalizes the fee per title and records a corresponding liability at the gross amount of the liability when the license period begins, the cost of the title is known, and the title is accepted and available for streaming. For productions, the Company capitalizes costs associated with the production, including development costs, direct costs and production overhead.

Based on factors including historical and estimated viewing patterns, the Company generally amortizes the content assets (licensed and produced) in “Cost of revenues” on the statements of operations on a straight-line basis over the shorter of each title’s contractual window of availability or estimated period of use, beginning with the month of first availability. The Company reviews factors impacting the amortization of content assets on an ongoing basis and will record amortization on an accelerated basis when there is more upfront use of a title, for instance due to significant program sales (see below).

CuriosityStream Inc.
Notes to the Unaudited Financial Statements
(in thousands, except share and per share data)

Note 2 — Basis of presentation and summary of significant accounting policies (cont.)

The Company’s business model is generally subscription based as opposed to a model generating revenues at a specific title level. Content assets (licensed and produced) are predominantly monetized as a group and therefore are reviewed in aggregate at a group level when an event or change in circumstances indicates a change in the expected usefulness of the content or that the fair value may be less than unamortized cost. If such changes are identified, the aggregated content assets will be stated at the lower of unamortized cost or fair value. In addition, unamortized costs for assets that have been, or are expected to be, abandoned are written off.

Revenue recognition

The following table sets forth the Company’s revenues disaggregated by type for the three and the nine months ended September 30, 2020 and 2019, as well as the relative percent of each revenue type to total revenue.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2020		2019		2020		2019
Subscriptions – O&O Service	$3,492	40%	$1,833	38%	$9,304	32%	$4,998	44%

Subscriptions – App Services	890	10%	705	15%	2,596	9%	1,928	17%
Subscriptions – Total	4,382	50%	2,538	53%	11,900	41%	6,926	61%

License Fees – Affiliates	4,227	48%	2,247	47%	12,300	44%	4,123	36%
License Fees – Program Sales	134	2%	6	0%	4,055	15%	273	3%
License Fees – Total	4,361	50%	2,253	47%	16,355	59%	4,396	39%

Other – Total	1	0%	—	0%	5	0%	14	0%

Total Revenues	$8,744		$4,791		$28,260		$11,336

Subscriptions — O&O Service

The Company generates revenue from monthly subscription fees from its O&O Service. CuriosityStream subscribers enter into non-refundable, month-to-month or annual subscriptions with the Company. The Company bills the monthly subscriber on each subscriber’s monthly anniversary date and recognizes the revenue ratably over each monthly membership period. The annual subscription fees are collected by the Company at the start of the annual subscription period and are recognized ratably over the subsequent twelve (12) month period. Revenues are presented net of the taxes that are collected from subscribers and remitted to governmental authorities.

The Company also offers gift certificates for use on a future date. The Company recognizes revenue from gift certificates when the services have been provided. The gift certificates do not expire.

Subscription — App Services

The Company also earns subscription revenues through its App Services. These subscriptions are similar to the O&O Service subscriptions, but are generated based on agreements with certain streaming media players as well as with Smart TV brands and gaming consoles (see Note 1). Under these agreements, the streaming media player typically bills the subscriber directly and then remits the collected subscriptions to the Company, net of a distribution fee. The Company recognizes the gross subscription revenues when earned and simultaneously recognizes the corresponding distribution fees as an expense. The Company is the principal in these relationships as the Company retains control over service delivery to its subscribers.

CuriosityStream Inc.
Notes to the Unaudited Financial Statements
(in thousands, except share and per share data)

Note 2 — Basis of presentation and summary of significant accounting policies (cont.)

Licensing — Affiliates

The Company generates license fee revenues from MVPDs such as Altice, Comcast and Cox as well as from vMVPDs such as Amazon and Sling TV (MVPDs and vMVPDs are also referred to as affiliates). Under the terms of the agreements with these affiliates, the Company receives license fees based upon contracted programming rates and subscriber levels reported by the affiliates. In exchange, the Company licenses its content to the affiliates for distribution to their subscribers. The Company earns revenue under these agreements either based on the total number of subscribers multiplied by rates specified in the agreements or based on fixed fee arrangements. These revenues are recognized over the term of each agreement when earned.

Licensing — Program Sales

The Company has distribution agreements which grant a licensee limited distribution rights to the Company’s programs for varying terms, generally in exchange for a fixed license fee. Revenue is recognized once the content is made available for the license to use.

The Company’s performance obligations include (1) access to its SVoD platform via the Company’s O&O Service and App Services, (2) access to the Company’s content assets, and (3) licenses of specific program titles. In contracts containing the right to access the Company SVoD platform, the performance obligation is satisfied as access to the SVoD platform is provided post any free trial period. In contracts which contain access to the Company’s content assets, the performance obligation is satisfied as access to the content is provided. For contracts with licenses of specific program titles, the performance obligation is satisfied as that content is made available for the customer to use.

Payments terms for access to the Company’s SVoD services require payment in advance on or prior to the date access to the service is provided. Payments for contracts providing access to the Company’s content assets are paid either in advance, over the license term, or on a sales and usage basis. Payments for licenses of specific program titles are paid either upfront or over the license term on a fixed fee basis, or on a sales and usage basis. To date, there has been no financing component associated with the Company’s revenue arrangements and such arrangements do not contain rights of return provisions.

Revenues expected to be recognized in the future related to performance obligations that are unsatisfied at September 30, 2020 are as follows:

	Rest of year ending December 31, 2020	For the twelve months ending December 31,
		2021	2022	2023	2024	Total
Remaining Performance Obligations	$3,559	$17,411	$7,925	$1,281	$95	$30,271

These amounts include only fixed consideration or minimum guarantees and do not include amounts related to (i) contracts with an original expected term of one year or less or (ii) licenses of content that are solely based on sales or usage-based royalties.

Contract liabilities (i.e. deferred revenue) consists of subscriber and affiliate license fees billed that have not been recognized, and unredeemed gift certificates and other prepaid subscriptions that have not been redeemed. Total deferred revenues were $8,885 and $7,101 at September 30, 2020 and December 31, 2019, respectively. The increase in deferred revenues is due to the growth in annual license fees to affiliates and annual subscriptions from O&O and App Services, both which require upfront annual payments.

Revenues of $6,393 were recognized during the nine months ended September 30, 2020 related to the balance of deferred revenue at December 31, 2019.

CuriosityStream Inc.
Notes to the Unaudited Financial Statements
(in thousands, except share and per share data)

Note 2 — Basis of presentation and summary of significant accounting policies (cont.)

Recently issued financial accounting standards

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under current U.S. GAAP. ASU 2016-02 requires that a lessee should recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term on the balance sheet. The new guidance also requires qualitative and quantitative disclosures related to the nature, timing and uncertainty of cash flows arising from leases. The guidance is effective for the Company’s fiscal year beginning January 1, 2022 with early adoption permitted, and is required to be implemented using a modified retrospective approach. The Company is currently assessing the impact of the new standard on its financial statements, but anticipates a material increase in assets and liabilities due to the recognition of the required right-of-use asset and corresponding lease liability for all lease obligations that are currently classified as operating leases, such as real estate leases for corporate headquarters, as well as additional disclosure on all its lease obligations. The income statement recognition of lease expense is not expected to significantly change from the current methodology.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326), which requires that an entity measure and recognize expected credit losses for financial assets held at amortized cost and replaces the incurred loss impairment methodology in current U.S. GAAP with a methodology that requires consideration of a broader range of information to estimate credit losses. The guidance also modifies the impairment model for available-for-sale debt securities. ASU 2016-13 is effective for the Company’s fiscal year beginning January 1, 2023. The Company is continuing to assess the potential impacts of ASU 2016-13 on its financial statements.

Note 3 — Content assets

Content assets consisted of the following:

	As of
	September 30, 2020	December 31, 2019
Licensed content, net
Released, less amortization	10,537	7,880
Prepaid and unreleased	1,556	2,685
	12,093	10,565

Produced content, net
Released, less amortization	6,572	3,970
In production	5,026	1,889
In development and pre-production	135	203
	11,733	6,062
Total	$23,826	$16,627

As of September 30, 2020, $5,077, $3,027, and $1,326 of the $10,537 unamortized cost of the licensed content that has been released is expected to be amortized in each of the next three years. As of September 30, 2020, $1,585, of the $6,572 unamortized cost of the produced content that has been released is expected to be amortized in each of the next three years.

CuriosityStream Inc.
Notes to the Unaudited Financial Statements
(in thousands, except share and per share data)

Note 3 — Content assets (cont.)

In accordance with its accounting policy for content assets, the Company amortized licensed content costs and produced content costs during the three and nine months ended September 30, 2020 and 2019, respectively as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Licensed content	$1,719	$1,004	$5,071	$2,120
Produced content	390	177	1,712	321
	2,109	1,181	6,783	2,441

Note 4 — Line of credit

On February 12, 2020, the Company obtained a one-year $4,500 line of credit facility from a bank. The line of credit calls for interest-only monthly payments at a rate equal to the LIBOR Daily Floating Rate plus 2.25%. The loan carries an unused fee of 0.25% annually on all committed but unused capital, payable quarterly in arrears. The entire unpaid principal balance is due when the loan matures on February 28, 2021. The line of credit facility is collateralized by cash of $4,500. At September 30, 2020 there was a balance of $950 drawn under the facility.

Note 5 — Redeemable convertible preferred stock and stockholders’ equity

Series A Preferred Stock

During November and December 2018, in connection with a private placement equity offering, the Company issued 14,557,000 shares of Series A Redeemable Convertible Preferred Stock (“Series A Preferred Stock”) in exchange for gross proceeds of $145,570. The Company incurred equity issuance costs of $8,027 in connection with this offering, which were reflected as a reduction to the initial carrying value of the Series A Preferred Stock balance.

The holders of the Series A Preferred Stock have the right, exercisable at any time, to convert all or any of such shares into a number of shares of Class A Common Stock equal to the Accrued Value divided by the then-current Conversion Price. The Accrued Value is equal to the original liquidation preference of $10.00 per share of Series A Preferred Stock plus an additional amount equal to the dollar amount of any accrued but unpaid dividends (see below). The Conversion Price is initially $10.00 per share, but shall be subject to certain anti-dilution adjustments. Holders of Series A Preferred Stock are entitled to vote on an as-converted basis on all matters on which holders of Class A and Class B Common Stock vote.

Holders of Series A Preferred Stock are entitled to dividends equal to 10% of the Accrued Value per annum. Such dividends are cumulative and accrue daily in arrears. Cash dividends are payable when, as and if declared by the Board of Directors. If the Board of Directors does not declare a cash dividend in respect of all or a portion of the dividend when due, the Accrued Value of the Series A Preferred Stock will be increased by a corresponding amount. No such dividends have been declared as of September 30, 2020. As of September 30, 2020, and December 31, 2019, cumulative dividends on the Series A Preferred Stock totaled $29,535 ($2.03 per share) and $16,945 ($1.16 per share), respectively.

In the event of liquidation, dissolution, or winding up of the affairs of the Company, the holders of Series A Preferred Stock will be entitled to receive, before any distribution to the holders of Class A Common Stock and Class B Common Stock, an amount equal to the Accrued Value of such shares plus any other accrued but unpaid dividends (“Series A Preferred Stock Liquidation Value”). If the assets of the Company are insufficient to permit the payment in full of the Series A Preferred Stock Liquidation Value to the holders of the Series A Preferred Stock, then the assets will be distributed ratably among the holders of the Series A Preferred Stock.

CuriosityStream Inc.
Notes to the Unaudited Financial Statements
(in thousands, except share and per share data)

Note 5 — Redeemable convertible preferred stock and stockholders’ equity (cont.)

Upon a Qualifying Public Offering, the Company will have the option to effect the conversion of all Series A Preferred Stock then outstanding into a number of shares of Class A Common Stock equal to the Accrued Value (plus any other accrued but unpaid dividends), divided by the lesser of (1) the Qualifying Public Offering Price or (2) the then-current Conversion Price. A Qualifying Public Offering is defined in the Certificate of Designations for the Series A Preferred Stock as a firm-commitment underwritten registered offering of common stock listed on a national securities exchange with gross proceeds which exceed $75,000.

Immediately prior to the effective date of a Fundamental Change, the Series A Preferred Stock will automatically convert into a number of shares of the Company’s Class A Common Stock equal to the Accrued Value (plus any other accrued but unpaid dividends), divided by the lesser of (1) the applicable acquisition or sale price or (2) the then-current Conversion Price on the date of closing such transaction. A Fundamental Change is defined in the Certificate of Designations for the Series A Preferred Stock as any consolidation or merger of the Company or similar transaction or any sale, lease or other transfer of all or substantially all the assets of the Company, pursuant to which its common stock will be converted into, or receive a distribution of the proceeds in, cash, securities or other property, other than pursuant to a transaction in which the shareholders of the Company prior to the transaction continue to own a majority of the total voting power of the surviving company following such transaction. On August 6, 2020 the Company amended the Certificate of Designations to allow for the definitive merger agreement with Software Acquisition Group Inc. to qualify as a Fundamental Change. Refer to Note 12 for the impact of the merger on the Company’s capital structure.

Additionally, the Series A Preferred Stock is redeemable in whole or in part at the holder’s option (i) any time on or after November 15, 2025, (ii) if the Company declares a dividend or distribution on any junior security or a repurchase or redemption of any junior security in violation of the terms of the Certificate of Designations for the Series A Preferred Stock, or (iii) the Company enters into a definitive agreement that would result in a Fundamental Change and holders of the Series A Preferred Stock would receive an illiquid security as consideration in connection with such transaction, in each case for a cash payment equal to the Accrued Value (plus any other accrued but unpaid dividends).

The Company classifies preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control, as temporary equity. Given the redemption rights contained within the Series A Preferred Stock, the Company accounts for the outstanding preferred stock as temporary equity in the balance sheets. Series A Preferred Stock which is classified as temporary equity is initially recorded at its fair value, net of transaction costs, at issuance date. At each reporting period, the amount is adjusted by accreting changes in the redemption value over the period from the date of issuance to the earliest redemption date. The recorded redemption value ($168,288 and $155,174 at September 30, 2020 and December 31, 2019, respectively) includes accrued but unpaid dividends and accretion of issuance costs.

Registration Rights

In connection with the issuance of Series A Preferred Stock, the Company also entered into a registration rights agreement, which provides the holders of Series A Preferred Stock certain registration rights with respect to Class A Common Stock issuable upon the conversion of the Series A Preferred Stock. The Company intends to file a registration statement in satisfaction of this registration rights requirement by the deadline set forth in the registration rights agreement.

On August 10, 2020, the Company entered into the Merger Agreement with SWAG, a publicly-traded company (traded on the NASDAQ exchange under the ticker symbol “SAQNU” through October 14, 2020). The transaction will be accounted for as a reverse recapitalization, with no goodwill or other intangibles assets recorded, in accordance with U.S. GAAP. Under this method of accounting, Software Acquisition Group will be treated as the “acquired” company for financial reporting purposes.

CuriosityStream Inc.
Notes to the Unaudited Financial Statements
(in thousands, except share and per share data)

Note 5 — Redeemable convertible preferred stock and stockholders’ equity (cont.)

We capitalize direct incremental legal, accounting costs and consulting fees relating to the Merger Agreement in other non-current assets in our unaudited balance sheets. Following the completion of the Merger with Software Acquisition Group, we will offset these costs against the proceeds. Deferred offering costs were $2,361 as of September 30, 2020, of which $2,232 was incurred during the three months ended September 30, 2020.

Note 6 — Earnings (loss) per share

Basic and diluted earnings (loss) per share calculations are calculated on the basis of the weighted average number of shares of the Company’s common stock outstanding during the year. Diluted earnings (loss) per share give effect to all dilutive potential common shares outstanding during the period using the treasury stock method for stock options and the if-converted method for redeemable convertible preferred stock. In computing diluted earnings (loss) per share, the average fair value of the Company’s common stock for the period is used to determine the number of shares assumed to be purchased from the exercise price of the options. Common stock equivalents are excluded from the calculation when a loss is incurred as their effect would be anti-dilutive.

	Three Months ended September 30,		Nine Months ended September 30,
	2020	2019	2020	2019
Numerator:
Net loss	(6,693)	(9,659)	(22,951)	(27,944)
Less preferred dividends and accretion of issuance costs	(4,523)	(4,059)	(13,114)	(11,725)
Net loss attributable to common stockholders	(11,216)	(13,718)	(36,065)	(39,669)
Denominator
Weighted average share – basic	20,000,154	20,000,000	20,000,051	20,000,000
Dilutive effect of common stock equivalents
Options	—	—	—	—
Series A Preferred shares	—	—	—	—
Denominator
Total Weighted average shares – diluted	20,000,154	20,000,000	20,000,051	20,000,000
Net loss per share attributable to common stockholders basic and diluted	$(0.56)	$(0.69)	$(1.80)	$(1.98)

For the three and nine months ended September 30, 2020, the following share equivalents related to Series A Preferred Stock and stock options to purchase shares of common stock were excluded from the computation of diluted net loss per share as the inclusion of such shares would be anti-dilutive due to the net loss incurred during each period. Common shares issuable for options represent the total amount of outstanding stock options at September 30, 2020 and 2019. Common shares issuable for Series A Preferred Stock were calculated based on the Series A Preferred Stock Liquidation Value and Conversion Price at September 30, 2020 and 2019 (see Note 5).

	Three and Nine Months ended September 30, 2020	Three and Nine Months ended September 30, 2019
Common shares issuable for:
Options	4,039,399	3,615,565
Series A Preferred Stock	17,510,498	15,850,700
Total	21,549,897	19,466,265

CuriosityStream Inc.
Notes to the Unaudited Financial Statements
(in thousands, except share and per share data)

Note 7 — Stock-based compensation

The Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. The fair value is recognized in earnings over the period during which an employee is required to provide the service. The Company accounts for forfeitures as they occur.

In October 2018, the Board of Directors of the Company adopted and approved the Stock Option Plan. The Stock Option Plan provides for the grant of up to 4,200,000 options to purchase shares of Class A Common Stock to employees, non-employee directors, consultants and independent contractors at option exercise prices and vesting terms as determined by the Board of Directors. Upon adoption of the Omnibus Plan on August 7, 2020, 7,725,000 shares were approved to be issued as incentive stock options, share appreciation rights, restricted stock units and restricted stock. Upon the closing date of the Merger, the previous shares under the Legacy CuriosityStream Stock Option Plan of 4,200,000 were converted into approximately 2,215,000 shares of new company stock options leaving an incremental 5,510,000 shares available to be issued under the Omnibus Plan. Refer to Note 12 for further details.

During the three months ended September 30, 2020, the Company’s stock option activity included grants of 70,000 options, forfeitures of 91,216 options, and exercise of 14,000 options to purchase shares of Class A Common Stock. Additionally, during the three months ended September 30, 2020, 182,250 shares vested with a grant date fair value of $275. The total grant date fair value of options granted during the three months ended September 30, 2020 was $221.

During the nine months ended September 30, 2020, the Company’s stock option activity included grants of 896,300 options, forfeitures of 475,466 options and exercise of 14,000 option to purchase shares of Class A Common Stock. Additionally, during the nine months ended September 30, 2020, 426,892 shares vested with a grant date fair value of $459. The total grant date fair value of options granted during the nine months ended September 30, 2020 was $2,459.

On August 7, 2020, the Company waived the revenue target performance conditions associated with certain of its outstanding stock options. On September 8, 2020, the Company cancelled 530,500 stock options and agreed to replace the cancelled options with new equity awards of equal fair value subsequent to the completion of the merger with SWAG. The Company is accounting for the cancellation and concurrent offer to grant replacement awards as a modification of the cancelled options.

For the three and nine months ended September 30, 2020, total stock-based compensation expense was $492 and $1,540, respectively.

At September 30, 2020, there was $4,711 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Stock Option Plan, which is expected to be recognized over a weighted average period of 3.00 years.

The aggregate intrinsic value for outstanding and exercisable stock options at September 30, 2020 was $13,970 and $2,974, respectively, and was based on the difference between the exercise price of in-the-money-stock options and the fair value of the Company’s common stock as of September 30, 2020.

Note 8 — Segment and geographic information

The Company operates as one operating segment. The Company’s chief operating decision maker (“CODM”) is its chief executive officer, who reviews financial information presented on an entity-wide basis for purposes of making operating decisions, assessing financial performance and allocating resources.

CuriosityStream Inc.
Notes to the Unaudited Financial Statements
(in thousands, except share and per share data)

Note 8 — Segment and geographic information (cont.)

All long-lived tangible assets are located in the United States. Revenue by geographic location, based on the location of the customers, with no foreign country individually comprising greater than 10% of total revenue, is as follows.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2020		2019		2020		2019
United States	$6,766	77%	$3,886	81%	$22,835	81%	$8,731	77%
International	1,978	23%	905	19%	5,425	19%	2,605	23%
	8,744	100%	4,791	100%	28,260	100%	11,336	100%

Note 9 — Commitments and contingencies

Content commitments

At September 30, 2020, the Company had $13,543 of content obligations comprised of $2,165 included in current content liabilities in the accompanying balance sheets, and $11,378 of obligations that are not reflected in the accompanying balance sheets as they did not yet meet the asset recognition criteria for content assets (see Note 2). Content obligations of $5,011, $6,980, and $1,552 are expected to be paid during the rest of the three months ending December 31, 2020, and the years ending December 31, 2021 and 2022, respectively.

At December 31, 2019, the Company had $10,858 of content obligations comprised of $3,306 included in current content liabilities in the accompanying balance sheets, and $7,552 of obligations that are not reflected in the accompanying balance sheets as they did not yet meet the asset recognition criteria for content assets. Content obligations of $7,905, $1,403 and $1,550 are expected to be paid during 2020, 2021 and 2022, respectively.

Content obligations include amounts related to licensed, commissioned and internally produced streaming content. An obligation for the production of content includes non-cancelable commitments under creative talent and employment agreements. An obligation for the licensed and commissioned content is incurred at the time the Company enters into an agreement to obtain future titles. Once a title becomes available, a content liability is generally recorded. Certain agreements include the obligation to license rights for unknown future titles, the ultimate quantity and/or fees for which are not yet determinable as of the reporting date.

Advertising commitments

The Company has certain commitments with regards to future advertising and marketing expenses as stated in the various licensee agreements. Certain of the agreements do not specify the amount of advertising and marketing commitment; however, the total commitments for agreements which do specify the amount are $20,905 as of September 30, 2020, of which $3,155, $11,750, and $6,000 is expected to be paid during the rest of the three months ending December 31, 2020 and the years ending December 31, 2021 and 2022, respectively.

Operating leases

The Company leases corporate office space in Silver Spring, Maryland. The lease was set to expire April 30, 2027 with an accelerated expiration option on either July 31, 2021 or July 31, 2023, which required payment of an accelerated payment as defined in the lease agreement.

On August 1, 2020 the lease was amended to extend the term of the lease for an additional seventy months from the previous expiration date of April 30, 2027 to now expire on February 28, 2033. The terms of the lease include a rent abatement period of ten months and a tenant improvement allowance of $93 and $295 for 2020 and 2021, respectively.

CuriosityStream Inc.
Notes to the Unaudited Financial Statements
(in thousands, except share and per share data)

Note 9 — Commitments and contingencies (cont.)

The rent and sublease rental income future minimum lease payments for the above operating lease is as follows:

	Curiosity Stream rent	Sublease rental income	Net rent
Remainder of the three months ending December 31, 2020	—	—	—

Years Ending December 31,
2021	304	(30)	274
2022	530	(53)	477
2023	543	(54)	489
2024	557	(56)	501
Thereafter	5,102	(510)	4,592
	$7,036	$(703)	$6,333

Note 10 — Income taxes

The Company uses the asset and liability method of accounting for income taxes, in which deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be reversed. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date. A valuation allowance is established if it is more likely than not that all or a portion of the deferred tax asset will not be realized.

The Company recorded a provision for income taxes for the three and nine months ended September 30, 2020 and 2019 primarily related to foreign withholding income taxes. The Company’s provision for income taxes differs from the federal statutory rate primarily due to the Company being in a full valuation allowance position and not recognizing a tax benefit attributable to generated losses for either federal or state income tax purposes.

Note 11 — Paycheck Protection Program Loan

On May 1, 2020, the Company applied for and received funding from the Paycheck Protection Program (“PPP”) in the amount of $1,158 under the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) (the “PPP Loan”). The PPP Loan matures in May 2022 and bears interest at a rate of 1.0% per annum. Monthly amortized principal and interest payments are deferred for six (6) months after the date of disbursement. The PPP provides that the use of the PPP Loan amount shall be limited to certain qualifying expenses and may be partially or wholly forgiven in accordance with the requirements set forth in the CARES Act. The amount of loan proceeds eligible for forgiveness takes into account a number of factors, including the amount of loan proceeds used by the Company during the specified period after the loan origination for certain purposes including payroll costs, rent payments on certain leases, and certain qualified utility payments.

During the three and nine months ended September 30, 2020, $168 and $1,158, respectively, of loan proceeds were applied to covered payroll and non-payroll expenses per the PPP. The Company has elected to recognize earnings as funds are applied to covered expenses and classify the application of funds as a reduction of the related expense in the statement of operations. As a result, general and administrative expenses during the three and nine months ended September 30, 2020 within the unaudited statement of operations are reduced by these amounts. Should the Company’s loan forgiveness application be rejected, the Company may be required to repay all or a portion of the funds received under the PPP under an amortization schedule through May 2025 with an annual interest rate of 1%.

CuriosityStream Inc.
Notes to the Unaudited Financial Statements
(in thousands, except share and per share data)

Note 11 — Paycheck Protection Program Loan (cont.)

The Company believes it has met all the requirements under the PPP and, after submitting an application for loan forgiveness, anticipates that it will not be required to repay any portion of the grant.

Note 12 — Subsequent events

On October 14, 2020 (the “Closing Date”), SWAG (or “New CuriosityStream”), consummated the merger pursuant to the Merger Agreement dated August 10, 2020, by and among SWAG, Merger Sub, the Company, and Hendricks Factual Media LLC. The transactions contemplated by the Merger Agreement are referred to herein as the “Business Combination.”

Upon the consummation of the Business Combination, Merger Sub merged with and into the Company, with the Company surviving the merger in accordance with the Delaware General Corporation Law as a wholly-owned subsidiary of SWAG (the “Merger” and, the completion of the Merger, the “Closing”). In connection with the Closing, SWAG changed its name from “Software Acquisition Group Inc.” to “CuriosityStream Inc.” and CuriosityStream changed its name from “CuriosityStream Inc.” to “CuriosityStream Operating Inc.”

Effective October 15, 2020, New CuriosityStream’s common stock is traded on the NASDAQ under the symbol “CURI,” New CuriosityStream’s Public Warrants are quoted on the NASDAQ under the symbol “CURIW” and, after resale, the PIPE Warrants and the Private Placement Warrants will also trade under the same ticker symbol as the Public Warrants.

At the effective time of the Merger, all (100%) of the issued and outstanding shares of capital stock of the Company were converted into an aggregate of 31,556,837 shares of New CuriosityStream’s Common Stock (“Common Stock”), par value $0.0001 per share (the “Merger Shares”). Pursuant to the Merger Agreement, 1,501,758 Merger Shares issued by the Company at closing are held in escrow for a period of twelve (12) months after the Closing to satisfy indemnification obligations and an additional 19,924 Merger Shares will be held in escrow pending final working capital calculations (collectively, the “Escrow Shares”).

Included in the 31,556,837 converted shares are previously outstanding shares of the Company’s Series A Preferred Stock which converted into 17,501,298 shares of Class A Common Stock

In connection with the Closing, and pursuant to the terms of a PIPE Subscription Agreement entered into by New CuriosityStream with certain third-party investors (the “PIPE Investors”) in connection with the execution of the Merger Agreement, New CuriosityStream completed the issuance of an aggregate of 2,500,000 newly-issued shares of Common Stock for an aggregate purchase price of $25,000 (the “PIPE”). The shares of Common Stock issued by New CuriosityStream pursuant to the PIPE were issued concurrently with the Closing of the Merger on the Closing Date.

The Omnibus Incentive Plan was approved by the SWAG board of directors on August 7, 2020 which was subsequently approved by the stockholders of SWAG to be effective with the Closing of the Merger on the Closing Date. The purpose of the Omnibus Incentive Plan is to promote the interests of New CuriosityStream and its subsidiaries and its stockholders by (i) attracting and retaining directors, executive officers, employees and consultants of outstanding ability; (ii) motivating such individuals by means of performance-related incentives to achieve the longer-range performance goals of New CuriosityStream and its subsidiaries; and (iii) enabling such individuals to participate in the long-term growth and financial success of New CuriosityStream. Awards under the Omnibus Incentive Plan may be made in the form of performance awards, restricted stock, restricted stock units, stock options, which may be either incentive stock options or non-qualified stock options, stock appreciation rights, other stock-based awards and dividend equivalents. Awards are generally non-transferable.

On November 2, 2020, the compensation committee of New CuriosityStream approved certain equity incentive grants to directors, executive officers and other employees of the Company.

CuriosityStream Inc.
Notes to the Unaudited Financial Statements
(in thousands, except share and per share data)

Note 12 — Subsequent events (cont.)

In connection with the consummation of the Merger, 711,000 warrants to purchase New CuriosityStream’s common stock held by Software Acquisition Holdings LLC were forfeited. The forfeited warrants had an exercise price of $11.50 per share, and a five year term. In connection with such forfeiture and pursuant to the Merger Agreement, certain employees of the Company selected by the compensation committee are to receive fully vested options exercisable for shares of New CuriosityStream’s common stock with an exercise price of $11.50 (or the fair market value on the date of grant, if higher) and with a five year term. On November 2, 2020, the compensation committee approved a total of 558,642 Premium Priced Stock Option grants to certain executive officers. As provided in the Merger Agreement, the options are fully vested, have an exercise price of $11.50 per share, and have a five year term. There remains 152,358 of these options which the compensation committee may grant to other employees of the Company. The options are subject to terms and conditions of the Omnibus Incentive Plan and an option agreement.

The compensation committee also approved grants of restricted stock units to employees and non-employee directors of the Company, including certain executive officers. Such grants were effective on November 5, 2020. The restricted stock units will vest as to 25% of the award on each of the first four anniversaries of the grant date, provided the grantee remains employed by New CuriosityStream or its subsidiaries through such vesting date, with settlement on the vesting date or within 30 days thereafter. The restricted stock units are subject to the terms and conditions of the Omnibus Incentive Plan and a restricted stock unit agreement. On November 2, 2020, the compensation committee approved a total of 261,202 restricted stock unit grants to certain executive officers and non-employee directors.

On November 2, 2020, the compensation committee approved a grant of 2,038,570 stock options for Clint Stinchcomb, the Company’s Chief Executive Officer. The stock options have an exercise price of $8.77, which was the closing price on the grant date, and have a ten-year term. The stock options will vest as to 25% of the award on each of the first four anniversaries of the grant date, provided Mr. Stinchcomb remains employed by New CuriosityStream or its subsidiaries through such vesting date, and provided further that, if Mr. Stinchcomb’s employment is terminated without “cause” or he resigns for “good reason,” or dies or becomes disabled, the unvested stock options will become vested. The stock options are subject to the terms and conditions of the Omnibus Incentive Plan and a stock option agreement.

On November 5, 2020, the SEC declared effective a Registration Statement on Form S-1 (File No. 333-249556) filed by New CuriosityStream on October 20, 2020 registering (A) the issuance by New CuriosityStream of up to (i) 7,475,000 shares of Common Stock issuable upon the exercise of warrants (the “Public Warrants”) originally sold as part of the units in its initial public offering (the “IPO”); (ii) up to 3,676,000 shares of Common Stock issuable upon the exercise of warrants (the “Private Placement Warrants”) issued to Software Acquisition Holdings LLC in a private placement that closed concurrently with the IPO; (iii) up to 353,000 shares of Common Stock issuable upon the exercise of warrants (the “PIPE Warrants”) issued to the PIPE Investors in a private placement that closed concurrently with the Business Combination, and (iv) 7,725,000 shares of Common Stock issuable under the Omnibus Incentive Plan; and (B) the resale or distribution from time to time by the selling securityholders named in the prospectus contained in the Registration Statement or their permitted transferees of (i) up to 2,500,000 shares of Common Stock issued to the PIPE Investors in private placements immediately prior to the closing of the Business Combination pursuant to Subscription Agreements entered into on August 10, 2020; (ii) 353,000 PIPE Warrants and (iii) 3,676,000 Private Placement Warrants.

The Company has evaluated events and transactions for potential recognition or disclosure through November 12, 2020, the date the financial statements were available to be issued.

6,500,000 Shares

Common Stock

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P R O S P E C T U S

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